As filed with the Securities and Exchange Commission on August 30, 2013

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RMG NETWORKS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7389	27-4452594
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

500 North Central Expressway

Suite 175

Plano, TX 75074

(972) 543-9300

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Gregory H. Sachs
Executive Chairman
500 North Central Expressway

Suite 175

Plano, TX 75074

(972) 543-9300

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

With a copy to:

Ameer Ahmad, Esq.

Jason Simon, Esq.

Greenberg Traurig, LLP

77 West Wacker

Suite 2500

Chicago, IL 60601

(312) 456-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	63,000	$8.25	$519,750	$71

(1)

The shares of common stock will be offered for resale by selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 429 under the Securities Act of 1933, this amount does not include the 13,066,666 shares of common stock that are issuable upon exercise of outstanding warrants, the 5,066,666 warrants that were registered for resale, or the 5,666,666 shares of common stock that were registered for resale, in each case that were registered pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-188414) originally filed on May 7, 2013, which shares and warrants are included in the combined Prospectus that forms a part of this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the Registrant’s common stock on August 28, 2013, as reported on the Nasdaq Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus relating to this Registration Statement and Registration Statement No. 333-188414, previously filed by the Registrant on Form S-1 on May 7, 2013, as subsequently amended, and declared effective July 18, 2013 (the “Prior Registration Statement”), which related to the (1) issuance of 13,066,666 shares of common stock of the Registrant upon the exercise of outstanding warrants and (2) the resale of up to 5,066,666 warrants of the Registrant and up to 5,666,666 shares of common stock of the Registrant from time to time by the selling securityholders named therein. This Registration Statement, which is a new registration statement, combines the securities registered under the Prior Registration Statement with an additional 63,000 shares of common stock registered hereby for resale by the selling securityholders named in the Prospectus. Pursuant to Rule 429, this Registration Statement also constitutes Post-Effective Amendment No. 1 on Form S-1 to Registration Statement 333-188414, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 30, 2013

PRELIMINARY PROSPECTUS

13,066,666 Shares of Common Stock (for Issuance)

5,066,666 Warrants and 5,729,666

Shares of Common Stock (for Resale)

This prospectus relates to the issuance by us of 13,066,666 shares of our common stock, par value $0.0001 per share, of which:

•

8,000,000 shares are issuable upon the exercise of outstanding warrants originally issued in our initial public offering pursuant to a prospectus dated April 12, 2011;

•

4,000,000 shares are issuable upon the exercise of outstanding warrants issued in a private placement to our sponsor; and

•

1,066,666 shares are issuable upon the exercise of outstanding warrants issued to two persons affiliated with our sponsor (including Gregory H. Sachs, our Executive Chairman) upon the conversion of a promissory note originally issued by us to our sponsor.

This prospectus also relates to the resale by selling securityholders of up to (i) 5,066,666 warrants, (ii) 5,066,666 shares underlying those warrants and (iii) 663,000 shares of common stock issued in private transactions.

Each warrant entitles the holder to purchase one share of our common stock.  In order to obtain the shares, the holders of the warrants must pay an exercise price of $11.50 per share.  To the extent that the holders exercise, for cash, all of the warrants registered for resale under this prospectus, we would receive up to $58.3 million in the aggregate from such exercise.  We intend to use such proceeds, if any, for working capital and other general corporate purposes.

The selling securityholders may dispose of their shares of common stock or warrants in a number of different ways and at varying prices. See “Plan of Distribution.”

Our common stock is traded on the Nasdaq Capital Market and our warrants are quoted on the Over-the-Counter bulletin board (“OTC bulletin board”) maintained by the Financial Industry Regulatory Authority under the symbols “RMGN” and “RMGNW”, respectively.  The closing bid prices for our common stock and warrants on August 28, 2013, were $8.15 per share and $0.74 per warrant, respectively, as reported on the Nasdaq Capital Market and OTC bulletin board, respectively.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves risks. You should consider the risks that we have described in “Risk Factors” beginning on page 8 of this prospectus before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where such offer is not permitted.

The date of this prospectus is                , 2013.

You should rely only on the information contained in this prospectus. Neither the selling securityholders nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the selling securityholders nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the risk factors, and the financial statements before making an investment decision. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless the context otherwise requires, when we use the words the “Company,” “RMG Networks,” “we,” “us,” or “our Company” in this prospectus, we are referring to RMG Networks Holding Corporation, a Delaware corporation f/k/a SCG Financial Acquisition Corp., and its subsidiaries, including Symon Holdings Corporation (“Symon”) and Reach Media Group Holdings, Inc. (“RMG”), unless it is clear from the context or expressly stated that these references are only to RMG Networks Holding Corporation. When we use the word “SCG”, we are referring to SCG Financial Acquisition Corp., prior to its acquisitions of Symon and RMG and the change of its corporate name to RMG Networks Holding Corporation.

Our Company

RMG Networks Holding Corporation, or RMG Networks, is a global provider of enterprise-class digital signage solutions and media applications. Through our suite of products, including media services, proprietary software, software-embedded hardware, technical services and third-party displays, we are able to deliver complete end-to-end intelligent visual communication solutions to our clients. We believe that we are one of the largest integrated digital signage solution providers globally and conduct our operations through our RMG Enterprise Solutions and RMG Media Networks business units.

Our RMG Enterprise Solutions business unit provides end-to-end digital signage applications to power intelligent visual communication implementations for critical contact center, supply chain, employee communications, hospitality, retail and other applications with a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceutical, utility and transportation industries, and in federal, state and local governments. We believe our solutions are relied upon by over 70% of the North American Fortune 100 companies and thousands of overall customers in locations worldwide. The installations of our Enterprise Solutions business deliver real-time intelligent visual content that enhances the ways in which organizations communicate with employees and customers. The solutions we provide are designed to integrate seamlessly with a customer’s IT infrastructure and data and security environments. These solutions are comprised of a suite of products that includes proprietary software, software-embedded hardware, maintenance and support services, content and creative services, installation services and third-party displays. We also provide cost-effective digital signage solutions to small and medium sized businesses through our cloud-based ChalkboxTV product, which allows businesses to communicate promotional messages to customers using their existing screen hardware.

Our RMG Media Networks business unit engages elusive audience segments with relevant content and advertising delivered through digital place-based networks.  These networks include the RMG Airline Media Network and the RMG Mall Media Network. The RMG Airline Media Network is a U.S.-based network focused on selling advertising across airline digital media assets in executive clubs, on in-flight entertainment, or IFE, systems, on in-flight Wi-Fi portals and in private airport terminals. The network, which spans all major commercial passenger airlines in the United States, delivers to advertisers an audience of affluent travelers and business decision makers in a captive and distraction-free video environment.  Based on information provided by our airline, airport, IFE and Wi-Fi partners, we estimate that the RMG Airline Media Network is comprised of over 120,000 IFE screens, nearly 3,000 aircraft, and 145 airline and private terminal lounges and can reach an audience of over 35 million passengers per month. As of January 1, 2013, we had partner relationships providing access to sell media inventory across 12 unique airlines.  In many cases we maintain multiple relationships with the same airline.  We work with six airlines to sell their IFE system assets.  We work with seven airlines to sell their media assets in their executive clubs.  We work with nine airlines to sell their onboard Wi-Fi media assets. All the partner relationships are exclusive with the exception of one airline partnership agreement to sell IFE system assets, providing us with what we believe will be a growing revenue opportunity as airlines continue to install additional digital media assets. The RMG Mall Media Network reaches over 62 million Nielsen measured monthly viewers in 161 shopping malls across the United States.

We believe that we power more than one million digital screens and end-points, and that the diversity of products that we offer and our technical expertise provide our partners and customers with digital signage solutions that differentiate us from our competitors. We are led by an experienced senior management team with a proven track record of building and successfully running technology and advertising businesses.

Our Industry

Digital Signage.  We believe the proliferation of digital signage in business and out-of-home environments allows advertisers and companies to engage consumers, employees and targeted audiences more effectively than traditional means. The digital signage industry is comprised of hardware, software and professional services that create solutions for advertising and business to business networks. The deployment of digital signage networks has continued to increase through the recent economic downturn. Frost & Sullivan, in its 2012 Digital Signage Systems Market report, estimates that the market for digital signage in 2013 will be approximately $1.5 billion and expects the market to grow from 2013 to 2017 at a compound annual growth rate of 14.0%.

As digital signage systems have evolved, they have become more cost effective and able to provide richer media content. The initial costs of planning and deploying digital signage infrastructure have dropped, reducing a significant barrier to growth. Today’s solutions support remote manageability, energy efficiency and the ability to process and blend rich media content. Customers are recognizing the flexibility and cost-effectiveness digital signage can provide compared to other forms of communication.

Digital Out-of-Home Advertising.  Digital out-of-home advertising is a relatively new form of advertising, but is becoming an effective way for advertisers to reach their target audience in captive locations for long periods of time. According to Magna Global, Global Advertising Revenue Forecast and Historical Data, December, 2012, the digital out-of-home advertising market accounted for a small but rapidly growing portion of the $146 billion U.S. advertising market in 2011. U.S. digital out-of-home advertising revenue grew to $1.3 billion in 2011, representing a 10-year compound annual growth rate of 20.9%, and is expected to grow to approximately $2.5 billion by 2017. We believe the increase in advertising spending in this medium is largely a result of better research and overall visibility of the medium and digital technology, which have enhanced the reach and the overall value proposition of digital out-of-home advertising for local, regional, national and international advertisers. PQ Media states that Digital Place-based Networks, or DPN, growth is being driven by a number of factors, including consumers spending more time consuming media outside the home, DPNs are close to the point of purchase, the media buying process and the corresponding audience metrics are continually improving, and DPNs are resistant to the ad-skipping technology that impacts the television market.

Our Competitive Strengths

We believe that the following factors differentiate us from our competitors and position us for continued growth:

•

Complete and customizable end-to-end solutions.

•

Our technology solution is scalable, extensible and security certified to meet demanding requirements.

•

Our products can be easily adapted to satisfy a wide array of customer applications.

•

We are trusted by some of the largest organizations in the world.

•

We serve customers through a global footprint.

•

Targeted national advertising network.

•

Experienced management team.

Our Growth Strategy

Our growth strategy is to leverage and continue to build upon the advantages developed by us, including through the following:

•

Expanding our customer base or increasing revenue potential.

•

Pursuing targeted acquisitions.

•

Cross selling between our business units.

Our Products and Solutions

We deploy digital signage solutions in highly efficient global networks with both the features and functions required for rich media solutions.  Our RMG Enterprise Solutions and RMG Media Networks business units provide distinct but complementary products and solutions:

RMG Enterprise Solutions

Our proprietary software-based platform seamlessly integrates within our customers’ existing IT networks. We provide both a premises-based content management system for fixed in-building installations and a hosted system for content subscription services and mobility solutions. We incorporate state-of-the-art functionality and capabilities by working closely with leading global technology partners.  These relationships result in access to proprietary interfaces, and testing and lab environments.

Enterprise Software (“ES”) is a robust software engine used to collect content from various sources, re-purpose the content according to pre-defined business rule, and distribute the re-purposed content to visual solution end-points.

Media Players/Smart Digital Appliances (“SDA”) are software-embedded media players that function as the intelligent interface between our ES content engine and the visual display end-points. SDAs “pull” content and content rules and parameters from ES and then display the content on the screens according to established rules and parameters.

Design Studio (“DS”) and Design Studio Lite (“DSL”) are two offerings that are either a full-function application installed on the client’s PC (DS) or web-based (DSL) software suites used to design the look, feel, function and timing of how content will appear and be used on end-point displays. The software features a set of pre-designed templates that can be combined with external content feeds that are provided by us or other external content providers.

InView Mobile-Data (Mobility Solutions) is a real-time on-demand technology that seamlessly integrates with the ES real-time data. InView Mobile-Data enables managers to use their iOS and Android mobile devices to access real-time dashboards containing key performance indicators and data alerts them to any issues that can affect customer service, operations, and product quality, thereby allowing them to quickly respond with appropriate actions to meet established company goals.

Subscription Content Services provides “business-appropriate” news and current information, created by our editors. In addition, weather, stock information, airport flight data, and 101 ticker feeds allow clients to customize the desired output in almost any manner they require. This service is hosted by us, and it complements customers’ messaging by keeping their audience engaged with fresh news and information throughout the day.

Electronic Displays (“ED”) include a line of displays designed by us, such as SmartScreens, door displays, and LED wallboards that are architected to work seamlessly with our content management software. We also offer a large portfolio of third-party displays from some of the most recognizable brands in screen and electronic display technology.

RMG Media Networks

The RMG Airline Media Network. We help airline partners unlock economic value from their existing assets while providing advertisers access to targeted, high-value and captive audiences. We believe that the reach, scope and digital delivery capability of our network of digital place-based media provides an effective platform for advertisers to reach an affluent and engaged audience on a highly targeted and measurable basis.

RMG Mall Media. RMG Mall Media is a premier, mall-based digital video network engaging affluent audiences in premium shopping mall food courts across the US. Extended dwell-times coupled with full sight, sound and motion allow advertisers to cut through the retail clutter and deliver a relevant and engaging message. The network reaches over 62 million Nielsen estimated monthly viewers in 161 shopping malls in 61 top DMAs across the United States.

Proprietary Planning and Inventory System. Our proprietary planning and inventory system supports key advertising and partner management business processes such as customer acquisition, advertising inventory, customer management and revenue recognition

Corporate Information

We were incorporated in Delaware on January 5, 2011, under the name SCG Financial Acquisition Corp., as a blank check company for the purpose of effecting a business combination with one or more businesses.  On April 8, 2013, we consummated the acquisition of RMG, pursuant to a Merger Agreement, dated as of January 11, 2013, as amended, by and among us, SCG Financial Merger II Corp., RMG and Shareholder Representative Services LLC, as the Stockholder Representative, pursuant to which RMG became our subsidiary. On April 19, 2013, we consummated the acquisition of Symon, pursuant to a Merger Agreement, dated as of March 1, 2013, by and among us, SCG Financial Merger III Corp., Symon and the securityholders’ representative named therein, pursuant to which Symon became our subsidiary. On July 12, 2013, we changed the name of the company to RMG Networks Holding Corporation.

As a result of the RMG and Symon acquisitions, RMG and Symon became our subsidiaries, and the business and assets of RMG, Symon and their subsidiaries are our only operations. Symon is considered to be our predecessor for accounting purposes.

Our principal executive offices are located at 500 North Central Expressway, Suite 175, Plano, Texas 75074, and our telephone number is (972) 543-9300. Our website is www.rmgnetworks.com. The information contained in our website is not a part of this prospectus.

Public Warrants

We issued an aggregate of 8,000,000 Units in our initial public offering. Each Unit consists of one share of our common stock and one Warrant. Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, and are currently exercisable, provided that there is an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. We refer to these Warrants as the Public Warrants. The Public Warrants will expire five years after the completion of our initial business combination, or April 8, 2018, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•

in whole and not in part;

•

at a price of $0.01 per warrant;

•

upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and

•

if, and only if, the last sale price of our common stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to the Warrant holders.

Sponsor Warrants

SCG Financial Holdings LLC, which we refer to as our Sponsor, purchased an aggregate of 4,000,000 Warrants from us at a price of $0.75 per warrant in a private placement completed on April 12, 2011. In addition, on April 8, 2013, we issued to each of Donald R. Wilson, Jr. and Gregory H. Sachs (our Executive Chairman) Warrants exercisable for 533,333 shares of our common stock. These Warrants were issued upon the conversion by each of Mr. Wilson and Mr. Sachs of a Promissory Note issued by us to the Sponsor and in the aggregate principal amount of $800,000, which Promissory Note was subsequently assigned by the Sponsor to Mr. Wilson and Mr. Sachs in the aggregate principal amount of $400,000 each. The conversion price of the Promissory Notes was $0.75 per Warrant. We refer to the Warrants issued to our Sponsor, Mr. Wilson and Mr. Sachs as the Sponsor Warrants.

The Sponsor Warrants are not redeemable by us so long as they are held by the original holders or their permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to the Public Warrants, except that such Sponsor Warrants may be exercised by the holders on a cashless basis.

THE OFFERING

Shares Offered by the Company	13,066,666 shares of common stock, par value $0.0001 per share, of which:

• 8,000,000 shares are issuable upon the exercise of outstanding Public Warrants; and

• 5,066,666 shares are issuable upon the exercise of outstanding Sponsor Warrants

Shares and/or Warrants Offered by Selling Securityholders

(i)  5,066,666 Sponsor Warrants, (ii) 5,066,666 shares issuable upon the exercise of those Sponsor Warrants and (iii) 663,000 shares of common stock issued to the selling securityholders in private transactions

Warrant Exercise Price	$11.50 per share

Common Stock outstanding prior to this offering	11,769,593 shares

Common Stock to be Outstanding Assuming Exercise of All of the Warrants	24,836,259 shares

Use of Proceeds

We will receive up to an aggregate of $58.3 million from the exercise of the warrants being registered for resale under this prospectus, if they are exercised in full. We expect that any net proceeds from the exercise of the warrants will be used for general corporate purposes and to fund working capital.

The selling securityholders will receive all of the proceeds from the sale of any shares of common stock and/or warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

Nasdaq and OTC Bulletin Board Symbols:

Common Stock (Nasdaq Capital Market)	RMGN

Warrants (OTC Bulletin Board)	RMGNW

Summary Consolidated Financial Data

The following table sets forth summary selected financial data on a historical basis for us and our predecessor, Symon. You should read the following summary selected historical financial and operating data in conjunction with our and Symon’s historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are included elsewhere in this prospectus. The historical balance sheet data as of January 31, 2013, 2012 and 2011 of Symon and the statements of operations data for each of the three years in the period ended January 31, 2013 of Symon have been derived from the historical audited financial statements of Symon included elsewhere in this prospectus. The historical balance sheet data as of June 30, 2013 and the statement of operations data for each of the interim periods in 2013 and 2012 have been derived from the historical unaudited financial statements included elsewhere in this prospectus. The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year.

	Successor Company April 20 Through	RMG January 1 Through	Predecessor Company February 1 Through	Predecessor Company February 1 Through	Predecessor Company For the Years Ended January 31,
	June 30, 2013	April 19, 2013	April 19, 2013	July 31, 2012	2013	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

			(In thousands)
Statement of Operations Data:
Total Revenue	$15,050	$1,778	$7,157	$18,881	$42,528	$40,826	$39,711
Operating income (loss)	(2,859)	(4,453)	(3,080)	2,045	5,418	6,052	3,022
Net income (loss)	(7,274)	(7,216)	(2,554)	1,348	3,491	3,926	1,765

	Successor Company As of June 30,		Predecessor Company As of January 31,
	2013		2013	2012	2011
	(unaudited)
		(In thousands)
Balance Sheet Data:
Total assets	$99,046		$37,944	$32,545	$33,213
Total liabilities	71,628		18,293	16,378	20,932
Total stockholders’ equity	27,417		19,651	16,167	12,281

Summary Consolidated Financial Data of RMG

The following table sets forth summary selected financial data on a historical basis for RMG. You should read the following summary selected historical financial and operating data in conjunction with RMG’s historical financial statements and the related notes which are included elsewhere in this prospectus. The historical balance sheet data as of December 31, 2012, 2011 and 2010 of RMG and the statement of operations data for each of the three years in the period ended December 31, 2012 of RMG have been derived from the historical audited financial statements of RMG included elsewhere in this prospectus. The historical balance sheet data as of March 31, 2013 and 2012 of RMG and the statement of operations data for each of the interim periods ended March 31, 2013 and 2012 of RMG have been derived from the historical unaudited financial statements of RMG included elsewhere in this prospectus. The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)	(unaudited)
	(In thousands)

Statement of Operations Data:

Total Revenue	$6,141	$6,899	$25,670	$20,481	$11,969
Loss from Operations	(2,770)	(1,279)	(5,596)	(10,896)	(11,594)
Net Loss	(4,285)	(2,686)	(11,536)	(14,916)	(11,810)

Balance Sheet Data:
Total assets	$19,494		$22,182	$28,351	$13,565
Total liabilities	37,458		35,962	30,996	7,852
Total stockholders’ equity (deficit)	(17,965)		(13,779)	(2,646)	5,713

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and the other information contained in this prospectus before making an investment decision.  The following discussion highlights some of the risks that may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or businesses in general, may also impair our businesses operations. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer.  Please see “Cautionary Notes Regarding Forward-Looking Statements.”

Risks Related to Our Company

The markets for digital signage and advertising are competitive and we may be unable to compete successfully.

The markets for digital signage and advertising are very competitive and we must compete with other established providers. We compete with larger companies in many of the markets we serve. We compete for advertising sales directly with all media platforms, including radio and television broadcasting, cable and satellite television services, various local print media, billboards and Internet portals and search engines and digital out-of-home advertising represents a small portion of this market. We expect existing competitors and new entrants into the markets where we do business to constantly revise and improve their business models in light of challenges from us or other companies in the industry. If we cannot respond effectively to advances by our competitors, our business may be adversely affected.

Increased competition may result in new products and services that fundamentally change our markets, reduce prices, reduce margins or decrease our market share. We may be unable to compete successfully against current or future competitors, some of whom may have significantly greater financial, technical, manufacturing, marketing, sales and other resources than we do.

Our operations are subject to the strength or weakness of our customers’ businesses, and we may not be able to mitigate that risk.

A large percentage of our business is attributable to customers in industries which are sensitive to general economic conditions.  During periods of economic slowdown or during periods of weak business results, our customers often reduce their capital and advertising expenditures and defer or cancel pending projects, facilities upgrades or promotional activities. Such developments occur even among customers that are not experiencing financial difficulties.

For example, in 2008, a very large U.S.- based mortgage company, which was at the time one of our largest Enterprise Solutions customers, did not buy any of our products as a result of the economic downturn.  Similar slowdowns could affect our customers in the hospitality industry in the wake of terrorist attacks, economic downturns or material changes in corporate travel habits. In addition, expenditures by advertisers tend to be cyclical, reflecting economic conditions, budgeting and buying patterns. Periods of a slowing economy or recession, or periods of economic uncertainty, may be accompanied by a decrease in advertising spending. The global economic downturn that began in 2008 resulted in a decline in consumer spending in the United States, which resulted in a corresponding slowdown in advertising spending by businesses and advertisers.

Continued weakness in the industries we serve has had, and may in the future have, an adverse effect on sales of our products and our results of operations. A long term continued or heightened  economic downturn in one or more of the key industries that we serve, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results.

Furthermore, even in the absence of a downturn in general economic conditions, our customers may reduce the money they spend on our products and services for a number of other reasons, including:

•

a decline in economic conditions in an industry we serve;

•

a decline in advertising or capital spending in general;

•

a decision to shift expenditures to competing products;

•

unfavorable local or regional economic conditions;  or

•

a downturn in an individual business sector or market.

Such conditions could have a material and adverse effect on our ability to generate revenue from our products and services, with a corresponding adverse effect on our financial condition and results of operations.

The recent and ongoing global economic uncertainty may adversely impact our business, operating results or financial condition.

As widely reported, financial markets in the U.S., Europe and Asia have experienced extreme disruption since late 2008, and while there has been improvement in recent years, the worldwide economy remains fragile as uncertainty remains regarding when the economy will improve to historical growth levels. Any return to the conditions that existed during the recent recession or other unfavorable changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of another recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead to decreased demand or delay in payments by our customers or to slowing of their payments to us, and our results of operations and financial condition could be adversely affected by these actions. These challenging economic conditions also may result in:

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increased competition for fewer industry dollars;

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pricing pressure that may adversely affect revenue and gross margin;

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reduced credit availability and/or access to capital markets;

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difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or

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customer financial difficulty and increased risk of doubtful accounts receivable.

A higher percentage of our sales and profitability occur in the third and fourth quarters.

We sell more of our products in the third and fourth quarters because of traditional technology and advertising buying patterns of our customers. Advertising cycles, corporate year end budgets, government buying and regional economics will affect the amount of our products and services that will fit into customers’ budgets late in the year.  Any unanticipated decrease in demand for our products during the third and fourth quarters could have an adverse effect on our annual sales and profitability. In addition, slower selling cycles during the first and second quarters may adversely affect our stock price.

Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly in the future.

Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. These fluctuations may cause the market price of our common stock to decline. We base our planned operating expenses in part on expectations of future revenues, and our expenses are relatively fixed in the short term. If revenues for a particular quarter are lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. In future periods, our revenue and operating results may be below the expectation of analysts and investors, which may cause the market price of our common stock to decline. Factors that are likely to cause our revenues and operating results to fluctuate include those discussed elsewhere in this section.

The nature of advertising sales cycles and shifting needs of advertisers makes it difficult for us to forecast revenues and increases the variability of quarterly fluctuations, which could cause us to improperly plan for our operations.

A substantial amount of our advertising commitments are made months in advance of when the advertising airs on our media networks. Between the time at which advertising commitments are made and the advertising is aired, the needs of our advertisers can change. Advertisers may desire to change the timing, level of commitment and other aspects of their advertising placements. As a result, our future advertising commitment at any particular date is not necessarily indicative of actual revenues for any succeeding period, making it more difficult to predict our financial performance. These changes could also negatively impact our financial performance, including quarterly fluctuations.

Implementation and integration of new products, such as expanding our advertising assets, software, media player and services product portfolios, could harm our results of operations.

A key component of our growth strategy is to develop and market new products. We may be unable to produce new products and services that meet customers’ needs or specifications. If we fail to meet specific product specifications requested by a customer, the customer may have the right to seek an alternate source for a product or service or to terminate an underlying agreement. A failure to successfully meet the specifications of our potential customers could decrease demand or otherwise significantly hinder market adoption of our products and may have a material adverse effect on our business, financial condition or results of operations.

The process of introducing a new product to the market is extremely complex, time consuming and expensive, and will become more complex as new platforms and technologies emerge. In the event we are not successful in developing a wide range of offerings or do not gain wide acceptance in the marketplace, we may not recoup our investment costs, and our business, financial condition and results of operations may be materially adversely affected.

Shortages of components or a loss of, or problems with, a supplier could result in a disruption in the installation or operation of our products or services.

From time to time, we have experienced delays in manufacturing our products for several reasons, including component delivery delays, component shortages and component quality deficiencies. Component shortages, delays in the delivery of components, and supplier product quality deficiencies may occur in the future. These delays or problems have in the past and could in the future result in delivery delays, reduced revenues, strained relations with customers and loss of business. Also, in an effort to avoid actual or perceived component shortages, we may purchase more components than we may otherwise require. Excess component inventory resulting from over-purchases, obsolescence, installation cancellations or a decline in the demand for our products could result in equipment impairment, which in the past has had and in the future would have a negative effect on our financial results.

We obtain several of the components used in our products from limited sources. We rarely have guaranteed supply arrangements with our suppliers, and cannot be sure that suppliers will be able to meet our current or future component requirements. If component manufacturers do not allocate a sufficient supply of components to meet our needs or if current suppliers do not provide components of adequate quality or compatibility, we may have to obtain these components at a higher cost from distributors or on the spot market. If we are forced to use alternative suppliers of components, we may have to alter our manufacturing process or installations to accommodate these components. Modification of our manufacturing process or our installations to use alternative components could cause significant delays and reduce our ability to generate revenues.

The failure of our service providers to provide, install and maintain our equipment could result in service interruptions and damage to our business.

We are and will continue to be significantly dependent upon third-party service providers to provide, install and maintain relevant video display and media player equipment at our installations. The failure of any third-party provider to continue to perform these services adequately and timely could interrupt our business and damage our relationship with our partners and their relationship with consumers. Any outage would also impact our ability to deliver on the contracted service levels, which would prevent us from recognizing revenues.

We rely on third parties for data transmission, and the interruption or unavailability of adequate bandwidth for transmission could prevent us from distributing our programming as planned.

We transmit the majority of the content that we provide to our partners and customers using Internet connectivity supplied by a variety of third-party network providers. We also rely on the networks of some of our partners to transmit content to individual screens. If we or our partners experience failures or limited network capacity, we may be unable to maintain programming and meet our advertising commitments. Problems with data transmission may be due to hardware failures, operating system failures or other causes beyond our control. In addition, there are a limited number of Internet providers with whom we could contract, and we may be unable to replace our current providers on favorable terms, if at all. If the transmission of data to our partners or customers becomes unavailable, limited due to bandwidth constraints or is interrupted or delayed because of necessary equipment changes, our partner and customer relationships and our ability to obtain revenues from current and new partners and customers could suffer.

Computer viruses could cause significant downtime for our media network, decreasing our revenues and damaging our relationships with partners and customers.

We generate revenues from the sales of advertising and content that is aired in our partners’ and customers’ installations. Computer hackers infecting our network, or the networks of our partners or customers in which our network is integrated, with viruses could cause our network to be unavailable. Significant downtime could decrease our revenues and harm our relationships and reputation with partners, customers and consumers.

Our products often operate on the same network used by our customers for other aspects of their businesses, and we may be held responsible for defects or breakdowns in these networks if it is believed that such defects or breakdowns were caused by our products.

Our products are operated across our customers’ proprietary networks, which are used to operate other aspects of these customers’ businesses.  In these circumstances, any defect or virus that occurs on our products may enter a customer’s network, which could impact other aspects of the customer’s business. The impact on a customer’s business could be severe, and if we were held responsible, it could have an adverse effect on our customer relationships and on our operating results.

The content we distribute to partners and customers may expose us to liability.

We provide or facilitate the distribution of content for our partners and customers. This content includes advertising-related content, as well as movie and television content and other media, much of which is obtained from third parties. As a distributor of content, we face potential liability for negligence, copyright, patent or trademark infringement, or other claims based on the content that we distribute. We or entities that we license content from may not be adequately insured or indemnified to cover claims of these types or liability that may be imposed on us.

The growth of our business is dependent in part on successfully implementing our international expansion strategy.

Our growth strategy includes expanding our geographic coverage in or into the Asia-Pacific region, Europe, the Middle East and Latin America. In many cases, we have limited experience in these regions, and may encounter difficulties due to different technology standards, legal considerations, language barriers, distance and cultural differences. We may not be able to manage operations in these regions effectively and efficiently or compete effectively in these new markets. If we do not generate sufficient revenues from these regions to offset the expense of expansion into these regions, or if we do not effectively manage accounts receivable, foreign currency exchange rate fluctuations and taxes, our business and our ability to increase revenues and enhance our operating results could suffer.

If we fail to manage our growth effectively, we may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of advertisers.

We have expanded, and continue to expand, our operations into new markets.  The growth in our business and operations has required, and will continue to require, significant attention from management and place a strain on operational systems and resources. To accommodate this growth, we will need to upgrade, improve or implement a variety of operational and financial systems, procedures and controls, including the improvement of accounting and other internal management systems, all of which require substantial management efforts.

We will also need to continue to expand, train, manage and motivate our workforce, manage our relationships with our customers, and add sales and marketing offices and personnel to service these relationships. All of these endeavors will require substantial managerial efforts and skill, and incur additional expenditures. We may not be able to manage our growth effectively, and as a result may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of our customers.

We may not realize the anticipated benefits of the acquisitions of Symon and RMG or of future acquisitions or investments.

We acquired our operating subsidiaries in two separate business combinations in April 2013, and our operating subsidiaries, in turn, have grown their businesses in part through acquisitions. For example, AFS Message-Link and Dacon, Ltd. are companies that Symon purchased in 2006 and 2008, respectively. AFS Message-Link allowed Symon to enter the hospitality digital markets as a key industry participant, and Symon’s acquisition of Dacon, a company based in the United Kingdom, expanded Symon’s contact center market presence and its base of large resellers. Likewise, RMG established its executive airline club business through the acquisition of the Executive Media Network and its wholly-owned subsidiaries in April 2011. As part of our business strategy, we intend to make future acquisitions of, or investments in, technologies, products and businesses that we believe could complement or expand our business, enhance our technical capabilities or offer growth opportunities. However, we may be unable to identify suitable acquisition candidates in the future or make these acquisitions on a commercially reasonable basis, or at all. In addition, we may spend significant management time and resources in analyzing and negotiating acquisitions or investments that do not come to fruition. These resources could otherwise be spent on our own customer development, marketing and customer sales efforts and research and development.

Our acquisitions of Symon and RMG, and any future acquisitions and investments we may undertake, subject us to various risks, including:

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failure to transition key customer relationships and sustain or grow sales levels, particularly in the short-term;

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loss of key employees related to acquisitions;

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inability to successfully integrate acquired technologies or operations;

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failure to realize anticipated synergies in sales, marketing and distribution;

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diversion of management’s attention;

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adverse effects on our existing business relationships with its customers;

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potentially dilutive issuances of equity securities or the incurrence of debt or contingent liabilities;

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expenses related to amortization of intangible assets and potential write-offs of acquired assets; and

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the inability to recover the costs of acquisitions.

If our acquisition strategy is not effective, we may not be able to expand our business as expected. In addition, our operating expenses may increase more than our revenues as a result of such expansion efforts, which could materially impact our operating results and our stock price.

Our strategy to expand our sales and marketing operations and activities may not generate the revenue increases anticipated or such revenue increases may only be realized over a longer period than currently expected.

Building a digital signage solutions customer base and achieving broader market acceptance of our digital signage solutions will depend to a significant extent on our ability to expand our sales and marketing operations and activities. We plan to expand our direct sales force both domestically and internationally; however, there is significant competition for direct sales personnel with the sales skills and technical knowledge that we require. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of direct sales personnel. Our business could be harmed if our sales and marketing expansion efforts do not generate a corresponding significant increase in revenue.

Our RMG subsidiary has a history of incurring significant net losses, and our future profitability is not assured.

For the years ended December 31, 2012 and 2011, RMG, which we acquired on April 8, 2013, incurred net losses of $11.5 million and $14.9 million, respectively. RMG’s operating results for future periods are subject to numerous uncertainties and there can be no assurances that it will be profitable in the foreseeable future, if at all. RMG has minimum payment commitments with four of its advertising partners. These commitments constitute a significant part of RMG’s cost of revenues. If RMG’s revenues decrease in a given period, it may be unable to reduce cost of revenues as a significant part of its cost of revenues is fixed, which could materially and adversely affect RMG’s business and, therefore, our results of operations and lead to a net loss for that period.

Our RMG subsidiary has a limited operating history, which may make it difficult to evaluate its business and prospects.

RMG began business operations in September 2005 as Danouv Inc., developing a digital signage technology platform for ad serving and content distribution. RMG launched an initial media network with 650 screens in coffee shops and eateries in August 2006. In September 2006, Danouv Inc. changed its name to Danoo Inc. In July 2009, Danoo purchased certain assets of IdeaCast Inc., which operated a digital signage network in gyms and fitness centers and in the airline in-flight entertainment space. In August 2009, Danoo was renamed RMG Networks, Inc.

RMG acquired certain assets and cash from Pharmacy TV Network, LLC in March 2010 in an all-stock transaction. Pharmacy TV was a retail point of sale network in pharmacies across the United States. RMG subsequently shut this network down during the fourth quarter of 2011 due to lack of scale and advertiser demand. RMG acquired Executive Media Network Worldwide and its wholly-owned subsidiaries Corporate Image Media, Inc. and Prophet Media, LLC (collectively the Executive Media Network) in April 2011 to extend its airline media offering from airport business lounges to in-flight media. The Executive Media Network acquisition introduced a proprietary booking, tracking and inventory system called Charlie into the RMG technology portfolio. The Executive Media Network was subsequently transitioned to the RMG technology platform for content delivery and network management. This acquisition also consolidated the number of companies in the United States working with airlines to sell media. During the first quarter of 2012, RMG divested the NYTimes.com Today network, and in July 2012 RMG sold the Fitness Network.

RMG took steps to align resources behind the airline media properties because RMG was a category leader in that space in 2012.  Accordingly, it has a limited operating history for operations upon which you can evaluate the viability and sustainability of its business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of its use of audiovisual advertising displays in airline executive clubs, IFE displays, Wi-Fi advertising and other digital out-of-home commercial locations as a business model because it does not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult to evaluate RMG’s business and prospects.

The airline industry is highly competitive, and a substantial weakening of, or business failure by, any of our partner airlines could negatively affect our revenues and jeopardize any investment we make in deploying the RMG Airline Media Network in airline executive clubs.

The airline industry is highly competitive and has experienced substantial consolidation. Because our ability to generate revenues from advertising sales and services depends upon our ongoing relationships with a limited number of airlines, any substantial weakening or failure of the business of one or more of our existing airlines, or the consolidation of one or more of our airlines with a third party, could cause our revenues to decline, damaging our business and prospects.

We have in the past made, and plan in the future to make, significant investments in the equipment, installation and support of the RMG Airline Media Network within airline executive clubs. We intend to pursue opportunities where we may invest in new airline relationships and the deployment of new media inventory, and the weakening, failure or acquisition of any of our airline partners in the future could result in our loss of our investment and/or a negative return on our investment. In addition, we may incur additional expense recovering our equipment from airline executive clubs in the event any such clubs cease to operate or close for any reason.

If we are unable to retain or renew existing partnerships with airlines, IFE and Wi-Fi providers on commercially advantageous terms, we may be unable to maintain or expand RMG Airline Media Network coverage and our costs may increase significantly in the future.

Our ability to generate revenues from advertising sales depends largely upon our ability to provide a large air travel advertising network for the display of advertisements. However, there can be no assurances that we will be able retain or renew our existing partnerships with airlines, IFE and Wi-Fi providers, and any failure to maintain our network could damage our relationships with advertisers and materially and negatively affect our business.

We currently have ten partnership contracts that have terms ranging from one to five years. Four contracts renew automatically unless terminated prior to renewal while the rest have no automatic renewal provisions. Three partnership contracts were subject to renewal in 2013. We have renewed two of these contracts before expiration at terms comparable to the prior contracts. One contract expired and was not renewed. In addition, we have minimum revenue commitments to four of our partners, which comprise a significant portion of our total cost of revenues.  These commitments may increase over time and as partnership contracts terminate, we may experience a significant increase in our costs of revenues when we have to renew these contracts. If we cannot pass increased costs onto advertisers through rate increases, our earnings and results of operations could be materially and adversely affected. In addition, many of our partnership contracts contain provisions granting us certain exclusive advertising rights. We may not be able to retain these exclusivity provisions when we renew these contracts. If we were to lose exclusivity, our advertisers may decide to advertise with our competitors or otherwise reduce their spending on the RMG Airline Media Network and we may lose market share.

Our partners may terminate their contracts with us or may not enter into new contracts with us on terms that are commercially advantageous to us. If our partners seek to negotiate terms that are less favorable to us and we accept such terms, or if we seek to negotiate better terms, but are unable to do so, then our business, operating results and financial condition could be materially and adversely affected.

We have relied, and expect to continue to rely, on a limited number of advertisers for a significant portion of our advertising-related revenues, and such revenues could decline due to the delay of orders from, or the loss of, one or more significant advertisers.

We expect that a small number of advertisers will constitute a significant portion of our advertising-related revenues for the foreseeable future. Our relationships with these advertisers may not expand or may be disrupted. If a major advertiser purchases less advertising or defers orders in any particular period, or if a relationship with a major advertiser is terminated, our revenues could decline and our operating results may suffer. We are also obligated to provide minimum annual guarantees to certain airline and media partners, which we could have difficulty satisfying if our advertising revenues significantly decrease for any reason.

If advertisers or the viewing public do not accept, or lose interest in, our digital out-of-home advertising network, our revenues may be negatively affected and our business may not expand or be successful.

The market for digital out-of-home advertising networks worldwide is relatively new and its potential is uncertain. We compete for advertising spending with many forms of more established advertising media. Our success depends on the acceptance of digital out-of-home advertising networks by advertisers and their continuing interest in these media networks as components of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards its advertising network. Advertisers may elect not to use our services if they believe that consumers are not receptive to our networks or that our networks do not provide sufficient value as effective advertising media. Likewise, if consumers find some element of our networks, such as its in-flight Roadblock Unit, to be disruptive or intrusive, the airlines may decide not to place our digital displays in their properties or allow us to sell advertising on their IFE systems and advertisers may view our advertising network as a less attractive advertising medium compared to other alternatives. In that event, advertisers may decide to reduce their spending on the RMG Airline Media Network. If a substantial number of advertisers lose interest in advertising on the RMG Airline Media Network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our advertising service revenue, liquidity and results of operations could be negatively affected.

Advertisers may not accept our measurements of our networks audiences or the methodologies may change, which could negatively impact our ability to market and sell our advertising packages.

We engage third-party research firms to study the number of people viewing our networks, consumer viewing habits and brand recall. Because our digital out-of-home networks are different from at-home broadcast media, third-party research firms have developed measuring standards and methodologies that differ from those used to measure the amount and characteristics of viewers for other broadcast media. We market and sell advertising packages to advertisers based on these measurements. If third-party research firms were to change the way they measure viewers or their viewing habits, it could have an adverse effect on our ability to sell advertising. In addition, if advertisers do not accept or challenge the way third parties measure our viewers or their viewing habits, advertisers may be unwilling to purchase advertising at prices acceptable to us, if at all, and our revenues and operating results could be negatively impacted.

If consumers do not accept our ad-based networks as a part of their out-of-home experience, we may be unable to grow or maintain our Media Networks business.

The success of our Media Networks business depends, in part, upon the long-term acceptance of digital media in out-of-home settings by consumers. If consumer viewership of our networks or sentiment towards advertising in general, shifts such that consumers become less receptive, advertisers may reduce their spending and partners may decide not to carry our networks.

If people change the way they travel or reduce the amount that they travel, our revenues may decline and our business may suffer.

Our success in selling advertising depends, in part, on high traffic airlines and airline executive clubs, which increases the number of potential viewers for the RMG Airline Media Network. The price at which we sell advertising aired on the RMG Airline Media Network is a direct result of the number of viewers and the quality of those viewers. If the number of travelers visiting the airline clubs or flying on commercial airplanes decreases, advertisers may decide not to advertise on the RMG Airline Media Network, may purchase less advertising on the RMG Airline Media Network or may not be willing to pay for advertising at price points necessary for it to succeed. If alternative methods of communication such as the Internet and other forms of travel increase in popularity, fewer consumers may visit our travel media locations. If consumers change the way they travel, such as increasing travel by car, they may not be receptive to our programming. In either case, our ability to generate revenues from advertisers could decrease and our operating results could decline.

If a market for ChalkboxTV does not develop or if we are unable to successfully develop, introduce, market and sell ChalkboxTV, our results of operations could be harmed.

In April 2013, we launched ChalkboxTV, an easy-to-install in-store signage solution, through a network of dealers and resellers.  The success of ChalkboxTV depends upon market acceptance of the product. Digital signage is an emerging market, and we cannot be sure that potential customers will accept ChalkboxTV as an advertising solution. Demand and market acceptance of the product is subject to a high level of uncertainty and risk and it is difficult to predict the size of the market and its growth rate. If a sufficient market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of ChalkboxTV.

The process of introducing a new product to the market is extremely complex, time consuming and expensive, and will become more complex as new platforms and technologies emerge. In the event ChalkboxTV does not gain wide acceptance in the marketplace, we may not recoup our research and development costs, and our business, financial condition and results of operations may be materially adversely affected. We may experience unanticipated delays in introducing ChalkboxTV to the market and may be unable to introduce ChalkboxTV in time to capture market opportunities, satisfy the requirements and specifications of our customers or achieve significant or sustainable acceptance in the marketplace.

To market and sell ChalkboxTV, we will need to develop warranties, guarantees and other terms and conditions relating to the product that will be acceptable to the marketplace, and develop a service organization to aid in servicing the product. Failure to achieve any of these objectives may slow the development of a sufficient market for ChalkboxTV.  In addition, we will also need to develop and manage new sales channels and distribution arrangements. Because we have limited experience in developing and managing such channels, we may not be successful in reaching a sufficiently broad customer base. Failure to develop or manage sales channels effectively would limit our ability to succeed in this market and could adversely affect our ability to grow our customer base and revenue. Our inability to generate satisfactory revenues from ChalkboxTV to offset our development costs could harm our operating results.

We rely significantly on information systems and any failure, inadequacy, interruption or security failure of those systems could harm our ability to effectively operate our business, harm our net sales, increase our expenses and harm our reputation.

Our ability to effectively serve our customers on a timely basis depends significantly on our information systems. To manage the growth of our operations, we will need to continue to improve and expand our operational and financial systems, internal controls and business processes; in doing so, we could encounter implementation issues and incur substantial additional expenses. The failure of our information systems to operate effectively, problems with transitioning to upgraded or replacement systems or a breach in security of these systems could adversely impact financial accounting and reporting, efficiency of our operations and our ability to properly forecast earnings and cash requirements. We could be required to make significant additional expenditures to remediate any such failure, problem or breach. Such events may have a material adverse effect on us.

Our current or future internet-based operations may be affected by our reliance on third-party hardware and software providers, technology changes, risks related to the failure of computer systems that operate our internet business, telecommunications failures, electronic break-ins and similar disruptions. Furthermore, our ability to conduct business on the internet may be affected by liability for online content, patent infringement and state and federal privacy laws.

In addition, we may now and in the future implement new systems to increase efficiencies and profitability. To manage growth of our operations and personnel, we will need to continue to improve and expand our operational and financial systems, internal controls and business processes. When implementing new or changing existing processes, we may encounter transitional issues and incur substantial additional expenses.

Experienced computer programmers and hackers, or even internal users, may be able to penetrate our network security and misappropriate our confidential information or that of third parties, including our customers, create system disruptions or cause shutdowns. In addition, employee error, malfeasance or other errors in the storage, use or transmission of any such information could result in a disclosure to third parties outside of our network. As a result, we could incur significant expenses addressing problems created by any such inadvertent disclosure or any security breaches of its network. Any compromise of customer information could subject us to customer or government litigation and harm our reputation, which could adversely affect our business and growth.

We may not obtain sufficient patent protection for our systems, processes and technology, which could harm our competitive position and increase our expenses.

Our success and ability to compete depends to a significant degree upon the protection of our proprietary technology. As of December 31, 2012, we held three issued patents and four pending patent applications in the United States that we consider to be material to our business. Any patents issued may provide only limited protection for our technology and the rights that may be granted under any future issued patents may not provide competitive advantages to us. Any patent applications may not result in issued patents. Also, patent protection in foreign countries may be limited or unavailable where we need this protection. Competitors may independently develop similar technologies, design around our patents or successfully challenge any issued patent that we hold.

We rely upon trademark, copyright and trade secret laws and contractual restrictions to protect our proprietary rights, and if these rights are not sufficiently protected, our ability to compete and generate revenues could be harmed.

We rely on a combination of trademark, copyright and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Our ability to compete and expand our business could suffer if these rights are not adequately protected. We seek to protect our source code for our software, design code for our advertising network, documentation and other written materials under trade secret and copyright laws. We license our software under signed license agreements, which impose restrictions on the licensee’s ability to utilize the software. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to its proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology. Our proprietary rights may not be adequately protected because:

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laws and contractual restrictions may not prevent misappropriation of our technologies or deter others from developing similar technologies; and

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policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use.

The laws of certain foreign countries may not protect the use of unregistered trademarks or our proprietary technologies to the same extent as do the laws of the United States. As a result, international protection of our image may be limited and our right to use our trademarks and technologies outside the United States could be impaired. Other persons or entities may have rights to trademarks that contain portions of our marks or may have registered similar or competing marks for digital signage in foreign countries. There may also be other prior registrations of trademarks identical or similar to our trademarks in other foreign countries. Our inability to register our trademarks or technologies or purchase or license the right to use the relevant trademarks or technologies in these jurisdictions could limit our ability to penetrate new markets in jurisdictions outside the United States.

Litigation may be necessary to protect our trademarks and other intellectual property rights, to enforce these rights or to defend against claims by third parties alleging that we infringe, dilute or otherwise violate third-party trademark or other intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Any intellectual property litigation or claims against us could result in the loss or compromise of our intellectual property rights, could subject us to significant liabilities, require us to seek licenses on unfavorable terms, if available at all or prevent us from manufacturing or selling certain products, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may face intellectual property infringement claims that could be time-consuming, costly to defend and result in its loss of significant rights.

Other parties may assert intellectual property infringement claims against us, and our products may infringe the intellectual property rights of third parties. From time to time, we receive letters alleging infringement of intellectual property rights of others. We may also initiate claims against third parties to defend our intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our core business. If there is a successful claim of infringement against us, we may be required to pay substantial damages to the party claiming infringement, develop non-infringing technology or enter into royalty or license agreements that may not be available on acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. Also, we may be unaware of filed patent applications that relate to our products. Parties making infringement claims may be able to obtain an injunction, which could prevent us from operating portions of our business or using technology that contains the allegedly infringing intellectual property. Any intellectual property litigation could adversely affect our business, operating results or financial condition.

We depend on key executive management and other key personal, and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

We depend on the leadership and experience of our key executive management, as well as other key personnel with specialized industry, sales and technical knowledge and/or industry relationships. Because of the intense competition for these employees, particularly in certain of the metropolitan areas in which we operate, we may be unable to retain our management team and other key personnel and may be unable to find qualified replacements if their services were no longer available to us.  All of our key employees are employed on an “at will” basis and we do not have key-man life insurance covering any of our employees.The loss of the services of any of our executive management members or other key personnel could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all.

Our facilities are located in areas that could be negatively impacted by natural disasters.

Our business operations depend on our ability to maintain and protect our facilities, computer systems and personnel, which are primarily located in Plano, Texas. In addition, we manage our networks from our headquarters in Plano, and have significant operations in San Francisco, California. Plano is located in an area that experiences frequent severe weather, including tornadoes, and San Francisco exists on or near known earthquake fault zones. Should a tornado, earthquake or other catastrophe, such as fires, floods, power loss, communication failure, terrorist acts or similar events, disable our facilities, our operations would be disrupted. While we have developed a backup and recovery plan, such plan may not ultimately prove effective.

Government regulation of the telecommunications and advertising industries could require us to change our business practices and expose us to legal action.

The Federal Communications Commission, or the FCC, has broad jurisdiction over the telecommunications industry. FCC licensing, program content and related regulations generally do not currently affect us. However, the FCC could promulgate new regulations that impact our business directly or indirectly or interpret existing laws in a manner that would cause us to incur significant compliance costs or force us to alter our business strategy.

FCC regulations also affect many of our content providers and, therefore, these regulations may indirectly affect our business. In addition, the advertising industry is subject to regulation by the Federal Trade Commission, the Food and Drug Administration and other federal and state agencies, and to review by various civic groups and trade organizations, including the National Advertising Division of the Council of Better Business Bureaus. New laws or regulations governing advertising could substantially harm our business.

We may also be required to obtain various regulatory approvals from local, state or federal governmental bodies. We may not be able to obtain any required approvals, and any approval may be granted on terms that are unacceptable to us or that adversely affect our business.

Changes in regulations relating to Wi-Fi networks or other areas of the Internet may require us to alter our business practices or incur greater operating expenses.

A number of regulations, including those referenced below, may impact our business as a result of our use of Wi-Fi networks. The Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, liability for distributing materials that infringe copyrights or other rights. Portions of the Communications Decency Act are intended to provide statutory protections to online service providers who distribute third-party content. The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. The costs of compliance with these regulations, and other regulations relating to our Wi-Fi networks or other areas of our business, may be significant. The manner in which these and other regulations may be interpreted or enforced may subject us to potential liability, which in turn could have an adverse effect on our business, results of operations, or financial condition. Changes to these and other regulations may impose additional burdens on us or otherwise adversely affect our business and financial results because of, for example, increased costs relating to legal compliance, defense against adverse claims or damages, or the reduction or elimination of features, functionality or content from our Wi-Fi networks. Likewise, any failure on our part to comply with these and other regulations may subject us to additional liabilities.

We may not be able to generate sufficient cash to service our debt obligations.

We have $24.0 million in outstanding indebtedness, including $14.0 million senior indebtedness that is secured by a first-priority security interest in substantially all of our assets. Our ability to make payments on and to refinance our outstanding indebtedness will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If we are unable to make payments or otherwise default on our debt obligations, the lenders could foreclose on our assets, which would have a material adverse effect on our business, financial condition and results of operations.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could materially impact our business.

We believe that our existing cash and equivalents will be sufficient to meet our anticipated organic cash needs for at least the next 12 months. The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

•

market acceptance of our products and services;

•

the need to adapt to changing advertiser, airline and consumer preferences, as well as changing technologies and customers’ technical requirements;

•

the existence of opportunities for expansion, including investing in technology infrastructure; and

•

access to and availability of sufficient management, technical, marketing and financial personnel.

If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell equity securities or debt securities or obtain debt financing. The sale of equity securities or convertible debt securities could result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict its operations. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to it, if at all.

Risks Related to Our Common Stock

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

As of August 20, 2013, our Sponsor and affiliated persons (including Gregory H. Sachs, our Executive Chairman) and entities together beneficially owned over 50% of our outstanding common stock. As a result, these persons and entities have the ability to exercise control over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change in control of our company that other stockholders may view as beneficial.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and requires that we have such system of internal controls audited beginning with our Annual Report on Form 10-K for the year ending December 31, 2012.  If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or Stockholder litigation.  Any inability to provide reliable financial reports could harm our business.  RMG and Symon may not currently be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls.  Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations.  Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

RMG Networks Holding Corporation is a holding company and relies on distributions, loans and other payments, advances and transfers of funds from RMG and Symon to pay dividends, pay expenses and meet our other obligations.

We have no direct operations and no significant assets other than our ownership interests in RMG and Symon. Because we conduct our operations through our operating subsidiaries, we depend on RMG and Symon for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing future indebtedness of RMG and/or Symon, as well as the financial condition and operating requirements of RMG and/or Symon, may limit our ability to obtain cash from RMG and/or Symon. The earnings from, or other available assets of, RMG and/or Symon may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Our ability to request indemnification for damages arising out of claims pursuant to the RMG merger agreement is limited to 300,000 of the shares of our common stock issued in the transaction, which are being held in escrow. Consequently, we may not be able to be entirely compensated for indemnifiable damages that we may sustain.

The indemnification obligations of RMG’s prior shareholders against losses that we may sustain and that result from, arise out of or relate to any breach by RMG or the RMG shareholders of any of their representations, warranties, or the covenants or agreements contained in the RMG merger agreement is limited to 300,000 shares of our common stock held in escrow. Certain claims for indemnification may be asserted against these shares by us once our damages exceed a $100,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum amount of the escrow shares. The escrow shares will no longer be subject to claims for indemnification after April 30, 2014. As a consequence of these limitations, we may not be able to be entirely compensated for indemnifiable damages that we may sustain.

Our ability to request indemnification for damages arising out of claims pursuant to the Symon merger agreement is limited. Consequently, we may not be able to be entirely compensated for indemnifiable damages that we may sustain.

The indemnification obligations of Symon against losses that we may sustain and that result from, arise out of or relate to any breach by Symon or its shareholders of for breaches of their representations and warranties contained in the Symon merger agreement is limited to certain specified fundamental representations. We are not entitled to indemnification for breaches of most representations and warranties regarding Symon’s business or operations. Accordingly, we may not be able to be compensated for indemnifiable damages that we may sustain.

If the benefits of the transactions with Symon and/or RMG do not meet the expectations of investors, the market price of our securities may decline.

The market price of our securities may decline as a result of the transactions with Symon and/or RMG  if we do not achieve the perceived benefits of the transactions as rapidly, or to the extent anticipated by investors.  Accordingly, investors may experience a loss as a result of a decline in the market price of our securities. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may issue additional shares of our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of our common stock.

Outstanding warrants to purchase an aggregate of 13,066,667 shares of common stock are currently exercisable. These warrants would only be exercised if the $11.50 per share exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

Provisions in our charter documents and Delaware law may discourage or delay an acquisition that stockholders may consider favorable, which could decrease the value of our common stock.

Our certificate of incorporation, our bylaws, and Delaware corporate law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include those that: authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series without a stockholder vote; limit stockholders’ ability to call special meetings; establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and provide for staggered terms for our directors. In addition, in certain circumstances, Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

We have not paid cash dividends to our shareholders and currently have no plans to pay future cash dividends.

We plan to retain earnings to finance future growth and have no current plans to pay cash dividends to shareholders. In addition, our credit facility restricts our ability to pay dividends.  Because we have not paid cash dividends, holders of our securities will experience a gain on their investment in our securities only in the case of an appreciation of value of our securities. You should neither expect to receive dividend income from investing in our securities nor an appreciation in value.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information contained in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•

discuss future expectations;

•

contain projections of future results of operations or financial condition; or

•

state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•

success in retaining or recruiting, or changes required in, our management and other key personnel;

•

the potential liquidity and trading of our securities;

•

RMG’s history of incurring significant net losses and limited operating history;

•

the competitive environment in the advertising markets in which we operate;

•

the risk that the anticipated benefits of the combination of RMG or Symon, or of other acquisitions that we may complete, may not be fully realized;

•

the risk that any projections, including earnings, revenues, expenses, margins or any other financial items are not realized;

•

changing legislation and regulatory environments;

•

business development activities, including our ability to contract with, and retain, customers on attractive terms;

•

the general volatility of the market price of our common stock;

•

risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and

•

general economic conditions.

This prospectus contains statistical data that we obtained from various government and private publications.  We have not independently verified the data in these reports.  Statistical data in these publications also include projections based on a number of assumptions.  The air travel industry and the advertising industry, particularly the air travel media advertising sector and the broader digital out-of-home advertising sector, may not grow at the projected rates or at all.  The failure of the air travel industry and the advertising industry to grow at the projected rates may have a material adverse effect on our business and the market price of our securities.  Furthermore, if any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions.  You should not place undue reliance on these forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling securityholders. To the extent that the holders exercise, for cash, our warrants, we would receive the proceeds from such exercise and intend to use such proceeds for working capital and other general corporate purposes.

The selling securityholders will receive all of the net proceeds from the sales of warrants or common stock offered by them under this prospectus. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of these warrants or shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the warrants or shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

MARKET FOR THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price for Equity Securities

Our common stock is quoted on the Nasdaq Capital Market, and our warrants and units are quoted on the OTC bulletin board, under the symbols “RMGN”, “RMGNW” and “RMGNU”, respectively. The Units commenced public trading on April 13, 2011 and unitholders may elect to separately trade the common stock and warrants underlying the Units. Our common stock was quoted on the OTC bulletin board until its listing on the Nasdaq Capital Market on May 2, 2012.

The following table sets forth the high and low bid prices as quoted on the Nasdaq Capital Market (with respect to our common stock) and OTCBB (with respect to our warrants and our units) for the period from April 18, 2011 through June 30, 2013.

	RMGN		RMGNU		RMGNW
	Common Shares		Units		Warrants
Quarter Ended	High	Low	High	Low	High	Low

06/30/13	$21.75	$9.44	$18.50	$10.20	$1.38	$0.36
03/31/13	$10.06	$9.30	$11.18	$9.92	$0.40	$0.19
12/31/12	$9.96	$9.81	$9.92	$9.92	$0.18	$0.11
09/30/12	$9.92	$9.63	$9.96	$9.75	$0.16	$0.15
06/30/12	$9.72	$9.65	$9.90	$9.74	$0.21	$0.21
03/31/12	$9.71	$9.54	$10.00	$9.90	$0.27	$0.22
12/31/11	$9.60	$9.46	$9.90	$9.82	$0.35	$0.30
09/30/11	$9.60	$9.44	$10.00	$9.75	$0.40	$0.35
06/30/11	$9.53	$9.53	$10.10	$9.90	N/A	N/A

As of August 28, 2013, the last reported closing prices of our common stock, units and warrants were $8.15, $16.00 and $0.74, respectively.

Holders

As of August 20, 2013, there were 22 holders of record of our common stock, four holders of record of our warrants and one holder of record of our Units.

Dividends

To date, we have not paid any dividends on our common stock. The payment of any future cash dividend will be dependent upon revenue and earnings, if any, capital requirements and general financial condition. As a holding company without any direct operations, our ability to pay cash dividends may be limited to availability of cash provided to us by RMG or Symon through a distribution, loan or other transaction, and will be within the discretion of our board of directors. Our outstanding indebtedness also limits our ability to pay dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends.

SELECTED FINANCIAL DATA

The following table sets forth summary selected financial data on a historical basis for us and our predecessor, Symon. You should read the following summary selected historical financial and operating data in conjunction with our and Symon’s historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are included elsewhere in this prospectus. The historical balance sheet data as of January 31, 2013, 2012 and 2011 of Symon and the statements of operations data for each of the three years in the period ended January 31, 2013 of Symon have been derived from the historical audited financial statements of Symon included elsewhere in this prospectus. The historical balance sheet data as of June 30, 2013 and the statement of operations data for each of the interim periods in 2013 and 2012 have been derived from the historical unaudited financial statements included elsewhere in this prospectus. The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year.

	Successor Company April 20 Through	RMG January 1 Through	Predecessor Company February 1 Through	Predecessor Company February 1 Through	Predecessor Company For the Years Ended
	June 30, 2013	April 19, 2013	April 19, 2013	July 31, 2012	January 31,
					2013	2012	2011	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

			(In thousands)
Statement of Operations Data:
Total Revenue	$15,050	$1,778	$7,157	$18,881	$42,528	$40,826	$39,711	$38,425	$43,675
Operating income (loss)	(2,859)	(4,453)	(3,080)	2,045	5,418	6,052	3,022	1,978	1,774
Net income (loss)	(7,274)	(7,216)	(2,554)	1,348	3,491	3,926	1,765	960	(189)

	Successor Company As of June 30,

			Predecessor Company
			As of January 31,
	2013	2013	2012	2011	2010	2009
	(unaudited)
		(In thousands)
Balance Sheet Data:
Total assets	$99,046	$37,944	$32,545	$33,213	$36,632	$37,636
Total liabilities	71,628	18,293	16,378	20,932	26,119	28,091
Total stockholders’ equity	27,417	19,651	16,167	12,281	10,513	9,545

SELECTED FINANCIAL DATA OF RMG

The following table sets forth selected financial data on a historical basis for RMG. You should read the following selected historical financial and operating data in conjunction with RMG’s historical financial statements and the related notes which are included elsewhere in this prospectus. The historical balance sheet data as of December 31, 2012, 2011 and 2010 of RMG and the statement of operations data for each of the three years in the period ended December 31, 2012 of RMG have been derived from the historical audited financial statements of RMG included elsewhere in this prospectus. The historical balance sheet data as of March 31, 2013 of RMG and the statement of operations data for each of the interim periods ended March 31, 2013 and 2012 of RMG have been derived from the historical unaudited financial statements of RMG included elsewhere in this prospectus. The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)	(unaudited)
	(In thousands)

Statement of Operations Data:

Total Revenue	$6,141	$6,899	$25,670	$20,481	$11,969
Loss from Operations	(2,725)	(1,279)	(5,596)	(10,896)	(11,594)
Net Loss	(4,241)	(2,686)	(11,536)	(14,916)	(11,810)

Balance Sheet Data:
Total assets	$19,538		$22,182	$28,351	$13,565
Total liabilities	37,458		35,962	30,996	7,852
Total stockholders’ (deficit)	(17,920)		(13,779)	(2,646)	5,713

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed combined pro forma statement of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 are based on the separate historical financial statements of RMG Networks, Symon and RMG.

The unaudited condensed combined pro forma financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of RMG Networks that would have occurred had it operated as a combined entity for the periods presented. The unaudited condensed combined pro forma financial information should not be relied upon as being indicative of our results of operations or financial position had the acquisitions of RMG and Symon (collectively, the “Transactions”) occurred on the dates assumed. The unaudited condensed combined pro forma financial information also does not project its results of operations or financial position for any future period or date.

The unaudited condensed combined pro forma statements of operations give pro forma effect to the Transactions as if they had occurred on January 1, 2012.

On April 8, 2013, we consummated the acquisition of RMG pursuant to a merger agreement (the “RMG Merger Agreement”). Pursuant to the terms of the RMG Merger Agreement, RMG was merged with and into a subsidiary of ours, with RMG continuing as the surviving corporation (the “RMG Merger”). As a result of the RMG Merger, RMG became our wholly-owned, indirect subsidiary. On April 19, 2013, we consummated the acquisition of Symon pursuant to a merger agreement (the “Symon Merger Agreement”). Pursuant to the terms of the Symon Merger Agreement, a subsidiary of ours was merged with and into Symon, with Symon continuing as the surviving corporation (the “Symon Merger”). As a result of the Symon Merger, Symon became our wholly-owned subsidiary. Our management has concluded, based on its evaluation of the facts and circumstances of the Transactions, that RMG Networks was the acquirer of both RMG and Symon for accounting purposes. RMG Networks retained effective control of RMG and Symon. After the Transactions, a large percentage of the combined entity’s voting rights was held by existing RMG Networks stockholders, primarily DRW and the Sponsor and its affiliates. Additionally, RMG Networks elects all but one of the combined entity’s five board members. Although most of the senior management of RMG and Symon continue to serve as management of the combined entity, this was not considered determinative as all other relevant factors were not aligned with the management composition.  Each of the Transactions constitutes the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805.  As a result, the basis of the assets and liabilities of RMG and Symon Holdings will be adjusted to their fair values and the appropriate amount of goodwill will be recorded for the consideration given in excess of the fair values assigned to the net identifiable assets. All transaction costs should be expensed as incurred, except those costs associated with equity raising (which should be recorded to additional paid-in capital) and debt financing (which should be recorded as deferred financing costs).

The pro forma adjustments principally give effect to:

•

In connection with the RMG Merger, we paid to RMG’s stockholders an aggregate of (i) 400,001 shares of SCG common stock, 300,000 of which were deposited in an escrow account, (ii) $10,000 in cash and (iii) $10,000 deposited in an escrow account. Additionally, we paid, on behalf of RMG and its subsidiaries, all indebtedness of RMG and its subsidiaries under RMG’s credit agreement at a discounted amount equal to $23,500,000, paid with $21,000,000 of cash and $2,500,000 of shares of our common stock.

•

In connection with the Symon Merger, we paid to Symon’s stockholders $45,000,000 less (i) any indebtedness on Symon’s books on the closing date and (ii) the excess of Symon’s expenses incurred in association with the Symon Merger over $2,000,000.

•

The unaudited pro forma condensed combined financial statements reflect RMG Networks purchasing the 4,551,228 shares of common stock validly tendered and not withdrawn pursuant to the tender offer consummated in connection with the RMG Merger (the “Tender Offer”), for an aggregate purchase price of approximately $45.5 million.

The following unaudited pro forma condensed combined financial information is based on:

•

The audited financial statements of SCG for the year ended December 31, 2012 and the unaudited financial results of SCG for the period from January 1, 2013 through April 8, 2013.

•

The audited financial statements of RMG for the year ended December 31, 2012 and the unaudited financial statements of RMG as of and for the three months ended March 31, 2013, which appear elsewhere in this prospectus, as well as the unaudited financial results of RMG for the period from April 1, 2013 through April 19, 2013.

•

The audited financial statements of Symon for the year ended January 31, 2013, which appear elsewhere in this prospectus, and the unaudited financial results of Symon as of and for the period from February 1, 2013 to April 19, 2013.

•

The unaudited financial statements of RMG Networks, or the Successor Company, for the period from April 20, 2013 through June 30, 2013, which appear elsewhere in this prospectus.

RMG Networks Holding Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

	Reach Media Group Holdings, Inc. (Historical)(A)	Symon Holdings Corporation (Historical)(B)	SCG Financial Acquisition Corp. (Historical)(A)		Pro Forma Adjustments (with 4,551,228 Tenders of Public Shares)		Combined Pro Forma (with 4,551,228 Tenders of Public Shares)

Revenue	$25,670,073	$42,528,391	$-		$-		$68,198,464

Cost of Revenue	14,133,009	18,441,521					32,574,530

Gross Margin	11,537,064	24,086,870	-		-		35,623,934

Operating Expenses	17,132,795	18,669,163	1,861,689		(2,891,213)	(C)	39,706,698
					3,225,357	(D)
					(583,463)	(E)
					2,680,900	(F)
					(388,530)	(G)

Income (Loss) from Continuing Operations	(5,595,731)	5,417,707	(1,861,689)		(2,043,051)		(4,082,764)

Other Income:
Interest & other income			53,586		(53,586)	(H)	0
Change in fair value of warrant liability			600,000				600,000

Interest & Other Expense	5,940,461	66,467			(5,940,461)	(I)	3,894,467
					3,828,000	(J)
Income Tax Expense		1,860,190			(1,860,190)

Net Income (Loss)	$(11,536,192)	$3,491,050	$(1,208,103)		$1,876,014		$(7,377,231)

Weighted average number of shares outstanding - basic and diluted	6,334,095	1,082,778	9,523,810	(K)(L)			6,285,583	(L)

Earnings (loss) per share - basic and diluted	$(1.82)	$3.22	$(0.13)				$(1.17)

RMG Networks Holding Corporation

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

For the Six Months Ended June 30, 2013

	Reach Media Group Holdings, Inc. (Historical)(A)	Symon Holdings Corporation (Historical)(B)	SCG Financial Acquisition Corp. (Historical)(A)	Pro Forma Adjustments			Combined Pro Forma

Revenue	$13,440,624	$19,804,912	$-	$(324,890)	(M)		$32,920,646

Cost of Revenue	8,103,414	9,125,561	-	-			17,228,975

Gross Margin	5,337,210	10,679,351		(324,890)			15,691,671

Operating Expenses	8,939,928	14,776,052	4,877,354	1,325,416	(N)		20,237,531
				(9,691,219)	(O)
Operating Income (Loss)	(3,602,718)	(4,096,701)	(4,877,354)	8,040,913			(4,545,860)

Other Income (Expense):

Warrant liability expense	-	-	(6,653,334)	-			(6,653,334)

Interest expense and other–net	(1,433,357)	(116,226)	(743,994)	370,142	(P)		(1,970,899)
				(47,464)	(Q)
Income (Loss) Before Income Tax	(5,036,075)	(4,212,927)	(12,284,682)	8,363,591			(13,170,093)

Income Tax (Benefit)(R)	-	-	-	-			-

Net Income (Loss)	$(5,036,075)	$(4,212,927)	$(12,284,682)	$8,363,591			$(13,170,093)

Other Comprehensive Income (Loss)	-	(138,604)	-	-			(138,604)

Total Comprehensive Income (Loss)	(5,036,075)	(4,351,531)	(12,284,682)	8,363,591			(13,308,697)

Weighted average number of shares outstanding - basic and diluted						(S)	6,285,583

Earnings (loss) per share - basic and diluted							$(2.10)

(A)

These unaudited pro forma condensed combined financial statements assume that the Transactions occurred on January 1, 2012. The SCG and RMG financial statements are derived from the audited financial statements for the year ended December 31, 2012 and the unaudited financials for the six months ended June 30, 2013.

(B)	The Symon consolidated financial statements reflect audited amounts for the fiscal year ended January 31, 2013 and unaudited amounts for the period February 1, 2013 through June 30, 2013.

(C)

Reflects the removal of the RMG net intangible assets and goodwill existing on the balance sheet on March 31, 2013 and the previous amortization expense for the period ended March 31, 2013 and the year ended December 31, 2012.

(D)

Reflects the estimated amortization resulting from the intangible assets created upon consummation of the RMG Merger.  The amounts reported in the table below reflect total amortization on the intangibles:

	Estimated Fair Value	Estimated Life	2012 Amortization	1st Quarter 2013 Amortization
Partner/Vender Relationships	$8,000,000	7 years	$1,142,857	$285,714
Customer Accounts/Relationships	3,000,000	6 years	500,000	125,000
Trademarks	750,000	5 years	150,000	37,500
Domain Names	25,000	2 years	12,500	3,125
Non-Compete Agreements	1,600,000	4 years	400,000	100,000
Technology	5,100,000	5 years	1,020,000	255,000
Total	$18,475,000		$3,225,357	$806,339

(E)

Reflects the removal of the Symon’s net intangible assets and goodwill existing on its April 19, 2013 balance sheet and the related amortization expense for the year ended January 31, 2013 and the period from February 1, 2013 through April 19, 2013.

(F)

This adjustment reflects the estimated amortization resulting from the intangible assets created upon consummation of the Symon Merger.  The amounts reported in the table below reflect total amortization on the intangibles as if the acquisition occurred on February 1, 2012:

	Estimated Fair Value	Estimated Life	2012 Amortization	February 1 – April 19, 2013 Amortization
Software	$4,482,000	5 years	$896,400	$191,559
Customer Relationships	14,276,000	8 years	1,784,500	381,345
Trademarks	2,568,000	indefinite	-	-
Total	$21,326,000		$2,680,900	$572,904

(G)	A pro forma adjustment has been made to eliminate the historical expense related to our prior management services agreement.

(H)	Reflects the elimination of SCG’s trust income.

(I)	Reflects the elimination of RMG interest expense as all debt was repaid upon consummation of the Transactions.

(J)

On April 19, 2013, SCG entered into a five-year $24 million senior secured term loan facility (the “Senior Credit Facility”), which was funded in full on April 19, 2013. The Senior Credit Facility will bear interest at a rate per annum equal to the Base Rate plus 7.25% or the LIBOR Rate plus 8.5%, at the election of the borrowers.  The LIBOR Rate is subject to a floor of 1.5%.  The pro forma adjustment assumes a 10% rate of interest on the Senior Credit Facility.  On April 19, 2013, SCG entered into a five-year unsecured $2.5 million junior term loan (“Term Loan A”) and a five-year unsecured $7.5 million junior term loan (“Term Loan B”) (collectively, the “Junior Loans”).  The Term Loan A will bear interest at a fixed rate of 12% per annum and the Term Loan B will bear interest at a fixed rate equal to the greater of 16% per annum and the current rate of interest under the Senior Credit Facility plus 4%.  The pro forma adjustment assumes a 12% and 16% interest rate for the Term Loan A and Term Loan B, respectively.  In consideration for providing the credit, SCG issued the lenders 63,000 shares of SCG common stock.

Loan Description	2012 Interest Expense	1st Quarter 2013 Interest Expense	Outstanding Principal As of March 31, 2013
Senior Credit Facility	$2,310,000	$540,000	$21,000,000
Term Loan A	300,000	75,000	2,500,000
Term Loan B	1,218,000	312,000	7,883,000
Total	$3,828,000	$927,000	$31,383,000

(K)	The presentation of weighted average shares outstanding includes all issued and outstanding shares of SCG common stock (including those shares subject to possible redemption).

(L)	The weighted average number of common shares outstanding (basic and diluted) are calculated as follows:

	Historical SCG Common Shares	Post-Transactions Common Shares (after tender of 4,551,228 shares)
Sponsor Shares	1,523,810	1,523,810
Public Shares	8,000,000	3,448,772
Shares Issued to RMG Shareholders		400,001
Lender Shares from (E) above		250,000
Shares Issued Pursuant to Financing Commitment from (BB) above		100,000
Shares Issued to DOOH Investments Pursuant to Equity Commitment	**120,000
Shares Issued to DOOH Investments in Private Offering from (GG) below		500,000
Lenders from (BB) above		63,000
Total Number of Shares for Pro Forma Purposes	9,643,810	6,285,583
Number of Shares Subject to Possible Redemption	(6,776,303)
Total	2,867,507

** Shares were cancelled on April 29, 2013.

(M)

Additional reduction of revenue for the six months ended June 30, 2013 resulting from the adjustment of Deferred Revenue on the Balance Sheet of Symon on the date of acquisition to market value on the date of acquisition as required by GAAP purchase accounting guidelines.

(N)	Additional amortization of Intangible Assets for the six months ended June 30, 2013. The Intangible assets arose from the acquisitions of RMG and Symon.

(O)	Elimination of acquisition expenses related to the acquisitions of RMG and Symon.

(P)

Reduction in interest expense based on the assumption that the senior and junior credit facilities established in connection with the acquisition of Symon were in existence for the six months ended June 30, 2013.

(Q)	Additional amortization of loan origination fees for the six months ended June 30, 2013 related to the senior and junior credit facilities.

(R)

Although the Company recognized a net loss before provision for income tax for the period ended June 30, 2013, no tax benefit related to the loss has been recognized because realization of the tax benefit is uncertain.

(S)	Weighted average shares outstanding represent the actual shares outstanding upon the consummation of the acquisitions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations should be read in conjunction with the sections of this prospectus entitled “Risk Factors — Risks Related to our Business”, “Forward-Looking Statements”, “Business” and the financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We were formed on January 5, 2011 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. We consummated the acquisition of RMG on April 8, 2013 and on April 19, 2013 acquired Symon. Symon is considered to be our predecessor corporation for accounting purposes.

As a result of the two acquisitions, we are a global provider of media applications and enterprise-class digital signage solutions. Through an extensive suite of products, including media services, proprietary software, software-embedded hardware, maintenance and creative content service, installation services, and third-party displays, we deliver complete end-to-end intelligent visual communication solutions to our clients. We are one of the largest integrated digital signage solution providers globally and conduct operations through our Media Networks and our Enterprise Solutions business units.

The RMG Media Networks business unit engages elusive audience segments with relevant content and advertising delivered through digital place-based networks. These networks include the RMG Airline Media Network. The RMG Airline Media Network is a U.S.-based network focused on selling advertising across airline digital media assets in executive clubs, on in-flight entertainment, or IFE, systems, on in-flight Wi-Fi portals and in private airport terminals. The network, which spans almost all major commercial passenger airlines in the United States, delivers advertising to an audience of affluent travelers and business decision makers in a captive and distraction-free video environment.

The RMG Enterprise Solutions business unit provides end-to-end digital signage applications to power intelligent visual communication implementations for critical contact center, supply chain, employee communications, hospitality, retail and other applications with a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceutical, utility and transportation industries, and in federal, state and local governments. These solutions are relied upon by approximately 70% of the North American Fortune 100 companies and thousands of overall customers in locations worldwide. The installations of Enterprise Solutions deliver real-time intelligent visual content that enhance the ways in which organizations communicate with employees and customers. The solutions are designed to integrate seamlessly with a customer’s IT infrastructure and data and security environments.

Revenue

We derive our revenue as follows:

•

Advertising

•

Product sales:

•

Licenses to use our proprietary software products;

•

Proprietary software-embedded media players;

•

Proprietary LED displays; and

•

Third-party flat screen displays and other third-party hardware.

•

Customer support services:

•

Product maintenance services; and

•

Subscription-based and custom creative content services.

•

Professional installation and training services

Revenue is recognized as outlined in “Critical Accounting Policies - Revenue Recognition” below.

Media Networks Revenues

We sell advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts), and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. We bill for these advertising services as required by the customer, but most frequently on a monthly basis following the delivery of the contracted ad insertions. Revenue is recognized at the end of the month in which fulfillment of the advertising orders occurred.

Enterprise Solutions Revenues

We sell our Enterprise products and services through our global sales force and through a select group of resellers and business partners. In North America, approximately 90% or more of our enterprise sales are generated solely by our sales team, with 10% or less through resellers in 2013. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of our global enterprise revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

We have formal contracts with our resellers that set the terms and conditions under which the parties conduct business. The resellers purchase products and services from us, generally with agreed-upon discounts, and resell the products and services to their customers, who are the end-users of the products and services. We do not offer contractual rights of return other than under standard product warranties, and product returns from resellers have been insignificant to date. We sell directly to our resellers and recognize revenue on sales to resellers upon delivery, consistent with our recognition policies. We bill resellers directly for the products and services they purchase. Software licenses and product warranties pass directly from us to the end-users.

Cost of Revenue

Media Networks Revenues

The cost of revenue associated with Media revenues consists primarily of revenue sharing with our airline and other business partners. Revenue sharing payments to airlines and other business partners are made on a monthly basis under either under minimum annual guarantees, or as a percentage of advertising revenues following collection from customers. The portion of revenue shared with partners ranges from 25% to 80% depending on the partner and the media asset. We make minimum annual payments to three partners and revenue sharing payments to all other partners. Our partnership agreements have terms generally ranging from one to five years. Four of our partnership agreements renew automatically unless terminated prior to renewal, and the remaining agreements have no obligation to renew.

Enterprise Revenues

The cost of revenue associated with Enterprise product sales consist primarily of the costs of media players, the costs of third-party flat screen displays, and the operating costs of our assembly and distribution center. The cost of revenue of professional services is the salary and related benefit costs of our employees and the travel costs of personnel providing installation and training services.  The cost of revenue of maintenance and content services consists of the salary and related benefit costs of personnel engaged in providing maintenance and content services and the annual costs associated with acquiring data from third-party content providers.

Operating Expenses

Our operating expenses are comprised of the following components:

•

Sales and marketing expenses include salaries and related benefit costs of sales personnel, sales commissions, travel by sales and sales support personnel, and marketing and advertising costs.

•

Research and development (“R&D”) costs consist of salaries and related benefit costs of R&D personnel and expenditures to outside third-party contractors. To date, all R&D expenses are expensed as incurred.

•

General and administrative expenses consist primarily of salaries and related benefit costs of executives, accounting, finance, administrative, and IT personnel. Also included in this category are other corporate expenses such as rent, utilities, insurance, professional service fees, office expenses, travel by general and administrative personnel, and meeting expenses.

•

Acquisition expenses are comprised of the following:

•

Professional fees paid to attorneys, accountants, consultants, and other professionals in connection with the acquisitions of RMG and Symon.

•

All costs associated with integrating and restructuring the operations of the acquired companies.

•

Expenses incurred by us prior to the acquisitions while still a development stage company.

•

Depreciation and amortization costs include depreciation of our office furniture, fixtures, and equipment and amortization of intangible assets.

Given the nature of our formation, our financial results are required to be reported on a basis that includes various groupings of the three companies (RMG Networks Holding Corporation, RMG and Symon), and for different time periods, both before and after the two acquisitions.

Results of Operations

Comparison of the period from April 20, 2013 to June 30, 2013 and the six months ended July 31, 2012

As discussed above, we acquired RMG on April 8, 2013 and Symon on April 19, 2013. Prior to our acquisition of Symon, Symon had a January 31 fiscal year end. Our financial statements have been prepared based on generally accepted reporting standards which require different groupings of the companies for differing periods. As a result, the financial statements for the period April 20, 2013 through June 30, 2013 include the results of operations of us, RMG, and Symon (the “Successor Company”) for only seventy two days. The financial statements for the six months ended July 31, 2012 include only the results of operations of Symon (the “Predecessor Company”) for the entire six-month period. As a result, the financial results shown are not generally comparable on a meaningful basis.

	April 20, 2013 through	Six Months Ended
	June 30,	July 31,	Change
	2013	2012	Dollars	%
Revenue	$15,050,027	$18,880,981	$(3,830,954)	-20.3%
Cost Of Revenue	8,387,112	7,743,183	643,929	8.3%
Gross Profit	6,662,915	11,137,798	(4,474,883)	-40.2%

Operating Expenses -
Sales and marketing	3,351,286	3,676,490	(325,204)	-8.8%
General and administrative	2,585,983	3,741,025	(1,155,042)	-30.9%
Research and development	806,401	1,023,521	(217,120	-21.2%
Acquisition expenses	985,566	0	985,566
Depreciation and amortization	1,292,276	651,362	640,914	98.4%
Total Operating Expenses	9,021,512	9,092,398	(70,886)	-1.0%
Operating Income (Loss)	(2,358,597)	2,045,400	(4,403,997)	-215.3%
Warrant liability expense	(3,920,000)	0	(3,920,000)
Interest expense and other – net	(495,880)	(56,135)	(439,745)	-783.4%
Income (Loss) Before Income Taxes	(6,774,477)	1,989,265	(8,763,742)	-440.6%
Income Tax Expense (Benefit)	132,365	641,527	(509,162)	-79.4%
Net Income (Loss)	$(6,906,842)	$1,347,738	$(8,254,580)	-612.5%

Revenue

Revenue was $15,050,027 and $18,880,981 for the period April 20, 2013 through June 30, 2013 and the six months ended July 31, 2012, respectively. This represents a $3,830,954, or 20.3%, decrease. This difference in revenue is due to the fact that revenues shown for the period ended June 30, 2013 include results for the Successor Company for only seventy two days, and the revenues shown for the six months ended July 31, 2012 include the revenues of the Predecessor Company for the entire six-month period.

During the period ended June 30, 2013 and the six months ended July 31, 2012, our revenues were derived as follows.

	April 20, 2013 through	Six Months Ended
	June 30, 2013	July 31, 2012
Revenue
Advertising	$5,556,557	$0
Products	5,069,160	7,544,343
Maintenance and content services	2,572,555	8,375,245
Professional services	1,851,755	2,961,393
Total	$15,050,027	$18,880,981

The fluctuations in the components of revenues between the two periods are due to the same reason stated above with respect to total revenues. Specifically, since the Media Networks business unit is not included in revenues shown for the six-month period ended July 31, 2012, there are no advertising revenues in the six-month period.

The following table reflects our sales on a geographic basis.

	April 20, 2013 through June 30, 2013		Six Months ended July 31, 2012
North America	$11,681,562	79.3%	$13,410,876	71.0%
EMEA	3,368,465	20.7%	5,470,105	29.0%
Total	$15,050,027	100.0%	$18,880,981	100.0%

We believe that a better basis for comparing our financial results for 2013 and 2012 can be found in Note #13 to our unaudited financial statements as of and for the period ended June 30, 2013 located elsewhere in this prospectus that provides “Pro-Forma” financial results for the six-month periods ended June 30, 2013 and 2012. This information provides our results of operations assuming the acquisitions of RMG and Symon had occurred on January 1, 2012 and we had operated as a combined entity since that date.

The Pro-Forma financial results reflect revenues of $32,920,646 and $32,465,262 for the six-month periods ended June 30, 2013 and 2012, respectively. These revenue totals include reductions in revenues of $1,000,000 in each six-month period resulting from the adjustment to market of our deferred revenue accounts at the acquisition date in accordance with GAAP purchase accounting guidelines.

Differences in the composition of our revenues for the two six-month Pro-Forma periods are as follows:

•

Advertising revenues from our Media Networks business unit totaled $12,510,676 and $10,626,350 for the six-month periods ended June 30, 2013 and 2012, respectively. This is a $1,884,326, or 17.7%, increase.

•

Revenues generated by our Enterprise Solutions business unit increased by $1,176,663, or 15.5%.

•

We had a $2,232,487, or 33.2%, decrease in professional services revenues. The vast majority of this decrease is due to the fact that we provided custom software development services for a customer in the six-month period ended June 30, 2012. These software services were of a non-recurring nature and there were no similar custom software development services provided in the six-month period ended June 30, 2013.

Cost of Revenue

Cost of revenue totaled $8,387,112 and $7,743,183 for the period from April 20, 2013 through June 30, 2013 and the six months ended July 31, 2012, respectively. This $643,929 increase in cost of revenue is directly attributable to the previous explanations given for the fluctuations in revenues, i.e., the cost of revenues are comprised of cost of revenue totals for different time periods and different groupings of companies.

The following table summarizes the composition of our revenue and cost of revenue for the period from April 20, 2013 through June 30, 2013 and the six months ended July 31, 2012.

	April 20, 2013 through		Six Months ended
	June 30,		July 31,		Change
	2013	%	2012	%	Dollars	%
Revenue -
Advertising	$5,556,557	36.9%	$0	0.0%	$5,556,557
Products	5,069,160	33.7%	7,544,343	40.0%	(2,475,183)	-32.8%
Maintenance and content services	2,572,555	17.1%	8,375,245	44.3%	(5,802,690)	-69.3%
Professional services	1,851,755	12.3%	,2,961,393	15.7%	(1,109,638)	-37.5%
Total	15,050,027	100.0%	18,880,981	100.0%	(3,830,954)	-20.3%
Cost of Revenue -
Advertising	3,355,883	40.0%	0	0.0%	3,355,883
Products	3,261,492	38.9%	4,295,494	55.5%	(1,034,002)	-24.1%
Maintenance and content services	572,433	6.8%	1,435,208	18.5%	(862,775)	-60.1%
Professional services	1,197,304	14.3%	2,012,481	26.0%	(815,177)	-40.5%
Total	$8,387,112	100.0%	$7,743,183	100.0%	$643,929	8.3%

The fluctuations in the components of cost of revenues between the two periods are due to the same reasons stated above with respect to total revenues. Specifically, since the Media Networks business unit is not included in revenues shown for the six-month period ended July 31, 2012, there are no advertising revenues in that six-month period and, as a result, no associated cost of advertising revenues.

The following table reflects our gross margins for the period ended June 30, 2013 and the six months ended July 31, 2012:

	April 20, 2013 through June 30, 2013		Six Months ended July 31, 2012
Advertising	$2,200,674	39.6%	$0	0.0%
Products	1,807,668	35.7%	3,248,849	43.1%
Maintenance and content services	2,000,122	77.7%	6,940,037	82.9%
Professional services	654,451	35.3%	948,912	32.0%

Although the financial results are for different time periods and for different groupings of companies, the gross margins for the period ended June 30, 2013 and the six-month period ended July 31, 2012 are comparable to the gross margins shown in the Pro-Forma financial results for the six-month periods ended June 30, 2013 and 2012.

Operating Expenses

Operating expenses totaled $9,021,512 and $9,092,398 for the period from April 20 throughJune 30, 2013 and the six months ended July 31, 2012, respectively. This $70,886 decrease in operating expenses is also directly attributable to the previous explanations given for the fluctuations in revenues and cost of revenues, i.e., the operating expenses are comprised of operating expense totals for different time periods and different groupings of companies.

We incurred increased amortization expense of $640,914 in 2013 because of the amortization of the intangible assets recorded as a result of the acquisitions of RMG and Symon in accordance with GAAP purchase accounting guidelines.

A comparison of operating expenses shown in the Pro-Forma financial results reflects that pro-forma operating expenses totaled $25,041,396 and $19,080,510 for the six-month periods ended June 30, 2013 and 2012, respectively. The increase in operating expenses was primarily due to the following items:

•

We incurred $4,135,316 of expenses in 2013 in connection with the acquisitions of RMG and Symon.

•

Sales and marketing expenses were $1,807,220 higher in 2013 due to implementing our multiple sales growth initiatives. These initiatives include additional sales and sales support personnel and new marketing programs, materials, and personnel.

Warrant Liability Expense

We calculate our warrant liability based on the quoted market value of our outstanding warrants. The warrant liability expense of $3,920,000 for the period April 20 through June 30, 2013 represents the increase in our warrant liability during that period. The financial results for 2012 include only the results of Symon, which had no outstanding warrants.

Interest and other – Net

Interest expense and other - net increased by $439,745 due to interest related to our borrowings that were used finance the acquisition of Symon. The financial results shown for the six months ended July 31, 2012 include only Symon which had no outstanding debt.

Comparison of the period from April 20, 2013 to June 30, 2013 to the quarter ended July 31, 2012

As previously discussed, our financial results are required to be reported on a basis that includes various groupings of the three companies (us, RMG, and Symon), and for different time periods, both before and after the two acquisitions. The following analysis compares the financial results of the Successor Company (us, RMG, and Symon) for the period April 20 through June 30, 2013 with the financial results of the Predecessor Company (Symon) for the quarter ended July 31, 2012.

	April 20, 2013 through	Quarter Ended
	June 30,	July 31,	Change
	2013	2012	Dollars	%
Revenue	$15,050,027	$9,456,335	$5,593,692	59.2%
Cost Of Revenue	8,387,112	3,855,201	4,531,911	117.6%
Gross Profit	6,662,915	5,601,134	1,061,781	19.0%
Operating Expenses -
Sales and marketing	3,351,286	1,881,216	1,470,430	78.2%
General and administrative	2,585,983	1,870,843	715,140	38.2%
Research and development	806,401	485,474	320,567	66.0%
Acquisition expenses	985,566	0	985,566
Depreciation and amortization	1,292,276	329,483	962,793	292.2%
Total Operating Expenses	9,021,512	4,567,016	4,454,496	97.5%
Operating Income (Loss)	(2,358,597)	1,034,118	(3,392,715)	-328.1%
Warrant Liability	(3,920,000)	0	(3,920,000)
Interest and Other - Net	(495,880)	(14,052)	(481,828)	342.9%
Income (Loss)Before Income Taxes	(6,774,477)	1,020,066	(7,794,543)	764.1%
Income Tax Expense	132,365	322,831	(190,466)
Net Income (Loss)	$(6,906,842)	$697,235	$(7,604,077)

Revenue

Revenue was $15,050,027 and $9,456,335 for the period April 20, 2013 to June 30, 2013 and the quarter ended July 31, 2012, respectively. This represents a $5,593,692, or 59.2%, increase in revenues for the period ended June 30, 2013.

Our operations included advertising revenue of $5,556,557 from our Media Networks business unit during the period ended June 30, 2013. Operations of the Predecessor Company for the quarter ended July 31, 2012 did not include any advertising revenue from the Media Networks business unit. We recognized an increase of $1,303,771, or 34.6%, in sales of our proprietary software, software-embedded media players and LED displays. We continued to sell maintenance and content services with the majority of our new orders and renewed a large percentage of our customers’ maintenance and content services contracts.

During the period ended June 30, 2013 and the quarter ended July 31, 2012 our revenues were derived as follows.

	April 20, 2013 through June 30, 2013		Quarter Ended July 31, 2012
	$	%	$	%
Revenue -
Advertising	5,556,557	36.9%	0	0.0%
Products	5,069,160	33.7%	3,765,389	39.8%
Maintenance and content services	2,572,555	17.1%	4,198,958	44.4%
Professional services	1,851,755	12.3%	1,491,988	15.8%
Total	15,050,027	100.0%	9,456,335	100.0%

The following table reflects our sales on a geographic basis.

	April 20, 2013 through June 30, 2013		Quarter Ended July 31, 2012
North America	$11,681,562	77.6%	$6,510,062	73.3%
EMEA	3,368,465	22.4%	2,946,273	26.7%
Total	$15,050,027	100.0%	$9,456,335	100.0%

North America revenues were $5,171,500 higher in the period ended June 30, 2013 because of advertising revenues from the Media Networks business unit. The vast majority of the revenues of the Media Networks business unit are generated from customers in North America.

Cost of Revenue

Cost of revenue totaled $8,387,112 and $3,855,201 for the period April 20, 2013 through June 30, 2013 and the quarter ended July 31, 2012, respectively. This increase in the total cost of revenue is primarily attributable to the cost of revenue associated with advertising revenues generated by the Media Networks business unit. Operations of the Predecessor company for the quarter ended July 31, 2012 did not include any advertising revenue from the Media Networks business unit.

Our overall gross margin on sales in the period April 20, 2013 through June 30, 2013 decreased to 44.3% from 59.2% in the quarter ended July 31, 2012. This lower gross margin on revenues was primarily attributable to the fact that advertising revenues, which comprised 34.9% of total revenues in the period ended June 30, 2013, generate a lower gross margin than the average gross margin of our other products and services.

The following table summarizes the composition of our revenue, cost of revenue, and gross margins for the period April 20, 2013 through June 30, 2013 and the three months ended July 31, 2012.

	April 20, 2013 through		Six Months ended
	June 30, 2013		July 31, 2012		Change
	Dollars	%	Dollars	%	Dollars	%
Revenue -
Advertising	$5,556,557	36.9%	$0	0.0%	$5,556,557
Products	5,069,160	33.7%	3,765,389	40.0%	1,303,771	34.6%
Maintenance and content services	2,572,555	17.1%	4,198,958	44.3%	(1,626,403)	-38.7%
Professional services	1,851,755	12.3%	1,491,988	15.7%	359,767	24.1%
Total	$15,050,027	100.0%	$9,456,335	100.0%	$5,593,692	59.2%
Cost of Revenue -
Advertising	3,355,883	40.0%	0	0.0%	3,355,883
Products	3,261,492	38.9%	2,157,977	56.0%	1,103,515	51.1%
Maintenance and content services	572,433	6.8%	651,763	16.9%	(79,330)	-12.2%
Professional services	1,197,304	14.3%	1,045,461	27.1%	151,843	14.5%
Total	$8,387,112	100.0%	$3,855,201	100.0%	$4,531,911	117.6%
Gross Margin -	6,662,915	44.3%	5,601,134	59.2%	1,061,781	19.0%

Advertising	$1,900,674	36.2%	$0	0.0%	$1,900,674

Products	1,807,668	35.6%	1,607,412	42.3%	200,256	12.5%

Maintenance and content services	2,000,122	77.8%	3,547,195	84.5%	(1,547,073)	-43.6%

Professional services	954,451	44.4%	446,527	29.9%	507,924	113.7%

Operating Expenses

Operating expenses totaled $9,021,512 and $4,567,016 for the period April 20, 2013 through June 30, 2013 and the quarter ended July 31, 2012, respectively. This represents a $4,454,496, or 97.5%, increase in operating expenses. The major fluctuations in operating expenses were as follows:

•

We incurred $946,111 of acquisition expenses in the period ended June 30, 2013;

•

Sales and marketing expenses increased $1,470,430 and general and administrative expenses increased $715,140 due to the combination of the acquired companies. This resulted in a 58.2% increase in these expenses during the period ended June 30, 2013;

•

Depreciation and amortization expense increased $962,793 or 292.2% because of the amortization of the Intangible Assets acquired in the two acquisitions.

Warrant Liability Expense

We calculate our warrant liability based on the quoted market value of our outstanding warrants. The warrant liability expense of $3,920,000 for the period April 20 through June 30, 2013 represents the increase in our warrant liability during that period. The financial results for 2012 include only the results of Symon which had no outstanding warrants.

Interest and other – Net

Interest expense and other - net increased by $481,828 due to interest on our borrowings that were used to finance the acquisition of Symon. The financial results shown for the three-months ended July 31, 2012 include only Symon which had no outstanding debt.

Comparison of the Fiscal Year ended January 31, 2013 to the Fiscal Year ended January 31, 2012

The following table summarizes Symon’s operating results for the fiscal year ended January 31, 2013 compared to the fiscal year ended January 31, 2012.

	Fiscal Year Ended January 31,		Changes from Previous Year
	2013	2012	Dollars	%
Revenue	$42,528,391	$40,826,490	$1,701,901	4.2%
Cost Of Revenue	18,441,521	17,195,168	1,246,353	7.2%
Gross Profit	24,086,870	23,631,322	455,548	1.9%

Operating Expenses -
Research and development	2,103,078	1,994,581	108,497	5.4%
Sales and marketing	7,760,739	7,474,354	286,385	3.8%
General and administrative	7,693,398	6,740,205	953,193	14.1%
Depreciation and amortization	1,111,948	1,369,747	(257,799)	-18.8%
Total Operating Expenses	18,669,163	17,578,887	1,090,276	6.2%
Operating Income	5,417,707	6,052,435	(634,728)	-10.5%
Interest and Other - Net	(66,467)	(212,262)	145,795	68.7%
Income Before Income Taxes	5,351,240	5,840,173	(488,933)	-8.4%
Income Tax Expense	1,860,190	1,913,881	(53,691)	-2.8%
Net Income	$3,491,050	$3,926,292	$(435,242)	-11.1%

Revenue

Revenue was $42,528,391 and $40,826,490 for the fiscal year ended January 31, 2013 and 2012, respectively. This represents a $1,701,901 or 4.2% increase in revenues for the fiscal year ended January 31, 2013. This increase in sales was primarily due to increased sales by Symon’s office in Dubai, United Arab Emirates.

Symon experienced an $821,826 or 6.4% decrease in sales of its proprietary software, software-embedded media players and LED displays. Symon’s sales pipeline remained strong throughout the year; however, several large sales orders that were expected to be received by year-end were not received. Symon had an increase of $2,956,900 or 69.7% in sales of third-party products. This was primarily due to a major order from a customer in Saudi Arabia that was generated by the Dubai office. Symon also had a $710,764 or 10.2% decrease in professional services during the fiscal year ended January 31, 2013. This decrease was caused by customer delays in installation projects and the fact that Symon had less revenues associated with services provided by third-party contractors. Revenue from maintenance and content services increased $277,591 or 1.7% during the fiscal ended January 31, 2013. Symon continued to sell maintenance and content services with the majority of its new orders and renewed a large percentage of its customers’ maintenance and content services contracts.

During the fiscal years ended January 31, 2013 and 2012, Symon’s revenues were derived as follows.

	Fiscal Year Ended January 31,
	2013	2012
Revenue -
Products	45.1%	41.8%
Professional services	14.8%	17.1%
Maintenance and content	40.1%	41.1%
Total	100.0%	100.0%

The following table reflects Symon’s sales on a geographic basis.

	Fiscal Year Ended January 31,
	2013		2012
North America	$29,750,058	70.0%	$29,610,611	72.5%
EMEA	12,778,333	30.0%	11,215,879	27.5%
Total	$42,528,391	100.0%	$40,826,490	100.0%

North America and EMEA sales were $139,447 and $1,562,454 higher, respectively, in the fiscal year ended January 31, 2013 than in the fiscal year ended January 31, 2012. The primary reason for the increase in EMEA sales was the large increase in sales volume generated by the Dubai office.

Cost of Revenue

Cost of revenue totaled $18,441,521 and $17,195,168 for the fiscal years ended January 31, 2013 and 2012, respectively. This increase in the total cost of revenue is primarily attributable to the increase in product sales volume for the fiscal year ended January 31, 2013. Symon’s overall gross margin on sales in the fiscal year ended January 21, 2013 decreased to 56.6% from 57.9%. This lower gross margin on sales was primarily attributable to the fact that sales of third-party products, on which Symon realizes a lower gross margin, comprised a higher percentage of Symon’s sales than in the previous year.

The following table summarizes Symon’s gross margins for the fiscal years ended January 31, 2013 and 2012.

	Fiscal Year Ended January 31,				Changes from Previous Year
	2013	%	2012	%	Dollars	%
Revenue -
Products	$19,185,359	45.1%	$17,050,285	41.8%	$2,135,074	12.5%
Professional services	6,277,549	14.8%	6,988,313	17.1%	(710,764)	-10.2%
Maintenance and content	17,065,483	40.1%	16,787,892	41.1%	277,591	1.7%
Total	$42,528,391	100.0%	$40,826,490	100.0%	$1,701,901	4.2%
Cost of Revenue -
Products	11,581,070	62.8%	10,034,866	58.4%	1,546,204	15.4%
Professional services	4,352,611	23.6%	4,729,414	27.5%	(376,803)	-8.0%
Maintenance and content	2,507,840	13.6%	2,430,888	14.1%	76,952	3.2%
Total	$18,441,521	100.0%	$17,195,168	100.0%	$1,246,353	7.2%
Gross Margin -
Products	$7,604,289		$7,015,419
	39.6%		41.1%
Professional services	$1,924,938		$2,258,899
	30.7%		32.3%
Maintenance and content	$14,557,643		$14,357,004
	85.3%		85.5%

Operating Expenses

Operating expenses totaled $18,669,163 and $17,578,887 for the fiscal years ended January 31, 2013 and 2012, respectively. This represents a $1,090,276 or 6.2% increase in operating expenses for the fiscal year ended January 31, 2013. The major fluctuations in operating expenses were as follows:

•

Research and development expenses were $108,497 higher primarily due to incentive compensation paid to software developers to complete a year-end project;

•

Sales and marketing expenses increased $286,385 due primarily to additional sales personnel;

•

General and administrative expenses increased $953,193 because of professional fees incurred in connection with the SCG transaction and because of additional personnel; and

•

Depreciation and amortization expense decreased $257,799 primarily because certain intangible assets became fully amortized.

Interest and other – Net

Interest expense decreased significantly because Symon had repaid the vast majority of its bank debt by October 31, 2011.

Comparison of the Fiscal Year Ended January 31, 2012 to the Fiscal Year Ended January 31, 2011

The following table summarizes Symon’s operating results for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

	Fiscal Year Ended January 31,		Changes from Previous Year
	2012	2011	Dollars	%
Revenue	$40,826,490	$39,710,521	$1,115,969	2.8%
Cost Of Revenue	17,195,168	15,978,531	1,216,637	7.6%
Gross Profit	23,631,322	23,731,990	(100,668)	-.4%

Operating Expenses -
Research and development	1,994,581	2,489,844	(495,263)	-19.9%
Sales and marketing	7,474,354	8,212,914	(738,560)	-9.0%
General and administrative	6,740,205	7,728,410	(988,205)	-12.8%
Depreciation and amortization	1,369,747	2,279,096	(909,349)	-39.9%
Total Operating Expenses	17,578,887	20,710,264	(3,131,377)	-15.1%
Operating Income	6,052,435	3,021,726	3,030,709	100.3%
Interest and Other	(212,262)	(385,234)	172,972	44.9%
Income Before Income Taxes	5,840,173	2,636,492	3,203,681	121.5%
Income Tax Expense	1,913,881	871,061	1,042,820	119.7%
Net Income	$3,926,292	$1,765,431	$2,160,861	122.4%

Revenue

Revenue was $40,826,490 and $39,710,521 for the fiscal years ended January 31, 2012 and 2011, respectively. This represents a $1,115,969 or 2.8% increase in revenue. A large portion of this increase was attributable to the sales generated by Symon’s office in Dubai, which opened in August 2009. This office sells products and services to customers in the Middle East.

Overall, Symon realized a $287,227 or 1.7% increase in product sales. This net sales increase in product sales was primarily attributable to a $646,885 or 18.0% increase in sales of third-party products by Symon’s office in Dubai. This increase was offset by a $359,658 or 2.7% decrease in sales of Symon’s proprietary software, software-embedded media players, and LED displays. In addition, Symon realized a $409,242 or 6.2% increase in professional services, and a $420,779 or 2.6% increase in maintenance and content services revenues.

During the fiscal years ended January 31, 2012 and 2011, Symon’s revenue was derived as follows.

	Fiscal Year Ended January 31,
	2012	2011
Revenue -
Products	41.8%	42.2%
Professional services	17.1%	16.6%
Maintenance and content	41.1%	41.2%
Total	100.0%	100.0%

The following table reflects Symon’s revenue on a geographic basis.

	Fiscal Year Ended January 31,
	2012		2011
North America	$29,610,611	72.5%	$30,430,458	76.6%
EMEA	11,215,879	27.5%	9,280,063	23.4%
Total	$40,826,490	100.0%	$39,710,521	100.0%

North American sales were $819,847 or 2.7% less and EMEA sales were $1,935,816 or 20.9% higher in the fiscal year ended January 31, 2012. The increase in EMEA sales was primarily attributable to sales generated by Symon’s office in Dubai, United Arab Emirates.

Cost of Revenue

Cost of revenue totaled $17,195,168 and 15,978,531 for the fiscal years ended January 31, 2012 and 2011, respectively. This increase in the total cost of revenue was due to the costs associated with increased product sales. Symon’s overall gross margin on sales decreased to 57.9% from 59.8%.

The following table summarizes Symon’s gross margins for the fiscal years ended January 31, 2012 and 2011.

	Fiscal Year Ended January 31,				Changes from Previous Year
	2012	%	2011	%	Dollars	%
Revenue -
Products	$17,050,285	41.8%	$16,763,058	42.2%	$287,227	1.7%
Professional services	6,988,313	17.1%	6,580,350	16.6%	407,963	6.2%
Maintenance and content	16,787,892	41.1%	16,367,113	41.2%	420,779	2.6%
Total	$40,826,490	100.0%	$39,710,521	100.0%	$1,115,969	2.8%

Cost of Revenue -
Products	$10,034,866	58.4%	$8,916,616	55.8%	$1,118,250	12.5%
Professional services	4,729,414	27.5%	4,618,217	28.9%	111,197	2.4%
Maintenance and content	2,430,888	14.1%	2,443,698	15.3%	(12,810)	.1%
Total	$17,195,168	100.0%	$15,978,531	100.0%	$1,216,637	7.6%

Gross Margin -
Products	$7,015,419		$7,846,442
	41.1%		46.8%
Professional services	$2,258,899		$1,962,133
	32.3%		29.8%
Maintenance and content	$14,357,004		$13,923,415
	85.5%		85.1%

Operating Expenses

Operating expenses totaled $17,578,887 and $20,710,264 for the fiscal years ended January 31, 2012 and 2011, respectively. This represents a $3,131,377 decrease in operating expenses during the fiscal year ended January 31, 2012. The major fluctuations in operating expenses were as follows.

•

Research and development expenses were $495,263 or 19.9% less due to fewer R&D personnel and reduced use of outside contractors.

•

Sales and marketing expenses were $738,560 or 9.0% lower primarily due to a reduction in sales salaries and commissions of $563,276 or 8.4% and a reduction in advertising and marketing expenses of $201,128 or 29.5%.

•

General and administrative expenses were $988,205 or 12.8% lower due to a reduction in personnel.

•

Depreciation and amortization was $909,349 or 39.9% less primarily due to the fact that certain intangible assets became fully amortized.

Interest and other – Net

Interest expense decreased significantly in the fiscal year ended January 31, 2012 because Symon had repaid the vast majority of its bank debt by October 31, 2011.

Liquidity and Capital Resources

Historically, Symon’s primary source of liquidity has been cash generated from the sales of products and services to its global customers. Symon’s primary uses of cash has been payments of operating expenses, purchases of inventory, and capital expenditures.

We believe that the proceeds from this offering, together with cash generated from sales, will be sufficient to meet working capital requirements and anticipated capital expenditures of the combined business for at least the next twelve months.

We have generated and used cash as follows:

	April 20, 2013 through June 30,	Six Months Ended July 31,	Fiscal Year Ended January 31,
	2013	2012	2013	2012	2011
Operating cash flow	$(3,877,514)	2,751,020	$6,962,831	$6,119,897	$4,613,036
Investing cash flow	(381,232)	(205,272)	(575,106)	(616,581)	(560,550)
Financing cash flow	(600,000)	0	0	(5,000,000)	(6,550,000)

Operating Activities

The decrease in cash from operating activities of $3,877,514 for the period April 20, 2013 through June 30, 2013 is primarily due to the net loss of $6,906,842 recognized by the Successor Company. The net loss is offset by the $3,920,000 charge to earnings for the increase in our warrant liability and the $1,292,276 charge for depreciation and amortization, because these are both non-cash expenses in the period. In addition, the following changes in assets and liabilities affected cash from operating activities during the period:

•

Accounts receivable increased by $4,412,699 due to the very high sales level by the Enterprise Solutions business unit in June.

•

Accounts payable increased by $1,840,941 as improved payment terms were achieved with certain vendors.

•

Deferred revenue decreased by $372,579.

The increase in cash from operating activities of $2,751,020 for the six months ended July 31, 2012 was primarily due to net income of $1,347,738 recognized by Symon, the Predecessor Company. The effect of net income on cash is increased by depreciation and amortization for the period of $651,362 because it is a non-cash charge to earnings. In addition, the following changes in assets and liabilities affected cash from operating activities during the period:

•

Accounts receivable decreased by $936,316 due to increased and more successful collections efforts.

•

Inventory decreased by $747,248 as inventory levels were better aligned with customer order flow.

•

Accounts payable decreased by $1,034,322.

The increase in cash from operating activities for the fiscal year ended January 31, 2013 as compared to the fiscal year ended January 31, 2012 was primarily due to changes in the following operating assets and liabilities:

•

Accounts payable increased by $1,684,425 primarily because Symon negotiated extended payment terms with a large manufacturer of hardware products;

•

Deferred revenue increased by $686,801 due to an increase in deferred revenue related to maintenance and content services contracts;

•

Accounts receivable increased by $442,329 due to the high level of sales in the fourth quarter; and

•

Inventory decreased by $607,540 because Symon closely controlled inventory levels.

The increase in cash from operating activities for the fiscal year ended January 31, 2012 as compared to the fiscal year ended January 31, 2011 was primarily due to higher sales and profitability.

Investing Activities

The decrease in cash of the Successor Company of $381,323 from investing activities during the period April 20, 2013 through June 30, 2013 is due to an additional payment of $209,079 in connection with the Symon acquisition and expenditures of $172,244 for capital assets.

The decrease in cash of the Predecessor Company of $205,272 from investing activities during the six months ended July 30, 2012 is due to expenditures for capital assets.

The decrease in cash used in the fiscal year ended January 31, 2013 as compared to the fiscal year ended January 31, 2012 was due to final payment made in connection with a previously completed business combination.

The increase in cash used in the fiscal year ended January 31, 2012 as compared to the fiscal year ended January 31, 2011 was due primarily to higher capital expenditures in the fiscal year ended January 31, 2012. Symon also made payments to a former stockholder in the fiscal years ended January 31, 2012 and 2011 in connection with a previous business combination.

Financing Activities

The Successor Company made a quarterly principal payment of $600,000 to its lenders during the period ended June 30, 2013.

Cash used in financing activities by the Predecessor Company were payments of Symon’s outstanding bank debt, which was incurred at the time of Symon’s being acquired by affiliates of Golden Gate Capital. The bank debt was paid off in advance of its maturity date.

Recent Developments

Senior Credit Agreement

On April 19, 2013, we entered into a Credit Agreement by and among us and certain of our direct and indirect domestic subsidiaries party thereto from time to time (including Symon and RMG) as borrowers (the “Borrowers”), certain of our direct and indirect domestic subsidiaries party thereto from time to time as guarantors (the “Guarantors” and, together with the Borrowers, collectively, the “Loan Parties”), the financial institutions from time to time party thereto as lenders (the “Senior Lenders”), Kayne Anderson Credit Advisors, LLC, as administrative agent (the “Senior Administrative Agent”), and Comvest Capital II, L.P., as Documentation Agent (the “Senior Credit Agreement”). The Senior Credit Agreement provides for a five-year $24 million senior secured term loan facility (the “Senior Credit Facility”), which was funded in full on April 19, 2013. The Senior Credit Facility is guaranteed jointly and severally by the Guarantors, and is secured by a first-priority security interest in substantially all of the existing and future assets of the Loan Parties (the “Collateral”).

The Senior Credit Facility will bear interest at a rate per annum equal to the Base Rate plus 7.25% or the LIBOR Rate plus 8.5%, at the election of the Borrowers. If an event of default has occurred and is continuing under the Senior Credit Agreement, the interest rate applicable to borrowings under the Senior Credit Agreement will automatically be increased by 2% per annum. The “Base Rate” and the “LIBOR Rate” are defined in a manner customary for credit facilities of this type. The LIBOR Rate is subject to a floor of 1.5%.

We are required to make quarterly principal amortization payments in the amount of $600,000 (subject to adjustment as provided in the Senior Credit Agreement), with the first such amortization payment due on July 1, 2013. Subject to certain conditions contained in the Senior Credit Agreement, we may prepay the principal of the Senior Credit Facility in whole or in part. In addition, we are required to prepay the principal of the Senior Credit Facility (subject to certain basket amounts and exceptions) in amounts equal to (i) 50% of the “Excess Cash Flow” of us and our subsidiaries for each fiscal year (as defined in the Senior Credit Agreement); (ii) 100% of the net cash proceeds from asset sales, debt issuances or equity issuances by us or any of the other Loan Parties; and (iii) 100% of any cash received by us or any of the other Loan Parties not in the ordinary course of business (excluding cash from asset sales and debt and equity issuances), net of reasonable collection costs.

In the case of a debt or equity issuance (including this offering), we are permitted to deposit the proceeds of the issuance into a restricted deposit account, subject to a tri-party account control agreement in form and substance reasonably satisfactory to the administrative agent. Such proceeds will be available during the one year following the sale of such securities for strategic acquisitions and/or capital expenditures, in each case to the extent permitted by the terms of the Senior Credit Agreement. The Senior Credit Agreement requires that any proceeds not used for such purposes within one year would be used to pay down the Senior Credit Facility.

We will not be required to make any mandatory prepayment to the extent that, after giving effect to such mandatory prepayment, the unrestricted cash on hand of the Loan Parties would be less than $5 million. The amount of any mandatory prepayment not prepaid as a result of the foregoing sentence will be deferred and shall be due and owing on the last day of each month thereafter, but in each case solely to the extent that unrestricted cash on hand of the Loan Parties would exceed or equal $5 million after giving effect thereto.

In the event of any mandatory or optional prepayment under the Senior Credit Agreement or the termination of the Senior Credit Agreement prior to April 19, 2018, we will be required to pay the Lenders a prepayment fee equal to the following percentage of the amount repaid or prepaid: 3% if such prepayment or termination occurs prior to April 19, 2014; 2% if such prepayment or termination occurs prior to April 19, 2015; and 1% if such prepayment or termination occurs prior to April 19, 2016. Amounts repaid or prepaid under the Senior Credit Agreement will not be available for borrowing.

The Senior Credit Agreement includes customary representations and warranties, restrictive covenants, including covenants limiting the ability of we to incur indebtedness and liens; merge with, make an investment in or acquire any property or assets of another entity; pay cash dividends; repurchase shares of its outstanding stock; make loans and other investments; dispose of assets (including the equity securities of its subsidiaries); prepay the principal on any subordinate indebtedness; enter into certain transactions with its affiliates; or change its principal business (in each case, subject to certain basket amounts and exceptions). The Senior Credit Agreement also includes customary financial covenants, including minimum Consolidated EBITDA (as defined in the Senior Credit Agreement) requirements, and maximum leverage ratios, tested quarterly, as well as customary events of default.

Junior Credit Agreement

On April 19, 2013, we entered into a Junior Credit Agreement by and among the Borrowers, the Guarantors, the financial institutions from time to time party thereto as lenders (the “Junior Credit Agreement Lenders”), and Plexus Fund II, L.P., as administrative agent for the Junior Credit Agreement Lenders (the “Junior Credit Agreement Administrative Agent”) (the “Junior Credit Agreement”). The Junior Credit Agreement provides for a five-year unsecured $2.5 million junior Term Loan A (issued with an original issue discount of $315,000) and a five-year unsecured $7.5 million junior Term Loan B (the “Junior Loans”). Each of the Junior Loans was funded in full on April 19, 2013. The Junior Loans are guaranteed jointly and severally by the Guarantors.

The Term Loan A will bear interest at a fixed rate of 12% per annum and the Term Loan B will bear interest at a fixed rate equal to the greater of 16% per annum and the current rate of interest under the Senior Credit Agreement relating to the Senior Credit Facility plus 4%. Interest owing under the Term B Loan shall be paid quarterly in arrears of which 12% will be paid in cash and the remaining amount owed will be paid in kind If an event of default has occurred and is continuing under the Junior Credit Agreement, borrowings under the Junior Credit Agreement will automatically be subject to an additional 2% per annum interest charge.

Borrowings under the Junior Credit Agreement are generally due and payable on the maturity date, April 19, 2018. Following the repayment in full of the Senior Credit Facility, we may voluntarily prepay the principal of the Junior Loans in whole or in part. In addition, we will be required to prepay the Junior Loans in full upon the occurrence of a “change of control” under the Junior Credit Agreement (generally defined as (i) the acquisition by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on April 19, 2013), other than Donald R. Wilson, Gregory Sachs and their respective controlled affiliates, of more than 45% of the outstanding shares of our common stock; (ii) subject to certain exceptions, the failure by us to directly or indirectly own 100% of the issued and outstanding capital stock of each other Loan Party and its subsidiaries, free and clear of all liens other than the liens created under the Senior Credit Agreement); (iii) the cessation of Gregory Sachs’s service as our Executive Chairman (unless a successor reasonably acceptable to the Junior Credit Agreement Administrative Agent and the Junior Credit Agreement Lenders is appointed on terms reasonably acceptable to such parties within 90 days of such cessation); (iv) the listing of any person who owns a controlling interest in or otherwise controls a Loan Party on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders or law; or (v) the occurrence of a “Change of Control” as defined in the Senior Credit Agreement).

In the event of any mandatory or optional prepayment under the Junior Credit Agreement or the termination of the Junior Credit Agreement prior to April 19, 2018, we will be required to pay the Junior Credit Agreement Lenders a prepayment fee equal to the following percentage of the amount repaid or prepaid: 5% if such prepayment or termination occurs prior to the thirteenth month following April 19, 2013; 4% if such prepayment or termination occurs from the thirteenth month following April 19, 2013 but prior to the twenty-fifth month thereafter; 3% if such prepayment or termination occurs from the twenty-fifth month following April 19, 2013 but prior to the thirty-first month thereafter; 2% if such prepayment or termination occurs from the thirty-first month following April 19, 2013 but prior to the thirty seventh-month thereafter; and 1% if such prepayment or termination occurs from the thirty-seventh month following April 19, 2013 but prior to the forty-third month thereafter. Amounts repaid or prepaid under the Junior Credit Agreement will not be available for borrowing.

The Junior Credit Agreement contains substantially the same representations and warranties, affirmative and negative covenants and financial covenants as the Senior Credit Agreement, except that the permitted baskets in the Junior Credit Agreement are generally higher than under the Senior Credit Agreement, and the financial covenant requirements and ratios are 15% looser than under the Senior Credit Agreement. In addition, the Junior Credit Agreement includes additional covenants intended to ensure that any Junior Credit Agreement Lender that is a small business investment company complies with the applicable rules and regulations of the Small Business Administration, including a covenant granting the Junior Credit Agreement Lenders Board of Director observation rights.

The Junior Credit Agreement also contains substantially the same events of default as under the Senior Credit Agreement, except that the thresholds included in the Junior Credit Agreement are generally higher than under the Senior Credit Agreement. The Junior Credit Agreement includes cross-default provisions tied to either (1) the acceleration of the indebtedness under the Senior Credit Agreement or (2) the occurrence of an event of default under any of our other indebtedness of RMG Networks or of any of the other Loan Parties having a principal balance in excess of $575,000.

The loans under the Junior Credit Agreement are subordinated to the Senior Credit Facility pursuant to the terms of a Subordination Agreement dated as of April 19, 2013 among the Senior Administrative Agent, the Junior Credit Agreement Lenders and the Loan Parties.

In consideration for the Term Loan A under the Junior Credit Agreement, we issued to the Junior Credit Agreement Lenders an aggregate of 31,500 shares of our common stock on April 19, 2013. In addition, on April 19, 2013, we also issued an aggregate of 31,500 shares of our common stock to certain affiliates of Kayne Anderson Mezzanine Partners in consideration for the assistance of Kayne Anderson Mezzanine Partners in arranging and structuring the financing provided under the Junior Credit Agreement.

Incentive Stock Option Plan

On July 12, 2013, our stockholders approved our 2013 Equity Incentive Plan (the “2013 Plan”) and the reservation of 2,500,000 shares of our common stock for issuance under the 2013 Plan. The 2013 Plan is intended to promote the interests of us and our stockholders by providing our employees, directors and consultants with incentives and rewards to encourage them to continue in our service and with a proprietary interest in pursuing our long-term growth, profitability and financial success. Equity awards available under the 2013 Plan include stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, share-denominated performance units and cash awards. The 2013 Plan will be administered by the compensation committee of our board of directors, which has the authority to designate the employees, consultants and members of the board of directors who will be granted awards under the 2013 Plan, and to designate the amount, type and other terms and conditions of such awards, and to interpret any and all provisions of the 2013 Plan and the terms of any awards under the 2013 Plan. The 2013 Plan will terminate on the tenth anniversary of its effective date.

Public Offering of Common Stock

On August 2, 2013, we completed a public offering of 5,000,000 shares of our common stock at a public offering price of $8.00 per share minus the underwriters’ discount of $0.56 per share. We received net proceeds of approximately $36.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We have also granted the underwriters a 45-day option to purchase up to an additional 750,000 shares of its common stock to cover over-allotments, if any. On August 16, 2013, this option was exercised with respect to 365,000 of these shares, resulting in net proceeds to us of approximately $2.7 million. We have used $10 million of the net proceeds of the offering to prepay a portion of our outstanding senior indebtedness, and expect to use the remaining net proceeds from the offering for general corporate purposes, which may include the prepayment of additional indebtedness, the funding of growth initiatives in sales and marketing, capital expenditures, working capital and/or strategic acquisitions. We have no current agreements or commitments with respect to any strategic acquisition.

Critical Accounting Policies

Our significant accounting policies are described in Note 1 of our unaudited consolidated financial statements included elsewhere in this prospectus. Our financial statements are prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies involve significant judgments, assumptions, and estimates by management that could have a material impact on the carrying value of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are comprised of sales made primarily to entities located in the United States, EMEA and Asia. Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance requires judgment and is reviewed monthly, and we establish reserves for doubtful accounts on a case-by-case basis based on historical collection experience and a current review of the collectability of accounts. Our collection experience has been consistent with our estimates.

Inventory

Inventory consists primarily of software-embedded smart products, electronic components, computers and computer accessories. Inventories are stated at the lower of average cost or market. Slow moving and obsolete inventories are written off based on historical experience and estimated future usage.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net identifiable assets acquired in a purchase business combination and is tested annually for impairment or tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compares it to its carrying value. Second, if the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The fair values calculated in our impairment tests are determined using discounted cash flow models involving several assumptions. These assumptions include, but are not limited to, anticipated operating income growth rates, our long-term anticipated operating income growth rate and the discount rate. Our cash flow forecasts are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying businesses. The assumptions that are used are based upon what we believe a hypothetical marketplace participant would use in estimating fair value. We evaluate the reasonableness of the fair value calculations of our reporting units by comparing the total of the fair value of all of our reporting units to our total market capitalization. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain.

Intangible assets include software, customer relationships, trademarks and trade names, and covenants not-to-compete acquired in purchase business combinations. Certain trademarks and trade names have been determined to have an indefinite life and are not amortized. Software, customer relationships, and definite lived trademarks and trade names are amortized on a straight-line basis, which approximates the customer attrition for customer relationships, over their estimated useful lives. Covenants not-to-compete are amortized over the non-compete period.

The definite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment evaluation involves testing the recoverability of the asset on an undiscounted cash-flow basis, and, if the asset is not recoverable, recognizing an impairment charge, if necessary, to reduce the asset’s carrying amount to its fair value.  Intangible assets that have indefinite lives are evaluated for impairment annually and on an interim basis as events and circumstances warrant by comparing the fair value of the intangible asset with its carrying amount.

Our acquired Intangible Assets with definite lives are being amortized as follows:

Weighted Average
Acquired Intangible Asset:	Amortization Period:
Software and technology	5 years
Customer relationships	7 years
Partner relationships	7 years
Tradenames and trademarks	5 years
Covenant Not-To-Compete	4 years

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset.

Income Taxes

We account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those differences are expected to be recovered or settled. We recognize in income the effect of a change in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.

As a result of our operations outside of the United States, our global tax rate is derived from a combination of applicable tax rates in the various jurisdictions in which we operate. We base our estimate of an annual effective tax rate at any given point in time on a calculated mix of the tax rates applicable to us and to estimates of the amount of income to be derived in any given jurisdiction.

Under ASC 740, Income Taxes (“ASC 740”), we recognize the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. It also requires us to accrue interest and penalties where there is an underpayment of taxes, based on management’s best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. We maintain accruals for uncertain tax positions until examination of the tax year is completed by the applicable taxing authority, available review periods expire or additional facts and circumstances cause a change in our assessment of the appropriate accrual amount. U.S. income taxes have not been provided on $3.8 million of undistributed earnings of foreign subsidiaries as of January 31, 2013. We reinvest earnings of foreign subsidiaries in foreign operations and expects that future earnings will also be reinvested in foreign operations indefinitely. Significant judgment is required to evaluate uncertain tax positions. We file our tax returns based on our understanding of the appropriate tax rules and regulations. However, complexities in the tax rules and our operations, as well as positions taken publicly by the taxing authorities, may lead us to conclude that accruals for uncertain tax positions are required. Changes in facts and circumstances could have a material impact on our effective tax rate and results of operations.

Revenue Recognition

We recognize revenue primarily from these sources:

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Advertising;

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Products

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Professional services; and

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Maintenance and content services.

We recognize revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is probable. We assess collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, we defer the revenue and recognize it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Advertising

We sell advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. We bill for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although we typically present invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order.

Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent) we have recorded our advertising revenues on a gross basis.

Payments to airline and other partners for revenue sharing are paid on a monthly basis either under a minimum annual guarantee (based upon estimated advertising revenues), or as a percentage of the advertising revenues following collection from customers. The portion of revenue that we share with our partners ranges from 25% to 80% depending on the partner and the media asset. We make minimum annual guarantee payments under four agreements (three to airline partners and one to another travel partner). Payments to all other partners are calculated on a revenue sharing basis. Our partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the other partners have no obligation to renew.

Multiple-element arrangements

Products consist of proprietary software and hardware equipment. We consider the sale of our software more than incidental to the hardware as it is essential to the functionality of the product and is classified as part of our products. We enter into multiple-product and services contracts, which may include any combination of equipment and software products, professional services, maintenance and content services.

Prior to February 1, 2011, we recognized revenue in accordance with the provisions of ASC 985-605, Software Revenue Recognition. Revenue was allocated among the multiple-elements based on vendor-specific objective evidence (“VSOE”) of fair value of the undelivered elements and the application of the residual method for arrangements in which the Company has established VSOE of fair value for all undelivered elements.

VSOE of fair value is considered the price a customer would be required to pay if the element was sold separately based on our historical experience of stand-alone sales of these elements to third parties. For maintenance and content services, we used renewal rates for continued support arrangements to determine fair value. In situations where we had fair value of all undelivered elements but not of a delivered element, we applied the “residual method.” Under the residual method, if the fair value of the undelivered elements is determinable, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue assuming the other revenue recognition criteria are met.

On February 1, 2011, we adopted an accounting update regarding revenue recognition for multiple arrangements, referred to as multiple element arrangements (“MEAs”) and an accounting update for certain revenue arrangements that include tangible products containing essential software on a prospective basis for applicable transactions originating or materially modified after February 1, 2011.

MEAs are arrangements with customers which include multiple deliverables, including a combination of equipment and services. The deliverables included in the MEAs are separated into more than one unit of accounting when (i) the delivered equipment has value to the customer on a stand-alone basis, and (ii) delivery of the undelivered service element(s) is probable and substantially in our control. Revenue from arrangements for the sale of tangible products containing both software and non-software components that function together to deliver the product’s essential functionality requires allocation of the arrangement consideration to the separate deliverables using the relative selling price (“RSP”) method for each unit of accounting based first on VSOE if it exists, second on third-party evidence (“TPE”) if it exists, and on estimated selling price

(“ESP”) if neither VSOE or TPE of selling price of our various applicable tangible products containing essential software products and services. We establish the pricing for our units of accounting as follows:

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VSOE— For certain elements of an arrangement, VSOE is based upon the pricing in comparable transactions when the element is sold separately. We determine VSOE based on our pricing and discounting practices for the specific product or service when sold separately, considering geographical, customer, and other economic or marketing variables, as well as renewal rates or standalone prices for the service element(s).

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TPE— If we cannot establish VSOE of selling price for a specific product or service included in a multiple-element arrangement, we use third-party evidence of selling price. We determine TPE based on sales of comparable amounts of similar products or services offered by multiple third parties considering the degree of customization and similarity of the product or service sold.

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ESP— The estimated selling price represents the price at which we would sell a product or service if it were sold on a stand-alone basis. When VSOE or TPE does not exist for an element, we determine ESP for the arrangement element based on sales, cost and margin analysis, as well as other inputs based on its pricing practices. Adjustments for other market and Company-specific factors are made as deemed necessary in determining ESP.

We prospectively adopted the new rules and the adoption of the amended revenue recognition rules, consisting primarily of the change from the residual method to the RSP method to allocate the arrangement fee. This adoption did not significantly change the timing of revenue recognition nor did it have a material impact on the consolidated financial statements for the years ended January 31, 2013 and 2012.

Upon the adoption of the new revenue recognition rules we re-evaluated its allocation of revenue and determined that we still had similar units of accounting and nearly all of our products and services qualify as separate units of accounting. We have established VSOE for our professional services and maintenance and content services of accounting based on the same criteria as previously used under the software revenue recognition rules.

Previously, we rarely sold our products without maintenance and therefore the residual value of the sales arrangement was allocated to the products. We now use the estimated selling price to determine the relative sales price of its products. Revenue for elements that cannot be separated is recognized once the revenue recognition criteria for the entire arrangement has been met or over the period that our last remaining obligation to perform is fulfilled. Consideration for elements that are deemed separable is allocated to the separate elements at the inception of the arrangement on the basis of their relative selling price and recognized based on meeting authoritative criteria.

Judgment is required in the determination of company-specific objective evidence of fair value, which may impact the timing and amount of revenue recognized depending on whether company-specific objective evidence of fair value can be demonstrated for the undelivered elements of an arrangement and the approaches used to demonstrate company-specific objective evidence of fair value.

We process for determining ESPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change, our ESPs and the future rate of related maintenance could change.

We sell our products and services through our global sales force and through a select group of resellers and business partners. In North America, approximately 90% or more of sales are generated solely by our sales team, with 10% or less through resellers in 2013. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of our global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

We have formal contracts with our resellers that set the terms and conditions under which the parties conduct business. The resellers purchase products and services from us, generally with agreed-upon discounts, and resell the products and services to their customers, who are the end-users of the products and services. We do not offer contractual rights of return other than under standard product warranties and product returns from resellers have been insignificant to date. We therefore sell directly to our resellers and recognize revenue on sales to resellers upon delivery, consistent with our recognition policies as discussed above. We bill the resellers directly for the products and services they purchase. Software licenses and product warranties pass directly from us to the end-users.

We recognize revenue on sales to resellers consistent with our recognition policies as discussed below.

Product revenue

We recognize revenue on product sales generally upon delivery of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales, and the related shipping costs are included in cost of sales.

Professional services revenue

Professional services consist primarily of installation and training services. Installation fees are recognized either on a fixed-fee basis or on a time-and-materials basis. For time-and materials contracts, we recognize revenue as services are performed. For fixed-fee contracts, we recognize revenue upon completion of the installation which is typically completed within five business days. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Training services are also not considered essential to the functionality of the product and have historically been insignificant. The fee allocable to training is recognized as revenue as we perform the services.

Maintenance and content services revenue

Maintenance support consists of hardware maintenance and repair and software support and updates. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. Content services consist of providing customers live and customized news feeds.

Maintenance and content services revenue is recognized ratably over the term of the contracts, which is typically one to three years. Maintenance and support is renewable by the customer annually. Rates, including subsequent renewal rates, are typically established based upon specified rates as set forth in the arrangement. Our hosting support agreement fees are based on the level of service provided to our customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal.

Research and Development Costs

Research and development costs incurred prior to the establishment of technological feasibility of the related software product are expensed as incurred. After technological feasibility is established, any additional software development costs are capitalized in accordance with ASC 985-20, Costs of Software to be Sold, Leased, or Marketed. We believe our process for developing software is essentially completed concurrent with the establishment of technological feasibility and, accordingly, no software development costs have been capitalized to date.

Net Income (Loss) per Share

Basic net income (loss) per share for each class of participating common stock, excluding any dilutive effects of stock options, warrants and unvested restricted stock, is computed by dividing net income available to the common stockholders, based upon their distribution rights, by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share is computed similar to basic; however diluted income (loss) per share reflects the assumed conversion of all potentially dilutive securities. There are no stock options, warrants, or other equity instruments outstanding that are dilutive.

BUSINESS

Overview

RMG Networks Holding Corporation, or RMG Networks, is a global provider of enterprise-class digital signage solutions and media applications. Through our suite of products, including media services, proprietary software, software-embedded hardware, technical services and third-party displays, we are able to deliver complete end-to-end intelligent visual communication solutions to our clients. We believe that we are one of the largest integrated digital signage solution providers globally and conduct our operations through our RMG Enterprise Solutions and RMG Media Networks business units.

Our RMG Enterprise Solutions business unit provides end-to-end digital signage applications to power intelligent visual communication implementations for critical contact center, supply chain, employee communications, hospitality, retail and other applications with a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceutical, utility and transportation industries, and in federal, state and local governments. We believe our solutions are relied upon by over 70% of the North American Fortune 100 companies and thousands of overall customers in locations worldwide. The installations of our Enterprise Solutions business deliver real-time intelligent visual content that enhances the ways in which organizations communicate with employees and customers. The solutions we provide are designed to integrate seamlessly with a customer’s IT infrastructure and data and security environments. These solutions are comprised of a suite of products that includes proprietary software, software-embedded hardware, maintenance and support services, content and creative services, installation services and third-party displays. We also provide cost-effective digital signage solutions to small and medium sized businesses through our cloud-based ChalkboxTV product, which allows businesses to communicate promotional messages to customers using their existing screen hardware.

Our RMG Media Networks business unit engages elusive audience segments with relevant content and advertising delivered through digital place-based networks.  These networks include the RMG Airline Media Network and the RMG Mall Media Network. The RMG Airline Media Network is a U.S.-based network focused on selling advertising across airline digital media assets in executive clubs, on in-flight entertainment, or IFE, systems, on in-flight Wi-Fi portals and in private airport terminals. The network, which spans all major commercial passenger airlines in the United States, delivers to advertisers an audience of affluent travelers and business decision makers in a captive and distraction-free video environment.  Based on information provided by our airline, airport, IFE and Wi-Fi partners, we estimate that the RMG Airline Media Network is comprised of over 120,000 IFE screens, nearly 3,000 aircraft, and 145 airline and private terminal lounges and can reach an audience of over 35 million passengers per month. As of January 1, 2013, we had partner relationships providing access to sell media inventory across 12 unique airlines.  In many cases we maintain multiple relationships with the same airline.  We work with six airlines to sell their IFE system assets.  We work with seven airlines to sell their media assets in their executive clubs.  We work with nine airlines to sell their onboard Wi-Fi media assets. All the partner relationships are exclusive with the exception of one airline partnership agreement to sell IFE system assets, providing us with what we believe will be a growing revenue opportunity as airlines continue to install additional digital media assets. The RMG Mall Media Network reaches over 62 million Nielsen measured monthly viewers in 161 shopping malls across the United States.

We believe that we power more than one million digital screens and end-points, and that the diversity of products that we offer and our technical expertise provide our partners and customers with digital signage solutions that differentiate us from our competitors. We are led by an experienced senior management team with a proven track record of building and successfully running technology and advertising businesses.

History

We were incorporated in Delaware on January 5, 2011 as a blank check company for the purpose of effecting a business combination with one or more businesses.  On April 8, 2013, we consummated the acquisition of RMG, pursuant to a Merger Agreement, dated as of January 11, 2013, as amended, by and among us, SCG Financial Merger II Corp., RMG and Shareholder Representative Services LLC, as the Stockholder Representative, pursuant to which RMG became our subsidiary. On April 19, 2013, we consummated the acquisition of Symon, pursuant to a Merger Agreement, dated as of March 1, 2013, by and among us, SCG Financial Merger III Corp., Symon and the securityholders’ representative named therein, pursuant to which Symon became our subsidiary.

At the closing of the RMG acquisition, the former holders of RMG’s outstanding capital stock became entitled to receive (i) 400,000 shares of our common stock, of which 300,000 shares were deposited in an escrow account with an escrow agent, (ii) $10,000 in cash, payable pro rata to the former holders of RMG’s Series C preferred stock, and (iii) $10,000 in cash, all of which was deposited in an escrow account to be used to reimburse RMG’s Stockholder Representative for any losses the Stockholder Representative might incur pursuant to the terms and conditions of the RMG Merger Agreement. Additionally, at the closing of the RMG acquisition, we paid, on behalf of RMG and its subsidiaries, all indebtedness of RMG Networks, Inc., a

Delaware corporation and a wholly-owned subsidiary of RMG. The aggregate amount of indebtedness repaid was equal to $23.5 million (of which $21.0 million was paid in cash and the remaining $2.5 million was paid by the issuance of 250,000 shares of our common stock).

At the closing of the Symon acquisition, Symon’s stockholders received an aggregate of $45.0 million, minus (i) the amount of any indebtedness of Symon and its subsidiaries as of the date, which indebtedness was repaid in full by us at the closing, (ii) $1,523,251, representing the amount by which the expenses of Symon and its subsidiaries and securityholders in connection with the transactions contemplated by the Symon Merger Agreement exceeded the permitted transaction-related costs of $2 million, and (iii) $250,000, which amount was paid to the Symon Securityholders’ Representative to be held in trust as a source of reimbursement for Symon costs and expenses incurred by the Securityholders’ Representative in such capacity. At the closing, SCG also paid the expenses of Symon and its subsidiaries and securityholders incurred in connection with the transactions contemplated by the Symon Merger Agreement.

As a result of the RMG and Symon acquisitions, RMG and Symon became our subsidiaries, and the business and assets of RMG, Symon and their subsidiaries are our only operations. Symon is considered to be our predecessor for accounting purposes.

Founded in 2005 as Danouv Inc., RMG began its operations by developing a digital signage technology platform for ad serving and content distribution. RMG launched an initial media network with 650 screens in coffee shops and eateries in August 2006. In September 2006, Danouv Inc. changed its name to Danoo Inc. In July 2009, Danoo purchased certain assets of IdeaCast Inc., which operated a digital signage network in gyms and fitness centers and in the airline in-flight entertainment space. In August 2009, Danoo was renamed RMG Networks, Inc. In 2012, RMG restructured its business to focus on airline media because of its leading position in that market.

Symon is a Delaware corporation that was founded in 1980.

Industry

Digital Signage

We believe the proliferation of digital signage in business and out-of-home environments allows advertisers and companies to engage consumers, employees and targeted audiences more effectively than traditional means. The digital signage industry is comprised of hardware, software and professional services that create solutions for advertising and business to business networks. The deployment of digital signage networks has continued to increase through the recent economic downturn. Frost & Sullivan, in its 2012 Digital Signage Systems Market report, estimates that the market for digital signage in 2013 will be approximately $1.5 billion and expects the market to grow from 2013 to 2017 at a compound annual growth rate of 14.0%.

As digital signage systems have evolved, they have become more cost effective and able to provide richer media content. The initial costs of planning and deploying digital signage infrastructure have dropped, reducing a significant barrier to growth. Today’s solutions support remote manageability, energy efficiency and the ability to process and blend rich media content. Customers are recognizing the flexibility and cost-effectiveness digital signage can provide compared to other forms of communication.

There are several market drivers that are dramatically impacting the traditional digital signage industry and driving increased utilization of digital signage solutions:

Demand for real-time information—Because of increased technology enablement, both organizations and individual consumers expect information to be more available and timely. Digital signage solutions are increasingly providing organizations with multiple ways of distributing content and data instantly and can provide a richer experience if the operator’s screens include interactive touch-screen functionality.

Social/Local/Mobile or “SoLoMo”—Social media, the need for localized information, and the proliferation and capabilities of mobile smart phones and tablets are increasingly driving social and professional interactions and present an expanded opportunity for growth in the digital signage industry. Digital signage has the ability to leverage social media feeds and present them in an eye-catching manner, delivering a sense of immediacy and engaging viewers on a timely, highly focused basis through constantly refreshed content. When coupled with mobile and proximity technology, digital signage can deliver content to a relevant and specific location at moments of maximum influence and in a timely and personalized experience.

Big Data—Big Data is the collection and re-purposing of disparate data sources from enterprise systems and the cloud, enabling new, emerging capabilities around trend spotting, real-time decision making, performance management, sentiment analysis and customer service. Organizations around the world are making significant investments in Big Data to identify business, marketing, sales and service opportunities that will differentiate them competitively. Deploying digital signage projects using Big Data offers organizations to drive greater content relevance for its constituents.

Digital Out-of-Home Advertising

Digital out-of-home advertising is a relatively new form of advertising, but is becoming an effective way for advertisers to reach their target audience in captive locations for long periods of time. According to Magna Global, Global Advertising Revenue Forecast and Historical Data, December, 2012, the digital out-of-home advertising market accounted for a small but rapidly growing portion of the $146 billion U.S. advertising market in 2011. U.S. digital out-of-home advertising revenue grew to $1.3 billion in 2011, representing a 10-year compound annual growth rate of 20.9%, and is expected to grow to approximately $2.5 billion by 2017. We believe the increase in advertising spending in this medium is largely a result of better research and overall visibility of the medium and digital technology, which have enhanced the reach and the overall value proposition of digital out-of-home advertising for local, regional, national and international advertisers. PQ Media states that Digital Place-based Networks, or DPN, growth is being driven by a number of factors, including consumers spending more time consuming media outside the home, DPNs are close to the point of purchase, the media buying process and the corresponding audience metrics are continually improving, and DPNs are resistant to the ad-skipping technology that impacts the television market.

We believe few other marketing media channels can match the value proposition that digital signage delivers: the ability to reach a mass audience with a high level of flexibility to distribute content, change messages and target specific audiences at a lower cost per impression than traditional media. To put industry growth into perspective, PQ Media predicts a 19.2% compound annual growth rate from 2011 to 2016 for Global Digital Place-based Networks. Forecasted annual industry revenues grow from $5.9 billion in 2012 to $6.9 billion in 2013 and $12.3 billion for 2016 according to PQ Media’s Global Digital Out-of-Home Media Forecast 2012-2016, 5th Edition, 2012.

Competitive Strengths

We believe that the following factors differentiate us from our competitors and position us for continued growth:

Complete and customizable end-to-end solutions.  We craft end-to-end visual communication solutions for our customers. To accomplish this, we approach the market with a full complement of integrated ready-to-use technologies, including our proprietary software and software-embedded appliances, internally-designed LED display boards, and a wide variety of third-party flat screen displays, kiosks, and video walls. We provide a wide range of professional services for ourselves and our customers and partners, including installation and training, software and hardware maintenance and support, creative content and advertising management. We are typically the prime source globally for technical resources for implementations that feature our proprietary software and software-embedded appliances. We maintain strong customer support groups in the United States and internationally offering around-the-clock client support. In addition, we have a full-time global team of creative artists, graphic designer, and editors who develop both original and subscription content as required by customers.

Our technology solution is scalable, extensible and security certified to meet demanding requirements.  One key to our market leadership is our robust software suite that offers scalability for essentially any client application. This includes installations ranging from only one display to many hundreds or even thousands of end-points. Our enterprise software suite incorporates leading network security features and has the flexibility to handle millions of data points and gigabytes of managed content. Our Smart Digital Appliances, InView desktop application, and InView Mobile-Data applications for smart phones and tablets meet the requirements of many of the largest financial services and telecommunications companies in the United States. Our data-integration components ensure that any external source can be leveraged in a solution, including databases, telephony, POS, RSS, web content, and many more.

Our products can be easily adapted to satisfy a wide array of customer applications.  We believe our products add significant value for all types of enterprise business needs, such as real-time reporting and alerting for contact centers, supply chain warehousing, and manufacturing. Other enterprise uses include company news and information for employee or corporate communications. Our products are also commonly used in public-facing environments, such as hotels, convention centers, hospitals, universities, casinos, retail operations, and government facilities.

We are trusted by some of the largest organizations in the world.  Some of the largest and most demanding organizations, including over 70% of the North American Fortune 100 companies and a large percentage of the Fortune 500 companies, count on our solutions every day to inform, educate and motivate their employees and customers and to build their brands. Our solutions seamlessly interface with these organizations’ complex IT infrastructure in a secure manner, often as one of the few solution providers authorized “behind the firewall”, which means that our internal operations are sufficiently secure that these major customers permit us to operate inside their IT environment behind these customers’ security firewalls.  We have experienced considerable growth with these large customers because of our proven security capabilities inside the customer’s environment. We have found that add-on sales opportunities and customer longevity are very high when our hardware and software have been authorized by customers to work behind these customers’ firewalls.

We serve customers through a global footprint.  We have offices and personnel focused on developing business or located in North America, Europe, South America, the Middle East and Asia. We service thousands of customers worldwide and estimate that millions of people globally view our content each day on our advertising networks and at our customers’ installations. Our global presence enables us to satisfy the worldwide requirements of our multi-national customers and to pursue market opportunities in high-growth geographies outside of North America. To facilitate our global footprint, we have well-established relationships with leading business partners and resellers around the world.

Targeted national advertising network. Our captive and engaged audience of business decision makers and affluent consumers is highly sought-after by advertisers because of their media consumption habits. According to the 2011 Fall GfK MRI weighted to Population, our IFE network audience has a median age of 47 and is more than twice as likely to have a household income of over $200,000 per year, 66% more likely to have a professional or related occupation and almost twice as likely to have an occupation in management, business or financial operations. Our ability to bring together ten U.S. commercial passenger airlines into a single network with broad scale and reach with similar in-flight media assets has made the RMG Airline Media Network attractive and in demand with advertisers. The RMG Mall Media Network engages active shoppers within the mall environment. With installations located in mall food courts, our network delivers a full sight, sound and motion media experience in a seated mall environment.

Experienced management team. Our management team has significant experience in launching emerging digital media platforms, advertising sales, and digital network design and operations.

Growth Strategy

Our growth strategy is to leverage and continue to build upon the advantages developed by us, including through the following:

Expanding our customer base or increasing revenue potential.  We have identified and are currently pursuing numerous paths to expand our existing base of business or increase our revenue potential, including in our RMG Enterprise Solutions business unit:

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Growing our presence in segments that have shown a high propensity to deploy visual communications like employee transformation, higher education, healthcare and customer facing retail applications.

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Building upon current successes in emerging geographic markets, such as the Middle East and India and expanding further into Southeast Asia to address the large and fast growing call center marketplace in the region.  We also believe there are strong growth opportunities in both Latin and South America for our core offerings, particularly in Mexico and Brazil, where known opportunities exist through resellers seeking partnerships with global solutions providers like us. We are also considering ways to leverage our presence in China and to build on our relationships there to offer technology products and professional services to companies in China.

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Evolving and expanding our portfolio of offerings related to, among others, small and medium sized business solutions, mobile applications, cloud based content management platforms, interactive kiosks and linkages to social media.

and in our RMG Media Networks business unit:

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Increasing the price points for our airline media network cost per thousand impressions, or CPM. In 2012, demand for many premium media assets offered by our RMG subsidiary outpaced supply, creating a shortage during prime advertising months. We believe that, based on the 2012 demand levels, our pricing does not yet fully reflect the highly targeted nature of our impressions, higher recall rates, ability to provide informative audience data to our advertising customers and, most importantly, the inability to turn off or skip our advertising messages. We believe that there is an opportunity for continued CPM growth, especially as our inventory utilization increases, providing a more favorable supply-demand dynamic.

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Expanding geographic coverage and reach of the Airline Media Network. We intend to expand the reach and geographic coverage of our Airline Media Network to China and Europe by connecting additional airlines, airplanes and airline executive clubs to the network through additional partner agreements or the international operations of current airline partners. Our strategy for attracting new airline partners is to focus primarily on the largest international carriers by passenger count and the most trafficked international airports.

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Developing new out-of-home networks including our RMG Mall Media business.  We believe that our scalable infrastructure offers us a competitive advantage to expand into new digital out-of-home media networks. We are currently reviewing other captive digital place-based media networks that deliver valuable audience segments. We believe that targeted advertising will continue to grow in importance as a percentage of advertising spending and that networks in other retail environments will continue to develop. Importantly, we believe that our distribution technology, sales force, other existing operating infrastructure and client relationships could create growth opportunities for it in these other retail environments.

Pursuing targeted acquisitions.  We expect to continually evaluate companies with products and services that can help us expand our presence in our current markets and penetrate new industry segments, and believe that the relatively fragmented nature of the digital signage industry offers a significant number of such acquisition opportunities. These acquisition targets include:

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Companies that utilize a premises-based solutions model and have a presence in industries that we currently serve and have targeted for growth. We expect to seek out companies that have an established customer base and revenue stream, a complementary technology platform, and a set of deep industry competencies that we do not currently possess.

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Companies that utilize a hosted solutions model that targets industry segments with a higher propensity to utilize hosted visual solutions over premises-based solutions. These segments do not have an onsite IT staff, do not have skilled on-site content managers, are price sensitive, and prefer a subscription-based offering.

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Complementary and captive place-based advertising networks.

Cross selling between our business units. We believe that the combined U.S. and international customer bases of our Enterprise Solutions and Media Networks business units offer us significant cross selling opportunities and expect to develop these opportunities through continued cooperation of our business units’ sales forces and coordinated technology development.

Products and Solutions

We deploy digital signage solutions in highly efficient global networks with both the features and functions required for rich media solutions. Our RMG Enterprise Solutions and RMG Media Networks business units provide distinct but complementary products and solutions:

RMG Enterprise Solutions:

Our proprietary software-based platform seamlessly integrates within our customers’ existing IT networks. We provide both a premises-based content management system for fixed in-building installations and a hosted system for content subscription services and mobility solutions. We incorporate state-of-the-art functionality and capabilities by working closely with leading global technology partners.  These relationships result in access to proprietary interfaces, and testing and lab environments.

Enterprise Software (“ES”) is a robust software engine used to collect content from various sources, re-purpose the content according to pre-defined business rule, and distribute the re-purposed content to visual solution end-points. Data Collector interfaces link ES with customers’ enterprise operations systems.  We have built and maintain standard and vendor proprietary data collectors for all major enterprise operations systems and believe that these data collectors give us a distinct advantage by being able to deliver solutions that are operational more quickly, less expensively and with higher quality than the competition.

Media Players/Smart Digital Appliances (“SDA”) are software-embedded media players that function as the intelligent interface between our ES content engine and the visual display end-points. SDAs “pull” content and content rules and parameters from ES and then display the content on the screens according to established rules and parameters.

Design Studio (“DS”) and Design Studio Lite (“DSL”) are two offerings that are either a full-function application installed on the client’s PC (DS) or web-based (DSL) software suites used to design the look, feel, function and timing of how content will appear and be used on end-point displays. The software features a set of pre-designed templates that can be combined with external content feeds that are provided by us or other external content providers.

InView Mobile-Data (Mobility Solutions) is a real-time on-demand technology that seamlessly integrates with the ES real-time data. InView Mobile-Data enables managers to use their iOS and Android mobile devices to access real-time dashboards containing key performance indicators and data alerts them to any issues that can affect customer service, operations, and product quality, thereby allowing them to quickly respond with appropriate actions to meet established company goals.

Subscription Content Services provides “business-appropriate” news and current information, created by our editors. In addition, weather, stock information, airport flight data, and 101 ticker feeds allow clients to customize the desired output in almost any manner they require. This service is hosted by us, and it complements customers’ messaging by keeping their audience engaged with fresh news and information throughout the day.

Electronic Displays (“ED”) include a line of displays designed by us, such as SmartScreens, door displays, and LED wallboards that are architected to work seamlessly with our content management software. We also offer a large portfolio of third-party displays from some of the most recognizable brands in screen and electronic display technology.

RMG Media Networks:

The RMG Airline Media Network. We help airline partners unlock economic value from their existing assets while providing advertisers access to targeted, high-value and captive audiences. We believe that the reach, scope and digital delivery capability of our network of digital place-based media provides an effective platform for advertisers to reach an affluent and engaged audience on a highly targeted and measurable basis. We estimate that an airplane on which our media runs takes off every 20 seconds and that our media network can reach over 35 million people per month.  The RMG Airline Media Network is currently located in some of the busiest domestic airports and covers travelers to and from the top designated market areas in the United States. As of January 2013, we estimate that the RMG Airline Media Network includes over 120,000 IFE screens, 3,000 aircraft and 145 airline executive clubs and private airport terminals in the U.S.

RMG’s Airline Media Network advertising inventory includes digital signage in airline executive clubs displaying static and video messaging and also includes static and video IFE and Wi-Fi advertising units shown on commercial airlines in the United States. Short and long form IFE video content can be shown simultaneously on every digital media asset on a given aircraft, or inserted into or around other individual video programming. Static IFE banner units and static and animated online and interactive advertising units are also supported by the network. Our media technology platform powers the screens located inside airline executive clubs and we rely on airline partners and technology partners to supply content to in-aircraft IFE screens and Wi-Fi portals.

RMG Mall Media. RMG Mall Media is a premier, mall-based digital video network engaging affluent audiences in premium shopping mall food courts across the US. Extended dwell-times coupled with full sight, sound and motion allow advertisers to cut through the retail clutter and deliver a relevant and engaging message. The network reaches over 62 million Nielsen estimated monthly viewers in 161 shopping malls in 61 top DMAs across the United States.

Proprietary Planning and Inventory System. Our proprietary planning and inventory system supports key advertising and partner management business processes such as customer acquisition, advertising inventory, customer management and revenue recognition

Global Sales Model

RMG Enterprise Solutions

Our RMG Enterprise Solutions business unit sells products and services through a worldwide professional sales force, as well as through a select group of resellers and local partners. In North America, approximately 90% or more of Enterprise Solutions sales were generated solely by our sales team, with 10% or less through resellers in 2012. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. We currently rely on a direct sales model to sell the professional services engagements in the China market. Overall, approximately 67% of RMG Enterprise Solutions’ recent historical global revenues have been derived from direct sales, with the remaining 33% generated through indirect partner channels.

Our RMG Enterprise Solutions global sales team includes six sales leaders and 36 sales representatives, as well as five subject matter experts (one each for large accounts, alliances and channels, supply chain, employee communications, and retail opportunities) to assist the global team. The sales team members each have at least five years of specific experience in selling complex enterprise technology solutions. The sales team is supported in the pre-sales process by a team of highly skilled sales engineers, who help to present solutions that meet each customer’s specific needs. In general, the sales compensation structure for the sales staff is approximately half base salary and half commissions. The amount of payment of commissions is dependent on representatives reaching their monthly and annual sales objectives. In addition, commissions are modified by the overall profitability of the mix of products that are sold. Our resellers globally are supported by one or more of our sales team members to assist them with proposing unique solutions for clients and prospects. RMG Enterprise Solutions is in the process of recruiting a channel sales force of third party dealers to resell the ChalkboxTV product to potential customers.

RMG Media Networks

Our RMG Media Networks business unit sells and markets advertising through a direct sales and marketing group. Our sales staff of ten people (as of December 31, 2012) is located in sales offices in New York, Los Angeles, Chicago and Detroit. A significant percentage of the compensation for the sales staff is variable and commission-based, with a portion of commissions shared across the team in order to enhance coordination and teamwork.  The sales team meets directly with clients and advertising agencies to consult with them on the merits of digital out-of-home advertising. We also have a marketing department with public relations and research capabilities that has commissioned third-party market research on the effectiveness of digital out-of-home advertising. This research has provided customers with evidence of the strong performance of its product relative to other broadcast advertising based on metrics such as brand recognition, message recall and likeability.

Customers

RMG Enterprise Solutions

Customers around the world purchase our RMG Enterprise Solutions software, hardware and services primarily under our standard agreements; for larger customers, a master services agreement is individually negotiated when necessary. Upon approval of the customer’s or reseller’s credit, customers purchase a mix of licensed software, hardware, installation services, training services, maintenance services and/or content services. Maintenance and content services are sold on an annualized basis, creating an annuity income and a close business relationship for us. It is common that a down payment is required from hospitality customers and occasionally from other customers as needed. Our resellers purchase products and services from us to resell to their clients. In general, we assist resellers with installation, training services, and on-going support in partnership with our resellers.

During the calendar year 2012, RMG Enterprise Solutions’ largest end user clients included Abbott Labs, Allstate, American Express, AT&T, Carlson Wagonlit, Computer Sciences Corporation, Department of Veterans Affairs, Federal Reserve Banks, Hilton Properties, JPMorgan Chase, Kaiser Permanente, King Saud University, Marriott Properties, Mosaic Company, Prudential Insurance, Qatar University, Roche AG, State Farm Insurance, Thomson Reuters, United Utilities, and Verizon Wireless. Among our largest reseller business partners around the world in 2012 were Alpha Data, Altetia, Baud Telecom, BT, Cable & Wireless, Carousel, Dynamic Systems, Inc., iBAHN, NACR, Techno Q and Verizon Business.

RMG Media Networks

Airline Media Network Partners.  Our RMG Media Networks business unit partners with airlines, airports and aircraft IFE and Wi-Fi providers to sell advertising on digital media assets located in executive clubs, private airport terminals and on aircraft. As of January 1, 2013, RMG Media Networks had partner relationships with twelve unique airlines to sell their media assets.  In many cases RMG maintains multiple relationships with the same airline.  We work with six airlines to sell their IFE system assets.  We work with seven airlines to sell their media assets in their executive clubs.  We work with nine airlines to sell their onboard Wi-Fi media assets. All the partner relationships are exclusive with the exception of one airline partnership agreement to sell IFE system assets. We typically serve as the exclusive third-party agent for advertising sales for specified digital media assets in our partners’ air travel networks, but the scope of our exclusivity rights varies from contract to contract. For example, we have exclusive rights to sell advertising for digital assets that we provide and manage as part of Delta’s IFE systems and in its executive clubs. Other partners, however, grant us exclusivity over certain formats like video advertisements but not over other formats like print. We share advertising revenues with our partners. The portion of revenue that we share with our partners ranges from 25% to 80% depending on the partner and the media asset.  We make minimum annual payments to three partners and revenue sharing payments to all other partners (including payments in excess of minimum annual payments, if any). Our partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the remainder have no obligation to renew. Three partnership contracts were subject to renewal in 2013, two of which were renewed at comparable rates and terms. We have been given notice that one contract will not be renewed.

Advertising Customers. RMG Media Networks’ advertising business has a diverse customer base, consisting of more than 70 international, national and regional advertisers. The revenues obtained from advertisers varies greatly, from less than $100 to more than $4 million annually, with an average annual revenue per advertiser over $275,000. RMG has business relationships with many national advertisers across a wide variety of industries, such as automotive, computers, consumer products, credit card, financial services, insurance, tourism, and telecommunications.

Competition

Holding a strong, competitive position in the market for digital signage requires maintaining a diverse product portfolio that addresses a wide variety of customer needs.  We believe we have been a leading global provider of products and services to the contact center and employee communications markets for more than 30 years. Our customers include many of the largest organizations in the world and, as a result, our brand is well established in these markets. We have also developed a strong customer base in the supply chain, hospitality, gaming, higher education, and retail markets, both in North America and internationally.

The worldwide digital signage market is vast and diverse.  In addition to the scope of our product and service portfolio, we compete based upon commercial availability, price, visual performance, brand reputation, power usage and customer service.  Customer requirements vary as to products and services, and as to the size and geographic location of the solutions. We compete with a broad range of companies, including local, national and international organizations. In addition, competitors’ offerings differ widely. Some competitors offer a range of products and services; others offer only a single part of the overall digital signage solution.

Our digital out-of-home media assets compete with many other forms of marketing media, including television, radio, print media, Internet and outdoor display advertising. While digital out-of-home advertising represents a small portion of the advertising industry today, we believe we are well positioned to capitalize on what we believe will be an increasing shift of advertising spending away from mass media to more targeted forms of media, like digital out-of-home advertising. As the number of media platforms continues to increase, the ability to target narrow consumer demographics and to provide measurable third-party marketing information has become increasingly important. We believe that proliferation of digital technology enabling improved data collection and return on investment measurement will increase advertisers’ demand for digital advertising platforms and that the RMG Airline Media Network and RMG Mall Media Network are well positioned to address these trends.

We believe that we are able to generate economies of scale, operating efficiencies and enhanced opportunities for our advertising customers to access a national and regional audience, giving us a competitive advantage over many of our advertising competitors. Given the scale and technical capabilities of our digital network, we believe we are able to tailor our advertising programs with more flexibility and to a broader audience than other digital out-of-home advertising companies, providing a more entertaining consumer experience and a more effective platform for advertisers.

Our competitive strategy is built around our ability to provide end-to-end solutions; extensive software and hardware options; a consultative sales and partnership approach that delivers the optimum customer solution; a highly qualified staff of installation and integration professionals; seamless integration with customers’ IT infrastructure, data, and security environments; custom screen and content design; advertising management; and post-sale customer service and global technical support. We believe that our relative size and competitive strategy gives us an advantage in the markets we serve.

Though our direct competitors are numerous, diverse and vary greatly in size, we view the principal competitors to our RMG Enterprise Solutions business unit as Scala, Stratacache, Four Winds Interactive, Inova, Janus Displays, Cisco, Visix, X2O Media, ComQi, John Ryan & Associates, Broadsign International, Nanonation, Reflect Systems, and Navori, S.A. We view the principal competitors to our RMG Media Networks business unit as Captivate Network, IZ ON Media LLC, National CineMedia Inc., JCDecaux SA, Titan Outdoor LLC and Clear Channel Outdoor Holdings, Inc.

Employees

As of April 30, 2013, we had 248 global employees, with 182 in our North American operations, including 48 in sales, 45 in professional services, 27 in technical support/help desk and 62 in general and administration. Internationally we had, 66 employees supporting our global operations, including 13 in sales, 20 in professional services, 20 in technical support/help desk and 13 in general and administration. Our U.S. employees are not covered by any collective bargaining units and we have never experienced a work stoppage in the U.S. Our international employees are also not covered by any national union contracts.

Intellectual Property and Trademarks

We rely on a combination of trademark, copyright, patent, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. These laws, procedures and contractual restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology. We generally require employees, consultants, customers, suppliers and partners to execute confidentiality agreements with us that restrict the disclosure of our intellectual property. We also generally require our employees and consultants to execute invention assignment agreements with us that protect our intellectual property rights. Despite these precautions, third parties may obtain and use without our consent intellectual property that we own or license. Any unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

As of March 31, 2013, we had four issued patents in the United States related to technology contained in LED displays, which each expire on February 10, 2019.  None of these patents are material to our business. In addition, we had three issued patents and four patent applications pending in the United States. These patents are material to our business because they relate to innovations embedded in the software that underlies our media networks.  These patents expire at various times between 2025 and 2027. We cannot ensure that any of our pending patent applications will be granted or that any of our issued patents will adequately protect our intellectual property. In addition, third parties could claim invalidity or co-inventorship, or make similar claims with respect to any of our currently issued patents or any patents that may be issued to us in the future. Any such claims, whether or not successful, could be extremely costly to defend, divert management’s time, attention, and resources, damage our reputation and brand and substantially harm our business.

We expect that we and others in the industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of products and services overlaps. Our competitors could make a claim of infringement against us with respect to our products and underlying technology. Third parties may currently have, or may eventually be issued, patents upon which our current solution or future technology infringe. Any of these third parties might make a claim of infringement against us at any time.

Government Regulation

We are subject to varied federal, state and local government regulation in the jurisdictions in which we conduct business, including tax laws and regulations relating to our relationships with our employees, public health and safety, zoning, and fire codes. We operate each of our offices, and distribution and assembly facilities in accordance with standards and procedures designed to comply with applicable laws, codes and regulations.

We import and export products into and from the United States. These activities are subject to laws and regulations, including those issued and/or enforced by U.S. Customs and Border Protection. We work closely with our suppliers to ensure compliance with the applicable laws and regulations in these areas.

Properties

Our corporate headquarters is located in a 20,000 square foot facility in Plano, Texas. In the United States, we also lease approximately 4,000 square feet of office space in San Francisco, California, and lease sales and other secondary offices in New York City, Chicago, Detroit, Los Angeles, Las Vegas, St. Peters (Missouri) and Pittsford (New York).

Our European and Middle Eastern operations are based in our leased office located in Hemel Hempstead, England, and a sub-office serving the Middle East is located in Dubai, United Arab Emirates. There are three employees located in India who support local resellers and customers. We also maintain a technology support office in Beijing, China.

Most of our office and manufacturing locations are subject to long-term leases, which expire between the second half of 2013 and 2016.  We expect to extend, or relocate to new facilities at the end of the expiring lease terms, our leases that are expiring in 2013. We believe our facilities are adequate to meet our current needs and intend to add or change facilities as our needs require.

Legal Proceedings

From time to time, we have been and may become involved in legal proceedings arising in the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, we are not presently involved in any legal proceeding in which the outcome, if determined adversely to us, would be expected to have a material adverse effect on our business, operating results, or financial condition. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of August 20, 2013, are as follows:

Name	Age	Title
Gregory H. Sachs	47	Executive Chairman
Garry K. McGuire, Jr.	42	Chief Executive Officer, Director
William Cole	66	Chief Financial Officer
Paul Shyposh	45	President, RMG Media Networks
Marvin Shrear	69	Director
Jonathan Trutter	56	Director
Alan Swimmer	52	Director
Jeffrey Hayzlett	52	Director

Gregory H. Sachs served as our Chairman, Chief Executive Officer and President from inception until the consummation of the acquisition of RMG in April 2013, at which time he became our Executive Chairman. Since 2008, he has been Chairman and Chief Executive officer of Sachs Capital Group LP. From 1993 to 2008 he was Chairman and Chief Executive Officer of Deerfield Capital Management which he founded and oversaw its growth from a fixed income hedge fund with $15 million in assets under management to a global diversified fixed income investment manager with approximately $15 billion in assets under management. While at Deerfield, Mr. Sachs oversaw the management of Deerfield Capital Corp, a publicly traded (NYSE: DFR) specialty finance company that invested in various credit related asset classes. Deerfield Capital Corp. had gross assets in excess of $8 billion at the time Mr. Sachs sold his interest in Deerfield. Prior to founding Deerfield, Mr. Sachs was Vice President and Trading Manager for Harris Trust and Savings Bank’s Global Fixed Income Trading Division. Mr. Sachs graduated from the University of Wisconsin at Madison in 1988 with both an M.S. degree in Quantitative Analysis and Finance and a B.B.A. degree in Actuarial Science and Quantitative Analysis. He is a former board member of the Triarc Companies (NYSE: TRY) from 2004 to 2007, Deerfield Capital Corp. (NYSE: DFR) from 2005 to 2007 and the Futures Industry Association. Mr. Sachs also has extensive experience investing in real estate properties for his own account. Mr. Sachs’ designation as a director and Chairman of our board of directors was based upon his extensive background in the financial services industry, his substantial experience in growing businesses and his prior public company experience.

Garry McGuire served as the Chief Executive Officer of RMG from June 2009 until the consummation of the acquisition of RMG in April 2013, at which time he was appointed our Chief Executive Officer. Prior to joining RMG, Mr. McGuire was the Founder and Chairman of Icon Internet Ventures from May 2007 to July 2009, which owns and publishes affinity websites that aggregate target audiences. From January 2004 to May 2007, Mr. McGuire served as President of Gyro HSR, a leading independent, London based, digital marketing agency. Mr. McGuire received a B.A. from The University of Dayton. Mr. McGuire is also on the board of directors of the Digital Place-Based Advertising Association. The Board believes that Mr. McGuire’s experience from serving as Chief Executive Officer of RMG and from other senior executive roles within the advertising, marketing and technology industries qualifies him to serve on the Board.

William Cole served as Symon’s Chief Financial Officer from 1997 until the consummation of our acquisition of Symon in April 2013, in connection with which he was appointed our Chief Financial Officer. Prior to joining Symon, Mr. Cole served as the Chief Financial Officer for two insurance brokerage firms specializing in the placement of insurance coverage for oil and gas exploration and services companies.  Prior to that, Mr. Cole spent 17 years with the international accounting firm of Deloitte & Touche LLP, including seven years as a partner. Mr. Cole is a Certified Public Accountant in Texas and Louisiana.  Mr. Cole earned a B.S. in Accounting from Mississippi State University and a Master of Business Administration degree from Louisiana State University.

Paul Shyposh served as the Executive Vice President, Head of Sales of RMG from October 2012 until the consummation of our acquisition of RMG in April 2013, in connection with which he was appointed as President of our RMG Media Networks division. Prior to joining RMG, Mr. Shyposh was the Vice President of Airport Sales in North America for JCDecaux SA, the largest outdoor advertising company in the world from February 2006 to October 2012. Mr. Shyposh began his sales career as an account manager at The New York Times Company from 2000 until 2006.  Prior to that he held media strategy and advertising management positions at AT&T from 1996 to 2000 and media planning and account service roles at Bates USA from 1993 to 1996 and McCann Erickson from 1990 to 1993. Mr. Shyposh holds a B.A. from Susquehanna University.

Marvin Shrear joined our board of directors in April 2011. Mr. Shrear was a Senior Managing Director at Deerfield Capital Management (a financial services company) from 1993 until his retirement in 2008 where he also served as Chief Financial Officer. Prior to joining Deerfield, Mr. Shrear was a partner in the Chicago office of Arthur Andersen & Co., Chief Financial Officer at GNP Commodities, Inc., and Vice President Finance for FCT Group, Inc. GNP and FCT were registered futures commission merchants. Mr. Shrear received a B.S.C. in Accountancy from DePaul University in 1965 and a J.D. from Stanford University in 1968. He is licensed as a Certified Public Accountant and attorney. Mr. Shrear’s designation as a director was based upon his senior-level management and a financial services industry experience.

Jonathan Trutter joined our board of directors in April 2013.  He previously served as the Chief Executive Officer of the Deerfield Capital Corp  (NYSE/NASDQ: DFR) from its founding in December 2004 until April 2011 and the Chief Executive Officer and Chief Investment Officer of Deerfield Capital Management LLC, an indirect wholly-owned subsidiary of Deerfield Capital Corp, from 2007 to 2011.  Upon the merger of CIFC Corp. and Deerfield Capital Corp in 2011, Mr. Trutter became Vice Chairman of the board of CIFC Corp.  Mr. Trutter left the board of CIFC Corp. in May 2012.   From 1989 to 2000 Mr. Trutter was a Managing Director of Scudder Kemper Investments, and served as a member of the firm’s  Fixed Income Management Committee. Mr. Trutter received a B.A. from the University of Southern California and M.M from the J.L. Kellogg Graduate School of Management at Northwestern University. He is a Certified Public Accountant. The Board believes that Mr. Trutter’s experience from serving as Chief Executive Officer of Deerfield Capital Corp. and from other senior executive roles he has held over the last 20 years qualifies him to serve on the Board.

Alan Swimmer joined our board of directors in April 2013.  He is President of Prescient Ridge Management, a Commodity Trading Advisor. Prior to PRM Mr. Swimmer spent over 26 years in the Futures and Options industry, building and running futures commission merchant businesses including from 2002 to 2008 as  Head of U.S. Futures at Bear Stearns and then as Head of North American Futures Sales at JP Morgan following its purchase of Bear Stearns. Prior to Bear Stearns, Mr. Swimmer was with Citigroup from 1990-2002 and was head of its Chicago futures office.   Mr. Swimmer received a B.A. in psychology from Washington University in St. Louis, where he is currently Vice Chair  of the  Alumni Board of Governors. Mr. Swimmer has been on the Board of Directors of the Minneapolis Grain Exchange since 2008. The Board believes that Mr. Swimmer’s experience from serving in various senior executive roles over the last 20 years and from his serving on the Board of Directors of the Minneapolis Grain Exchange qualifies him to serve on the Board.

Jeffrey Hayzlett joined our board of directors in April 2013.  He is the Chief Executive Officer of The Hayzlett Group, a provider of strategic business consulting services he founded in May 2010, and of TallGrass Public Relations, a public relations firm he founded in July 2010. From May 2006 to May 2010, Mr. Hayzlett served as Chief Marketing Officer at Eastman Kodak Company. Prior to that, he founded a private business development and public relations firm specializing in the technology and visual communications industries, and held senior management positions in strategic business development and marketing at several companies, including Cenveo, Webprint and Colorbus, Inc. He has also served in staff positions in the United States Senate and House of Representatives. Mr. Hayzlett serves on the boards of several private companies, including itracks and Vdopia. The Board believes that Mr. Hayzlett’s extensive sales and marketing-related experience and executive experience qualifies him to serve on the Board.

Classes of Directors

Our board of directors is divided into three classes, being divided as equally as possible with each class having a term of three years. Mr. Sachs and Mr. Trutter are the Class I directors, whose terms of office will continue until the annual meeting of stockholders in 2016 and until their respective successors are duly elected and qualified. Mr. Swimmer and Mr. Shrear are the Class II directors, whose terms of office will continue until the annual meeting of stockholders in 2014 and until their respective successors are duly elected and qualified. Mr. McGuire and Mr. Hayzlett are the Class III directors, whose terms of office will continue until the annual meeting of stockholders in 2015 and until their respective successors are duly elected and qualified.

Independence of Directors

As a result of our securities being listed on the Nasdaq Capital Market, we adhere to the rules of that exchange in determining whether a director is independent. The Nasdaq Capital Market requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Mr. Shrear, Mr. Swimmer, Mr. Trutter and Mr. Hayzlett are independent directors.

Audit Committee

Our audit committee consists of Mr. Shrear, Mr. Swimmer and Mr. Trutter. Each is an independent director and, as required by Nasdaq rules, has not participated in the preparation of our financial statements at any time during the past three years and is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Our board of directors has determined that Mr. Trutter satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

The audit committee’s duties include, among other things:

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reviewing and discussing with management and the independent registered public accountant our annual and quarterly financial statements;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all transactions between us and related persons;

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inquiring and discussing with management our compliance with applicable laws and regulations and our code of ethics;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Compensation Committee

Our compensation committee consists of Mr. Hayzlett, Mr. Swimmer and Mr. Trutter.  Each is a non-employee director who is independent in accordance with the Nasdaq Capital Market listing standards and the rules and regulations of the SEC and the Internal Revenue Service. Among other functions, the compensation committee will oversee the compensation of our chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites, and administer any such plans or programs as required by the terms thereof.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Hayzlett, Mr. Shrear and Mr. Trutter, each of whom is an independent director. The principal duties and responsibilities of our nominating and corporate governance committee will be to identify qualified individuals to become board members, recommend to the board individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the board our corporate governance guidelines.

Director Nominees

Our nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. Our nominating committee will considers persons identified by our stockholders, management, investment bankers and others. In general, the committee believes that persons to be nominated should be actively engaged in business, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating and corporate governance committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that it believes can best implement our business plan, perpetuate our business and represent stockholder interests. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.

Specifically, the guidelines for selecting nominees provide that our nominating committee expects to consider and evaluate candidates based on, among other factors, the following criteria:

•

Independence under the rules of the Nasdaq Capital Market;

•

Accomplishments and reputations, both personal and professional;

•

Relevant experience and expertise;

•

Knowledge of our company and issues affecting our company;

•

Moral and ethical character; and

•

Ability to commit the required time necessary to discharge the duties of board membership.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our executive officers, directors and employees, its subsidiaries and its controlled affiliates in accordance with applicable federal securities laws. A copy of the code of conduct and ethics will be provided by us without charge.

Communication with the Board of Directors

Our stockholders and other interested parties may send written communications directly to the board of directors or to specified individual directors, including the Executive Chairman or any non-management directors, by sending such communications to our corporate headquarters. Such communications will be reviewed by our legal counsel and, depending on the content, will be:

•

forwarded to the addressees or distributed at the next scheduled board meeting;

•

if they relate to financial or accounting matters, forwarded to the audit committee or distributed at the next scheduled audit committee meeting;

•

if they relate to executive officer compensation matters, forwarded to the compensation committee or discussed at the next scheduled compensation committee meeting;

•

if they relate to the recommendation of the nomination of an individual, forwarded to the nominating and corporate governance committee or discussed at the next scheduled nominating and corporate governance committee meeting; or

•

if they relate to our operations, forwarded to the appropriate officers of our company, and the response or other handling of such communications reported to the board of directors at the next scheduled board meeting.

Director Compensation

Our board of directors has adopted a compensation plan for non-employee directors of the board, effective in 2013. Pursuant to the director compensation plan, our non-employee directors will be paid $25,000 annually, and the director serving as the chair of the audit committee will be paid an additional $25,000 annually. In addition, each non-employee director will be granted 5,000 shares of our common stock annually, subject to our adoption of an equity incentive plan. We will also reimburse directors for reasonable travel and other expenses in connection with attending meetings of the board. We did not compensate any of our directors for service on our board in 2012.

Compensation Discussion and Analysis

From SCG’s inception in January 2011 through the consummation of its initial business combination with RMG in April 2013, none of SCG’s executive officers or directors received any compensation (cash or non-cash) for services rendered. Commencing on the date that SCG’s securities were first quoted on the OTCBB and continuing through the consummation of the acquisition of RMG, SCG paid Sachs Capital Group LP, an entity beneficially owned and controlled by Mr. Sachs, a total of $7,500 per month for office space and administrative services, including secretarial support. This arrangement was agreed to by Sachs Capital Group LP for SCG’s benefit and was not intended to provide Sachs Capital Group LP (or Mr. Sachs) compensation in lieu of a salary. We believe that such fees were at least as favorable as SCG could have obtained from an unaffiliated third party for such services. Other than this $7,500 per month fee, no compensation of any kind, including finder’s and consulting fees, was paid to the Sponsor, SCG’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of the acquisition of RMG. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on SCG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SCG’s independent directors reviewed on a quarterly basis all payments that have been made to the Sponsor, SCG’s officers, directors or their affiliates.

On April 25, 2012, SCG Financial Merger I Corp. (“SCG Intermediate”), a wholly-owned subsidiary of RMG Networks and the direct parent company of Symon and RMG, entered into an employment agreement with Garry K. McGuire. Mr. McGuire is expected to provide his services as our Chief Executive Officer through this employment agreement with SCG Intermediate. Pursuant to the employment agreement, Mr. McGuire has agreed to serve as Chief Executive Officer of SCG Intermediate for a three year term commencing on April 25, 2013. Pursuant to the employment agreement, Mr. McGuire will also serve as a member of the Board of Directors of SCG Intermediate. Under the employment agreement, Mr. McGuire is entitled to receive an annual salary of $450,000 per year, subject to annual increases at the discretion of the Board of Directors. Mr. McGuire will also be entitled to an annual bonus of up to $480,000 based on SCG Intermediate’s achievement of certain earnings before interest, taxes and depreciation (“EBITDA”) targets to be established by the Board of Directors on an annual basis (the “EBITDA Targets”). Bonus amounts payable to Mr. McGuire payable to Mr. McGuire under his employment agreement will be calculated on a quarterly basis, and Mr. McGuire will be paid a pro rata portion of the following the completion of each fiscal quarter. If Mr. McGuire receives quarterly bonus payments in excess of the amount actually earned through the end of the fiscal year, Mr. McGuire will be required to repay such excess bonus amounts to SCG Intermediate. Alternatively, SCG Intermediate may retain or forfeit other compensation, payments or awards payable to Mr. McGuire until such excess bonus payments are recovered.

The employment agreement will automatically terminate upon Mr. McGuire’s death and will be terminable at the option of SCG Intermediate for “cause” or if Mr. McGuire becomes “disabled” (each as defined in the employment agreement). If the SCG Intermediate terminates the employment agreement without “cause” or Mr. McGuire is deemed to have been “constructively terminated” (as defined in the employment agreement), SCG Intermediate will be obligated to pay to Mr. McGuire all accrued but unpaid salary and benefits and a pro-rated bonus for the year in which such termination occurs and will be required to continue to pay Mr. McGuire’s base salary until the later of the end of the then current term of Mr. McGuire’s employment or the twelve month anniversary of his termination date. In addition, all unvested equity awards (if any) granted to Mr. McGuire prior to the date of his termination will become fully vested as of the termination date. The payment of any severance benefits under the employment agreement will be subject to Mr. McGuire’s execution of a release of all claims against SCG Intermediate on or before the 21st day following his separation from service.

If SCG Intermediate terminates the employment agreement without “cause” or Mr. McGuire is deemed to have been “constructively terminated”, in either case within 12 months following a “change in control” of SCG Intermediate, then, in addition to the severance payments described in the foregoing paragraph, SCG Intermediate will be required to pay to Mr. McGuire a lump sum payment of $850,000 (subject to the execution by Mr. McGuire of a release of all claims against SCG Intermediate on or before the 21st day following his separation from service). As used in the employment agreement, the term “change in control” generally refers to the occurrence of (i) the acquisition by any person or group of persons of equity securities of SCG Intermediate that, together with equity securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the equity securities of SCG Intermediate or (ii) the acquisition by any person or group of persons of all or substantially all of the assets of SCG Intermediate.

The employment agreement contains customary confidentiality provisions, which apply both during and after the term of the employment agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for one year thereafter.

On August 13, 2013, we entered into an employment agreement with Gregory H. Sachs, our Executive Chairman, pursuant to which Mr. Sachs will hold the office of Executive Chairman, and will serve on our Board of Directors. Pursuant to the employment agreement, Mr. Sachs has agreed to serve as Executive Chairman for a five year term commencing on August 13, 2013, subject to extension by mutual agreement of us and Mr. Sachs. Mr. Sachs is permitted to engage in other activities during the term of the employment agreement, so long as such activities do not violate the non-competition covenants contained in the employment agreement. Under the employment agreement, Mr. Sachs is entitled to receive a minimum annual salary of $250,000 per year. In addition to reimbursement for routine business and travel expenses, Mr. Sachs is also entitled to reimbursement for (i) use of a private aircraft for travel that is primarily for a purpose related to Mr. Sachs’ duties under the employment agreement and (ii) 50% of the rent for office space leased by Mr. Sachs, including monthly rent (the full amount of which is currently $9,921) and build-out expenses in the total amount of $62,000.

The employment agreement will automatically terminate upon Mr. Sachs’ death and will be terminable at our option for “cause” or if Mr. Sachs becomes “disabled” (each as defined in the employment agreement). If we terminate the employment agreement without “cause” or Mr. Sachs is deemed to have been “constructively terminated” (as defined in the employment agreement), we will be obligated to pay to Mr. Sachs all accrued but unpaid salary and benefits and will be required to continue to pay Mr. Sachs’ base salary until the later of the end of the five-year term of the agreement or the twelve month anniversary of his termination date. In addition, we will be required to make a lump sum payment to Mr. Sachs equal to the lesser of (i) 2% of the enterprise value of the Company at the end of the calendar month preceding the date of termination and (ii) $5,000,000, and all unvested equity awards (if any) granted to Mr. Sachs prior to the date of his termination will become fully vested as of the termination date. The payment of any severance benefits under the employment agreement will be subject to Mr. Sachs’ execution of a release of all claims against us on or before the 21st day following his separation from service.

The employment agreement contains customary confidentiality provisions, which apply both during and after the term of the employment agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for one year thereafter.

On August 14, 2013, we entered into an employment agreement with William Cole, our Chief Financial Officer, with an effective date of August 1, 2013. This employment agreement supersedes Mr. Cole’s prior employment agreement with Symon Communications, Inc. Pursuant to the employment agreement, Mr. Cole has agreed to serve as our Chief Financial Officer for a one year term commencing on the effective date, subject to extension by mutual agreement of us and Mr. Cole. Under the employment agreement, Mr. Cole is entitled to receive an annual salary of $275,000 per year. Mr. Cole will also be entitled to an annual bonus of up to $120,000 based on our achievement of certain earnings before interest, taxes and depreciation targets to be established by our Board of Directors on an annual basis.

The employment agreement will automatically terminate upon Mr. Cole’s death and will be terminable at our option for “cause” or if Mr. Cole becomes “disabled” (each as defined in the employment agreement). If we terminate the employment agreement without “cause,” we will be obligated to pay to Mr. Cole all accrued but unpaid salary and benefits and a pro-rated bonus for the year in which such termination occurs and will be required to continue to pay Mr. Cole’s base salary for a period of six months following his termination date. If the employment agreement terminates due to Mr. Cole’s death or disability, we will be obligated to pay to Mr. Cole all accrued but unpaid salary and benefits and a pro-rated bonus for the year in which such termination occurs. The payment of any severance benefits under the employment agreement will be subject to Mr. Cole’s execution of a release of all claims against us on or before the 21st day following his separation from service.

The employment agreement contains customary confidentiality provisions, which apply both during and after the term of the employment agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for one year thereafter.

Except as described above, we are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Executive Compensation

The following table sets forth the total compensation earned in 2012 by Mr. McGuire based on his provision of services to RMG, and by Mr. Cole and Charles Ansley, the former President of RMG Enterprise Solutions, based on their provision of services to Symon. Mr. Sachs did not receive any compensation for his service to SCG in 2012, and Mr. Shyposh joined RMG in October 2012, and his compensation for 2012 is not required to be disclosed pursuant to applicable rules of the Securities and Exchange Commission.

Name and Position	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Garry McGuire, Chief Executive Officer and Director(1)	420,000	354,167	774,167
William Cole, Chief Financial Officer(2)	225,000	144,125	369,125
Charles Ansley, President, RMG Enterprise Solutions(3)	350,000	195,500	545,500

(1)

Mr. McGuire served as RMG’s Chief Executive Officer and Chief Revenue Officer during 2012.

(2)

Mr. Cole served as Symon’s Chief Financial Officer during 2012.

(3)

Mr. Ansley served as Symon’s President and Chief Executive Officer during 2012. Mr. Ansley retired, effective July 12, 2013.

None of our executive officers were granted any options or other equity securities of SCG as compensation during 2012, or held any such options or equity securities as of December 31, 2012.

Equity Incentive Plan

In June 2013 our board of directors approved, and in July 2013 our stockholders adopted, our 2013 Equity Incentive Plan. The Plan is intended to promote the interests of us and our stockholders by providing our employees, directors and consultants with incentives and rewards to encourage them to continue in our service and with a proprietary interest in pursuing our long-term growth, profitability and financial success.

Administration

Our compensation committee will administer the Plan in accordance with its terms. The compensation committee has full discretionary authority to administer the Plan, including the authority to:  (1) designate the employees and consultants and members of the board of directors who shall be granted incentive awards under the Plan and the amount, type and other terms and conditions of such incentive awards; and (2) interpret and construe any and all provisions of the Plan and the terms of any incentive award (and any agreement evidencing the grant of an incentive award). The compensation committee may exercise all discretion granted to it under the Plan in a non-uniform manner among participants. The compensation committee may delegate to a subcommittee of one or more members of the board of directors or our employees the authority to grant incentive awards, subject to such limitations as the compensation committee shall specify and to the requirements of applicable law.

Eligibility

Any of our employees or consultants, any person who renders services directly or indirectly to us, and any member of our board of directors is eligible for selection by the compensation committee to receive an incentive award under the Plan.

Shares subject to the Plan

The maximum number of shares of our common stock that may be covered by incentive awards granted under the Plan may not exceed 2,500,000 shares in the aggregate. The maximum number of shares of stock that may be covered by incentive awards granted under the Plan that are intended be incentive stock options (ISOs) shall not exceed 2,500,000 shares in the aggregate. For purposes of these limitations, shares of stock shall only be counted as used to the extent that they are actually issued and delivered to a participant (or such participant’s permitted transferees as described in the Plan) pursuant to the Plan. Accordingly, if an incentive award is settled for cash or if shares of stock are withheld to pay the exercise price of a stock option or to satisfy any tax withholding requirement in connection with an incentive award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of stock that are available for delivery under the Plan. In addition, shares of stock related to incentive awards that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares shall not be treated as issued pursuant to the Plan. In addition, if shares of stock owned by a participant (or such participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to us in payment of any obligation in connection with an incentive award, the number of shares tendered shall be added to the number of shares of stock that are available for delivery under the Plan.

Award types

The Plan permits grants of the following types of incentive awards subject to such terms and conditions as the compensation committee shall determine, consistent with the terms of the Plan: (1) stock options, including stock options intended to qualify as ISOs; (2) other stock-based awards, including in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units; and (3) cash awards. Subject to the terms and conditions set forth in the Plan, incentive awards may be settled in cash or shares of stock and may be subject to performance-based and/or service-based conditions. Cash awards shall, and all other incentive awards may, be designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (performance-based compensation).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee, pursuant to our written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

We issued $75,000 and $100,000 unsecured promissory notes to the Sponsor on January 28, 2011 and February 9, 2011, respectively. The notes were non-interest bearing and were repaid from the proceeds of our initial public offering. We issued two $100,000 unsecured promissory notes to the Sponsor on August 15, 2012 and October 11, 2012. These promissory notes were non-interest bearing and were payable upon the consummation of our initial business combination or liquidation. Both of the $100,000 promissory notes were transferred to Gregory H. Sachs on November 18, 2012. We issued $100,000, $360,000, $150,000, $50,000 and $435,000 unsecured promissory notes to the Sponsor on December 5, 2012, December 21, 2012, January 11, 2013, March 13, 2013 and March 28, 2013, respectively. $400,000 in aggregate principal amount of these promissory notes was subsequently transferred to each of Mr. Sachs and Donald R. Wilson, Jr., a principal stockholder of the Company. These promissory notes were also non-interest bearing and were payable upon our initial business combination or liquidation. On April 8, 2013, we issued to each of Mr. Wilson and Mr. Sachs warrants exercisable for 533,333 shares of our Common Stock upon the conversion of $800,000 in aggregate principal amount of such promissory notes, at a conversion price of $0.75 per warrant, and we repaid the remaining outstanding principal amount of such promissory notes (totaling $295,000 to the Sponsor and $200,000 to Mr. Sachs).

In January 2011, we issued an aggregate of 2,190,477 shares of our common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. On April 12, 2011, we effected a 0.8 for one reverse split, the result of which left the Sponsor with 1,752,381 Founder Shares. These Founder Shares included 228,571 shares that were forfeited on June 2, 2011 (as a result of the underwriters not exercising any portion of the overallotment option). 285,714 of the Sponsor’s Founder Shares will be subject to forfeiture by the Sponsor in the event the last sales price of our common stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of the RMG acquisition. The Sponsor, Gregory H. Sachs, DOOH and each other member of the Sponsor have agreed that they will not sell or transfer their shares of our common stock until one year following consummation of the RMG acquisition, subject to earlier release in certain circumstances.

The Sponsor purchased, in a private placement, the 4,000,000 Sponsor Warrants prior to our initial public offering at a price of $0.75 per Warrant (a purchase price of $3,000,000) from us. The Sponsor has agreed that the Sponsor Warrants will not be sold or transferred until 30 days following consummation of RMG acquisition, or May 8, 2013, subject to certain limited exceptions.

We entered into an Administrative Services Agreement, effective as of April 12, 2011, with Sachs Capital Group, LP, an affiliate of the Sponsor, for an estimated aggregate monthly fee of $7,500 for office space, secretarial, and administrative services, with up to an additional $7,500 for our other operating expenses incurred by the sponsor. This agreement expired upon the acquisition of RMG. During the term of the Agreement, the additional $7,500 per month was not paid to Sachs Capital Group LP, and the total amount paid to Sachs Capital Group LP was $179,032.

The Sponsor is entitled to registration rights pursuant to a registration rights agreement. The Sponsor will be entitled to demand registration rights and certain “piggy-back” registration rights with respect to its shares of our common stock, the Sponsor Warrants and the shares of our common stock underlying the Sponsor Warrants, commencing on the date such shares of common stock or Sponsor Warrants are eligible. We will bear the expenses incurred in connection with the filing of any such registration statements.

DRW, an entity ultimately controlled by Donald R. Wilson, Jr., purchased 2,354,450 shares of our common stock pursuant to the terms and conditions of an equity commitment letter and an assignment agreement, and was issued an additional 120,000 shares of our common stock by us as consideration for such purchases.  In May 2012, Mr. Wilson assigned these 120,000 shares to us for cancellation.

On April 8, 2013, we issued to each of Donald R. Wilson, Jr. and Gregory H. Sachs warrants exercisable for 533,333 shares of the Company’s common stock (the “Note Conversion Warrants”). The Note Conversion Warrants were issued upon the conversion by each of Mr. Wilson and Mr. Sachs of a Promissory Note issued by us to the Sponsor in the aggregate principal amount of $800,000, which Promissory Note was subsequently assigned by the Sponsor to Mr. Wilson and Mr. Sachs in the aggregate principal amount of $400,000 each. The conversion price of the Promissory Notes was $0.75 per Note Conversion Warrant.

On April 19, 2013, we entered into a Common Stock Purchase Agreement with DRW pursuant to which DRW purchased 500,000 shares of the Company’s common stock, at a purchase price of $10 per share.

In April 2013, we issued 100,000 shares of our common stock to the Donald R. Wilson, Jr. 2002 Trust (the “Trust”), pursuant to the terms of a financing commitment entered into between us and the Trust on March 1, 2013, whereby the Trust provided a standby credit facility up to the aggregate amount of (i) our obligations under the Symon Merger Agreement (ii) all out-of-pocket fees, expenses, and other amounts payable by the Company under or in connection with the Symon Merger Agreement with Symon. Such amount was reduced by the aggregate amount of cash available to the Company as of the closing date of the Symon Merger from cash on hand, cash from the sale of shares in the IPO, and net cash proceeds from any alternative debt financing. The fixed rate of interest for the first twelve months was 15% per annum, 5% of which was to be payment-in-kind and added each month to the principal balance. This commitment was not used by us.

On August 14, 2013, we entered into a management services agreement (the “Services Agreement”) with DOOH, which together with certain of its affiliates is a significant stockholder of ours. Pursuant to the Services Agreement, DOOH will provide management consulting services to us and our subsidiaries with respect to financing, acquisitions, sourcing, diligence and strategic planning, as requested by our Executive Chairman. In consideration for such services, on or about August 14, 2013, we issued to DOOH 120,000 shares of our common stock, pursuant to an equity grant under our 2013 Equity Incentive Plan, and we will pay to DOOH an annual management fee in the amount of $50,000. The Services Agreement has a term of two years, subject to early termination upon a sale of the Company or at any time in our discretion, upon 60 days’ written notice to DOOH.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of August 20, 2013 by:

•

each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding common stock;

•

each of our executive officers;

•

each of our directors; and.

•

all of our executive officers and directors as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 11,769,593 shares of common stock outstanding as of August 20, 2013.

This prospectus relates to the possible resale by the selling securityholders identified below of:

•

5,066,666 warrants issued in private transactions with our Sponsor and affiliated persons;

•

5,066,666 shares issuable upon the exercise of those outstanding warrants; and

•

663,000 shares of common stock issued to one of the selling securityholders in private transactions.

In connection with the registration rights we granted to the selling securityholders, we agreed to file with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock and warrants offered by this prospectus or interests therein from time to time, in privately negotiated transactions or otherwise.  The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock and warrants owned by them.  The selling securityholders, however, make no representations that the shares and warrants covered by this prospectus will be offered for sale.  The table below presents information regarding the selling securityholders and the shares and warrants that each such selling securityholder may offer and sell from time to time under this prospectus.

When we refer to the “selling securityholders” in this prospectus, we mean the Sponsor, Gregory H. Sachs, Donald R. Wilson, Jr., Plexus Fund II, L.P., Kayne Anderson Mezzanine Partners (QP), L.P., Kayne Anderson Mezzanine Partners Offshore L.P., Kayne Anderson Mezzanine Partners, L.P., and/or affiliated entities. The number of shares in the column “Number of Shares Offered Hereby” represents all of the shares that a selling securityholder may offer under this prospectus.  The number of warrants in the column “Number of Warrants Offered Hereby” represents all of the warrants that a selling securityholder may offer under this prospectus.  The columns under the heading “After the Offering” assumes that the selling securityholder will have sold all of the shares of common stock and warrants offered under this prospectus. However, because the selling securityholders may offer, from time to time, all, some or none of their shares of common stock and warrants under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares and warrants that will be sold by the selling securityholders or that will be held by the selling securityholders after completion of the sales. Please carefully read the footnotes located below the selling securityholders table in conjunction with the information presented in the table.

Additional selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above be prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling securityholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of August 20, 2013, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.  Except as indicated in the footnotes to this table, the address for each beneficial owner is c/o RMG Networks Holding Corporation, 500 North Central Expressway, Suite 175, Plano, Texas 75074.

	Before the Offering				After the Offering
Name of Beneficial Owner	Number of SCG Shares	Approximate percentage of outstanding SCG Shares	Number of Shares Offered Hereby	Number of Warrants Offered Hereby	Number of SCG Shares	Approximate percentage of outstanding SCG Shares
SCG Financial Holdings LLC (the “Sponsor”)(1)	5,523,810	35.0%	4,000,000	4,000,000	1,523,810	12.9%
Gregory H. Sachs(1) (2)	3,295,238	23.0%	2,533,333	2,533,333	761,905	6.5%
Donald R. Wilson, Jr.(1) (3)	6,269,688	43.8%	3,133,333	2,533,333	3,136,355	26.6%
Plexus Fund II, L.P.(5)	31,500	*	31,500	--	0	--
Kayne Anderson Mezzanine Partners (QP), L.P.(6)	29,046	*	29,046	--	0	--
Kayne Anderson Mezzanine Partners Offshore L.P.(6)	1,349	*	1,349	--	0	--
Kayne Anderson Mezzanine Partners, L.P.(6)	1,105	*	1,105	--	0	--
PAR Investment Partners, L.P.(4)	1,898,344	15.0%	--	--	1,893,344	15.0%
Paul Shyposh	0	--	--	--	0	--
William Cole	0	--	--	--	0	--
Jeffrey Hayzlett	0	--	--	--	0	--
Garry K. McGuire, Jr.	0	--	--	--	0	--
Marvin Shrear	0	--	--	--	0	--
Alan Swimmer	700	*	--	--	700	*
Jonathan Trutter	0	--	--	--	0	--
All directors and executive officers as a group (eight individuals)	3,295,938	23.0%	2,533,333	2,533,333	762,605	6.5%

*	Less than 1%.
(1)

Based on a Form 4 filed on August 19, 2013 by Donald R. Wilson, Jr. Includes 1,523,810 shares held by the Sponsor and 4,000,000 shares which the Sponsor has the right to acquire upon the exercise of warrants exercisable within 60 days.  The members of the Sponsor are Gregory H. Sachs Revocable Trust Dtd. April 24, 1998, the 2011 Sachs Family Trust, Kenneth Leonard, Michelle Sibley, Loren Buck, Michael Wallach and 2012 DOOH Investments LLC, an Illinois limited liability company (“DOOH”).  Mr. Sachs is the sole beneficiary of the Gregory H. Sachs Revocable Trust and the children of Mr. Sachs are the beneficiaries of the 2011 Sachs Family Trust.  Mr. Wilson is the manager of DOOH Investment Management LLC, the manager of DOOH.  Mr. Sachs and Mr. Wilson each have voting and dispositive control of 50% of the shares held by the Sponsor, such that each of Mr. Sachs and Mr. Wilson have voting and dispositive control over 761,905 shares and 2,000,000 warrants held by the Sponsor.  Each of Mr. Sachs and Mr. Wilson disclaims beneficial ownership of the other shares owned by the Sponsor. 285,714 of the shares held by the Sponsor will be subject to forfeiture by the Sponsor in the event the last sale price of our common stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of our initial business combination.

(2)

Includes, in addition to shares, warrants and shares underlying warrants described in footnote (1), 533,333 shares which Mr. Sachs has the right to acquire upon the exercise of warrants exercisable within 60 days.

(3)

Includes, in addition to shares, warrants and shares underlying warrants described in footnote (1), 533,333 shares which DOOH has the right to acquire upon the exercise of warrants exercisable within 60 days and 620,000 shares held by DOOH. The business address of Mr. Wilson and DOOH is 540 W. Madison Street, Suite 2500, Chicago, Illinois 60661.

(4)

Based on a Schedule 13G filed on April 12, 2013 on behalf of (i) PAR Investment Partners, L.P. (“PAR Investment Partners”), a Delaware limited partnership, (ii) PAR Group, L.P. (“PAR Group”), a Delaware limited partnership and (iii) PAR Capital Management, Inc. (“PAR Capital Management”), a Delaware corporation. The sole general partner of PAR Investment Partners is PAR Group. The sole general partner of PAR Group is PAR Capital Management. All shares listed in this footnote 4 are held by PAR Investment Partners.  Includes 898,344 shares which PAR Investment Partners, L.P. has the right to acquire upon the exercise of warrants exercisable within 60 days. The business address of each of PAR Investment Partners, PAR Group and PAR Capital Management is One International Place, Suite 2401, Boston, Massachusetts 02110.

(5)

Plexus Fund II, L.P., is managed by its general partner, Plexus Fund II GP, LLC, which is managed by Plexus Capital, LLC. Each of Robert Anders, Kel Landis, Michael Painter, Michael Becker and Robert Gefaell may be deemed to have voting and/or investment control over the shares held by such entities. The business address of Plexus Fund II, L.P. is 200 Providence Road, Suite 210, Charlotte, North Carolina 28207.

(6)

Each of Kayne Anderson Mezzanine Partners (QP), L.P., Kayne Anderson Mezzanine Partners Offshore L.P. and Kayne Anderson Mezzanine Partners, L.P. is managed by its general partner, Kayne Anderson Mezzanine Advisors, LLC, which is managed by Kayne Anderson Capital Advisors, L.P., as managing member (“KACALP”). Richard Kayne is the controlling owner of KACALP and, as such, may be deemed to beneficially own the shares held by these selling stockholders. The business address of each of these selling stockholders is 1800 Avenue of the Stars, Third Floor, Los Angeles, California 90067.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or warrants received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or warrants on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares of common stock or warrants:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•

a combination of any such methods of sale.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock or warrants offered by them will be the purchase price of the common stock or warrants less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders also may resell all or a portion of the shares of common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or warrants therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares or warrants may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock or warrants to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock or warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock or warrants may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares or warrants in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares or warrants against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares or warrants offered by this prospectus.

DESCRIPTION OF SECURITIES

General

Our certificate of authorization authorizes the issuance of up to 250,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of August 20, 2013, we had 11,769,593 outstanding shares of common stock and outstanding warrants to acquire 13,066,667 shares of common stock at an exercise price of $11.50 per share that are currently exercisable provided that there is an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. No shares of our preferred stock are currently outstanding.

Units

We issued an aggregate of 8,000,000 Units in our initial public offering. Each Unit consisted of one share of our common stock and one Warrant. Each Warrant entitles its holder to purchase one share of our common stock. Any securityholder may elect to separate a Unit and trade the common stock and Warrant separately or as a Unit.

Common Stock

Stockholders of record are entitled to one vote for each share of common stock held on all matters to be voted on by our stockholders.  Stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Common stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by the board. Accordingly, the board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. No shares of our preferred stock are currently issued or outstanding.

Warrants

Public Warrants

Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, and are currently exercisable, provided that there is an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available.

The Warrants issued as part of the Units sold in our initial public offering (the “Public Warrants”) will expire five years after the completion of our initial business combination, or April 8, 2018, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, we may call the Warrants for redemption:

•

in whole and not in part;

•

at a price of $0.01 per warrant;

•

upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and

•

if, and only if, the last sale price of our common stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to the Warrant holders.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder of Warrants that wishes to exercise his, her or its Warrant to do so on a “cashless basis”. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering his, her or its Warrants for that number of shares of our common stock equal to, but in no case less than $10.00, the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call the Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Sponsor Warrants (as defined below) for cash or on a cashless basis using the same formula described above that holders of Public Warrants would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

The exercise price, the redemption price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the Warrants will not be adjusted for issuances of common stock at a price below the Warrant exercise price.

The Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and us (the “Warrant Agreement”). The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by our stockholders.

No Public Warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period and our common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants.

Under the terms of the Warrant Agreement, we agreed to use our best efforts to file a registration statement covering the shares of our common stock underlying the Warrants and to maintain a current prospectus relating to those shares of common stock until the expiration of the Warrants. We are registering the shares of our common stock issuable upon exercise of the Public Warrants pursuant to the registration statement of which this prospectus forms a part in order to satisfy this obligation. However, we cannot assure the holders of Warrants that we will be able to do so, and if we do not maintain a current prospectus related to the shares of common stock issuable upon exercise of the Public Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the Public Warrants is not current or if those shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Public Warrants may have no value, the market for the Public Warrants may be limited and the Public Warrants may expire worthless.

No fractional shares of common stock will be issued upon exercise of the Public Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share of common stock, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Warrant holder.

Sponsor Warrants

The Sponsor purchased an aggregate of 4,000,000 Warrants from us at a price of $0.75 per warrant in a private placement completed on April 12, 2011. In addition, on April 8, 2013, we issued to each of Donald R. Wilson, Jr. and Gregory H. Sachs (our Executive Chairman) Warrants exercisable for 533,333 shares of our common stock. These Warrants were issued upon the conversion by each of Mr. Wilson and Mr. Sachs of a Promissory Note issued by us to the Sponsor and in the aggregate principal amount of $800,000, which Promissory Note was subsequently assigned by the Sponsor to Mr. Wilson and

Mr. Sachs in the aggregate principal amount of $400,000 each. The conversion price of the Promissory Notes was $0.75 per Warrant. We refer to the Warrants issued to our Sponsor, Mr. Wilson and Mr. Sachs as the Sponsor Warrants. The Sponsor Warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to the Public Warrants, except that such Sponsor Warrants may be exercised by the holders on a cashless basis.

Registration Rights

The holders of the founder shares and our Sponsor Warrants have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement dated April 12, 2011. These stockholders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these stockholders have “piggy-back” registration rights to include their securities in other registration statements filed by us. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, upon the earlier of (A) one year after the completion of our initial business combination or earlier if, subsequent to our business combination, the last sales price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (B) the date on which when we consummate a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the common stock underlying such warrants, 30 days after the completion of our initial business combination. We will bear the costs and expenses of filing any such registration statements.

In connection with the consummation of our acquisition of RMG, SCG entered into registration rights agreements with (i) certain former shareholders of RMG and (ii) RMG’s lenders, with respect to the shares of our common stock issued to them in connection with the RMG acquisition. Pursuant to each such registration rights agreement, at any time following the one-year anniversary of the consummation of the RMG acquisition, the holders of a majority of the then-outstanding registrable securities subject to such agreement may request registration under the Securities Act of all or any portion of their registrable securities on Form S-3 or any successor form, or if such form is not then available to us, Form S-1.  The holders of a majority of the then-outstanding registrable securities shall be entitled to request (i) one such demand registration in which we shall pay all registration expenses and (ii) an unlimited number of demand registrations in which the holders of registrable securities shall pay their share of the registration expenses. In addition, these stockholders have “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such “piggy-back” registration statements.

Our lenders under the Junior Credit Agreement we entered into on April 19, 2013 have registration rights to require us to register a sale of any of our securities held by them pursuant to an investor rights agreement dated April 19, 2013. Pursuant to the investor rights agreement, the holders of a majority of the then-outstanding registrable securities shall be entitled to request (i) one such demand registration in which we shall pay all registration expenses and (ii) an unlimited number of demand registrations in which the holders of registrable securities shall pay their share of the registration expenses. In addition, these stockholders have “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such “piggy-back” registration statements.

DRW Commodities, LLC (“DRW”) has registration rights to require us to register a sale of any of the shares of our common stock purchased by DRW on April 19, 2013, or any other shares of our common stock then held or subsequently acquired by DRW, pursuant to a registration rights agreement dated April 19, 2013. Pursuant to the registration rights agreement, DRW shall be entitled to request (i) three such demand registrations in which we shall pay all registration expenses and (ii) an unlimited number of demand registrations in which DRW shall pay its share of the registration expenses. In addition, DRW has “piggy-back” registration rights to include its securities in other registration statements filed by us. We will bear the costs and expenses of filing any such “piggy-back” registration statements.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•

a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•

an affiliate of an interested stockholder; or

•

an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•

the board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Transfer Agent

The transfer agent for our common stock and Units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

Greenberg Traurig, LLP, Chicago, Illinois, will pass upon the validity of the shares of common stock offered hereby.

EXPERTS

The consolidated financial statements of Symon Holdings Corporation as of January 31, 2013, 2012 and 2011, and for each of the three years in the period ended January 31, 2013 included in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RMG as of and for the year ended December 31, 2012 appearing in this prospectus have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in its report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing, and the consolidated financial statements of RMG as of and for the years ended December 31, 2011 and 2010 appearing in this prospectus have been audited by Frank, Rimerman + Co., LLP, an independent registered public accounting firm, as stated in its report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the warrants and shares of common stock offered by this prospectus.  This prospectus does not contain all of the information included in the registration statement.  For further information pertaining to us and our common stock and warrants, you should refer to the registration statement and to its exhibits.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our restated certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RMG Networks Holding Corporation

Consolidated Balance Sheets

	Successor Company June 30, 2013	Predecessor Company January 31, 2013
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$5,979,263	$10,203,169
Accounts receivable, net	15,918,023	9,061,229
Inventory, net	3,552,407	2,988,766
Deferred tax assets	231,383	372,618
Other current assets	882,866	686,099
Total current assets	26,563,942	23,311,881
Restricted cash	80,000	-
Property and equipment, net	1,518,608	963,069
Intangible assets, net	38,624,863	2,584,443
Goodwill	31,037,564	10,972,547
Loan Origination fees	932,550	-
Other assets	288,004	112,054
Total assets	$99,045,531	$37,943,994

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	5,099,667	$4,150,730
Accrued liabilities	4,090,336	1,925,901
Revenue share liabilities	3,167,458	-
Note payable – current	2,400,000	-
Deferred revenue	6,726,859	10,438,487
Capital leases	72,022	-
Total current liabilities	21,556,342	16,515,118
Notes payable – non current	31,060,000	-
Warrant liability	10,453,334	-
Deferred revenue – non current	785,693	1,073,223
Deferred tax liabilities	7,046,832	704,496
Deferred rent	227,504	0
Capital leases and other	553,482	0
Total liabilities	71,683,187	18,292,837

Commitment and Contingencies

Stockholders’ equity:
Common stock, $.0001 par value, (250,000,000 shares authorized;6,285,583 shares issued and outstanding at June 30, 2013)	629	-
Common stock – Class L, $0.01 par value, (1,000,000 shares authorized, issued and outstanding at January 31, 2013)	-	10,000
Common stock – Class A Non-voting, $0.01 par value, (200,000 shares authorized, 68,889 shares issued and outstanding at January 31, 2013 and 2012)	-	689
Additional paid-in capital	34,623,035	10,149,643
Accumulated comprehensive income (loss)	13,157	(38,940)
Notes receivable – restricted stock	-	(207,025)
Retained earnings (accumulated deficit)	(7,274,477)	9,736,790
Total stockholders’ equity	27,362,344	19,651,157
Total liabilities and stockholders’ equity	$99,045,531	$37,943,994

See accompanying notes to consolidated financial statements.

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Income

(Unaudited)

	Successor Company April 20 Through June 30, 2013	RMG January 1 Through April 19, 2013	Predecessor Company February 1 Through April 19, 2013	Predecessor Company February 1 Through July 31, 2012
Revenue:
Advertising	$5,556,557	$1,661,245	$-	$-
Products	5,069,160	-	2,239,236	7,544,343
Maintenance and content services	2,572,555	-	3,594,520	8,375,245
Professional services	1,851,755	116,272	1,323,559	2,961,393
Total Revenue	15,050,027	1,777,517	7,157,315	18,880,981

Cost of Revenue:
Advertising	3,355,883	890,789	-	-
Products	3,261,492	-	1,498,135	4,295,494
Maintenance and content services	572,433	-	611,692	1,435,208
Professional services	1,197,304	-	861,640	2,012,481
Total Cost of Revenue	8,387,112	890,789	2,971,467	7,743,183
Gross Profit	6,662,915	886,728	4,185,848	11,137,798

Operating expenses:
Sales and marketing	3,351,286	454,381	1,729,871	3,676,490
General and administrative	2,585,983	157,626	1,739,348	3,741,025
Research and development	806,401	89,923	512,985	1,023,521
Acquisition expenses	1,485,566	4,629,505	3,143,251	-
Depreciation and amortization	1,292,276	8,139	140,293	651,362
Total operating expenses	9,521,512	5,339,574	7,265,748	9,092,398
Operating income (loss)	(2,858,597)	(4,452,846)	(3,079,900)	2,045,400
Other Income (Expense):
Warrant liability expense	(3,920,000)	(2,733,334)	-	-
Interest expense and other – net	(495,880)	(29,986)	(14,553)	(56,135)
Income (loss) before income taxes	(7,274,477)	(7,216,166)	(3,094,453)	1,989,265
Income tax expense	-	-	(540,897)	641,527
Net income (loss)	(7,274,477)	(7,216,166)	(2,553,556)	1,347,738
Other comprehensive income (loss) -
Foreign currency translation adjustments	13,157	-	(121,144)	49,450
Total comprehensive income (Loss)	$(7,261,320)	$(7,216,166)	$(2,674,700)	$1,397,188

Net income (loss) per share:
Basic and dilutive net income (loss) per share of Common Stock	$(1.16)	$(2.31)
Basic and dilutive net income (loss) per share of Class L Common Stock			$(2.55)	$1.35
Basic and dilutive net income (loss) per share of Class A Non-Voting Common Stock	$-	$-	$-
Weighted average shares used in computing basic and dilutive net income (loss) per share of Common Stock	6,285,583	3,124,252
Weighted average shares used in computing basic and dilutive net income (loss) per share of Class L Common Stock			1,000,000	1,000,000
Weighted average shares used in computing basic and dilutive net income (loss) per share of Class A Non-Voting Common Stock			68,889	82,778

See accompanying notes to consolidated financial statements.

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Income

(Unaudited)

	Successor Company April 20 Through June 30, 2013	RMG April 1 Through April 19, 2013	Predecessor Company April 1 Through April 19, 2013	Predecessor Company May 1 Through July 31, 2012
Revenue:
Advertising	$5,556,557	$1,661,245	$-	$-
Products	5,069,160	-	224,690	3,765,389
Maintenance and content services	2,572,555	-	884,208	4,198,958
Professional services	1,851,755	116,272	293,591	1,491,988
Total Revenue	15,050,027	1,777,517	1,402,489	9,456,335
Cost of Revenue:
Advertising	3,355,883	890,789	-	-
Products	3,261,492	-	130,527	2,157,977
Maintenance and content services	572,433	-	152,251	651,763
Professional services	1,197,304	-	180,745	1,045,461
Total Cost of Revenue	8,387,112	890,789	463,523	3,855,201
Gross Profit	6,662,915	886,728	938,966	5,601,134
Operating expenses:
Sales and marketing	3,351,286	454,381	379,499	1,881,216
General and administrative	2,585,983	157,626	525,449	1,870,843
Research and development	806,401	89,923	116,936	485,474
Acquisition expenses	1,485,566	2,701,957	2,927,891	-
Depreciation and amortization	1,292,276	8,139	42,274	329,483
Total operating expenses	9,521,512	3,412,026	3,992,049	4,567,016
Operating income (loss)	(2,858,597)	(2,525,298)	(3,053,083)	1,034,118
Other Income (Expense):
Warrant liability expense	(3,920,000)	(1,293,334)	-	-
Interest expense and other – net	(495,880)	(39,979)	(22,854)	(14,052)
Income (loss) before income taxes	(7,274,477)	(3,858,611)	(3,075,937)	1,020,066
Income tax expense	-	-	(697,781)	322,831
Net income (loss)	(7,274,477)	(3,858,611)	(2,378,156)	697,235
Other comprehensive income (loss) -
Foreign currency translation adjustment s	13,157	-	26,385	(10)
Total comprehensive income (loss)	$(7,261,320)	$(3,858,611)	$(2,351,771)	$697,225
Net income (loss) per share:
Basic and dilutive net income (loss) per share of Common Stock	$(1.16)	$(.82)	$-	$-
Basic and dilutive net income (loss) per share of Class L Common Stock	$-	$-	$(2.38)	$.70
Basic and dilutive net income (loss) per share of Class A Non-Voting Common Stock	$-	$-	$-	$-
Weighted average shares used in computing basic and dilutive net income (loss) per share of Common Stock	6,285,583	4,711,923
Weighted average shares used in computing basic and dilutive net income (loss) per share of Class L Common Stock			1,000,000	1,000,000
Weighted average shares used in computing basic and dilutive net income (loss) per share of Class A Non-Voting Common Stock			68,889	82,778

See accompanying notes to consolidated financial statements.

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows

For The Six Months Ended June 30, 2013

(Unaudited)

	Successor Company April 20 Through June 30, 2013	RMG January 1 through April 30, 2013	Predecessor Company February 1 Through April 19, 2013	Predecessor Company February 1 Through July 31, 2012
Cash flows from operating activities
Net income (loss)	$(7,274,477)	$(7,216,166)	$(2,553,556)	$1,347,738
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Change in warrant liability	3,920,000	2,733,334	-	-
Non-cash stock issuance	-	2,200,000	-	-
Cancellation of non-cash stock issuance	-	(1,200,000)	-	-
Interest capitalized as debt	60,000	-	-	-
Depreciation and amortization	1,292,276	8,139	140,293	651,362
Deferred tax provision (benefit)	-	-	(12,294)	(88,087)
Other non-cash expense (income), net	-	-	(2,054)	(4,590)
Changes in operating assets and liabilities:
Accounts receivable	(4,412,699)	(335,961)	2,846,332	936,316
Inventory	(74,919)	-	(488,722)	747,248
Other current assets	211,440	(38,929)	(154,529)	76,503
Other assets, net	(1,073)	-	12,572	38,241
Accounts payable	1,708,576	45,078	(2,978,808)	(1,034,332)
Accrued liabilities	362,830	(358,726)	(765,937)	136,008
Deferred revenue	330,532	-	(372,579)	(55,387)
Net cash (used in) provided by operating activities	(3,877,514)	(4,163,231)	(4,329,282)	2,751,020

Cash flows from investing activities
Acquisition of Reach Media Group Holdings, Inc.	-	(21,010,000)	-	-
Acquisition of Symon Holdings Corporation	(209,079)	(43,476,749)	-	-
Purchases of property and equipment	(172,244)	-	(86,470)	(205,272)
Net cash used in investing activities	(381,323)	(64,486,749)	(86,470)	(205,272)

Cash flows from financing activities
Proceeds from Trust Account	-	80,010,661	-	-
Payment for public shares tendered	-	(45,512,280)	-	-
Proceeds from debt	-	34,000,000	-	-
Proceeds from stock issuance	-	5,000,000	-	-
Proceeds from sponsor notes payable	-	635,000	-	-
Payment of sponsor note payable	-	(295,000)	-	-
Payment of stockholder note payable	-	(200,000)	-	-
Loan origination fees	-	(980,000)	-	-
Repayments of debt	(600,000)	-	-	-
Net cash (used in) provided by financing activities	(600,000)	72,658,381	-	-

Effect of exchange rate changes on cash	13,157	-	(121,144)	49,450

Net increase (decrease) in cash and cash equivalents	(4,845,680)	4,008,401	(4,536,896)	2,595,198

Cash and cash equivalents, beginning of period	10,824,943	1,150,269	10,203,169	3,836,691

Cash and cash equivalents, end of period	$5,979,263	$5,158,670	$5,666,273	$6,431,889

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$-	$-	$2,053	$7,236
Cash paid during the year for income taxes	$-	$-	$150,000	$234,000
Deferred Underwriters’ fees	$-	$500,000	$-	$-

See accompanying notes to consolidated financial statements.

RMG Networks Holding Corporation

Notes to Financial Statements

1. Organization and Summary of Significant Accounting Policies

Description of the Company

RMG Networks Holding Corporation (“RMG” or the “Company”) is a holding company which owns 100% of the capital stock of Reach Media Group Holdings, Inc. and its subsidiaries and Symon Holdings Corporation and its subsidiaries.

RMG (formerly SCG Financial Acquisition Corp.) was incorporated in Delaware on January 5, 2011. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Initial Business Combination”). The Company had neither engaged in any operations nor generated any income, other than interest on the Trust Account assets (the “Trust Account”). Until its initial acquisition, the Company was considered to be in the development stage as defined in FASB Accounting Standards Codification 915, or FASB ASC 915, “Development Stage Entities,” and was subject to the risks associated with activities of development stage companies. The Company selected December 31 as its fiscal year end. All activity through April 8, 2013 was related to the Company’s formation, initial public offering (“Offering”) and identification and investigation of prospective target businesses with which to consummate an Initial Business Combination.

The registration statement for the Offering was declared effective April 8, 2011. The Company consummated the Offering on April 18, 2011 and received gross proceeds of approximately $82,566,000, before deducting underwriting compensation of $4,000,000 (which included $2,000,000 of deferred contingent underwriting compensation payable upon consummation of an Initial Business Combination) and including $3,000,000 received for the purchase of 4,000,000 warrants by SCG Financial Holdings LLC (the “Sponsor”), as described in the next paragraph. Total offering costs (excluding $2,000,000 in underwriting fees) were $433,808.

On April 12, 2011, the Sponsor purchased 4,000,000 warrants (“Sponsor Warrants”) from the Company for an aggregate purchase price of $3,000,000. The Sponsor Warrants were identical to the warrants sold in the Offering, except that if held by the original holder or its permitted assigns, they (i) could be exercised for cash or on a cashless basis and (ii) were not subject to being called for redemption.

The Company sold 8,000,000 units in the Offering with total gross proceeds to the Company of $80,000,000. Each unit consisted of one share of common stock and one Warrant (the "Public Warrants"). The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering were intended to be generally applied toward consummating an Initial Business Combination.

On April 27, 2011, $80,000,000 from the Offering and Sponsor Warrants that that had been placed in a Trust Account (“Trust Account”) was invested, as provided in the Company’s registration statement. The Company was permitted to invest the proceeds of the Trust Account in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act. The Trust Account assets were required to be maintained until the earlier of (i) the consummation of an Initial Business Combination or (ii) the distribution of the Trust Account as required if no acquisition was consummated.

The Company’s common stock currently trades on The Nasdaq Capital Market (“Nasdaq”), under the symbol “RMGN”. The warrants are quoted on the Over-the-Counter Bulletin Board quotation system under the symbol “RMGNW”.

On April 8, 2013, the Company consummated the acquisition of Reach Media Group Holdings, Inc. (“Reach Media”). As a result of the acquisition, RMG is no longer considered a Development Stage Entity. In addition, on April 19, 2013, RMG acquired Symon Holdings Corporation (“Symon”). Symon is considered to be the Company's predecessor corporation for accounting purposes.

In connection with the acquisition of Reach Media, the Company provided its stockholders with the opportunity to redeem their shares of common stock for cash equal to $10.00 per share, upon the consummation of the acquisition, pursuant to a tender offer. The tender offer expired at 5:00 p.m. Eastern Time on April 5, 2013, and the Company promptly purchased the 4,551,228 shares of common stock validly tendered and not withdrawn pursuant to the tender offer, for an aggregate purchase price of approximately $45.5 million.

RMG Networks Holding Corporation

Notes to Financial Statements

Description of the Business

The Company is a global provider of media applications and enterprise-class digital signage solutions. Through an extensive suite of products, including media services, proprietary software, software-embedded hardware, maintenance and creative content service, installation services, and third-party displays, the Company delivers complete end-to-end intelligent visual communication solutions to its clients. The Company is one of the largest integrated digital signage solution providers globally and conducts operations through its RMG Media Networks and its RMG Enterprise Solutions business units.

The RMG Media Networks business unit engages elusive audience segments with relevant content and advertising delivered through digital place-based networks. These networks include the RMG Airline Media Network. The RMG Airline Media Network is a U.S.-based network focused on selling advertising across airline digital media assets in executive clubs, on in-flight entertainment, or IFE, systems, on in-flight Wi-Fi portals and in private airport terminals. The network, which spans almost all major commercial passenger airlines in the United States, delivers advertising to an audience of affluent travelers and business decision makers in a captive and distraction-free video environment.

The RMG Enterprise Solutions business unit provides end-to-end digital signage applications to power intelligent visual communication implementations for critical contact center, supply chain, employee communications, hospitality, retail and other applications with a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceutical, utility and transportation industries, and in federal, state and local governments. These solutions are relied upon by approximately 70% of the North American Fortune 100 companies and thousands of overall customers in locations worldwide. The installations of Enterprise Solutions deliver real-time intelligent visual content that enhance the ways in which organizations communicate with employees and customers. The solutions provided are designed to integrate seamlessly with a customer’s IT infrastructure and data and security environments.

Acquisition of Reach Media

On April 8, 2013, RMG acquired Reach Media for a total purchase price of $27,512,010. The amount paid for Reach Media was comprised of (i) 400,001 shares of RMG common stock valued at $9.98 per share on March 31, 2013, (ii) $10,000 in cash, and (iii) $10,000 deposited into an escrow account. Additionally, RMG paid, on behalf of Reach Media, all indebtedness of Reach Media under Reach Media’s credit agreement at a discounted amount equal to $23,500,000, paid with $21,000,000 of cash and $2,500,000 of shares of RMG common stock.

RMG management has estimated the preliminary values of the assets and liabilities and determined the purchase price allocation to be as follows:

Tangible Assets	$6,440,019
Intangible Assets	18,475,000
Goodwill	9,826,403
Liabilities	(7,229,412)
Total Purchase Price	$27,512,010

The primary tangible assets acquired were cash of $739,052, accounts receivable of $4,755,509, and property, plant, and equipment of $514,280.

The primary liabilities acquired were accounts payable of $2,270,858, accrued liabilities of $1,401,738, and revenue share liabilities of $2,721,121.

The Company has engaged outside consultants to assist with the final valuation of the assets and liabilities at the acquisition date and will finalize the purchase price allocation once the valuation is completed.

RMG Networks Holding Corporation

Notes to Financial Statements

Acquisition of Symon

On April 19, 2013, RMG acquired Symon for $43,685,828 in cash. RMG management has estimated the preliminary values of the assets and liabilities and determined the purchase price allocation to be as follows:

Tangible Assets	$17,581,840
Intangible Assets	21,326,000
Goodwill	21,241,994
Liabilities	(16,464,006)
Total Purchase Price	$43,685,828

The primary tangible assets acquired were cash of $5,666,273, accounts receivable of $6,422,976, inventory of $3,477,488, and property, plant, and equipment of $918,768.

The primary liabilities acquired were accounts payable of $1,171,922, accrued liabilities of $1,085,240, and deferred revenue of $7,182,120 and deferred tax liabilities of $7,024,824.

The Company has engaged outside consultants to assist with the final valuation of the assets and liabilities at the acquisition date and will finalize the purchase price allocation once the valuation is complete.

Principles of Consolidation

The consolidated financial statements of RMG Networks Holding Corporation include the accounts of Reach Media and its wholly-owned subsidiaries and the accounts of Symon and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation for Interim Financial Statements

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission. Accordingly, the unaudited condensed consolidated financial statements do not include all of the information and the notes required by GAAP for complete financial statements. The January 31, 2013 balance sheet amounts of the Predecessor Company (as defined below) were derived from the audited consolidated financial statements, but do not include all disclosures required by GAAP for annual periods. In the opinion of management, the unaudited condensed interim consolidated financial statements reflect all adjustments and disclosures necessary for a fair presentation of the results of the reported interim periods. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s annual audited consolidated financial statements and notes there to. The interim results of operations are not necessarily indicative of the results to be expected for the full year.

The unaudited consolidated Statements of Comprehensive Income (Loss) and the unaudited consolidated Statements of Cash Flows have been prepared based on required company groupings and reporting periods.

Amounts shown for the “Successor Company” for the period April 20, 2013 through June 30, 2013 represent the consolidated transactions for RMG Networks Holding Corporation, Reach Media and Symon for that period.

Amounts shown for “RMG” for the period January 1, 2013 through April 19, 2013 consist of the transactions for RMG Networks Holding Corporation for the period January 1, 2013 through April 19, 2013 and the transactions of Reach Media for the period April 1, 2013 through April 19, 2013. Amounts shown for RMG for the period April 1, 2013 through April 19, 2013 represent of the transactions for RMG Networks Holding Corporation and the transactions of Reach Media for the period April 1, 2013 through April 19, 2013.

Amounts shown for the “Predecessor Company” represent the transactions of Symon for the periods shown. Symon is the predecessor due to the significance of its business compared to the other companies.

RMG Networks Holding Corporation

Notes to Financial Statements

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash, and cash equivalents include demand deposits in financial institutions and investments with an original maturity of three months or less from the date of purchase.

Accounts Receivable

Accounts receivable are comprised of sales made primarily to entities located in the United States of America, EMEA and Asia. Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance for doubtful accounts is reviewed monthly and the Company establishes reserves for doubtful accounts on a case-by-case basis based on a current review of the collectability of accounts and historical collection experience. The allowance for doubtful accounts was $186,000 at June 30, 2013 and $223,458 at January 31, 2013. As of and for the periods presented, no single customer accounted for more than 10% of accounts receivable or revenues.

Inventory

Inventory consists primarily of software-embedded smart products, electronic components, computers and computer accessories. Inventories are stated at the lower of average cost or market. Writeoffs of slow moving and obsolete inventories are provided based on historical experience and estimated future usage.

Property and Equipment

The Company records purchases of property and equipment at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net identifiable assets resulting from the acquisitions of Reach Media and Symon. Goodwill is tested annually for impairment or tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying value. Second, if the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Completion of the Company’s most recent annual impairment test at January 31, 2013 indicated that no impairment of its goodwill balances exists. The Company’s annual impairment test will be December 31 going forward.

Intangible assets include software, customer relationships, trademarks and trade names, and covenants not-to-compete acquired in purchase business combinations. Certain trademarks and trade names have been determined to have an indefinite life and are not amortized. Software, customer relationships, and definite lived trademarks and trade names are amortized on a straight-line basis, which approximates the customer attrition for customer relationships, over their estimated useful lives. Covenants not-to-compete are amortized over the non-compete period.

The definite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment evaluation involves testing the recoverability of the asset on an undiscounted cash-flow basis, and, if the asset is not recoverable, recognizing an impairment charge, if necessary, to reduce the asset's carrying amount to its fair value. Intangible assets that have indefinite lives are evaluated for impairment annually and on an interim basis as events and circumstances warrant by comparing the fair value of the intangible asset with its carrying amount. There was no impairment of intangible assets at June 30, 2013.

RMG Networks Holding Corporation

Notes to Financial Statements

The Company’s acquired Intangible Assets with definite lives are being amortized as follows:

Acquired Intangible Asset:	Amortization Period: (years)
Software and technology		5
Customer relationships	6	to	8
Tradenames and trademarks		5
Partner relationships		7
Covenant Not-To-Compete		4

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from professional service agreements. Deferred revenue is recognized as the revenue recognition criteria are met. The Company generally invoices the customer in annual advance for professional services.

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset.

There was no impairment of long-lived assets at June 30, 2013.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The Company measures deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those differences are expected to be recovered or settled. The Company recognizes in income the effect of a change in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.

Under ASC 740, Income Taxes (“ASC 740”), the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management’s best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. The Company maintains accruals for uncertain tax positions until examination of the tax year is completed by the applicable taxing authority, available review periods expire or additional facts and circumstances cause us to change our assessment of the appropriate accrual amount (see Note 5). U.S. income taxes have not been provided on $3.8 million of undistributed earnings of foreign subsidiaries as of January 31, 2013. The Company reinvests earnings of foreign subsidiaries in foreign operations and expects that future earnings will also be reinvested in foreign operations indefinitely. The Company has elected to recognize accrued interest and penalties related to income tax matters as a component of income tax expense if incurred.

Revenue Recognition

The Company recognizes revenue primarily from these sources:

•

Advertising

•

Products

•

Maintenance and content services

•

Professional services

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or

RMG Networks Holding Corporation

Notes to Financial Statements

determinable and free of contingencies and significant uncertainties; and (iv) collection is reasonably assured. The Company assesses collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, the Company defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Advertising

The Company sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. The Company bills for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although the Company typically presents invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order.

Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent), the Company has recorded its advertising revenues on a gross basis.

Payments to airline and other partners for revenue sharing are paid on a monthly basis either under a minimum annual guarantee (based upon estimated advertising revenues), or as a percentage of the advertising revenues following collection from customers. The portion of revenue that the Company shares with its partners ranges from 25% to 80% depending on the partner and the media asset. The Company makes minimum annual guarantee payments under four agreements (three to airline partners and one to another travel partner). Payments to all other partners are calculated on a revenue sharing basis. The Company’s partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the other partners have no obligation to renew.

Multiple-Element Arrangements

Products consist of proprietary software and hardware equipment. The Company considers the sale of software more than incidental to the hardware as it is essential to the functionality of the hardware products. The Company enters into multiple-product and services contracts, which may include any combination of equipment and software products, professional services, maintenance and content services.

Prior to February 1, 2011, the Company recognized revenue in accordance with the provisions of ASC 985-605, Software Revenue Recognition. Revenue was allocated among the multiple-elements based on vendor-specific objective evidence (“VSOE”) of fair value of the undelivered elements and the application of the residual method for arrangements in which the Company has established VSOE of fair value for all undelivered elements.

VSOE of fair value is considered the price a customer would be required to pay if the element was sold separately based on the Company's historical experience of stand-alone sales of these elements to third parties. For maintenance and content services the Company used renewal rates for continued support arrangements to determine fair value. In situations where the Company had fair value of all undelivered elements but not of a delivered element, the Company applied the “residual method”. Under the residual method, if the fair value of the undelivered elements is determinable, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue assuming the other revenue recognition criteria are met.

On February 1, 2011, the Company adopted an accounting update regarding revenue recognition for multiple arrangements, referred to as multiple element arrangements (“MEAs”) and an accounting update for certain revenue arrangements that include tangible products containing essential software on a prospective basis for applicable transactions originating or materially modified after February 1, 2011.

MEAs are arrangements with customers which include multiple deliverables, including a combination of equipment and services. The deliverables included in the MEAs are separated into more than one unit of accounting when (i) the delivered equipment has value to the customer on a stand-alone basis, and (ii) delivery of the undelivered service element(s) is probable and substantially in the Company's control. Revenue from arrangements for the sale of tangible products containing both

RMG Networks Holding Corporation

Notes to Financial Statements

software and non-software components that function together to deliver the product’s essential functionality requires allocation of the arrangement consideration to the separate deliverables using the relative selling price (“RSP”) method for each unit of accounting based first on VSOE if it exists, second on third-party evidence (“TPE”) if it exists, and on estimated selling price (“ESP”) if neither VSOE or TPE of selling price of the Company's various applicable tangible products containing essential software products and services. The Company establishes the pricing for its units of accounting as follows:

•

VSOE— For certain elements of an arrangement, VSOE is based upon the pricing in comparable transactions when the element is sold separately. The Company determines VSOE based on its pricing and discounting practices for the specific product or service when sold separately, considering geographical, customer, and other economic or marketing variables, as well as renewal rates or standalone prices for the service element(s).

•

TPE— If the Company cannot establish VSOE of selling price for a specific product or service included in a multiple-element arrangement, it uses third-party evidence of selling price. The Company determines TPE based on sales of comparable amounts of similar products or services offered by multiple third parties considering the degree of customization and similarity of the product or service sold.

•

ESP— The estimated selling price represents the price at which the Company would sell a product or service if it were sold on a stand-alone basis. When VSOE or TPE does not exist for an element, the Company determines ESP for the arrangement element based on sales, cost and margin analysis, as well as other inputs based on its pricing practices. Adjustments for other market and Company-specific factors are made as deemed necessary in determining ESP.

The Company prospectively adopted the new rules and the adoption of the amended revenue recognition rules, consisting primarily of the change from the residual method to the RSP method to allocate the arrangement fee, did not significantly change the timing of revenue recognition nor did it have a material impact on the consolidated financial statements for periods subsequent to January 31, 2011.

Upon the adoption of the new revenue recognition rules the Company re-evaluated its allocation of revenue and determined that it still had similar units of accounting and nearly all of its products and services qualify as separate units of accounting. The Company has established VSOE for its professional services and maintenance and content services of accounting based on the same criteria as previously used under the software revenue recognition rules.

Previously, the Company rarely sold its product without maintenance and therefore the residual value of the sales arrangement was allocated to the products. The Company now uses the estimated selling price to determine the relative sales price of its products. Revenue for elements that cannot be separated is recognized once the revenue recognition criteria for the entire arrangement has been met or over the period that our last remaining obligation to perform is fulfilled. Consideration for elements that are deemed separable is allocated to the separate elements at the inception of the arrangement on the basis of their relative selling price and recognized based on meeting authoritative criteria.

The Company sells its products and services through its global sales force and through a select group of resellers and business partners. In North America, approximately 90% or more of sales are generated solely by the Company’s sales team, with 10% or less through resellers in 2013. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel in 2013. Overall, approximately 67% of the Company’s global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels in 2013.

The Company has formal contracts with its resellers that set the terms and conditions under which the parties conduct business. The resellers purchase products and services from the Company, generally with agreed-upon discounts, and resell the products and services to their customers, who are the end-users of the products and services. The Company does not offer contractual rights of return other than under standard product warranties and product returns from resellers have be insignificant to date. The Company therefore sells directly to its resellers and recognizes revenue on sales to resellers upon delivery, consistent with its recognition policies as discussed above. The Company bills the resellers directly for the products and services they purchase. Software licenses and product warranties pass directly from the Company to the end-users.

RMG Networks Holding Corporation

Notes to Financial Statements

The Company recognizes revenue on sales to resellers consistent with its recognition policies as discussed below.

Product revenue

The Company recognizes revenue on product sales generally upon delivery of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue.

Maintenance and content services revenue

Maintenance support consists of hardware maintenance and repair and software support and updates. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. Content services consist of providing customers live and customized news feeds.

Maintenance and content services revenue is recognized ratably over the term of the contracts, which is typically one to three years. Maintenance and support is renewable by the customer annually. Rates, including subsequent renewal rates, are typically established based upon specified rates as set forth in the arrangement. The Company’s hosting support agreement fees are based on the level of service provided to its customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal.

Professional services revenue

Professional services consist primarily of installation and training services. Installation fees are recognized either on a fixed-fee basis or on a time-and-materials basis. For time-and materials contracts, the Company recognizes revenue as services are performed. For fixed-fee contracts, the Company recognizes revenue upon completion of the installation which is typically completed within five business days. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Training services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to training is recognized as revenue as the Company performs the services

Research and Development Costs

Research and development costs incurred prior to the establishment of technological feasibility of the related software product are expensed as incurred. After technological feasibility is established, any additional software development costs are capitalized in accordance with ASC 985-20, Costs of Software to be Sold, Leased, or Marketed. The Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility and, accordingly, no software development costs have been capitalized to date.

Advertising

Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Fair Value of Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of these instruments; the short term debt and the long-term debt’s carrying value approximates its fair value due to the variable market interest rate of the debt.

RMG Networks Holding Corporation

Notes to Financial Statements

The Company does not generally require collateral or other security for accounts receivable. However, credit risk is mitigated by the Company’s ongoing evaluations of customer creditworthiness. The Company maintains an allowance for doubtful accounts receivable balances.

The Company maintains its cash and cash equivalents in the United States with three financial institutions. These balances routinely exceed the Federal Deposit Insurance Corporation insurable limit. Cash and cash equivalents of $1,866,060 held in foreign countries as of June 30, 2013 were not insured.

Net Income (Loss) per Share

Basic net income (loss) per share for each class of participating common stock, excluding any dilutive effects of stock options, warrants and unvested restricted stock, is computed by dividing net income (loss) available to the common stockholders, based upon their distribution rights, by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share is computed similar to basic; however diluted income (loss) per share reflects the assumed conversion of all potentially dilutive securities. There were no stock options, warrants, or other equity instruments outstanding at June 30 and January 31, 2013 that had a dilutive effect on net income (loss) per share.

Foreign Currency Translation

The functional currency of the Company’s United Kingdom subsidiary is the British pound sterling. All assets and all liabilities of the subsidiary are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated to U.S. dollars at the weighted-average rate of exchange prevailing during the year. Resultant translation adjustments are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

The Company includes currency gains and losses on temporary intercompany advances in the determination of net income. Currency gains and losses are included in interest and other expenses in the consolidated statements of income and comprehensive income.

Business Segment

Operating segments are defined as components of an enterprise about which separate financial information is available and that is evaluated regularly by a company’s chief operating decision maker (the Company’s Chief Executive Officer (“CEO”)) in assessing performance and deciding how to allocate resources. The Company’s business is conducted in a single operating segment. The CEO reviews a single set of financial data that encompasses the Company’s entire operations for purposes of making operating decisions and assessing financial performance. The CEO manages the business based primarily on broad functional categories of sales, marketing and technology development and strategy.

2. Property and Equipment

Property and equipment consist of the following at June 30, 2013 and January 31, 2013:

	June 30, 2013	January 31, 2013
Machinery and equipment	$873,874	$2,424,874
Furniture and fixtures	127,773	646,643
Software	640,516	1,828,705
Leasehold improvements	18,016	269,087
	1,660,179	5,169,309
Less accumulated depreciation and amortization	141,571	4,206,240
Property and equipment, net	$1,518,608	$963,069

Depreciation and expense for the period April 20, 2013 through June 30, 2013 was $127,431. Depreciation expense for the Predecessor Company for the six months ended July 31, 2012 was $321,768.

RMG Networks Holding Corporation

Notes to Financial Statements

3. Goodwill and Intangible Assets

The carrying amount of goodwill at June 30, 2013, represents the valuation resulting from the acquisitions of Reach Media and Symon and the application of Financial Accounting Standards Board Standard Codification 805, “Business Combinations”. As a result, the basis of the net assets and liabilities of Reach Media and Symon were adjusted to reflect their fair values and the appropriate amount of goodwill was recorded for the consideration given in excess of the fair values assigned to the net identifiable assets.

The following table shows the carrying amount of Goodwill for the period ended June 30, 2013:

Balance – beginning	$0
Goodwill resulting from acquisitions occurring in April 2013	31,037,564
Balance - June 30, 2013	$31,037,564

The carrying values of the Company’s definite-lived intangible assets at June 30, 2013, are as follows:

	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated Amortization	Net carrying Amount
Software and technology	5	$9,607,000	(380,494)	9,226,506
Customer relationships	7	17,276,000	(461,830)	16,814,170
Partner relationships	7	8,000,000	(225,320)	7,774,680
Tradenames and trademarks	5	3,318,000	(29,589)	3,288,411
Covenant not-to-compete	4	1,600,000	(78,904)	1,521,096
Total		$39,801,000	(1,164,845)	38,624,863

The carrying values of the Predecessor Company’s definite-lived intangible assets at January 31, 2013 are as follows:

	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated Amortization	Net carrying Amount
Software and technology	5	$6,430,000	$(6,430,000)
Customer relationships	8	4,921,204	(4,399,984)	521,220
Tradenames and trademarks	7	463,068	(299,845)	163,223
Covenant not-to-compete	5	270,952	(270,952)
Total		$12,085,224	$(11,400,781)	$684,443

Amortization expense for the period April 20, 2013 through June 30, 2013 was $1,164,845. Amortization expense for the Predecessor Company for the six months ended July 31, 2012 was $329,594.

Projected amortization expense for these assets for the five years ending December 31 is as follows:

2013	$4,138,082
2014	5,900,000
2015	5,900,000
2016	5,900,000
2017	5,900,000
Thereafter	12,062,918
$39,801,000

RMG Networks Holding Corporation

Notes to Financial Statements

4. Notes Payable

On April 19, 2013, the Company entered into a Credit Agreement (the “Senior Credit Agreement”) by and among it and certain of its direct and indirect domestic subsidiaries party thereto from time to time (including Reach Media and Symon) as borrowers (the “Borrowers”), certain of its direct and indirect domestic subsidiaries party thereto from time to time as guarantors (the “Guarantors” and, together with the Borrowers, collectively, the “Loan Parties”, and the financial institutions from time to time party thereto as lenders (the “Senior Lenders”).

The Senior Credit Agreement provides for a five-year $24 million senior secured term loan facility (the “Senior Credit Facility”), which was funded in full on April 19, 2013. The Senior Credit Facility is guaranteed jointly and severally by the Guarantors, and is secured by a first-priority security interest in substantially all of the existing and future assets of the Loan Parties (the “Collateral”).

The Senior Credit Facility bears interest at a rate per annum equal to the Base Rate plus 7.25% or the LIBOR Rate plus 8.5%, at the election of the Borrowers. If an event of default has occurred and is continuing under the Senior Credit Agreement, the interest rate applicable to borrowings under the Senior Credit Agreement will automatically be increased by 2% per annum. The “Base Rate” and the “LIBOR Rate” are defined in a manner customary for credit facilities of this type. The LIBOR Rate is subject to a floor of 1.5%.

The Company is required to make quarterly principal amortization payments in the amount of $600,000 (subject to adjustment as provided in the Senior Credit Agreement), with the first such amortization payment due on July 1, 2013. Subject to certain conditions contained in the Senior Credit Agreement, the Company may prepay the principal of the Senior Credit Facility in whole or in part. In addition, the Company is required to prepay the principal of the Senior Credit Facility (subject to certain basket amounts and exceptions) in amounts equal to (i) 50% of the “Excess Cash Flow” of the Company and its subsidiaries for each fiscal year (as defined in the Senior Credit Agreement); (ii) 100% of the net cash proceeds from asset sales, debt issuances or equity issuances by the Company or any of the other Loan Parties; and (iii) 100% of any cash received by the Company or any of the other Loan Parties not in the ordinary course of business (excluding cash from asset sales and debt and equity issuances), net of reasonable collection costs.

The Company is not required to make any mandatory prepayment to the extent that, after giving effect to such mandatory prepayment, the unrestricted cash on hand of the Loan Parties would be less than $5 million. The amount of any mandatory prepayment not prepaid as a result of the foregoing sentence will be deferred and shall be due and owing on the last day of each month thereafter, but in each case solely to the extent that unrestricted cash on hand of the Loan Parties would exceed or equal $5 million after giving effect thereto.

In the event of any mandatory or optional prepayment under the Senior Credit Agreement or the termination of the Senior Credit Agreement prior to April 19, 2018, the Company will be required to pay the Senior Lenders a prepayment fee equal to the following percentage of the amount repaid or prepaid: 3% if such prepayment or termination occurs prior to April 19, 2014; 2% if such prepayment or termination occurs prior to April 19, 2015; and 1% if such prepayment or termination occurs prior to April 19, 2016. Amounts repaid or prepaid under the Senior Credit Agreement will not be available for borrowing.

The Senior Credit Agreement includes customary representations and warranties, restrictive covenants, including covenants limiting the ability of the Company to incur indebtedness and liens; merge with, make an investment in or acquire any property or assets of another entity; pay cash dividends; repurchase shares of its outstanding stock; make loans and other investments; dispose of assets (including the equity securities of its subsidiaries); prepay the principal on any subordinate indebtedness; enter into certain transactions with its affiliates; or change its principal business (in each case, subject to certain basket amounts and exceptions). The Senior Credit Agreement also includes customary financial covenants, including minimum Consolidated EBITDA (as defined in the Senior Credit Agreement) requirements, and maximum leverage ratios, tested quarterly, as well as customary events of default.

In connection with the Company's public offering of common stock (see Note 14), the Company received a waiver from the Senior Lenders, pursuant to which the first $10,000,000 of proceeds from that offering were required to be used to retire to pay down the Senior Credit facility. The remaining proceeds will be available for general corporate purposes, which may include the funding of growth initiatives in sales and marketing, capital expenditures, working capital, and/or strategic acquisitions.

RMG Networks Holding Corporation

Notes to Financial Statements

Junior Credit Agreement

On April 19, 2013, the Company entered into a Junior Credit Agreement by and among the Borrowers, the Guarantors, and the financial institutions from time to time party thereto as lenders (the “Junior Lenders”).

The Junior Credit Agreement provides for a five and a half year unsecured $2.5 million junior Term Loan A (issued with an original issue discount of $315,000) and a five and a half year unsecured $7.5 million junior Term Loan B (the “Junior Loans”). Each of the Junior Loans were funded in full on April 19, 2013. The Junior Loans are guaranteed jointly and severally by the Guarantors.

The Term Loan A bears interest at a fixed rate of 12% per annum and the Term Loan B bears interest at a fixed rate equal to the greater of 16% per annum and the current rate of interest under the Senior Credit Agreement relating to the Senior Credit Facility plus 4%. Interest owing under the Term B Loan shall be paid quarterly in arrears of which 12% will be paid in cash and the remaining amount owed will be paid in kind If an event of default has occurred and is continuing under the Junior Credit Agreement, borrowings under the Junior Credit Agreement will automatically be subject to an additional 2% per annum interest charge.

Borrowings under the Junior Credit Agreement are generally due and payable on the maturity date, October 19, 2018. Following the repayment in full of the Senior Credit Facility, the Company may voluntarily prepay the principal of the Junior Loans in whole or in part. In addition, the Company will be required to prepay the Junior Loans in full upon the occurrence of a “change of control” under the Junior Credit Agreement (generally defined as (i) the acquisition by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on April 19, 2013), other than certain named parties and their respective controlled affiliates, of more than 45% of the outstanding shares of the Company’s common stock; (ii) subject to certain exceptions, the failure by the Company to directly or indirectly own 100% of the issued and outstanding capital stock of each other Loan Party and its subsidiaries, free and clear of all liens other than the liens created under the Senior Credit Agreement); (iii) the cessation of the Company’s current Executive Chairman (unless a successor reasonably acceptable to the Junior Lenders is appointed on terms reasonably acceptable to such parties within 90 days of such cessation); (iv) the listing of any person who owns a controlling interest in or otherwise controls a Loan Party on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders or law; or (v) the occurrence of a “Change of Control” as defined in the Senior Credit Agreement).

In the event of any mandatory or optional prepayment under the Junior Credit Agreement or the termination of the Junior Credit Agreement prior to October 19, 2018, the Company will be required to pay the Junior Lenders a prepayment fee equal to the following percentage of the amount repaid or prepaid: 5% if such prepayment or termination occurs prior to the thirteenth month following April 19, 2013; 4% if such prepayment or termination occurs from the thirteenth month following April 19, 2013 but prior to the twenty-fifth month thereafter; 3% if such prepayment or termination occurs from the twenty-fifth month following April 19, 2013 but prior to the thirty-first month thereafter; 2% if such prepayment or termination occurs from the thirty-first month following April 19, 2013 but prior to the thirty seventh-month thereafter; and 1% if such prepayment or termination occurs from the thirty-seventh month following April 19, 2013 but prior to the forty-third month thereafter. Amounts repaid or prepaid under the Junior Credit Agreement will not be available for borrowing.

The Junior Credit Agreement contains substantially the same representations and warranties, affirmative and negative covenants and financial covenants as the Senior Credit Agreement, except that the permitted baskets in the Junior Credit Agreement are generally higher than under the Senior Credit Agreement, and the financial covenant requirements and ratios are 15% looser than under the Senior Credit Agreement. In addition, the Junior Credit Agreement includes additional covenants intended to ensure that any Junior Lender that is a small business investment company complies with the applicable rules and regulations of the Small Business Administration, including a covenant granting the Junior Lenders Board of Director observation rights.

The Junior Credit Agreement also contains substantially the same events of default as under the Senior Credit Agreement, except that the thresholds included in the Junior Credit Agreement are generally higher than under the Senior Credit Agreement. The Junior Credit Agreement includes cross-default provisions tied to either (1) the acceleration of the indebtedness under the Senior Credit Agreement or (2) the occurrence of an event of default under any of our other indebtedness or of any of the other Loan Parties having a principal balance in excess of $575,000.

RMG Networks Holding Corporation

Notes to Financial Statements

The loans under the Junior Credit Agreement are subordinated to the Senior Credit Facility pursuant to the terms of a Subordination Agreement dated as of April 19, 2013 between the Junior Lenders and the Loan Parties.

In consideration for the Term Loan A under the Junior Credit Agreement, the Company issued to the Junior Lenders an aggregate of 31,500 shares of its common stock on April 19, 2013. In addition, on April 19, 2013, the Company also issued an aggregate of 31,500 shares of its common stock to certain affiliates of the Senior Lenders for their services in connection with arranging and structuring the financing provided under the Junior Credit Agreement.

5. Income Taxes

Although the Company recognized a net loss before provision for income taxes for the period ended June 30, 2013, no tax benefit related to the loss has been recognized because the realization of the tax benefit is uncertain.

The Company has recorded a valuation allowance of 100% of the tax benefit of $770,000 applicable to the net loss at June 30, 2013 because the realization of the benefit of these losses is uncertain.

The IRS completed an examination of Symon's income tax returns for the years ended January 31, 2009 and 2010 during 2012. The examination did not result in any material adjustments to Symon's tax returns. Subsequent to the examinations, the Company has determined that there are no uncertain tax positions and therefore no accruals have been made. There are no uncertain tax positions related to the successor.

With respect to state and local jurisdictions and countries outside of the United States, the Company and its subsidiaries are typically subject to examination for three to six years after the income tax returns have been filed.

6. Common Stock

The Company is authorized to issue up to 250,000,000 shares of common stock, par value $0.00001 per share. As of June 30, 2013, the Company had 6,284,583 outstanding shares of common stock.

Stockholders of record are entitled to one vote for each share of common stock held on all matters to be voted on. Stockholders are entitled to receive ratable dividends when, as and if declared, by the Company’s Board of Directors out of funds legally available. In the event of a liquidation, dissolution, or winding up of the Company, stockholders are entitled to share ratably in all assets remaining available for distribution after payment of all liabilities of the Company, and after all provisions are made for each class of stock, if any, having preference over the common stock, Common stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Company’s common stock.

7. Warrants

At June 30, 2013, the Company had 13,066,667 warrants outstanding. Each warrant entitles the registered holder to purchase one share of common stock at an exercise price of $11.50 per share.

Public Warrants

Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, and are currently exercisable, provided that there is an effective registration statement under the Securities Act covering the underlying shares and a current prospectus relating to them is available.

The Warrants issued as part of the Offering expire on April 8, 2018 or earlier upon redemption or liquidation. The Company may call Warrants for redemption:

•

in whole and not in part;

•

at an exercise price of $0.01 per Warrant;

•

upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and

RMG Networks Holding Corporation

Notes to Financial Statements

•

if, and only if, the last sale price of the Company’s common stock equals or exceeds $17.50 per share for any 20 trading days within a 30-day trading period ending on the third business day before the Company sends notice of redemption to the Warrant holders.

If the Company calls the Public Warrants for redemption as described above, it will have the option to require any holder of Warrants that wishes to exercise his, her or its Warrant to do so on a “cashless basis”. If the Company takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering his, her or its Warrants for that number of shares of our common stock equal to, but in no case less than $10.00, the quotient obtained by dividing (x) the product of the number of shares of the Company’s common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If the Company calls the Warrants for redemption and the Company’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that holders of Public Warrants would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

The exercise price, the redemption price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of Common Shares issuable on exercise of the Warrants will not be adjusted for issuances of common stock at a price below the Warrant exercise price.

The Public Warrants were issued in registered form under a Warrant Agreement between the Company’s transfer agent (in such capacity, the “Warrant Agent”), and the Company (the “Warrant Agreement”). The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by our stockholders.

No Public Warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants.

No fractional shares of common stock will be issued upon exercise of the Public Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share of common stock, the Company will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Warrant holder.

Sponsor Warrants

The Sponsor purchased an aggregate of 4,000,000 Sponsor Warrants from the Company at a price of $0.75 per Warrant in a private placement completed on April 12, 2011. In addition, on April 8, 2013, the Company issued to the Company's Executive Chairman and a significant stockholder Sponsor Warrants exercisable for a total of 1,066,666 shares of the Company’s common stock. These Warrants were issued upon the conversion by each of the parties of a Promissory Note issued by the Company to the Sponsor and in the aggregate principal amount of $800,000, which Promissory Note was subsequently assigned by the Sponsor to the Executive Chairman and significant stockholder in the aggregate principal amount of $400,000 each. The conversion price of the Promissory Notes was $0.75 per Warrant. The Sponsor Warrants (including the shares of our common stock issuable upon exercise of the Sponsor Warrants) were not transferable, assignable or salable (other than to the Company’s officers and directors and other persons or entities affiliated with the Sponsor)

RMG Networks Holding Corporation

Notes to Financial Statements

until May 8, 2013, and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to the Public Warrants, except that such Sponsor Warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. The Sponsor Warrants expire on April 8, 2018.

8. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of June 30, 2013, the Company has not issued any shares of preferred stock.

9. Warrant Liability

Pursuant to the Company's Offering, the Company sold 8,000,000 units, which subsequently separated into one warrant at an initial exercise price of $11.50 and one share of common stock. The Sponsor also purchased 4,000,000 warrants in a private placement in connection with the initial public offering. The warrants expire on April 8, 2018. The warrants issued contain a cashless exercise feature and a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the initial business combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the "Applicable Event"). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company's own stock. As a result, the warrants are considered a derivative and the liability has been classified as a liability on the Balance Sheet. Management uses the quoted market price of the warrants to calculate the warrant liability which was determined to be $10,453,334 at June 30, 2013. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations. Any change in the market value of the warrant liability is recorded as Other Income (Expense) in the Statement of Comprehensive Income.

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2). There were no transfers between Level 1, 2 or 3 during the period ended June 30, 2013 or the year ended December 31, 2012.

The following table presents information about the Company's warrant liability that is measured at fair value on a recurring basis as of June 30, 2013, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	Fair Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Warrant Liability:
June 30, 2013	$10,453,334	—	$10,453,334	—

RMG Networks Holding Corporation

Notes to Financial Statements

10. Commitments and Contingencies

Office Lease Obligations –

The Company currently leases office space and manufacturing facilities in Dallas, Texas under leases that expire on November 30, 2013 and March 31, 2014. The Company has recently entered in a new ten-year lease for office space in Dallas, Texas.

The Company also leases office space in San Francisco, California, New York, New York, Chicago, Illinois, and Pittsford, New York, under leases that expire at various dates through 2020.

In addition, the Company leases office space in London, England under a lease agreement that expires in August 2016 and in Dubai, UAE under a lease agreement that expires in July 2014.

Future minimum rental payments under these leases are as follows:

Amount
Fiscal year ending January 31:
2013	$1,979,000
2014	2,025,000
2015	1,701,000
2016	1,562,000
2017	1,450,000
Thereafter	6,750,000
$15,467,000

Total rent expense under all operating leases for the period April 20 through June 30, 2013 was $346,768. Total rent expense for the Predecessor Company for the six months ended July 31, 2012 was $449,975.

Capital Lease Commitments -

The Company has entered into capital lease agreements with leasing companies for the financing of equipment and furniture purchases. The capital lease payments expire at various dates through June 2017. Future minimum lease payments under non-cancelable capital lease agreements consist of the following amounts for the years ending December 31:

Capital Leases
2013	$44,000
2014	67,000
2015	67,000
2016	67,000
2017	31,271
Thereafter	-
Total minimum lease payments	276,271
Less amount representing interest	53,373
Present value of capital lease obligations	222,898
Less current portion	72,022
Non-current portion	$150,876

The Company is currently subleasing two facilities and receiving monthly payments which are less than the Company’s monthly lease obligations. Based upon the then current real estate market conditions, the Company believed that these leases had been impaired and accrued lease impairment charges. The impairment charges were calculated based on future lease commitments less estimated future sublease income. The leases expire in February 28, 2021 and July 31, 2013, respectively.

RMG Networks Holding Corporation

Notes to Financial Statements

Revenue Share Commitments

The Company has entered into revenue sharing agreements with four customers, requiring the Company to make minimum yearly revenue sharing payments.

Future minimum payments under these agreements consist of the following amounts for the years ending December 31:

2013	$9,103,000
2014	11,189,000
2015	12,757,000
Total minimum revenue share commitments	$33,049,000

Legal proceedings -

The Company is subject to legal proceedings and claims that arise in the ordinary course of business. Management is not aware of any claims that would have a material effect on the Company’s financial position, results of operations or cash flows.

11. Accrued Liabilities

Accrued liabilities are as follows:

	June 30, 2013	January 31, 2013
Professional fees	$1,600,000	$0
Accrued sales commissions	303,493	332,844
Accrued bonus	225,000	580,352
Taxes Payable	18,000	400,993
Other	1,888,778	611,712
	$4,035,271	$1,925,901

12. Geographic Information

Revenues by geographic area are based on the deployment site location of the end customers. Substantially all of the revenues from North America are generated from the United States of America. Geographic area information related to revenues from customers for the period from April 20, 2013 through June 30, 2013 and the six-month period ended July 31, 2012:

Region	June 30, 2013	July 31, 2012
North America	$11,681,562	$13,410,876
Europe, Middle East, and Asia	3,368,465	5,470,105
Total	$15,050,027	$18,880,981

The vast majority of the Company's long-lived assets are located in North America.

13. Pro- Forma Operating Income for the Six Months Ended June 30, 2013 and 2012

The following table presents Pro-Forma Operating Income (Loss) for the Company for the six months ended June 30, 2013 and 2012 based on the assumption that both Reach Media and Symon had been acquired on January 1, 2012. Operating expenses do not included any acquisition related expenses. In addition, the analysis includes the effect of the following entries required under GAAP purchase accounting guidelines:

•

Amortization expense includes amortization of the fair value Intangible Assets that were acquired.

•

Revenues have been reduced due to an adjustment of deferred revenue existing at the acquisition date to market value at the acquisition date.

RMG Networks Holding Corporation

Notes to Financial Statements

	June 30, 2013	June 30, 2012
Revenues	32,920,646	32,465,262
Cost of Revenues	17,228,975	15,303,041
Gross Profit	15,691,671	17,162,221
Operating Expenses	25,041,396	19,080,510
Operating Income (Loss)	(9,349,725)	(1,918,289)

Operating expenses in 2013 include $4,135,316 of acquisition expenses.

14. Subsequent Events

On July 12, 2013, the Company’s stockholders approved the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and the reservation of 2,500,000 shares of the Company’s common stock for issuance under the 2013 Plan. The 2013 Plan is intended to promote the interests of the Company and its stockholders by providing the Company’s employees, directors and consultants with incentives and rewards to encourage them to continue in the Company’s service and with a proprietary interest in pursuing the Company’s long-term growth, profitability and financial success. Equity awards available under the 2013 Plan include stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, share-denominated performance units and cash awards. The 2013 Plan will be administered by the compensation committee of the board of directors of the Company, which has the authority to designate the employees, consultants and members of the board of directors who will be granted awards under the 2013 Plan, to designate the amount, type and other terms and conditions of such awards and to interpret any and all provisions of the 2013 Plan and the terms of any awards under the 2013 Plan. The 2013 Plan will terminate on the tenth anniversary of its effective date.

On August 2, 2013, the Company completed a public offering of 5,000,000 shares of its common stock at a public offering price of $8.00 per share minus the underwriters’ discount of $0.56 per share. The Company received net proceeds of approximately $36.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company has also granted the underwriters a 45-day option to purchase up to an additional 750,000 shares of its common stock to cover over-allotments, if any. As of August 13, 2013, this option had not been exercised. The Company has used $10 million of the net proceeds of the offering to prepay a portion of its outstanding senior indebtedness, and expects to use the remaining net proceeds from the offering for general corporate purposes, which may include the prepayment of additional indebtedness, the funding of growth initiatives in sales and marketing, capital expenditures, working capital and/or strategic acquisitions. The Company has no current agreements or commitments with respect to any strategic acquisition.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Symon Holdings Corporation

Plano, TX

We have audited the accompanying consolidated balance sheets of Symon Holdings Corporation as of January 31, 2013, 2012 and 2011 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Symon Holdings Corporation at January 31, 2013, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

March 28, 2013

Symon Holdings Corporation

Consolidated Balance Sheets

	January 31,
	2013	2012	2011
Assets
Current assets:
Cash and cash equivalents	$10,203,169	$3,836,691	$3,354,727
Accounts receivable, net	9,061,229	8,599,281	9,687,106
Inventory, net	2,988,766	3,594,981	2,642,007
Deferred tax assets	372,618	461,954	697,682
Other current assets	686,099	794,531	728,918
Total current assets	23,311,881	17,287,438	17,110,440
Property and equipment, net	963,069	915,829	895,626
Intangible assets, net	2,584,443	3,164,002	4,044,186
Goodwill	10,972,547	10,969,148	10,876,018
Other assets	112,054	208,498	286,973
Total assets	$37,943,994	$32,544,915	$33,213,243

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$4,150,730	$2,468,300	$1,605,826
Accrued liabilities	1,925,901	2,230,317	1,514,428
Note payable – current	-	-	1,400,000
Deferred revenue	10,438,487	9,414,716	10,045,087
Total current liabilities	16,515,118	14,113,333	14,565,341
Deferred revenue – non current	1,073,223	1,405,811	1,717,169
Note payable – non current	-	-	3,600,000
Deferred tax liabilities	704,496	858,671	1,049,914
Total liabilities	18,292,837	16,377,815	20,932,424

Commitment and Contingencies
Stockholders’ equity:
Common stock – Class L, $0.01 par value, (1,000,000 shares authorized, issued and outstanding)	10,000	10,000	10,000
Common stock – Class A Non-voting, $0.01 par value, (200,000 shares authorized, 68,889 shares issued and outstanding in 2013 and 2012; and 96,700 shares issued and outstanding in 2011)	689	689	967
Common stock – Class A Voting, $0.01 par value (200,000 shares authorized, 0 shares issued and outstanding)	-	-	-
Additional paid-in capital	10,149,643	10,149,643	10,214,013
Accumulated comprehensive income (loss)	(38,940)	(41,127)	1,699
Notes receivable – restricted stock	(207,025)	(197,845)	(265,308)
Retained earnings	9,736,790	6,245,740	2,319,448
Total stockholders’ equity	19,651,157	16,167,100	12,280,819
Total liabilities and stockholders’ equity	$37,943,994	$32,544,915	$33,213,243

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Consolidated Statements of Income and Comprehensive Income

	For the years ended January 31,
	2013	2012	2011

Revenue:
Products	$19,185,359	$17,050,285	$16,763,058
Professional services	6,277,549	6,988,313	6,580,350
Maintenance and content services	17,065,483	16,787,892	16,367,113
Total Revenue	42,528,391	40,826,490	39,710,521

Cost of Revenue:
Products	11,581,070	10,034,866	8,916,616
Professional services	4,352,611	4,729,414	4,618,217
Maintenance and content services	2,507,840	2,430,888	2,443,698
Total Cost of Revenue	18,441,521	17,195,168	15,978,531
Gross Profit	24,086,870	23,631,322	23,731,990

Operating expenses:
Research and development	2,103,078	1,994,581	2,489,844
Sales and marketing	7,760,739	7,474,354	8,212,914
General and administrative	7,693,398	6,740,205	7,728,410
Depreciation and amortization	1,111,948	1,369,747	2,279,096
Total operating expenses	18,669,163	17,578,887	20,710,264
Operating income	5,417,707	6,052,435	3,021,726
Interest and other expense	(66,467)	(212,262)	(385,234)
Income before income taxes	5,351,240	5,840,173	2,636,492
Income tax expense	1,860,190	1,913,881	871,061
Net income	3,491,050	3,926,292	1,765,431
Other comprehensive income (loss):
Foreign currency translation adjustments	2,187	(42,826)	14,320
Total comprehensive income	$3,493,237	$3,883,466	1,779,751

Net income per share:
Basic and dilutive net income per share of Class L Common Stock	$3.49	$3.93	$1.77

Basic and dilutive net income per share of Class A Non-Voting Common Stock	$-	$-	$-

Weighted average shares used in computing basic and dilutive net income per share of Class L Common Stock	1,000,000	1,000,000	1,000,000
Weighted average shares used in computing basic and dilutive net income per share of Class A Non-Voting Common Stock	82,778	82,778	96,666

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Consolidated Statements of Stockholders’ Equity

			Non-voting
	Common Stock-Class L		Common Stock-Class A		Additional paid-in capital	Notes receivable- stock purchases		Accumulated other comprehensive income (loss)	Retained earnings	Total Stockholders’ equity
	$0.01 Per Share		$0.01 Per Share
	Shares	Amount	Shares	Amount

Balance – January 31, 2010	1,000,000	$10,000	96,700	$967	$10,214,013	$(253,544)	$$	(12,621)	$554,017	$10,512,832

Accrued interest – stock notes receivable	-	-	-	-	-	(11,764)		-	-	(11,764)
Net income	-	-	-	-	-	-		-	1,765,431	1,765,431
Foreign currency translation adjustments	-	-	-	-	-	-		14,320	-	14,320

Balance – January 31, 2011	1,000,000	10,000	96,700	967	10,214,013	(265,308)		1,699	2,319,448	12,280,819

Accrued interest – stock notes receivable	-	-	-	-	-	(8,773)		-	-	(8,773)
Restricted stock repurchases	-	-	(27,811)	(278)	(64,370)	76,236		-	-	11,588
Net income	-	-	-	-	-	-		-	3,926,292	3,926,292
Foreign currency translation adjustments	-	-	-	-	-	-		(42,826)	-	(42,826)

Balance – January 31, 2012	1,000,000	10,000	68,889	689	10,149,643	(197,845)		(41,127)	6,245,740	16,167,100

Accrued interest – stock notes receivable	-	-	-	-	-	(9,180)		-	-	(9,180)
Net income	-	-	-	-	-	-		-	3,491,050	3,491,050
Foreign currency translation adjustments	-	-	-	-	-	-		2,187	-	2,187

Balance – January 31, 2013	1,000,000	$10,000	68,889	$689	$10,149,643	$(207,025)		$(38,940)	$9,736,790	$19,651,157

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Consolidated Statements of Cash Flows

	For the years ended January 31,
	2013	2012	2011

Cash flows from operating activities
Net income	$3,491,050	$3,926,292	$1,765,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,111,948	1,369,747	2,279,096
Deferred tax provision (benefit)	64,908	46,683	(366,978)
Foreign currency translation (gain) loss on intercompany advances	(798)	(11,492)	42,157
Other non-cash expense (income), net	(9,180)	2,815	(11,764)
Changes in operating assets and liabilities:
Accounts receivable	(442,329)	1,056,750	(1,103,578)
Inventory	607,540	(954,635)	(218,654)
Other current assets	109,977	(70,594)	3,187
Other assets, net	96,444	78,475	75,100
Accounts payable	1,684,425	875,783	(296,162)
Accrued liabilities	(437,955)	722,085	438,391
Deferred revenue	686,801	(922,012)	2,006,810

Net cash provided by operating activities	6,962,831	6,119,897	4,613,036

Cash flows from investing activities
Payments made to former shareholders for previous business combinations	-	(99,723)	(247,640)
Purchases of property and equipment	(575,106)	(516,858)	(312,910)
Net cash used in investing activities	(575,106)	(616,581)	(560,550)

Cash flows from financing activities
Repayments of bank borrowings	-	(5,000,000)	(6,550,000)
Net cash used in financing activities	-	(5,000,000)	(6,550,000)

Effect of exchange rate changes on cash	(21,247)	(21,352)	5,942

Net increase (decrease) in cash and cash equivalents	6,366,478	481,964	(2,491,572)

Cash and cash equivalents, beginning of year	3,836,691	3,354,727	5,846,299

Cash and cash equivalents, end of year	$10,203,169	$3,836,691	$3,354,727

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$19,791	$160,587	$445,799
Cash paid during the year for income taxes	$2,061,735	$1,050,224	$1,005,543

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Description of Business

Symon Holdings Corporation is a holding company which owns 100% of the capital stock of Symon Communications, Inc. and its subsidiaries (Symon).

Symon develops and sells full-service digital signage solutions and enterprise-class media applications. Its products are used by its customers to power more than one million digital signs and end-points that deliver real-time intelligent visual content that enhance the ways in which organizations communicate with employees and customers. Through its suite of products that include proprietary software, software-embedded hardware, maintenance and support services, content services, installation services and third-party displays, Symon offers its customers real-time status management solutions and multi-media employee and customer communications solutions.

The Company’s products are used primarily by Fortune 1,000 companies and international companies. Its customers are located in the United States of America (U.S.), the United Kingdom (U.K.), Continental Europe, and the Middle East and Asia. Symon serves the key cross-industry markets of contact centers, employee communications, and supply chain operations. In addition, Symon also serves the hospitality and gaming markets.  Overall Symon has a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceuticals, utilities, transportation industries, and in federal, state and local governments.

Principles of Consolidation

The consolidated financial statements of Symon Holdings Corporation include the accounts of Symon Holdings Corporation and its wholly-owned subsidiaries Symon Communications, Inc., Symon Communications, Ltd., and Symon Dacon Limited (collectively “the Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash, and cash equivalents include demand deposits in financial institutions and investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are comprised of sales made primarily to entities located in the United States of America, EMEA and Asia. Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance is reviewed monthly and the Company establishes reserves for doubtful accounts on a case-by-case basis based on historical collection experience and a current review of the collectability of accounts. The allowance for doubtful accounts was $223,458, $336,264 and $539,204 as of January 31, 2013, 2012 and 2011, respectively. As of and for the periods presented, no single customer accounted for more than 10% of accounts receivable or revenues.

Inventory

Inventory consists primarily of software-embedded smart products, electronic components, computers and computer accessories. Inventories are stated at the lower of average cost or market. Writeoffs of slow moving and obsolete inventories are provided based on historical experience and estimated future usage.

Property and Equipment

The Company records purchases of property and equipment at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net identifiable assets acquired in a purchase business combination and is tested annually for impairment or tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying value. Second, if the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting

Symon Holdings Corporation

Notes to Consolidated Financial Statements

unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Completion of the Company’s most recent annual impairment test at January 31, 2013, 2012 and 2011 indicated that no impairment of its goodwill balances exists.

Intangible assets include software, customer relationships, trademarks and trade names, and covenants not-to-compete acquired in purchase business combinations. Certain trademarks and trade names have been determined to have an indefinite life and are not amortized. Software, customer relationships, and definite lived trademarks and trade names are amortized on a straight-line basis, which approximates the customer attrition for customer relationships, over their estimated useful lives.  Covenants not-to-compete are amortized over the non-compete period.

The definite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment evaluation involves testing the recoverability of the asset on an undiscounted cash-flow basis, and, if the asset is not recoverable, recognizing an impairment charge, if necessary, to reduce the asset's carrying amount to its fair value.  Intangible assets that have indefinite lives are evaluated for impairment annually and on an interim basis as events and circumstances warrant by comparing the fair value of the intangible asset with its carrying amount.  There was no impairment of intangible assets for each of the years ended January 31, 2013, 2012 or 2011.

The Company’s acquired Intangible Assets with definite lives are being amortized as follows:

Acquired Intangible Asset:	Amortization Period:
Software	5 years
Customer relationships	7 to 10 years
Tradenames	5 to 10 years
Covenant Not-To-Compete	5 years

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset.

There was no impairment of its long-lived assets for each of the years ended January 31, 2013, 2012 or 2011.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The Company measures deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those differences are expected to be recovered or settled. The Company recognizes in income the effect of a change in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.

Under ASC 740, Income Taxes (“ASC 740”), the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management’s best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. The Company maintains accruals for uncertain tax positions until examination of the tax year is completed by the applicable taxing authority, available review periods expire or additional facts and circumstances cause us to change our assessment of the appropriate accrual amount (see Note 5). U.S. income taxes have not been provided on $3.8 million of undistributed earnings of foreign subsidiaries as of January 31, 2013. The Company reinvests earnings of foreign subsidiaries in foreign operations and expects that future earnings will also be reinvested in foreign operations indefinitely. The Company has elected to recognize accrued interest and penalties related to income tax matters as a component of income tax expense if incurred.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenue primarily from these sources:

•

Products

•

Professional services

•

Maintenance and content services

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is probable. The Company assesses collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, the Company defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Multiple-Element Arrangements

Product consists of our hardware equipment and proprietary software. The Company considers the sale of our software more than incidental to the hardware as it is essential to the functionality of the product and is classified as part of our products. The Company enters into multiple-product and services contracts, which may include any combination of equipment and software products, professional services, maintenance and content services.

Prior to February 1, 2011 the Company recognized revenue in accordance with the provisions of ASC 985-605, Software Revenue Recognition. Revenue was allocated among the multiple-elements based on vendor-specific objective evidence (VSOE) of fair value of the undelivered elements and the application of the residual method for arrangements in which the Company has established VSOE of fair value for all undelivered elements.

VSOE of fair value is considered the price a customer would be required to pay if the element was sold separately based on our historical experience of stand-alone sales of these elements to third parties. For maintenance and content services the Company used renewal rates for continued support arrangements to determine fair value. In situations where the Company had fair value of all undelivered elements but not of a delivered element, the Company applied the “residual method”. Under the residual method, if the fair value of the undelivered elements is determinable, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue assuming the other revenue recognition criteria are met.

On February 1, 2011, the Company adopted an accounting update regarding revenue recognition for multiple arrangements, referred to as multiple element arrangements (MEA’s) and an accounting update for certain revenue arrangements that include tangible products containing essential software on a prospective basis for applicable transactions originating or materially modified after February 1, 2011.

MEAs are arrangements with customers which include multiple deliverables, including a combination of equipment and services. The deliverables included in the MEAs are separated into more than one unit of accounting when (i) the delivered equipment has value to the customer on a stand-alone basis, and (ii) delivery of the undelivered service element(s) is probable and substantially in our control. Revenue from arrangements for the sale of tangible products containing both software and non-software components that function together to deliver the product’s essential functionality requires allocation of the arrangement consideration to the separate deliverables using the relative selling price (RSP) method for each unit of accounting based first on VSOE if it exists, second on third-party evidence (TPE) if it exists, and on estimated selling price (ESP) if neither VSOE or TPE of selling price of our various applicable tangible products containing essential software products and services. The Company establishes the pricing for our units of accounting as follows:

•

VSOE— For certain elements of an arrangement, VSOE is based upon the pricing in comparable transactions when the element is sold separately. The Company determines VSOE based on our pricing and discounting practices for the specific product or service when sold separately, considering geographical, customer, and other economic or marketing variables, as well as renewal rates or standalone prices for the service element(s).

Symon Holdings Corporation

Notes to Consolidated Financial Statements

•

TPE— If the Company cannot establish VSOE of selling price for a specific product or service included in a multiple-element arrangement, we use third-party evidence of selling price. The Company determines TPE based on sales of comparable amounts of similar products or services offered by multiple third parties considering the degree of customization and similarity of the product or service sold.

•

ESP— The estimated selling price represents the price at which the Company would sell a product or service if it were sold on a stand-alone basis. When VSOE or TPE does not exist for an element, the Company determines ESP for the arrangement element based on sales, cost and margin analysis, as well as other inputs based on its pricing practices. Adjustments for other market and Company-specific factors are made as deemed necessary in determining ESP.

The Company prospectively adopted the new rules and the adoption of the amended revenue recognition rules, consisting primarily of the change from the residual method to the RSP method to allocate the arrangement fee, did not significantly change the timing of revenue recognition nor did it have a material impact on the consolidated financial statements for periods subsequent to January 31, 2011.

Upon the adoption of the new revenue recognition rules the Company re-evaluated its allocation of revenue and determined that it still had similar units of accounting and nearly all of its products and services qualify as separate units of accounting. The Company has established VSOE for its professional services and maintenance and content services of accounting based on the same criteria as previously used under the software revenue recognition rules.

Previously, the Company rarely sold its product without maintenance and therefore the residual value of the sales arrangement was allocated to the products. The Company now uses the estimated selling price to determine the relative sales price of its products. Revenue for elements that cannot be separated is recognized once the revenue recognition criteria for the entire arrangement has been met or over the period that our last remaining obligation to perform is fulfilled. Consideration for elements that are deemed separable is allocated to the separate elements at the inception of the arrangement on the basis of their relative selling price and recognized based on meeting authoritative criteria.

The Company sells its products and services through its global sales force and through a select group of resellers and business partners. In North America, approximately 90% or more of sales are generated solely by the Company’s sales team, with 10% or less through resellers in 2013. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of the Company’s global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

The Company has formal contracts with its resellers that set the terms and conditions under which the parties conduct business. The resellers purchase products and services from the Company, generally with agreed-upon discounts, and resell the products and services to their customers, who are the end-users of the products and services. The Company does not offer contractual rights of return other than under standard product warranties and product returns from resellers have be insignificant to date. The Company therefore sells directly to its resellers and recognizes revenue on sales to resellers upon delivery, consistent with its recognition policies as discussed above. The Company bills the resellers directly for the products and services they purchase. Software licenses and product warranties pass directly from the Company to the end-users.

The Company recognizes revenue on sales to resellers consistent with its recognition policies as discussed below.

Product revenue

The Company recognizes revenue on product sales generally upon delivery of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional services revenue

Professional services consist primarily of installation and training services. Installation fees are recognized either on a fixed-fee basis or on a time-and-materials basis. For time-and materials contracts, the Company recognizes revenue as services are performed. For fixed-fee contracts, the Company recognizes revenue upon completion of the installation which is typically completed within five business days. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Training services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to training is recognized as revenue as the Company performs the services.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

Maintenance and content services revenue

Maintenance support consists of hardware maintenance and repair and software support and updates. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. Content services consist of providing customers live and customized news feeds.

Maintenance and content services revenue is recognized ratably over the term of the contracts, which is typically one to three years. Maintenance and support is renewable by the customer annually. Rates, including subsequent renewal rates, are typically established based upon specified rates as set forth in the arrangement. The Company’s hosting support agreement fees are based on the level of service provided to its customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal.

Research and Development Costs

Research and development costs incurred prior to the establishment of technological feasibility of the related software product are expensed as incurred. After technological feasibility is established, any additional software development costs are capitalized in accordance with ASC 985-20, Costs of Software to be Sold, Leased, or Marketed. The Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility and, accordingly, no software development costs have been capitalized to date.

Advertising

Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Fair Value of Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains cash and cash equivalent balances in the USA and the UK.  The balances in the USA are not fully FDIC insured.  The carrying value of cash and cash equivalents, accounts payable and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of these instruments; the short term debt and the long-term debt’s carrying value approximates its fair value due to the variable market interest rate of the debt.

Net Income per Share

Basic net income per share for each class of participating common stock, excluding any dilutive effects of stock options, warrants and unvested restricted stock, is computed by dividing net income available to the common stockholders, based upon their distribution rights, by the weighted average number of common shares outstanding for the period. Diluted income per share is computed similar to basic; however diluted income per share reflects the assumed conversion of all potentially dilutive securities. There were no stock options, warrants, or other dilutive equity instruments outstanding at January 31, 2013, 2012 or 2011, respectively. Note 6 provides for additional information regarding income per common share.

Foreign Currency Translation

The functional currency of the Company’s United Kingdom subsidiary is the British pound sterling. All assets and all liabilities of the subsidiary are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated to U.S. dollars at the weighted-average rate of exchange prevailing during the year. Resultant translation adjustments are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

The Company includes currency gains and losses on temporary intercompany advances in the determination of net income. Currency gains and losses, including translation gains and losses and those on temporary intercompany advances were a net gain of $7,861 for the year ended January 31, 2013, net loss of $1,584 for the year ended January 31, 2012 and a net gain of $57,259 for the year ended January 31, 2011. Currency gains and losses are included in interest and other expenses in the consolidated statements of income and comprehensive income.

Business Segment

The Company has one operating and reporting segment consisting of the development and sale of software solutions, digital appliances and flat screen display installations for using in monitoring and communicating information to customers and employees.  The Company’s chief operating decision maker is considered to be the Chief Executive Officer.  The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single reporting segment level.

The Company primarily sells to customers in the U.S., U.K. Continental Europe, and Middle East, and Asia and has operations in the U.S., U.K., and United Arab Emirates (U.A.E.).

Recently Issued Accounting Standards

On January 1, 2012, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2011-08, "Intangibles - Goodwill and Other (Topic 350), Testing Goodwill for Impairment." This standard simplified the process a company must go through to test goodwill for impairment. Companies have an option to first assess qualitative factors of a reporting unit being tested before having to assess quantitative factors. If a company believes no impairment exists based on qualitative factors, then it will no longer be required to perform the two-step quantitative impairment test. The Company tests its $11.0 million of goodwill for impairment as of January 31 each year. The adoption of this new standard did not have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued amended disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (OCI) as part of the statement of changes in equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. The Company adopted these changes in 2011 and applied retrospectively for all periods presented. Such adoption did not have material effect on Company’s financial position or results of operations as it related only to changes in financial statement presentation.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment (the revised standard).” This standard update allows companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The amendments are effective for annual interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The implementation of this ASU is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

On January 1, 2012, the Company adopted the FASB ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." This guidance amended certain fair value measurement concepts in FASB ASC 820, "Fair Value Measurement," including items such as the application of the concept of highest and best use and required certain other disclosure requirements, including among other things, the level of the hierarchy used in the fair value measurement and a description of the valuation techniques and unobservable inputs used in Level 2 and 3 fair value measurements. The adoption of this new standard did not have a material impact on the Company's consolidated financial statements.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

2. Property and Equipment

Property and equipment consist of the following at January 31, 2013, 2012 and 2011:

	2013	2012	2011
Machinery and equipment	$2,424,874	$2,378,246	$2,130,430
Furniture and fixtures	646,643	597,262	594,270
Software	1,828,705	1,563,979	1,340,607
Leasehold improvements	269,087	246,741	212,185
	5,169,309	4,786,228	4,277,492
Less accumulated depreciation and amortization	(4,206,240)	(3,870,399)	(3,381,866)
Property and equipment, net	$963,069	$915,829	$895,626

Depreciation and amortization expense for the years ended January 31, 2013, 2012 and 2011 was $528,485, $494,810 and $607,225, respectively.

3. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended January 31, 2013, 2012 and 2011, respectively, were as follows:

Balance at January 31, 2010	$10,797,649
Contingent payments	247,640
Effects of foreign exchange	(169,271)
Balance at January 31, 2011	10,876,018
Contingent payments	99,723
Effects of foreign exchange	(6,593)
Balance at January 31, 2012	10,969,148
Effects of foreign exchange	3,399
Balance at January 31, 2013	$10,972,547

The Company’s definite-lived intangible assets are as follows:

	January 31, 2013
	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated amortization	Net carrying amount
Software	5	$6,430,000	$(6,430,000)	$-
Customer relationships	8	4,921,204	(4,399,984)	521,220
Tradename	7	463,068	(299,845)	163,223
Covenant not-to-compete	5	270,952	(270,952)	-
Total		$12,085,224	$(11,400,781)	$684,443

	January 31, 2012
	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated amortization	Net carrying amount
Software	5	$6,430,000	$(6,408,510)	$21,490
Customer relationships	8	4,916,569	(3,912,070)	1,004,499
Tradename	7	462,776	(246,998)	215,778
Covenant not-to-compete	5	270,623	(248,388)	22,235
Total		$12,079,968	$(10,815,966)	$1,264,002

Symon Holdings Corporation

Notes to Consolidated Financial Statements

	January 31, 2011
	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated amortization	Net carrying amount
Software	5	$6,430,000	$(6,302,510)	$127,490
Customer relationships	8	4,926,983	(3,255,537)	1,671,446
Tradename	7	463,432	(194,836)	268,596
Covenant not-to-compete	5	271,361	(194,707)	76,654
Total		$12,091,776	$(9,947,590)	$2,144,186

Amortization expense for the years ended January 31, 2013, 2012 and 2011 was $583,463, $874,937 and $1,671,871, respectively.

Projected amortization expense for these assets for the subsequent five years ending January 31 is as follows:

2014	$157,263
2015	143,595
2016	140,120
2017	140,120
2018	103,343

Trademarks and trade names amounting to $1,900,000 as of January 31, 2013, 2012 and 2011 have been determined to have indefinite lives.

4. Note Payable

At January 31, 2011, the Company’s note payable to a bank had a balance of $5,000,000. During the year ended January 31, 2012, the Company paid the remaining balance of its note payable. The Company’s note had an interest rate equal to, at the Company’s option, either 1.25% above the prime rate or 4.25% above the LIBOR rate. Interest expense on the note totaled $0, $108,382 and $464,677 for the years ended January 31, 2013, 2012 and 2011, respectively.

As part of the credit facility with the bank, the Company also has a $2,000,000 revolving credit facility. The Company has no outstanding draws on the credit facility at January 31, 2013 and the entire balance is available for future borrowings.  The credit facility is secured by substantially all assets of the Company and matures on April 4, 2013. The credit facility bears interest at a variable rate which was 5.25% as of January 31, 2013.

The credit facility contains numerous financial covenants, violation of which results in an event of a default. The Company was in compliance with all covenants as of January 31, 2013.

5. Income Taxes

The components of income before income taxes consist of the following for the years ended January 31:

	2013	2012	2011
Domestic	$3,723,156	$3,611,193	$1,963,040
Foreign	1,628,084	2,228,980	673,452
	$5,351,240	$5,840,173	$2,636,492

Symon Holdings Corporation

Notes to Consolidated Financial Statements

The following table summarizes the provision (benefit) for U.S. federal, state and foreign taxes on income for the years ended January 31:

	2013	2012	2011
Current
Federal	$1,391,000	$1,336,358	$1,125,188
State	116,215	150,366	100,543
Foreign	417,814	476,833	12,308
	1,925,029	1,963,557	1,238,039
Deferred
Federal	(44,421)	(155,886)	(419,237)
State	-	-	-
Foreign	(20,418)	106,210	52,259
	(64,839)	(49,676)	(366,978)
	$1,860,190	$1,913,881	$871,061

Income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as follows:

	For the years ended January 31,
	2013	2012	2011
Computed expected tax expense	$1,819,422	$1,985,659	$896,407
Non deductible expenses	144,978	16,656	48,928
Release of beginning of year valuation allowance	-	-	(73,312)
Utilization of net operating loss carryforwards	(1,787)	(22,040)	(73,426)
International tax rate differences	(156,296)	(171,186)	(40,407)
State tax expense, net of federal benefit	116,215	99,241	66,359
Other	(62,342)	5,551	46,512
Total	$1,860,190	$1,913,881	$871,061

The tax effects of temporary differences that give rise to significant portions of the deferred tax (assets) liabilities at January 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Deferred tax assets:
Deferred revenues	$222,578	$296,881	$302,265
Deferred state sales tax	34,000	8,835	8,835
Bad debt reserve	46,588	85,000	114,881
Revaluation of short-term Intercompany loan	61,138	61,137	157,766
Net operating loss carryforwards	8,314	10,101	113,935
Total deferred tax assets – current	372,618	461,954	697,682
Deferred tax asset (liabilities)
Intangible assets	(721,433)	(888,129)	(1,116,849)
Depreciation	16,937	29,458	66,935
Net deferred tax asset (liabilities) – non current	(704,496)	(858,671)	(1,049,914)
Net deferred tax liabilities	$(331,878)	$(396,717)	$(352,232)

The Company expects its net operating loss carryforward to be fully utilized as of January 31, 2014. The IRS completed an examination of the Company’s U.S. income tax returns for the years ended January 31, 2009 and 2010 during 2012. The examination did not result in any material adjustments to the Company’s tax returns.  Subsequent to the examinations and as of January 31, 2012 and 2011, the Company has determined that there are no uncertain tax positions and therefore no accruals have been made.

With respect to state and local jurisdictions and countries outside of the United States, the Company and its subsidiaries are typically subject to examination for three to six years after the income tax returns have been filed.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

6. Common Stock

The Company has authorized, issued and outstanding 1,000,000 shares of Class L Common Stock, par value of $0.01 per share. Each share of Class L Common Stock accrues a quarterly dividend equal to 10% of each share’s unreturned original cost plus unpaid accrued dividends. The accrued dividends are recorded and payable when, as and if declared out of the funds of the Company legally available. At January 31, 2013, no accrued dividends had been declared payable. All holders of Class L Common Stock are entitled to one vote per share on all matters to be voted on by the Company’s shareholders.

If and when distributions are declared, the holders of Class L Common Stock are entitled to receive all unpaid dividends and the full amount of their unreturned original cost before distributions are made to any other shareholder. After the holders of Class L Common Stock have received all unpaid dividends and their unreturned original cost, all holders of Common Stock as a group shall be entitled to receive the remaining portion of such distribution ratably among such holders based upon the number of all common shares held by each shareholder at the time of such distribution. As a result of the above provisions, the holders of Class L Common Stock would be allocated $10.1 million, $8.3 million and $6.6 million of unaccrued dividends as of January 31, 2013, 2012 and 2011, respectively, in the event of a distribution in addition to the unreturned cost of $10.0 million.

The Company has authorized 200,000 shares of Class A Non-Voting Common Stock, par value of $0.01 per share, with 68,889 shares issued and outstanding. The Company has sold 68,889 shares of the Class A Non-Voting Stock to certain executives at a price of $2.3274 per share. The Class A Non-Voting shares are restricted and all 68,889 shares outstanding were vested as of January 31, 2012. In return for the shares, the executives delivered promissory notes in the aggregate initial principal amount of $258,600. In the event of default, the notes provide recourse to the general assets of the executives and management intends to enforce this provision if needed. The outstanding principal amount of the notes, plus all accrued and unpaid interest, is due on the eighth anniversary of the date of issuance. The notes receivable associated with these restricted stock certificates are reflected as a component of stockholders’ equity. The owners of the Class A Non-Voting Common Stock do not have voting rights, directly or indirectly, and do not currently have any distributions allocated to them as a result of the dividend provisions associated with the Class L Common Stock as described above. During 2012, the Company authorized the repurchase of 27,811 Class A common shares in the amount of $64,648. In conjunction with the repurchase, promissory notes with a value of $76,236 were cancelled.

The Company has also authorized 200,000 shares of Class A Voting Common Stock, par value of $0.01 per share. All holders of the Class A Voting Common Stock are entitled to one vote per share on all matters to be voted on by the Company’s shareholders. No shares of Class A Voting Stock were issued or outstanding at January 31, 2013.

The Company has a capital structure that includes more than one class of common stock with differing dividend rates that participate in dividends with common shareholders and therefore the “two-class” method of computing net income per share must be utilized.  The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.

7. Commitments and Contingencies

Lease Obligations - The Company leases office space and manufacturing facilities in Dallas, Texas under long-term lease agreements that expire in March 2014 and March 2013, respectively. The Company also leases office space in Pittsford, New York under a lease agreement that expires in December 2013, and in Las Vegas, Nevada under a lease agreement that expired in January 2013.

In addition, the Company leases office space in London, England under a lease agreement that expires in August 2016 and in Dubai, UAE under a lease agreement that expires in July 2013. Future minimum rental payments under these leases are as follows:

Amount
Fiscal year ending January 31:
2014	$626,602
2015	195,852
2016	126,000
2017	73,500
Thereafter	-
Total	$1,021,954

Total rent expense under all operating leases for the years ended January 31, 2013, 2012 and 2011 was $885,238, $788,609 and $815,134, respectively.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

Contingent Purchase Price - In connection with past acquisitions, the Company was required to make additional cash payments to the previous shareholders of the companies because future minimum sales levels were attained and certain other conditions were met. During the fiscal year ended January 31, 2012, the Company made such contingent payments totaling $99,723.  During the year ended January 31, 2011 the Company made such contingent payments totaling $247,640. All of these contingent payments were recorded as adjustments to goodwill as the acquisitions occurred prior to the adoption of ASC 850, Business Combinations. The Company has no remaining obligations to make additional cash payments to the previous shareholders of the companies it has acquired.

Legal Proceedings - The Company is subject to legal proceedings and claims that arise in the ordinary course of business.  Management is not aware of any claims that would have a material effect on the Company’s financial position, results of operations or cash flows.

8. Related Party Transactions

The Company incurs an annual management fee of $125,000 from Golden Gate Capital, the Company’s majority shareholder. This management fee expense is included in selling, general, and administrative expense in the consolidated statements of income and comprehensive income with no amounts due as of January 31, 2013, 2012 and 2011, respectively.

9. Accrued Liabilities

Accrued liabilities as of January 31, 2013, 2012 and 2011 are as follows:

	January 31,
	2013	2012	2011
Accrued sales commissions	$332,844	$258,473	$145,850
Accrued bonus	580,352	559,625	350,000
Taxes payable	400,993	661,777	354,763
Other	611,712	750,442	663,815
	$1,925,901	$2,230,317	$1,514,428

10. Geographic Information

Revenues by geographic area are based on the deployment site location of the end customers. Substantially all of the revenues from North America are generated from the United States of America. Geographic area information related to revenues from customers for the years ended January 31, 2013, 2012 and 2011 are as follows:

	Years Ended January 31,
	2013	2012	2011
Region
North America	$29,750,058	$29,610,611	$30,430,458
Europe, Middle East, and Asia	12,778,333	11,215,879	9,280,063
Total	$42,528,391	$40,826,490	$39,710,521

Geographic area information related to long-lived assets as of January 31, 2013, 2012 and 2011 are as follows:

	January 31,
	2013	2012	2011
Region
North America	$1,111,651	$1,622,079	$2,461,257
Europe, Middle East, and Asia	647,915	766,250	865,528
Total	$1,759,566	$2,388,329	$3,326,785

11. Subsequent Events

On March 1, 2013, the Company entered into an Agreement and Plan of Merger whereby it will merge with a subsidiary of SCG Financial Acquisition Corp. (SCG), and will become a subsidiary of SCG for an estimated purchase price of $45,000,000 upon completion of certain requirements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors’

Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)

San Francisco, California

We have audited the accompanying consolidated balance sheet of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)  as of December 31, 2012, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2012 and the results of their operations and  cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, a working capital deficit and a need for new capital. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

February 15, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)

San Francisco, California

We have audited the accompanying consolidated balance sheet of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) (the Company) as of December 31, 2011, and the related consolidated statement of operations, stockholders’ equity (deficit) and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2011 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Frank, Rimerman + Co., LLP

Palo Alto, California

February 4, 2013

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Balance Sheets

	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1,334,290	$1,301,527
Accounts receivable, net of allowance for doubtful accounts
of $560,000 ($179,000 in 2011)	6,253,260	5,486,681
Prepaid expenses and other current assets	148,837	937,770
Total current assets	7,736,387	7,725,978
Restricted Cash	167,926	202,850
Property and Equipment, net	537,645	929,159
Other Assets	173,454	119,454
Intangible Assets, net	8,092,533	13,279,181
Goodwill	5,474,351	6,094,338
Total assets	$22,182,296	$28,350,960

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Line of credit	$-	$1,399,723
Accounts payable	2,483,306	1,427,547
Accrued expenses and other current liabilities	1,615,090	1,610,536
Accrued revenue share and agency fees	2,292,659	3,007,130
Notes payable, net of discount	28,653,723	-
Deferred revenue	-	2,000,000
Capital lease obligations, current portion	70,027	56,724
Deferred rent, current portion	3,159	11,180
Total current liabilities	35,117,964	9,512,840
Capital Lease Obligations, net of current portion	195,244	63,994
Notes Payable, net of discount	-	21,155,037
Deferred Rent, net of current portion	227,504	235,450
Other Non-Current Liabilities	420,845	29,173
Commitments and Contingencies (Notes 5 and 7)
Stockholders' Equity (Deficit)
Convertible preferred stock; $0.0001 par value;
issued and outstanding in 2012 and 2011 - 41,709,135
(aggregate liquidation preference of $40,741,450)	4,170	4,170
Common stock; $0.0001 par value; 140,000,000 shares authorized;
6,334,095 shares issued in 2012 and 2011	634	634
Additional paid-in capital	47,704,140	47,301,675
Accumulated deficit	(61,488,205)	(49,952,013)
Total stockholders' deficit	(13,779,261)	(2,645,534)
Total liabilities and stockholders' deficit	$$22,182,296	$28,350,960

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Operations

	Years Ended December 31,
	2012	2011
Revenues
Advertising	$21,635,113	$18,126,251
Software services	4,034,960	2,355,000
Total revenues	$25,670,073	$20,481,251
Cost of Revenues
Advertising	13,135,715	13,935,704
Software services	997,294	723,635
Total cost of revenues	14,133,009	14,659,339
Gross margin	11,537,064	5,821,912
Operating Expenses
General and administrative	7,602,048	9,315,649
Sales and marketing	4,988,457	5,299,698
Research and development	1,626,870	1,465,705
Impairment of goodwill and intangible assets	2,915,420	637,138
Total operating expenses	17,132,795	16,718,190
Loss from Operations	(5,595,731)	(10,896,278)
Other Income (Expense)
Interest expense	(5,940,461)	(4,019,256)
Loss before Income Tax Expense	(11,536,192)	(14,915,534)
Income Tax Expense	-	-
Net Loss	$(11,536,192)	$(14,915,534)

Net Loss per Share - basic and diluted	$(1.82)	$(2.36)
Shares used in the computation of basic
and diluted earnings per share	6,334,095	6,332,328

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Stockholders' Equity (Deficit)

Years Ended December 31, 2012 and 2011

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2010	41,709,135	$4,170	6,329,095	$633	$40,744,359	$(35,036,479)	$5,712,683
Issuance of common stock upon exercise of stock options for cash	-	-	5,000	1	499	-	500
Issuance of Series A convertible preferred stock warrants, Series B convertible preferred stock warrants, Series C convertible preferred stock warrants, and common stock warrants in connection with notes payable	-	-	-	-	6,103,097	-	6,103,097
Stock-based compensation					453,720	-	453,720
Net loss	-	-	-	-	-	(14,915,534)	(14,915,534)
Balances, December 31, 2011	41,709,135	4,170	6,334,095	634	47,301,675	(49,952,013)	(2,645,534)
Stock-based compensation	-	-	-	-	402,465	-	402,465
Net loss	-	-	-	-	-	(11,536,192)	(11,536,192)
Balances, December 31, 2012	41,709,135	$4,170	6,334,095	$634	$47,704,140	$(61,488,205)	$(13,779,261)

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011
Cash Flows from Operating Activities
Net loss	$(11,536,192)	$(14,915,534)
Adjustments to reconcile net loss to net cash
used in operating activities:
Allowance for doubtful accounts	381,860	34,000
Depreciation and amortization	3,352,976	3,835,004
Loss on disposal of property and equipment	122,611	5,284
Impairment of goodwill and intangible assets	2,915,420	637,138
Amortization of discounts on notes payable	1,713,274	1,258,635
Accrued interest on notes payable	4,191,139	1,768,944
Lease impairment	296,111	7,302
Stock-based compensation	402,465	453,720
Changes in operating assets and liabilities
Accounts receivable	(1,148,439)	799,648
Prepaid expenses and other current assets	788,933	(681,066)
Other assets	(54,000)	43,109
Accounts payable	1,055,759	114,889
Accrued expenses and other current liabilities	4,554	1,066,423
Accrued revenue share and agency fees	(714,471)
Deferred revenue	(2,000,000)	2,000,000
Deferred rent	(15,967)	49,783
Other non-current liabilities	95,561	3,554
Net cash used in operating activities	(148,406)	(3,519,167)
Cash Flows from Investing Activities
Purchases of property and equipment	(168,011)	(200,194)
Proceeds from disposal of property and equipment	175,000	4,000
Capitalized software development costs	-	(115,401)
Net cash provided by (used in) investing activities	6,989	(311,595)
Cash Flows from Financing Activities
Net repayment of line of credit	(1,399,723)	(143,029)
Proceeds from note payable	1,594,273	4,922,116
Repayment of notes payable	-	(202,248)
Payments on capital lease obligations	(55,294)	(34,749)
Decrease in restricted cash	34,924	-
Proceeds from issuance of common stock	-	500
Net cash provided by financing activities	174,180	4,542,590
Increase in Cash and Cash Equivalents	32,763	711,828
Cash and Cash Equivalents, beginning of the year	1,301,527	589,699
Cash and Cash Equivalents, end of the year	$1,334,290	$1,301,527

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
	2012	2011
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$1,005,096
Cash paid for income taxes	$-	$-
Supplemental Schedule of Non-Cash Investing and Financing Activities
Property and equipment purchased under capital lease obligations	$199,847	$72,847
Capitalized discount on notes payable	$-	$750,000
Issuance of Series A convertible preferred stock warrants,
Series B convertible preferred stock warrants, Series C
convertible preferred stock warrants, and common stock
warrants in connection with notes payable	$-	$6,103,097
Notes payable proceeds used for acquisition of EMN (Note 6)	$-	$18,000,000
Notes payable proceeds directed to previous
notes payable (Note 6)	$-	$1,327,884
Assets acquired and liabilities assumed in connection with the acquisition of EMN (Note 6)
Accounts receivable	$-	$1,349,415
Other assets	$-	$13,480
Property and equipment	$-	$21,434
Intangible assets	$-	$11,504,215
Goodwill	$-	$5,474,351
Accounts payable	$-	$347,147
Accrued liabilities	$-	$15,748

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

1.

Nature of Business and Management’s Plans Regarding the Financing of Future Operations

Nature of Business

RMG Networks, Inc. (RMG) was incorporated as a Delaware corporation on September 23, 2005 under the name Danouv, Inc. and subsequently changed its name to RMG Networks, Inc. in September 2009.  In April 2011, in connection with the acquisition of Executive Media Network Worldwide and its wholly-owned subsidiaries, Corporate Image Media, Inc. and Prophet Media, LLC, (collectively EMN) (Note 6) RMG established Reach Media Group Holdings, Inc. (the Company), which was incorporated as a Delaware corporation on April 11, 2011 (closing date).  As of the closing date, the Company and RMG Networks, Inc. merged, with RMG Networks, Inc. becoming a wholly-owned subsidiary of the Company.

Headquartered in San Francisco, California, RMG was founded as a media network of screens in coffee shops and eateries. The acquisition of EMN in 2011 provided RMG with airline partner relationships and contracts that allowed it to evolve into a global digital signage company that now operates the RMG Airline Media Network, a U.S.-based air travel media network covering digital media assets in airline executive clubs, in-flight entertainment systems, in-flight Wi-Fi portals and private airport terminals. The Company’s platform delivers premium video content and information to high value consumer audiences. RMG’s digital signage solutions group builds and operates digital place-based networks and offers a range of innovative digital signage software, hardware and services to small and medium businesses and enterprise customers.

Management’s Plans Regarding the Financing of Future Operations

The Company has incurred net losses and net cash outflows from operations since inception.  In April 2011, the Company borrowed $25,000,000 under a credit agreement with an investment company, and used the majority of the funds to acquire EMN under an agreement and plan of merger (Note 6).  The Company is in violation of a loan covenant that allows the lender to demand immediate repayment of the debt (Note 5).

In January 2013, the Company signed an agreement to merge with a public company (Note 13). If the merger is consummated, the Company will become a subsidiary of the public company, at which time the existing borrowings under the credit agreement described above are scheduled to be extinguished.

Should the merger not be consummated, the Company intends to work with the lender to negotiate more favorable loan terms. If more favorable terms cannot be obtained, additional debt or equity financing will be required.  If additional future financing is required, there can be no assurance that such financing will be available on terms that will be acceptable to the Company or at all.

2.

Significant Accounting Policies

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Danoo (Beijing) Technologies, Ltd. (name formally changed to RMG China, Ltd. in 2012), a foreign operating entity; RMG Networks, Inc.; EMN Acquisition Corporation; Executive Media Network, Inc.; Prophet Media, LLC; and Corporate Image Media, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Transactions:

The U.S. dollar is the functional currency of the Company and its foreign and domestic subsidiaries.  Foreign exchange transaction gains and losses are included in the consolidated statements of operations.  The Company transfers U.S. dollars to China to fund operating expenses.  Should RMG China generate operating net income in Chinese currency, the People’s Republic of China would impose restrictions over the transfer of funds to the U.S.

Acquisition Accounting:

In March 2010, the Company acquired certain assets formerly belonging to Pharmacy TV Networks, LLC (PTV).  In connection with the acquisition, the Company recorded all acquired assets of PTV at fair value, resulting in a new accounting basis for the acquired assets, including the recording of goodwill (Note 6).  As of December 31, 2012, all assets related to PTV, including goodwill, were written off after the network was abandoned in early 2011 to focus on core airline and airline lounge network assets.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Acquisition Accounting: (continued)

In April 2011, the Company acquired EMN.  In connection with the acquisition, the Company recorded all assets of EMN at fair value.  The Company performed a purchase price allocation resulting in a new accounting basis for the purchased assets, including the recording of intangible assets and goodwill (Note 6).

Revenue Recognition:

The Company sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. RMG bills for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although the Company typically presents invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order.

Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent) the Company has recorded its advertising revenues on a gross basis.

Payments to airline and other partners for revenue sharing are paid on a monthly basis either under a minimum annual guarantee (based upon estimated advertising revenues), or as a percentage of the advertising revenues following collection from customers. The portion of revenue that RMG shares with its partners ranges from 25% to 80% depending on the partner and the media asset. RMG makes minimum annual guarantee payments under four agreements (three to airline partners and one to another travel partner). Payments to all other partners are calculated on a revenue sharing basis. RMG’s partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the remainder have no obligation to renew.

The Company also recognizes revenue from professional services for development of software and sale of software license agreements.  Professional service revenue is recognized ratably over the life of the contract and represents the revenue from one base contract and ancillary agreements for 2012 and 2011.  Software license revenue is recognized after persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable.  In software arrangements that include rights to multiple software products, support and/or other services, the Company allocates the total arrangement fee among each deliverable based on vendor-specific objective evidence of fair value.  If vendor-specific objective evidence for the undelivered elements cannot be ascertained, and the arrangement cannot be unbundled, then revenue is deferred until the delivery of the undelivered elements or, if the only undelivered element is customer support, recognized ratably over the service period.

Deferred revenue as of December 31, 2011 relates to a software service contract with a customer for which revenue was recognized ratably under the terms of the agreement. This contract was completed in 2012.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments purchased with remaining maturities of three months or less.  Cash equivalents are carried at cost, which approximates fair value.  Cash equivalents consist primarily of money market accounts.

Restricted Cash:

Restricted cash related to funds held to guarantee the Company’s corporate credit cards and as guarantees required under lease agreements for two of the Company’s office facilities.  Restriction requirements continue through the term of the leases, which expire in 2015 and 2020, respectively.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Business Concentrations:

For the year ended December 31, 2012, the Company had two major customers: Customers A and B each represented approximately 16% of revenues. For the year ended December 31, 2011, the Company had four major customers:  Customers A, B, C and D represented 13%, 13%, 11% and 11%, respectively, (48% total) of annual revenues.  The Company had accounts receivable of $1,009,000 and $913,240 ($1,922,240 total) from Customers A and B, respectively, at December 31, 2012 and had accounts receivable of $581,000 and $18,000 ($599,000 total) from Customers B and C, respectively, as of December 31, 2011.

Concentration of Credit Risk:

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, and accounts receivable.

The Company does not require collateral or other security for accounts receivable.  However, credit risk is mitigated by the Company’s ongoing evaluations of customer creditworthiness.  The Company maintains an allowance for doubtful accounts receivable balances.  The allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts on a customer by customer basis. Accounts deemed uncollectible are written off. Such credit losses have been within management’s expectations.

The Company maintains its cash and cash equivalents in the United States with two financial institutions.  These balances routinely exceed the Federal Deposit Insurance Corporation insurable limit.  Cash and cash equivalents of $150,000 and $86,000 held in a foreign country as of December 31, 2012 and 2011, respectively, were not insured.

Property and Equipment:

Property and equipment is stated at cost, less accumulated depreciation and amortization.  The Company depreciates property and equipment using the straight-line method over estimated useful lives ranging from three to five years.  Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term.

Capitalized Software Development Costs:

The Company capitalizes costs related to the development of internal use software after such a time as it is considered probable the software will be completed and will be used to perform the function intended.  The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use software.  The Company capitalized software development costs of $115,401 in October 2011.  Capitalized costs are not amortized until each development project is completed and new functionality has been implemented.  The Company recognized amortization expense of $23,080 and $5,754 for the years ended December 31, 2012 and 2011, respectively.

Other Assets:

Other assets consist of deposits related to leases for office facilities.

Intangible Assets:

Intangible assets are carried at cost, less accumulated amortization.  Amortization of intangibles with finite lives is computed using the straight-line method over estimated useful lives of two to seven years. Intangible assets consist of customer and vendor relationships, trademarks, domain names, non-compete agreements and acquired technology resulting from acquisitions (Notes 4 and 6), and internally developed software.

Intangible assets not subject to amortization are tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that of the reporting unit is impaired.  Intangible assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that asset group’s carrying amount may not be recoverable.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Intangible Assets: (continued)

An impairment loss for an intangible asset subject to amortization is recognized only if the carrying amount of the related long-lived asset group is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group).  The Company recognized an impairment charge of $2,295,433 for intangible assets related to the IdeaCast, Inc. acquisition in the year ended December 31, 2012 (none in the year ended December 31, 2011). (See Note 6).

Goodwill:

Goodwill reflects the excess of the purchase price over the fair value of identifiable net assets acquired.  Goodwill is not amortized but is subject to a review for impairment.  The Company reviews its goodwill for impairment annually or whenever circumstances indicate that the carrying amount of the reporting unit exceeds its fair value.  The Company tests goodwill for impairment by first assessing qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill.

The Company recognized an impairment charge of $619,987 and $637,138in the years ended December 31, 2012 and 2011, respectively, due to the underperformance of certain network units within the Company.

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured to be the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of their carrying cost amount or the fair value less the cost to sell.

Advertising and Promotion Costs:

The Company expenses advertising and promotion costs as incurred.  Advertising and promotion expense was $19,000 and $96,000 for the years ended December 30, 2012 and 2011, respectively, and is included in sales and marketing expense.

Stock-Based Compensation:

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant.  All stock option grants are accounted for using the fair value method (Black-Scholes model) and compensation is recognized as the underlying options vest.

Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.  Compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest.

Research and Development:

The Company expenses research and development expenditures as incurred.

Deferred Revenue:

Deferred revenue consists of billings or payments received in advance of revenue recognition from professional service agreements described above and is recognized as the revenue recognition criteria are met.  The Company generally invoices the customer in annual installments.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Income Taxes:

The Company accounts for income taxes using the asset and liability method.  Under this method, deferred income tax assets and liabilities are recorded based on the estimated future income tax effects of differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes.  Deferred income taxes are classified as current or non-current, based on the classifications of the related assets and liabilities giving rise to the temporary differences.  A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Use of Estimates:

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Segment Information:

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (the Company’s Chief Executive Officer (CEO)) in assessing performance and deciding how to allocate resources.  The Company’s business is conducted in a single operating segment.  The CEO reviews a single set of financial data that encompasses the Company’s entire operations for purposes of making operating decisions and assessing financial performance.  The CEO manages the business based primarily on broad functional categories of sales, marketing and technology development and strategy.

Reclassifications:

Certain prior year balances have been reclassified to conform with current year presentation. The reclassifications did not impact previously reported net loss or stockholders’ deficit.

Recently Issued Accounting Pronouncements:

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-4, Technical Corrections and Improvements.  This ASU clarifies the FASB’s Accounting Standards Codification (ASC) or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement.  Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities.  For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012.  For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013.  The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

In August 2012, the FASB issued ASU 2012-03, Technical Amendments and Corrections to SEC Sections—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22.  ASU 2012-03 clarifies the Codification or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement. Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities.  For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012.  For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013. The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements: (continued)

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2012-2 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The Company adopted ASU 2012-02 in its financial statements for the year ended December 31, 2012.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  ASU 2012-12 defers only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments.  The paragraphs in ASU No. 2011-12 supersede certain pending paragraphs in ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (June 2011).  ASU 2011-12 is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is effective for nonpublic entities for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  The Company adopted ASU 2011-12 in its financial statements for the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11.  Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The objective of ASU 2011-11 is to provide enhanced disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position.  This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update.  The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  Retrospective disclosure is required for all comparative periods presented.  The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The amendments in this ASU allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The Company adopted ASU 2011-08 in its financial statements for the year ended December 31, 2012.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements: (continued)

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  For nonpublic entities, ASU 2011-5 is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  See ASU 2011-12 above for amendments to the effective date.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASC 2011-04).  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820 (ASC 820), but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This Update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRS) issued by the International Auditing Standards Board.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

3.

Property and Equipment

Property and equipment consisted of the following as of December 31:

	2012	2011
Equipment	$770,848	$3,322,150
Furniture and fixtures	266,544	374,217
Leasehold improvements	23,209	10,779
	1,060,601	3,707,146
Less accumulated depreciation and amortization	522,956	2,777,987
	$537,645	$929,159

Depreciation expense for the years ended December 31, 2012 and 2011 was $461,763 and 794,196, respectively.

4.

Intangible Assets and Goodwill

Intangible assets related to acquisitions (Note 6) and capitalized internally developed software consisted of the following as of December 31:

	2012	2011
Customer relationships	$2,050,578	$9,101,138
Vendor relationships	6,123,665	6,123,665
Non-compete agreements	2,818,350	2,818,350
Acquired and developed software	380,832	380,833
Trademarks	224,522	224,522
Domain names	21,668	21,668
	11,619,614	18,670,176
Less accumulated amortization	3,527,081	5,390,995
	$8,092,533	$13,279,181

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

4.

Intangible Assets and Goodwill (continued)

Amortization expense for the years ended December 31, 2012 and 2011 was $2,891,213 and $3,040,808, respectively.

The expected life of the identified intangibles is as follows:

Years
Customer relationships	4-6
Vendor relationships	7
Non-compete agreements	4
Acquired and developed software	5
Trademarks	5
Domain names	2

Annual amortization expense, which is based on the value of the intangible asset and its estimated useful life, is expected to be as follows for future years:

Years ending December 31:
2013	$2,045,228
2014	2,042,231
2015	1,532,611
2016	1,261,013
2017	969,379
Thereafter	242,071
$8,092,533

Intangible assets related to the IdeaCast acquisition were written off in 2012 after the Company determined they had no value in a sale to a third party (see Note 6).

As of December 31, 2010 the goodwill balance was $1,257,125 and consisted of goodwill recorded for the IdeaCast and Pharmacy TV Networks acquisitions (see Note 6). During the year 2011 goodwill of $5,474,351 was added as a result of the EMN acquisition and $637,138 impairment loss was recognized for Pharmacy TV, which network was closed down. As of December 31, 2011 the balance of $6,094,338 consisted of goodwill recorded for the IdeaCast and EMN acquisitions. Goodwill related to the IdeaCast acquisition of $619,987 was written off in the year 2012 resulting in a balance of $5,474,351 as of December 31, 2012.

5.

Borrowings

Notes Payable:

In March 2007, the Company entered into a loan and security agreement (the Agreement) with a financial institution, for a term loan facility of $2,000,000.  The Company borrowed $1,000,000 under the Agreement in June 2007 and the remaining $1,000,000 in September 2007.  Borrowings under the Agreement included interest at the rate of 9.5% per annum and were secured by the assets of the Company.  In August 2008, the Agreement was amended to increase the available borrowings under the Agreement to $4,000,000.  The additional $2,000,000 was borrowed in December 2009, and included interest at the rate of 7% per annum.  In April 2011, the Company fully repaid the remaining outstanding borrowings under the Agreement.  As such, there were no outstanding borrowings under the Agreement at December 31, 2012 or 2011.

In August 2008 and December 2009, in connection with amendments to the Agreement, the Company issued warrants for the purchase of 52,059 and 34,706 shares of Series B convertible preferred stock (Series B) at $1.7288 per share (Note 9), respectively.  The warrants were valued at $22,606 and $14,584, respectively, calculated using a Black-Scholes option-pricing model.  The fair value allocated to the warrants resulted in a discount to the notes payable that was amortized to interest expense over the repayment term of the notes payable.  The debt discount was fully amortized in the year ended December 31, 2011.  The warrants remain outstanding at December 31, 2012 (Note 9).

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

5.

Borrowings (continued)

Notes Payable: (continued)

In April 2011, the Company entered into a $50,000,000 credit agreement (the Credit Agreement) with an investment institution.  The Company borrowed $25,000,000 upon the closing of the Credit Agreement and used the majority of these proceeds to acquire EMN (Note 6) and repay the outstanding balance under the former Agreement.  Additional drawdowns of $1,594,273 occurred in 2012.  Borrowings under the Credit Agreement bear interest at the rate of 14% per annum, and the Company has the option to pre-pay a portion of the interest quarterly as stipulated under the terms of the Credit Agreement.  All unpaid interest is applied to the principal.  The Credit Agreement, which is collateralized by substantially all of the Company’s assets, matures in April 2015, at which time all outstanding principal and interest will be due.  Outstanding borrowings under the Credit Agreement as of December 31, 2012 and 2011 were $32,554,356 and $26,768,944, respectively, which includes $5,960,083 and $1,768,944 as of December 31, 2012 and 2011, respectively, in interest applied to the principal.

The Credit Agreement is subject to certain financial and non-financial covenants, the most restrictive of which is a performance to plan test with respect to consolidated adjusted EBITDA, as defined. The Company’s ability to borrow under this Credit Agreement has been suspended in 2012 due to non-compliance with this covenant.  The investor may present a demand for repayment but has not to date. In the event that the investor would present a demand for repayment, any unamortized discount would be charged to expense in the same period as the demand. The Company has accordingly reclassified the note payable balance as a current liability as of December 31, 2012.  In connection with the Credit Agreement, the Company was required to pay a $750,000 facility fee, which was withheld from the $25,000,000 borrowed.  This facility fee was recognized as a discount to the notes payable and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amounts amortized for the years ended December 31, 2012 and 2011 were $187,500 and $135,616, respectively.  The unamortized discount related to the facility fee as of December 31, 2012 and 2011 was $426,884 and $614,384, respectively.

In April 2011, in connection with the issuance of the Credit Agreement, the Company issued warrants for the purchase 3,880,044 shares of Series A convertible preferred stock (Series A), 4,227,584 shares of Series B, 2,423,152 shares of Series C convertible preferred stock (Series C), and 12,257,897 shares of common stock at $0.01 per share (Note 9).  The fair value of $645,243, $1,764,449, $780,947 and $2,912,458, respectively, was recorded as a discount to the notes payable and additional paid-in capital and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amount amortized was $1,525,774 and $1,103,574 for the years ended December 31, 2012 and 2011, respectively.  The unamortized discount related to the warrants as of December 31, 2012 and 2011 was $3,473,749 and $4,999,523, respectively.  The warrants remain outstanding as of December 31, 2012.

Line of Credit:

In November 2010, the Agreement was amended to provide a credit facility against eligible accounts receivable.  The credit facility availability was based on 80% of eligible accounts receivable up to $4,000,000.  In 2011, in connection with the Credit Agreement, the Company amended the credit facility under the Agreement to increase the available borrowings up to $9,375,000, based on 80% of eligible accounts receivable.  Borrowings under the credit facility bore interest at the greater of 7.25% per annum or prime plus 3.25% (7.25% at December 31, 2011). The credit facility expires in April 2013, but was effectively terminated in June 2012, at which time the financial institution ceased to accept additional borrowing by the Company.  As of December 31, 2012, the Company had no outstanding borrowings under the Agreement.  The Company had outstanding borrowings of $1,399,723 as of December 31, 2011.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

6.

Acquisitions

IdeaCast, Inc.:

In June 2009, the Company purchased certain assets formerly belonging to IdeaCast, Inc. under a foreclosure sale.

The aggregate purchase price of $8,255,547 was paid in the form of shares of convertible preferred stock and common stock of the Company and warrants to purchase shares common stock (Note 9) upon closing of the acquisition agreement as follows: 5,225,933 shares of Series B convertible preferred stock, 3,483,956 shares of Series A convertible preferred stock, 370,000 shares of common stock and warrants to purchase a total of 3,435,000 shares of common stock through June 30, 2012.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Intangible assets	$7,050,560
Accounts receivable	585,000
Goodwill	619,987
Assets acquired	$8,255,547

In 2012, the Company deemed the remaining intangible assets and goodwill to be impaired and recognized an impairment charge of $2,915,420 on the accompanying consolidated statement of operations.  The assets related to the IdeaCast acquisition were sold to a third party in July 2012.

Pharmacy TV Networks, LLC:

In March 2010, the Company purchased certain assets formerly belonging to PTV under an Asset Purchase Agreement (APA).

The aggregate purchase price of $680,538 was paid in the form of 837,333 shares of common stock of the Company upon closing of the acquisition and 1,164,250 shares of common stock in connection with earn-outs, as defined in the APA.  In connection with the acquisition, the Company entered into two consulting agreements to assist in the integration, which require monthly payments of $5,000 each.  In 2010, the Company paid $35,000 in connection with these consulting agreements.  The consulting agreements were terminated in May 2010.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Property and equipment	$43,400
Goodwill	637,138
Assets acquired	$680,538

In 2011, the Company closed down the network, determined the goodwill to be impaired and recognized an impairment charge of $637,138 on the accompanying consolidated statement of operations.  During the year ended December 31, 2012, all assets related to PTV were disposed.

Executive Media Network Worldwide:

In April 2011, the Company acquired EMN, which became a wholly-owned subsidiary of the Company.

The aggregate purchase price of $18,000,000 was paid directly from proceeds received in connection with a Credit Agreement (Note 5).  The following table summarizes the estimated fair value of the net assets acquired at the date of acquisition:

Intangible assets	$11,504,215
Net working capital	1,000,000
Property and equipment	21,434
Goodwill	5,474,351
Net assets acquired	$18,000,000

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

6.

Acquisitions (continued)

Executive Media Network Worldwide: (continued)

The acquisition of EMN was consummated as a legal matter on April 11, 2011.  However, the results of EMN’s operations were included in RMG’s consolidated results beginning on April 1, 2011, resulting in a full nine months of financial operating results of EMN within the RMG consolidated results. The revenues and expenses of EMN for the ten days from April 1, 2011 through April 10, 2011 were immaterial to the overall financial statements of RMG for the year ended December 31, 2011. If EMN had been a wholly-owned subsidiary of the Company for the entire year ended December 31, 2011, rather than for the nine months ended December 31, 2011, RMG estimates that its revenue would increased by $1,906,000 and the loss for the year 2011 would have increased by $1,693,000.

7.

Commitments and Contingencies

Lease Commitments:

The Company leases its office facilities in San Francisco, New York, and Chicago under non-cancelable operating lease agreements expiring at various dates through September 2020.  For the years ended December 31, 2012 and 2011, the Company recognized $1,015,000 and $741,000, respectively, as rent expense (which includes amounts related to lease impairments).

In the years ended December 31, 2012 and 2011, the Company entered into capital lease agreements with leasing companies for the financing of equipment and furniture purchases.  Under the lease agreements, the Company financed equipment purchases of $199,847 and $72,847 in the years 2012 and 2011, respectively).  The capital lease payments expire at various dates through June 2017.

Future minimum lease payments under non-cancelable operating and capital lease agreements consist of the following as of December 31, 2012:

	Capital Leases	Operating Leases
Years ending December 31:
2013	$92,000	$729,000
2014	67,000	697,000
2015	67,000	593,000
2016	67,000	564,000
2017	31,271	514,000
Thereafter	-	1,123,000
Total minimum lease payments	324,271	$4,220,000
Less amount representing interest	59,000
Present value of capital lease obligations	265,271
Less current portion	70,027
Non-current portion	$195,244

The Company is currently subleasing two facilities and receiving monthly payments which are less than the Company’s monthly lease obligations.  Based upon the then current real estate market conditions, the Company believed that these leases had been impaired and accrued $305,000 and $9,508 of lease impairment for the years 2012 and 2011, respectively.  The impairment charges were calculated based on future lease commitments less estimated future sublease income.  The leases expire in February 28, 2021 and July 31, 2013, respectively.

Revenue Share Commitments:

From 2006 through 2012, the Company entered into revenue sharing agreements with four customers, requiring the Company to make minimum yearly revenue sharing payments.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

7.

Commitments and Contingencies (continued)

Revenue Share Commitments: (continued)

Future minimum payments under these agreements consisted of the following as of December 31, 2012:

Years ending December 31:
2013	$9,661,000
2014	10,189,000
2015	12,757,000
Total minimum revenue share commitments	$32,607,000

Contingencies:

The Company sold two media networks and all related assets in 2012. Although existing network commitments were assigned to the new buyers as a result of these transactions, there were certain vendor/partners that did not formally accept the assignments and resolve balances due under existing contracts.  Although the Company has accrued for commitments through the sale dates, there remains uncertainty as to the status of the Company’s obligations under these contracts.  In the opinion of management, any liabilities resulting from these uncertainties will not have a material adverse effect on the Company’s financial position or results of operations.

8.

Income Taxes

Due to net losses in each year, the Company had no current, deferred, or total income tax expense in the years 2012 and 2011.

A reconciliation of income tax expense with amounts determined by applying the statutory U.S. federal income tax rate to loss before income taxes is as follows:

	2012	2011
Tax on loss before income tax expense computed at the federal statutory rate of 34%	$(3,922,305)	$(5,054,877)
Goodwill impairment and amortization	991,243	216,627
Non-cash interest	1,422,240	601,441
Non-deductible expense	272,276	184,156
Deferred revenue	(680,000)	-
Debt discount amortization	518,763	381,826
Amortization of intangibles	870,732	809,314
Net operating loss carry-forward generated	306,500	2,718,640
Other	200,551	142,873
Income tax expense	0	0
Effective income tax rate	$0%	$0%

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

8.

Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2012	2011
Deferred tax assets:
Net Operating Loss carry-forward	$14,537,245	$13,312,765
Research and development credit	156,033	156,033
Other	572,462	450,812
Total deferred tax assets	15,265,740	13,919,610

Deferred tax liabilities:
Intangible assets	3,466,842	2,051,204
Other	11,586	164,910
Total deferred tax liabilities	3,478,428	2,216,114
Net deferred tax assets before valuation allowance	11,787,312	11,703,496
Valuation allowance	(11,787,312)	(11,703,496)
Net deferred tax assets	$0	$0

The Company recorded an increase (decrease) in the valuation allowance of $83,816 and ($315,000) in the years 2012 and 2011, respectively.

The Company has federal and state net operating loss carry-forwards for income tax purposes as of December 31, 2012 of $34,266,000 and $32,655,000, respectively, both of which expire beginning in 2025  Additionally, at December 31, 2012, the Company had federal and state research and development tax credits totaling $76,000 and $80,000, respectively.  The federal tax credits may be carried forward until 2025.  The state tax credits may be carried forward indefinitely.

Section 382 of the Internal Revenue Code limits the use of net operating loss and income tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company.  If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, utilization of the carry-forwards could be restricted.

The Company files income tax returns in the U.S. federal jurisdiction, certain state jurisdictions and for its subsidiary in China.  In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable.  The tax return years 2007 through 2012 remain open to examination by the major taxing jurisdictions to which the Company is subject.

The Company has adopted the provisions set forth in FASB ASC Topic 740, to account for uncertainty in income taxes.  In the preparation of income tax returns in federal, state and foreign jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law.  The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s consolidated financial statements.  Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions and to establish measurement criteria for income tax benefits.  The Company has determined it has no material unrecognized assets or liabilities related to uncertain tax positions as of December 31, 2012 and 2011. The Company does not anticipate any significant changes in such uncertainties and judgments during the next 12 months.  In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as income tax expense.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock

Common Stock:

The Company is authorized to issue 140,000,000 shares of common stock with a par value of $0.0001 per share.  As of both December 31, 2012 and 2011, the Company had 6,334,095 shares issued and outstanding.  Each holder of common stock is entitled to one vote per share.  The holders of common stock, voting as a single class, are entitled to elect two members to the Board of Directors.

Convertible Preferred Stock:

The Company has authorized the issuance of up to 60,175,878 shares of convertible preferred stock with a par value of $0.0001 per share.  As of both December 31, 2012 and 2011, the Company had the following shares of convertible preferred stock issued and outstanding:

	Shares Designated	Shares Outstanding	Liquidation Preference
Series A	13,846,580	9,692,606	$5,838,826
Series B	24,157,621	16,794,649	29,034,589
Series C	22,171,677	15,221,880	5,868,035
	60,175,878	41,709,135	$40,741,450

The holders of Series A, Series B and Series C (collectively, preferred stock), have the rights, preferences, privileges and restrictions as follows:

Dividends:

The holders of Series C are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of Series A, Series B and common stock, when and if declared by the Board of Directors, at a rate of $0.04819 per share, as adjusted, per annum.

After the payment of dividends to the holders of Series C, the holders of Series A and Series B are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of common stock, when and if declared by the Board of Directors, at a rate of $0.03084 and $0.13830 per share, respectively, as adjusted, per annum.  The Company has not declared any dividends as of December 31, 2012.

Liquidation:

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series C are entitled to receive, prior to and in preference to holders of Series A, Series B, and common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.602355, plus all declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds of the Company are insufficient to make this distribution, the holders of Series C will receive the available proceeds on a pro rata basis, based on the amounts that would otherwise be distributable.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Liquidation: (continued)

Following the full distribution to the holders of Series C, the holders of Series A and Series B will be entitled to receive, prior to and in preference to holders of common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.3855 and $1.7288, respectively, plus declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds distributed among the holders of Series A and Series B are insufficient to permit the above payment to such holders, then the entire remaining assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A and Series B in proportion to the preferential amount each such holder is otherwise entitled to receive.

After full payment to the holders of preferred stock of the full preferential amounts specified above, the entire remaining assets and funds of the Company legally available for distribution will be distributed on a pro rata basis to the holders of common stock.

Voting:

The holder of each share of preferred stock is entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted.

So long as there are at least 2,000,000 shares of Series A issued and outstanding, the holders of Series A, voting as a single class, are entitled to elect two members to the Board of Directors.  So long as there are at least 2,000,000 shares of Series B issued and outstanding, the holders of Series B, voting as a single class, are entitled to elect two members to the Board of Directors.  The holders of warrants issued in April 2011 in connection with the acquisition of EMN are entitled to vote as a separate class and to elect a percentage of the members to the Board of Directors equal to their percentage of fully diluted ownership in the Company.  Any additional members of the Board of Directors are elected by the holders of preferred and common stock, voting together as a single class, on an as-converted basis.

Protective Provisions:

As long as 2,000,000 shares of preferred stock remain outstanding, the approval of the majority of the holders of preferred stock, voting together as a single class, is required before the rights, preferences and privileges of preferred stock can be altered to materially and adversely affect such shares, increase or decrease the total number of authorized preferred stock or common stock, alter or repeal the Certificate of Incorporation or the By-Laws of the Company,  increase or decrease the size of the Board of Directors, declare or pay any distribution, take any action that results in the redemption or repurchase of any shares of common stock, consummate a liquidation event, or create any subsidiary of the Company unless unanimously approved by the Board of Directors.

Conversion:

Each share of preferred stock is convertible to common stock, at the option of the holder, at any time after the date of issuance.  Each share of preferred stock automatically converts into that number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) the closing of a public offering with aggregate proceeds of at least $30,000,000 or (ii) the date specified by written consent or agreement of the holders of at least a majority of the shares of preferred stock, voting together as a single class, on an as converted basis.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Warrants:

The following table provides information about the outstanding warrants to purchase common stock as of December 31, 2012 and 2011.

		Number Outstanding
	Expire	2012	2011	Exercise Price Per Share

Issued in June 2009 in connection with IdeaCast acquisition	June 2012	-	1,435,000	$2.075

Issued in December 2009 in connection with IdeaCast acquisition	June 2012	-	2,000,000	3.760

Issued in March and June 2010, 10,838,414 and 916,905 shares, respectively, in connection with the issuance of Series C	March and June 2017	11,755,319	11,755,319	0.340

Issued in April 2011, in connection with the Credit Agreement	April 2021	12,257,897	12,257,897	$0.010

		24,013,216	27,448,216

The following table provides information about the outstanding warrants to purchase preferred stock as of December 31 2012 and 2011.

		Number Outstanding
	Expire	2012	2011	Exercise Price Per Share

Series A, issued in April 2006, in connection with convertible notes payable	April 2012	-	142,653	$0.3855

Series A, issued in May 2007, in connection with the Agreement	May 2014	155,641	155,641	0.3855

Series B, issued in February 2008, in connection with Convertible Notes Payable	February 2013	28,921	28,921	1.7288

Series B issued in August 2008 and December 2009, 52,059 and 34,706 shares, respectively, in connection with the Agreement	August 2018	86,765	86,765	1.7288

Issued in April 2011 in connection with the Credit Agreement	April 2021

Series A		3,880,044	3,880,044	0.010

Series B		4,227,584	4,227,584	0.010

Series C		2,423,152	2,423,152	$0.010

		10,802,107	10,944,760

The following are the significant assumptions used in the valuation of the warrants issued in 2011.

Expected Term (Years)	4
Risk-Free Rate (%)	1.83
Volatility (%)	52.4
Dividend Yield (%)	0

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

10.

Stock Options

In 2006, the Company adopted the 2006 Global Share Plan (the Plan) under which 27,982,558 shares of the Company’s common stock has been reserved for issuance to employees, directors and consultants.

Under the Plan, the Board of Directors may grant incentive stock options and non-statutory stock options.  Incentive stock options may only be granted to employees and directors.  The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% of the fair value per share of the Company’s common stock on the grant date.  Options expire after 10 years.  The Board of Directors determines the period over which options vest and become exercisable (the requisite service period), generally 4 years.  The Company has a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason.

The fair value of each award granted in 2012 and 2011 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31:

	2012	2011
Expected term (years)	4.7 - 6.1	4.7 - 6.1
Expected volatility	51% - 55%	51% - 60%
Expected dividends	$0	$0
Risk-free interest rate	1.36 - 1.43%	1.11 – 1.97%
Forfeiture rate	23.14%	20.79%

Expected volatility is based on historical volatilities of public companies operating in the Company’s industry.  The expected term of the options represents the period of time options are expected to be outstanding and  is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

In the years ended December 31, 2012 and 2011 the Company recognized $402,565 and $361,479, respectively, of employee stock-based compensation.  No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements.

The total fair value of shares vested during the years ended December 31, 2012 and 2011 was $554,932 and $217,936, respectively.

Future stock-based compensation for unvested employee options outstanding as of December 31, 2012 is $648,709 to be recognized over a weighted-average remaining requisite service period of 2.03 years.

Stock option activity under the Plan is as follows:

	Options Available	Number of Shares	Weighted Average Exercise Price
Balances, December 31, 2011	12,089,848	15,851,031	0.327
Authorized	-	-
Granted	(679,000)	679,000	0.306
Exercised	-	-	-
Forfeited	2,652,451	(2,652,451)	0.307
Expired	329,736	(329,736)	0.294
Balances, December 31, 2012	14,393,035	13,547,844	$ 0.331

The weighted average remaining contractual life and the aggregate intrinsic value for total options outstanding as of December 31, 2012 was 7.2 years and $0, respectively. The weighted average grant date fair value for options that were granted for the years ended December 31, 2012 and 2011 were $.0001 and $.1369, respectively.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

10.

Stock Options (continued)

The following table reflects data for options that are vested and expected to vest and options that are vested and currently exercisable outstanding as of December 31, 2012:

	Vested and Expected to Vest	Vested and Currently Exercisable
Number of shares	12,572,139	9,024,455
Weighted-average exercise price	$.332	$.338
Aggregate intrinsic value	$0	$0
Weighted-average contractual term (years)	7.03	6.62

The Company also uses the fair value method to value options granted to non-employees. There were no options granted to non-employees in 2012. The Company’s valuation for non-employee grants in 2011 was calculated using the Black-Scholes option pricing model based on the following assumptions: expected life of 6.8 to 8.6 years; risk-free interest rate of 1.47% to 2.75%; expected volatility of 50% to 54%; and no dividends during the expected term.

Options granted to non-employees that vest over time result in variable accounting treatment until they become vested.  Unvested options subject to variable accounting treatment are re-measured at subsequent reporting dates, based on fluctuations of the fair value of the Company’s common stock.  The stock-based compensation associated with these fluctuations is charged to operations in the period incurred.  Stock-based compensation is a non-cash expense and, therefore, will have no impact on the Company’s consolidated cash flows or liquidity.  Variable accounting treatment may result in unpredictable stock-based compensation charges in future years.  The amount of future stock-based compensation adjustments is dependent on fluctuations in the fair value for the Company’s common stock.  In the year ended December 31, 2011, the Company recognized $92,241 stock-based compensation expense related to options issued to non-employees. The Company recognized no stock-based compensation expense in 2012.

11.

Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees.  Participants may contribute a portion of their compensation to the plan, subject to limitations under the Internal Revenue Code.  The Company’s contributions to the plan are at the discretion of the Board of Directors.  The Company has not made any contributions to the plan during the years ended December 31, 2012 and 2011.

12.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding and dilutive potential common shares outstanding during the period.  For the years 2012 and 2011, the effect of issuing the potential common shares would have been anti-dilutive due to the net losses in each period.  Therefore, the number of shares used to compute basic and diluted earnings per share were the same for each of those years.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

12.

Net Loss Per Share (continued)

Following are common shares that would be issued if all common stock options and warrants were exercised, and all preferred stock warrants were exercised and converted to common stock.  These potential common shares have not been included in the calculation of fully diluted shares outstanding, because the effect of including them would be anti-dilutive.

	2012	2011
Options to purchase common stock	13,547,844	15,851,031
Warrants to purchase common stock	24,013,216	27,448,216
Shares of common stock subject to conversion of outstanding convertible preferred stock	41,709,135	41,709,135
Warrants to purchase convertible preferred stock which in turn is convertible into common stock	10,802,107	10,944,760
	90,072,302	95,953,142

13.

Subsequent Events

In November 2012, the Company entered into a letter of intent to be acquired by a public company and signed a merger agreement on January 11, 2013.  If the merger is consummated, the Company will become a subsidiary of the public company. No assurance can be given that the merger agreement will be consummated as planned.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)

San Francisco, California

We have audited the accompanying consolidated balance sheets of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Frank, Rimerman + Co. LLP

Palo Alto, California

February 4, 2013

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$1,301,527	$589,699
Accounts receivable, net of allowance for doubtful accounts
of $179,000 ($145,000 in 2010)	5,486,681	4,970,914
Prepaid expenses and other current assets	937,770	256,704
Total current assets	7,725,978	5,817,317
Restricted Cash	202,850	202,850
Property and Equipment, net	929,159	1,438,164
Other Assets	119,454	149,083
Intangible Assets, net	13,279,181	4,700,373
Goodwill	6,094,338	1,257,125
Total assets	$28,350,960	$13,564,912

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Line of credit	$1,399,723	$1,542,752
Accounts payable	1,427,547	965,511
Accrued expenses and other current liabilities	1,610,536	990,985
Accrued revenue share and agency fees	3,007,130	2,544,510
Notes payable, net of discount	-	744,325
Deferred revenue	2,000,000	-
Capital lease obligations, current portion	56,724	18,800
Deferred rent, current portion	11,180	139,264
Total current liabilities	9,512,840	6,946,147
Capital Lease Obligations, net of current portion	63,994	63,820
Notes Payable, net of discount	21,155,037	766,362
Deferred Rent, net of current portion	235,450	50,281
Other Non-Current Liabilities	29,173	25,619
Commitments and Contingencies (Notes 5 and 7)
Stockholders' Equity (Deficit)
Convertible preferred stock; $0.0001 par value;
(aggregate liquidation preference of $40,741,450)	4,170	4,170
Common stock; $0.0001 par value	634	633
Additional paid-in capital	47,301,675	40,744,359
Accumulated deficit	(49,952,013)	(35,036,479)
Total stockholders' equity (deficit)	(2,645,534)	5,712,683
Total liabilities and stockholders' equity	$28,350,960	$13,564,912

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2011	2010
Revenue
Advertising	$18,126,251	$11,969,228
Software services	2,355,000	-
Total revenue	20,481,251	11,969,228
Cost of Revenue
Advertising	13,935,704	9,955,711
Software services	723,635	-
Total cost of revenue	14,659,339	9,955,711
Gross margin	5,821,912	2,013,517
Operating Expenses
General and administrative	9,315,649	6,319,915
Sales and marketing	5,299,698	5,473,178
Research and development	1,465,705	1,814,591
Impairment of goodwill	637,138	-
Total operating expenses	16,718,190	13,607,684
Loss from Operations	(10,896,278)	(11,594,167)
Interest Expense	(4,019,256)	(215,746)
Loss before Income Tax Expense	(14,915,534)	(11,809,913)
Income Tax Expense	-	-
Net Loss	$(14,915,534)	$(11,809,913)

Net Loss per Share - basic and diluted	$(2.36)	$(2.33)
Shares used in the computation of basic
and diluted earnings per share	6,332,328	5,064,567

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2009	32,016,529	$3,201	4,290,535	$429	$33,855,586	$(23,226,566)	$10,632,650
Issuance of common stock upon exercise of stock options for cash	-	-	36,977	4	3,695	-	3,699
Issuance of common stock in connection with business acquisition	-	-	2,001,583	200	680,338	-	680,538
Issuance of Series C convertible preferred stock, net of issuance costs	9,692,606	969	-	-	5,732,030	-	5,732,999
Stock-based compensation	-	-	-	-	472,710	-	472,710
Net loss	-	-	-	-	-	(11,809,913)	(11,809,913)
Balances, December 31, 2010	41,709,135	4,170	6,329,095	633	40,744,359	(35,036,479)	5,712,683
Issuance of common stock upon exercise of stock options for cash	-	-	5,000	1	499	-	500
Issuance of Series A convertible preferred stock warrants, Series B convertible preferred stock warrants, Series C convertible preferred stock warrants, and common stock warrants in connection with notes payable	-	-	-	-	6,103,097	-	6,103,097
Stock-based compensation	-	-	-	-	453,720	-	453,720
Net loss	-	-	-	-	-	(14,915,534)	(14,915,534)
Balances, December 31, 2011	41,709,135	$4,170	6,334,095	$634	$47,301,675	$(49,952,013)	$(2,645,534)

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
Cash Flows from Operating Activities
Net loss	$(14,915,534)	$(11,809,913)
Adjustments to reconcile net loss to net cash used in operating activities:

Allowance for doubtful accounts	34,000	101,000
Depreciation and amortization	3,835,004	2,492,576
Loss on disposal of property and equipment	5,284	31,599
Impairment of goodwill	637,138	-
Amortization of discounts on notes payable	1,258,635	19,662
Accrued interest on notes payable	1,768,944	-
Lease impairment	7,302	2,206
Stock-based compensation	453,720	472,710
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	799,648	(2,015,489)
Prepaid expenses and other current assets	(681,066)	87,328
Restricted cash	-	(122,850)
Other assets	43,109	(76,697)
Accounts payable	114,889	280,901
Accrued expenses and other current liabilities	1,066,423	1,885,077
Deferred revenue	2,000,000	-
Deferred rent	49,783	161,900
Other non-current liabilities	3,554	(11,087)
Net cash used in operating activities	(3,519,167)	(8,501,077)
Cash Flows from Investing Activities
Purchase of property and equipment	(200,194)	(1,280,810)
Proceeds from disposal of property and equipment	4,000	-
Capitalized software development costs	(115,401)	-
Net cash used in investing activities	(311,595)	(1,280,810)
Cash Flows from Financing Activities
Net proceeds from (repayment of) line of credit	(143,029)	1,542,752
Proceeds from note payable	4,922,116	-
Repayment of notes payable	(202,248)	(1,165,286)
Payments on capital lease obligations	(34,749)	(3,125)
Proceeds from issuance of common stock	500	3,699
Proceeds from issuance of Series C convertible
preferred stock, net	-	5,732,999
Net cash provided by financing activities	4,542,590	6,111,039
Increase (Decrease) in Cash and Cash Equivalents	711,828	(3,670,848)
Cash and Cash Equivalents, beginning of the year	589,699	4,260,547
Cash and Cash Equivalents, end of the year	$1,301,527	$589,699

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Years Ended December 31,
	2011	2010
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,005,096	$153,264
Cash paid for income taxes	$-	$-
Supplemental Schedule of Non-Cash Investing and Financing Activities
Property and equipment purchased under capital lease obligations	$72,847	$85,745
Capitalized discount on notes payable	$750,000	$-
Issuance of Series A convertible preferred stock warrants, Series B convertible preferred stock warrants, Series C convertible preferred stock warrants, and common stock warrants in connection with notes payable	$6,103,097	$-
Notes payable proceeds used for acquisition of EMN (Note 6)	$18,000,000	$-

Notes payable proceeds directed to previous notes payable (Note 6)	$1,327,884	$-

Assets acquired and liabilities assumed in connection with the acquisition of EMN (Note 6)
Accounts receivable	$1,349,415	$-
Other assets	$13,480	$-
Property and equipment	$21,434	$-
Intangible assets	$11,504,215	$-
Goodwill	$5,474,351	$-
Accounts payable	$347,147	$-
Accrued liabilities	$15,748	$-
Issuance of common stock in connection with business acquisition	$-	$680,538
Property and equipment acquired in business acquisition	$-	$43,400
Goodwill acquired in business acquisition	$-	$637,138

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

1.

Nature of Business and Management’s Plans Regarding the Financing of Future Operations

Nature of Business

RMG Networks, Inc. (RMG) was incorporated as a Delaware corporation on September 23, 2005 under the name Danouv, Inc. and subsequently changed its name to RMG Networks, Inc. in September 2009.  In April 2011, in connection with the acquisition of Executive Media Network Worldwide and its wholly-owned subsidiaries, Corporate Image Media, Inc. and Prophet Media, LLC, (collectively EMN) (Note 6) RMG established Reach Media Group Holdings, Inc. (the Company), which was incorporated as a Delaware corporation on April 11, 2011 (closing date).  As of the closing date, the Company and RMG Networks, Inc. merged, with RMG Networks, Inc. becoming a wholly-owned subsidiary of the Company.

Headquartered in San Francisco, California, RMG was founded as a media network of screens in coffee shops and eateries. The acquisition of EMN in 2011 provided RMG with airline partner relationships and contracts that allowed it to evolve into a global digital signage company that now operates the RMG Airline Media Network, a U.S.-based air travel media network covering digital media assets in airline executive clubs, in-flight entertainment systems, in-flight Wi-Fi portals and private airport terminals. The Company’s platform delivers premium video content and information to high value consumer audiences. RMG’s digital signage solutions group builds and operates digital place-based networks and offers a range of innovative digital signage software, hardware and services to small and medium businesses and enterprise customers.

Management’s Plans Regarding the Financing of Future Operations

The Company has incurred net losses and net cash outflows from operations since inception.  In April 2011, the Company borrowed $25,000,000 under a credit agreement with an investment company, and used the majority of the funds to acquire EMN under an agreement and plan of merger (Note 6).  Although the Company had sufficient resources to meet working capital needs through December 31, 2012, it is in violation of a loan covenant that allows the lender to demand immediate repayment of the debt (Note 5).

In January 2013, the Company signed an agreement to merge with a public company (note 12). Upon consummation of the merger, the Company will become a subsidiary of the public company, at which time the existing borrowings under the credit agreement described above are scheduled to be extinguished.

Should the merger not be consummated, the Company intends to work with the lender to negotiate more favorable loan terms. If more favorable terms cannot be obtained, additional debt or equity financing will be required.  If additional future financing is required, there can be no assurance that such financing will be available on terms that will be acceptable to the Company or at all.

2.

Significant Accounting Policies

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Danoo (Beijing) Technologies, Ltd. (name formally changed to RMG China, Ltd. in 2012), a foreign operating entity; RMG Networks, Inc.; EMN Acquisition Corporation; Executive Media Network, Inc.; Prophet Media, LLC; and Corporate Image Media, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Transactions:

The U.S. dollar is the functional currency of the Company and its foreign and domestic subsidiaries.  Foreign exchange transaction gains and losses are included in the consolidated statements of operations.  The Company transfers U.S. dollars to China to fund operating expenses.  Should RMG China generate operating net income in Chinese currency, the People’s Republic of China would impose restrictions over the transfer of funds to the U.S.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Acquisition Accounting:

In March 2010, the Company acquired certain assets formerly belonging to Pharmacy TV Networks, LLC (PTV).  In connection with the acquisition, the Company recorded all acquired assets of PTV at fair value, resulting in a new accounting basis for the acquired assets, including the recording of substantial goodwill (Note 6).  As of December 31, 2012, all assets related to PTV, including goodwill, were written off after the network was abandoned in early 2011 to focus on core airline and airline lounge network assets.

In April 2011, the Company acquired EMN.  In connection with the acquisition, the Company recorded all assets of EMN at fair value.  The Company performed a purchase price allocation resulting in a new accounting basis for the purchased assets, including the recording of substantial intangible assets and goodwill (Note 6).

Revenue Recognition:

The Company sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. RMG bills for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although the Company typically presents invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order.

Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent) the Company has recorded its advertising revenues on a gross basis.

Payments to airline and other partners for revenue sharing are paid on a monthly basis either under a minimum annual guarantee (based upon estimated advertising revenues), or as a percentage of the advertising revenues following collection from customers.

The Company also recognizes revenue from professional services for development of software and sale of software license agreements.  Professional service revenue is recognized ratably over the life of the contract and represents the revenue from one base contract and ancillary agreements for 2011 and 2010.  Software license revenue is recognized after persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured.  In software arrangements that include rights to multiple software products, support and/or other services, the Company allocates the total arrangement fee among each deliverable based on vendor-specific objective evidence of fair value.  If vendor-specific objective evidence for the undelivered elements cannot be ascertained, and the arrangement cannot be unbundled, then revenue is deferred until the delivery of the undelivered elements or, if the only undelivered element is customer support, recognized ratably over the service period.

Deferred revenue at December 31, 2011 relates to a software service contract with a customer for which revenue is being recognized ratably under the terms of the agreement.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments purchased with remaining maturities of three months or less.  Cash equivalents are carried at cost, which approximates fair value.  Cash equivalents consist primarily of money market accounts.

Restricted Cash:

Restricted cash related to funds held to guarantee the Company’s corporate credit cards and as guarantees required under lease agreements for one of the Company’s office facilities.  Restriction requirements continue through the term of the lease, which expires in 2013.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Business Concentrations:

For the year ended December 31, 2011, the Company had four major customers: customers A, B, C and D represented 13%, 13%, 11% and 11%, respectively, (48% total) of annual revenues. For the year ended December 31, 2010, the Company had two major customers:  customers A and B represented 19% and 16%, respectively, (35% total) of annual revenue in year 2010).  The Company had $581,000 and $18,000 ($599,000 total) from Customers B and C, respectively as of December 31, 2011 and $0 from major customers at December 31, 2010.

Concentration of Credit Risk:

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, and accounts receivable.

The Company does not require collateral or other security for accounts receivable.  However, credit risk is mitigated by the Company’s ongoing evaluations of customer creditworthiness.  The Company maintains an allowance for doubtful accounts receivable balances.  The allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts.  Such credit losses have been within management’s expectations.

The Company maintains its cash and cash equivalents in the United States with two financial institutions.  These balances routinely exceed the Federal Deposit Insurance Corporation insurable limit.  Cash and cash equivalents of $86,000 and $25,000 held in a foreign country at December 31, 2011 and December 31, 2010, respectively, were not insured.

Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term.

Capitalized Software Development Costs:

The Company capitalizes costs related to the development of internal use software after such a time as it is considered probable the software will be completed and will be used to perform the function intended.  The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use software.  The Company capitalized software development costs of $115,401 in October 2011. Capitalized costs are not amortized until each development project is completed and new functionality has been implemented.  The Company recognized amortization expense of $5,754 in the year 2011.

Other Assets:

Other assets consist of deposits related to leases for office facilities.

Intangible Assets:

Intangible assets are carried at cost, less accumulated amortization.  Amortization of intangibles with finite lives is computed using the straight-line method over estimated useful lives of two to seven years.  Intangible assets with an indefinite useful life are not amortized until their useful life is determined to be no longer indefinite.  Intangible assets consist of customer and vendor relationships, trademarks, domain names, non-compete agreements and acquired technology resulting from acquisitions (Notes 4 and 6), and internally developed software.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Intangible Assets: (continued)

Intangible assets not subject to amortization are tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that of the reporting unit is impaired.  Intangible assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that asset group’s carrying amount may not be recoverable.  The Company tests intangible assets not subject to amortization for impairment by first assessing qualitative factors to determine whether it is necessary to perform the two-step quantitative impairment test.

An impairment loss for an intangible asset subject to amortization is recognized only if the carrying amount of the related long-lived asset group is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group).

Goodwill:

Goodwill reflects the excess of the purchase price over the fair value of identifiable net assets acquired.  Goodwill is not amortized but is subject to a review for impairment.  The Company reviews its goodwill for impairment annually or whenever circumstances indicate that the carrying amount of the reporting unit exceeds its fair value.  The Company tests goodwill for impairment by first assessing qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill.

The Company recognized impairment charges of $637,138 for the year ended December 31, 2011 due to the underperformance of certain network units within the Company (and none in the year 2010).

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured to be the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of their carrying cost amount or the fair value less the cost to sell.  The Company did not record any impairment related to long-lived assets, with the exception of the impairment of goodwill or intangible assets, in the nine months ended September 30, 2012 and 2011 or the years ended December 31, 2011 and 2010.

Advertising and Promotion Costs:

The Company expenses advertising and promotion costs as incurred.  Advertising and promotion expense was $96,000 and $306,000 for the years ended December 31, 2011 and 2010, respectively, and is included in sales and marketing expense.

Research and Development:

The Company expenses research and development expenditures as incurred.

Stock-Based Compensation:

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant.  All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Stock-Based Compensation: (continued)

Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.  Compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest.

Deferred Revenue:

Deferred revenue consists of billings or payments received in advance of revenue recognition from professional service agreements described above and is recognized as the revenue recognition criteria are met.  The Company generally invoices the customer in annual installments.

Income Taxes:

The Company accounts for income taxes using the asset and liability method.  Under this method, deferred income tax assets and liabilities are recorded based on the estimated future income tax effects of differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes.  Deferred income taxes are classified as current or non-current, based on the classifications of the related assets and liabilities giving rise to the temporary differences.  A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Use of Estimates:

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Segment Information:

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (the Company’s Chief Executive Officer (CEO)) in assessing performance and deciding how to allocate resources.  The Company’s business is conducted in a single operating segment.  The CEO reviews a single set of financial data that encompasses the Company’s entire operations for purposes of making operating decisions and assessing financial performance.  The CEO manages the business based primarily on broad functional categories of sales, marketing and technology development and strategy.

Reclassifications:

Certain prior year balances have been reclassified to conform with current year presentation. The reclassifications did not impact previously reported net loss on stockholders’ deficit.

Recently Issued Accounting Pronouncements:

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  ASU 2012-12 defers only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments.  The paragraphs in ASU No. 2011-12 supersede certain pending paragraphs in ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (June 2011).  ASU 2011-12 is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is effective for nonpublic entities for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  The Company adopted ASU No. 2011-12 in its financial statements for the year ending December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements:  (continued)

In December 2011, the FASB issued ASU 2011-11.  Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  The objective of ASU 2011-11 is to provide enhanced disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position.  This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update.  The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  Retrospective disclosure is required for all comparative periods presented.  The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The amendments in this ASU allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The Company adopted ASU 2011-08 in its financial statements for the year ended December 31, 2012.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  For nonpublic entities, ASU 2011-5 is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  See ASU 2011-12 above for amendments to the effective date.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASC 2011-04).  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820 (ASC 820), but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This Update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRS) issued by the International Auditing Standards Board.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

3.

Property and Equipment

Property and equipment consisted of the following as of December 31:

	2011	2010
Equipment	$3,322,150	$3,122,718
Furniture and fixtures	374,217	290,797
Leasehold improvements	10,779	10,779
	3,707,146	3,424,294
Less accumulated depreciation and amortization	2,777,987	1,986,130
	$929,159	$1,438,164

Depreciation expense for the years ended December 31, 2011 and 2010 was $794,196 and $142,389, respectively.

4.

Intangible Assets and Goodwill

Intangible assets related to acquisitions (Note 6) and capitalized internally developed software consisted of the following as of December 31:

	2011	2010
Customer relationships	$9,101,138	$7,050,560
Vendor relationships	6,123,665	-
Non-compete agreements	2,818,350	-
Acquired and developed software	380,833	-
Trademarks	224,522	-
Domain names	21,668	-
	18,670,176	7,050,560
Less accumulated amortization	5,390,995	2,350,187
	$13,279,181	$4,700,373

Amortization expense for the years ended December 31, 2011 and 2010 was $3,040,808 and $2,350,187, respectively.

The expected life of the identified intangibles is as follows:

Years

Customer relationships	4-6
Vendor relationships	7
Non-compete agreement	4
Acquired and developed software	5
Trademark	5
Domain name	2

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

4.

Intangible Assets (continued)

Annual amortization expense, which is based on the value of the intangible asset and its estimated useful life, is expected to be as follows for future years:

Years ending December 31:
2012	$3,620,000
2013	3,662,000
2014	2,842,000
2015	1,533,000
2016	1,261,000
Thereafter	1,211,000
$13,279,000

As of December 31, 2010 the goodwill balance was $1,257,125 and consisted of goodwill recorded for the IdeaCast and Pharmacy TV Networks acquisitions (see Note 6). During the year 2011 goodwill of $5,474,351 was added as a result of the EMN acquisition and $637,138 impairment loss was recognized for Pharmacy TV, which network was closed down. As of December 31, 2011 the balance of $6,094,338 consisted of goodwill recorded for the IdeaCast and EMN acquisitions.

5.

Borrowings

Notes Payable:

In March 2007, the Company entered into a loan and security agreement (the Agreement) with a financial institution, for a term loan facility of $2,000,000.  The Company borrowed $1,000,000 under the Agreement in June 2007 and the remaining $1,000,000 in September 2007.  Borrowings under the Agreement include interest at the rate of 9.5% per annum and were secured by the assets of the Company.  In August 2008, the Agreement was amended to increase the available borrowings under the Agreement to $4,000,000.  The additional $2,000,000 was borrowed in December 2009, and included interest at the rate of 7% per annum.  In April 2011, the Company fully repaid the remaining outstanding borrowings under the Agreement.  As such, there were no outstanding borrowings under the Agreement at December 31, 2011.  There were outstanding borrowings under the Agreement of $1,530,132 at December 31, 2010.

In August 2008 and December 2009, in connection with amendments to the Agreement, the Company issued warrants for the purchase of 52,059 and 34,706 shares of Series B convertible preferred stock (Series B) at $1.7288 per share (Note 9), respectively.  The warrants were valued at $22,606 and $14,584, respectively, calculated using a Black-Scholes option-pricing model.  The fair value allocated to the warrants resulted in a discount to the notes payable that was amortized to interest expense over the repayment term of the notes payable.  The debt discount was fully amortized in the year ended December 31, 2011, unamortized debt discount related to the warrant was $19,445 at December 31, 2010.  The warrants remain outstanding at December 31, 2011 (Note 9).

In April 2011, the Company entered into a $50,000,000 credit agreement (the Credit Agreement) with an investment institution.  The Company borrowed $25,000,000 upon the closing of the Credit Agreement and used the majority of these proceeds to acquire EMN (Note 6) and repay the outstanding balance under the former Agreement.  Borrowings under the Credit Agreement bear interest at the rate of 14% per annum, and the Company has the option to pre-pay a portion of the interest quarterly as stipulated under the terms of the Credit Agreement.  All unpaid interest is applied to the principal.  The Credit Agreement, which is collateralized by substantially all of the Company’s assets, matures in April 2015, at which time all outstanding principal and interest will be due. At December 31, 2011, there were outstanding borrowings of $26,768,944, which included $1,768,944 in interest applied to principal.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

5.

Borrowings (continued)

Notes Payable: (continued)

The Credit Agreement is subject to certain financial and non-financial covenants, the most restrictive of which is a performance to plan test with respect to consolidated adjusted EBITDA, as defined. The Company’s ability to borrow under this Credit Agreement has been suspended in 2012 due to non-compliance with this covenant. In connection with the Credit Agreement, the Company was required to pay a $750,000 facility fee, which was withheld from the $25,000,000 borrowed.  This facility fee was recognized as a discount to the notes payable and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amount amortized for the the year 2011 was $135,616. The unamortized discount related to the facility fee at December 31, 2011 was $614,384.

In April 2011, in connection with the issuance of the Credit Agreement, the Company issued warrants for the purchase 3,880,044 shares of Series A convertible preferred stock (Series A), 4,227,584 shares of Series B, 2,423,152 shares of Series C convertible preferred stock (Series C), and 12,257,897 shares of common stock at $0.01 per share (Note 9).  The fair value of $645,243, $1,764,449, $780,947 and $2,912,458, respectively, was recorded as a discount to the notes payable and additional paid-in capital and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amount amortized was $1,103,574 for the year 2011. The unamortized discount related to the warrants was $4,999,523 at December 31, 2011. The warrants remain outstanding at December 31, 2011.

Line of Credit:

In November 2010, the Agreement was amended to provide a credit facility against eligible accounts receivable.  The credit facility availability was based on 80% of eligible accounts receivable up to $4,000,000.  In 2011, in connection with the Credit Agreement, the Company amended the credit facility under the Agreement to increase the available borrowings up to $9,375,000, based on 80% of eligible accounts receivable.  Borrowings under the credit facility bore interest at the greater of 7.25% per annum or prime plus 3.25% (7.25% at December 31, 2011).  The credit facility expires in April 2013, but was effectively terminated in June 2012, at which time the financial institution ceased to accept additional borrowing by the Company. The Company had outstanding borrowings of $1,399,723 and $1,542,752 at December 31, 2011 and 2010, respectively.

6.

Acquisitions

IdeaCast, Inc.:

In June 2009, the Company purchased certain assets formerly belonging to IdeaCast, Inc. under a foreclosure sale.

The aggregate purchase price of $8,255,547 was paid in the form of shares of convertible preferred stock and common stock of the Company and warrants to purchase shares common stock (Note 9) upon closing of the acquisition agreement as follows: 5,225,933 shares of Series B convertible preferred stock, 3,483,956 shares of Series A convertible preferred stock, 370,000 shares of common stock and warrants to purchase a total of 3,435,000 shares of common stock through June 30, 2012.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

6.

Acquisitions (continued)

IdeaCast, Inc. (continued)

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Intangible assets	$7,050,560
Accounts receivable	585,000
Goodwill	619,987
Assets acquired	$8,255,547

Pharmacy TV Networks, LLC:

In March 2010, the Company purchased certain assets formerly belonging to PTV under an Asset Purchase Agreement (APA).

The aggregate purchase price of $680,538 was paid in the form of 837,333 shares of common stock of the Company upon closing of the acquisition and 1,164,250 shares of common stock in connection with earn-outs, as defined in the APA.  In connection with the acquisition, the Company entered into two consulting agreements to assist in the integration, which require monthly payments of $5,000 each.  In 2010, the Company paid $35,000 in connection with these consulting agreements.  The consulting agreements were terminated in May 2010.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Property and equipment	$43,400
Goodwill	637,138
Assets acquired	$680,538

In September 2011, the Company deemed the goodwill to be impaired and recognized an impairment charge of $637,138 on the accompanying consolidated statement of operations.

Executive Media Network Worldwide:

In April 2011, the Company acquired EMN, which became a wholly-owned subsidiary of the Company.

The aggregate purchase price of $18,000,000 was paid in cash with proceeds received by the Company in connection with the Credit Agreement (Note 5).  The following table summarizes the estimated fair value of the net assets acquired at the date of acquisition:

Intangible assets	$11,504,215
Net working capital	1,000,000
Property and equipment	21,434
Goodwill	5,474,351
Net assets acquired	$18,000,000

If EMN had been a wholly owned subsidiary of the Company for the year ended December 31, 2011 and 2010, revenue would have been estimated to increase in 2011 and 2010 by $1,906,000 and $8,808,000, respectively.  The loss for the year would have been estimated to increase by $1,693,000 in 2011 and decreased by $1,472,000 in 2010.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

7.

Commitments and Contingencies

Lease Commitments:

The Company leases its office facilities in San Francisco, New York, and Chicago under non-cancelable operating lease agreements expiring at various dates through September 2020.  For the years ended December 31, 2011 and 2010, the Company recognized $741,000 and $470,000, respectively, as rent expense (which includes amounts related to a lease impairment).

In the years ended December 31, 2011 and 2010, the Company entered into capital lease agreements with leasing companies for the financing of equipment and furniture purchases.  Under the lease agreements, the Company financed equipment purchases of $72,847 and $85,745 in the years 2011 and 2010, respectively.  The capital lease payments expire at various dates through October 2015.

Future minimum lease payments under non-cancelable operating and capital lease agreements consist of the following at December 31, 2011.

	Capital Leases	Operating Leases
Years ending December 31:
2012	$61,832	$740,000
2013	39,042	717,000
2014	13,800	697,000
2015	11,500	594,000
2016	-	565,000
Thereafter	-	1,623,000
Total minimum lease payments	126,174	$4,936,000
Less amount representing interest	5,456
Present value of capital lease obligations	120,718
Less current portion	56,724
Non-current portion	$63,994

The Company is currently subleasing a facility and receiving monthly payments which are less than the Company’s monthly lease obligation.  Based upon the current real estate market conditions, the Company believes that this lease has been impaired and has accrued $9,508 and $2,206 of lease impairment at December 31, 2011 and 2010, respectively. The impairment charge was calculated based on future lease commitments less estimated future sublease income.  The lease expired in July 2012.

Revenue Share Commitments:

From 2006 through 2010, the Company entered into revenue sharing agreements with four customers, requiring the Company to make minimum yearly revenue sharing payments.

Future minimum payments under these agreements consist of the following at December 31, 2011:

Years ending December 31:
2012	$3,035,000
2013	1,751,000
Total minimum revenue share commitments	$4,786,000

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

7.

Commitments and Contingencies (continued)

Litigation

From time to time, the Company receives inquiries or is involved in legal disputes. In the opinion of management, any liabilities resulting from these claims, other than those described below, will not have a material adverse effect on the Company’s financial position or results of operations. Subsequent to year end, the Company settled seven legal disputes in which it was the defendant. In connection with these disputes the Company paid out approximately $600,000 in settlement claims. Of these seven legal disputes, one related to events that occurred prior to December 31, 2011, and the Company accrued $425,000 in connection with this claim, which includes $150,000 in legal fees incurred. The $425,000 accrued has been included within accrued expenses and other current liabilities as of December 31, 2011.

8.

Income Taxes

Due to net losses in each year, the Company had no current, deferred, or total income tax expense in the years 2011 and 2010.  The Company determined the income tax expense for the nine-month period ended September 30, 2012 based on the effective tax rate expected for the full year.  Due to continuing losses in 2012, there is no income tax expense for the nine month period ended September 30, 2012.

A reconciliation of income tax expense with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	Years Ended December 31
	2011	2010

Tax on the loss before income tax expense computed at the federal statutory rate of 34%	$(5,054,877)	$(4,005,630)
Goodwill impairment and amortization	216,627	-
Non-cash interest	983,267	6,685
Non-deductible expense	184,156	197,026
Amortization of intangibles	809,314	308,148

Net operating loss carry-forward generated	2,718,640	3,308,182
Other	142,873	185,589

Income tax expense	$0	$0

Effective income tax rate	0%	0%

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

8.

Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2011	2010
Deferred tax assets:

Net Operating Loss carry-forward	$13,312,765	$10,198,972
Intangible assets	-	1,382,786
Research and development credit	156,033	158,521
Accumulated depreciation	-	126,427
Other	450,812	151,839
Total deferred tax assets	13,919,610	12,018,545

Deferred tax liabilities:

Intangible assets	2,051,204	-
Accumulated depreciation	164,910	-
Total deferred tax liabilities	2,216,114	-

Net deferred tax assets before valuation allowance	11,703,496	12,018,545
Valuation allowance	(11,703,496)	(12,018,545)

Net deferred tax assets	$0	$0

The Company recorded an increase (decrease) in the valuation allowance of ($315,000) and $8,898,000 to fully reserve the net deferred tax assets in the years 2011 and 2010, respectively.

The Company has federal and state net operating loss carry-forwards for income tax purposes at December 31, 2011 of $33,365,000 and $31,753,000, respectively, both of which expire beginning in 2025 ($25,369,000 and $25,369,000, respectively, at December 31, 2010).  Additionally, at December 31, 2011 and 2010, the Company had federal and state research and development tax credits totaling $76,000 and $80,000, respectively.  The federal tax credits may be carried forward until 2025.  The state tax credits may be carried forward indefinitely.

Section 382 of the Internal Revenue Code limits the use of net operating loss and income tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company.  If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, utilization of the carryforwards could be restricted.

The Company files income tax returns in the U.S. federal jurisdiction, certain state jurisdictions and for its subsidiary in China.  In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable.  The tax return years 2007 through 2011 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

8.

Income Taxes (continued)

The Company has adopted the provisions set forth in FASB ASC Topic 740, to account for uncertainty in income taxes.  In the preparation of income tax returns in federal, state and foreign jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law.  The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s consolidated financial statements.  Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions and to establish measurement criteria for income tax benefits. The Company has determined it has no material unrecognized assets or liabilities related to uncertain tax positions as of December 31, 2011 and 2010.  The Company does not anticipate any significant changes in such uncertainties and judgments during the next 12 months.  In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as an accrued liability.

9.

Capital Stock

Common Stock:

The Company is authorized to issue 140,000,000 shares of common stock with a par value of $0.0001 per share.  As of December 31, 2011, the Company had 6,334,095 shares issued and outstanding (6,329,055 shares at December 31, 2010).  Each holder of common stock is entitled to one vote per share.  The holders of common stock, voting as a single class, are entitled to elect two members to the Board of Directors.

Convertible Preferred Stock:

The Company has authorized the issuance of up to 60,175,878 shares of convertible preferred stock with a par value of $0.0001 per share.  At December 31, 2011 and 2010, the Company had the following shares of convertible preferred stock issued and outstanding:

	Shares Designated	Shares Outstanding	Liquidation Preference
Series C	13,846,580	9,692,606	$5,838,826
Series B	24,157,621	16,794,649	29,034,589
Series A	22,171,67	15,221,880	5,868,035
	60,175,878	41,709,135	$40,741,450

The holders of Series A, Series B and Series C (collectively, preferred stock), have the rights, preferences, privileges and restrictions as follows:

Dividends:

The holders of Series C are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of Series A, Series B and common stock, when and if declared by the Board of Directors, at a rate of $0.04819 per share, as adjusted, per annum.

After the payment of dividends to the holders of Series C, the holders of Series A and Series B are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of common stock, when and if declared by the Board of Directors, at a rate of $0.03084 and $0.13830 per share, respectively, as adjusted, per annum.  The Company has not declared any dividends as of December 31, 2011.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Liquidation:

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series C are entitled to receive, prior to and in preference to holders of Series A, Series B, and common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.602355, plus all declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds of the Company are insufficient to make this distribution, the holders of Series C will receive the available proceeds on a pro rata basis, based on the amounts that would otherwise be distributable.

Following the full distribution to the holders of Series C, the holders of Series A and Series B will be entitled to receive, prior to and in preference to holders of common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.3855 and $1.7288, respectively, plus declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds distributed among the holders of Series A and Series B are insufficient to permit the above payment to such holders, then the entire remaining assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A and Series B in proportion to the preferential amount each such holder is otherwise entitled to receive.

After full payment to the holders of preferred stock of the full preferential amounts specified above, the entire remaining assets and funds of the Company legally available for distribution will be distributed on a pro rata basis to the holders of common stock.

Voting:

The holder of each share of preferred stock is entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted.

So long as there are at least 2,000,000 shares of Series A issued and outstanding, the holders of Series A, voting as a single class, are entitled to elect two members to the Board of Directors.  So long as there are at least 2,000,000 shares of Series B issued and outstanding, the holders of Series B, voting as a single class, are entitled to elect two members to the Board of Directors.  The holders of warrants issued in April 2011 in connection with the acquisition of EMN are entitled to vote as a separate class and to elect a percentage of the members to the Board of Directors equal to their percentage of fully diluted ownership in the Company.  Any additional members of the Board of Directors are elected by the holders of preferred and common stock, voting together as a single class, on an as-converted basis.

Protective Provisions:

As long as 2,000,000 shares of preferred stock remain outstanding, the approval of the majority of the holders of preferred stock, voting together as a single class, is required before the rights, preferences and privileges of preferred stock can be altered to materially and adversely affect such shares, increase or decrease the total number of authorized preferred stock or common stock, alter or repeal the Certificate of Incorporation or the By-Laws of the Company,  increase or decrease the size of the Board of Directors, declare or pay any distribution, take any action that results in the redemption or repurchase of any shares of common stock, consummate a liquidation event, or create any subsidiary of the Company unless unanimously approved by the Board of Directors.

Conversion:

Each share of preferred stock is convertible to common stock, at the option of the holder, at any time after the date of issuance.  Each share of preferred stock automatically converts into that number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) the closing of a public offering with aggregate proceeds of at least $30,000,000 or (ii) the date specified by written consent or agreement of the holders of at least a majority of the shares of preferred stock, voting together as a single class, on an as converted basis.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Warrants:

The following table provides information about the outstanding warrants to purchase common stock as of December 31.

		Shares Outstanding
	Expire	2011	2010	Exercise Price Per Share

Issued in June 2009 in connection with IdeaCast acquisition	June 2012	1,435,000	1,435,000	$2.075

Issued in December 2009 in connection with IdeaCast acquisition	June 2012	2,000,000	2,000,000	3.760

Issued in March and June 2010, 10,838,414 and 916,905 shares, respectively, in connection with the issuance of Series C	March and June 2017	11,755,319	11,755,319	0.340

Issued in April 2011, in connection with the Credit Agreement	April 2021	12,257,897	-	$0.010

		27,448,216	15,190,319

The following table provides information about the outstanding warrants to purchase preferred stock as of December 31.

		Shares Outstanding
	Expire	2011	2010	Exercise Price Per Share

Series A, issued in April 2006, in connection with convertible notes payable	April 2012	142,653	142,653	$0.3855

Series A, issued in May 2007, in connection with the Agreement	May 2014	155,641	155,641	0.3855

Series B, issued in February 2008, in connection with Convertible Notes Payable	February 2013	28,921	28,921	1.7288

Series B issued in August 2008 and December 2009, 52,059 and 34,706 shares, respectively, in connection with the Agreement	August 2018	86,765	86,765	1.7288

Issued in April 2011 in connection with the Credit Agreement	April 2021
Series A		3,880,044	-	0.010
Series B		4,227,584	-	0.010
Series C		2,423,152	-	$0.010

		10,944,760	413,980

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Warrants: (continued)

The following are the significant assumptions used in the valuation of the warrants issued in the years 2011 and 2010.

	Preferred Stock	Common Stock
2011
Expected Term (Years)	4	4
Risk-Free Rate (%)	1.83	1.83
Volatility (%)	52.4	52.4
Dividend Yield (%)	0	0

2010
Expected Term (Years)		7
Risk-Free Rate (%)		3.37
Volatility (%)		56
Dividend Yield (%)		0

10.

Stock Options

In 2006, the Company adopted the 2006 Global Share Plan (the Plan) under which 27,982,558 shares of the Company’s common stock has been reserved for issuance to employees, directors and consultants.

Under the Plan, the Board of Directors may grant incentive stock options and non-statutory stock options.  Incentive stock options may only be granted to employees and directors.  The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% of the fair value per share of the Company’s common stock on the grant date.  Options expire after 10 years.  The Board of Directors determines the period over which options vest and become exercisable.  The Company has a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason.

The fair value of each award granted in 2011 and 2010 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected life of 4.7 to 6.1 years; risk-free interest rates from 1.10% to 2.92%; expected volatility of 51% to 60%; forfeiture rate of 20.79% to 24.15% and no dividends during the expected life.  Expected volatility is based on historical volatilities of public companies operating in the Company’s industry.  The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

In the years ended December 31, 2011 and 2010, the Company recognized $302,500, $271,109, $361,479, and $282,557, respectively, of employee stock-based compensation.  No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements and no stock-based compensation costs have been capitalized as part of property and equipment as of December 31, 2011 or December 31, 2010.

The total fair value of shares vested during the years ended December 31, 2011 and 2010 was $217,936 and $240,966, respectively.

Future stock-based compensation for unvested employee options granted and outstanding as of December 31, 2011 was $961,000 with a requisite service period of 2.33 years.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

10.

Stock Options (continued)

Stock option activity under the Plan is as follows:

	Options Available	Number of Shares	Weighted Average Exercise Price	Weighted-Average Grant Date Fair Value	Total Intrinsic Value
Balances, December 31, 2010	2,871,312	9,901,943	$ 0.331
Authorized	15,172,624	-	-
Granted	(8,555,244)	8,555,244	0.306	$0.137
Exercised	-	(5,000)	0.100		$1,200
Forfeited or expired	2,601,156	(2,601,156)	0.175
Balances, December 31, 2011	12,089,848	15,851,031	0.327

The weighted average remaining contractual life for options outstanding at December 31, 2011 is 8.33 years.

The following table reflects data for options that were vested and exercisable at the end of the period.

	Vested and Exercisable	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
December 31, 2011	5,849,440	$0.338	6.77	$315,596

The Company also uses the fair value method to value options granted to non-employees.  The Company’s calculation for non-employee grants in 2011 and 2010 was made using the Black-Scholes option pricing model with the following assumptions: expected life of 6.8 to 8.6 years; risk-free interest rate of 1.47% to 2.75%; expected volatility of 50% to 54%; and no dividends during the expected term.

Options granted to non-employees that vest over time result in variable accounting treatment until they become vested.  Unvested options subject to variable accounting treatment are re-measured at subsequent reporting dates, based on fluctuations of the fair value of the Company’s common stock.  The stock-based compensation associated with these fluctuations is charged to operations in the period incurred.  Stock-based compensation is a non-cash expense and, therefore, will have no impact on the Company’s consolidated cash flows or liquidity.  Variable accounting treatment may result in unpredictable stock-based compensation charges in future years.  The amount of future stock-based compensation adjustments is dependent on fluctuations in the fair value for the Company’s common stock. In the years ended December 31, 2011 and 2010, the Company recognized stock-based compensation related to options issued to non-employees of $92,241 and $190,153, respectively.

11.

Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees.  Participants may contribute a portion of their compensation to the plan, subject to limitations under the Internal Revenue Code.  The Company’s contributions to the plan are at the discretion of the Board of Directors.  The Company has not made any contributions to the plan during the years ended December 31, 2011 and 2010.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

12.

Subsequent Events

In November 2012, the Company entered into a letter of intent to be acquired by a public company and signed a merger agreement on January 11, 2013.  Upon consummation of the merger, the Company will become a subsidiary of the public company.

13.

Earnings Per Share

Basic earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding and dilutive potential common shares outstanding during the period.  For the years 2011 and 2010, the effect of issuing the potential common shares would have been anti-dilutive due to the net losses in each period.  Therefore, the number of shares used to compute basic and diluted earnings per share were the same for each of those periods.

The following is a reconciliation of the number of shares used in the calculation of basic earnings per share and diluted earnings per share for the years ended December 31:

	2011	2010
Common shares outstanding at beginning of period	6,329,095	4,290,535
Weighted average shares issued upon exercise of stock options	3,233	29,687
Weighted average shares issued in connection with business acquisitions	-	744,345
Weighted average common shares outstanding during the period	6,332,328	5,064,567

Following are common shares that would be issued if all options and warrants were exercised.  These potential common shares have not been included in the calculation of fully diluted shares outstanding, because the effect of including them would be anti-dilutive.

	2011	2010
Options to purchase common stock	15,851,031	9,901,943
Warrants to purchase common stock	27,448,216	15,190,319
Shares of common stock subject to convertible preferred stock	41,709,135	41,709,135
Shares of common stock ultimately subject to warrants to purchase convertible preferred stock	10,944,760	413,980
	95,953,142	67,215,377

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$739,052	$1,334,290

Accounts receivable, net of allowance for doubtful accounts of $86,000 ($560,000 in 2012)	4,755,509	6,253,260
Prepaid expenses and other current assets	163,729	148,837
Total current assets	5,658,290	7,736,387
Restricted Cash	80,000	167,926
Property and Equipment, net	514,280	537,645
Other Assets	187,449	173,454
Intangible Assets, net	7,579,269	8,092,533
Goodwill	5,474,351	5,474,351
Total assets	$19,493,639	$22,182,296

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities

Accounts payable	$2,220,858	$2,483,306
Accrued expenses and other current liabilities	1,401,736	1,615,090
Accrued revenue share and agency fees	2,721,121	2,292,659
Notes payable, net of discount	30,228,877	28,653,723

Capital lease obligations, current portion	70,027	70,027
Deferred rent, current portion	2,718	3,159
Total current liabilities	36,645,337	35,117,964
Capital Lease Obligations, net of current portion	173,764	195,244

Deferred Rent, net of current portion	227,504	227,504
Other Non-Current Liabilities	411,684	420,845
Commitments and Contingencies (Notes 5 and 7)
Stockholders' Equity (Deficit)
Convertible preferred stock; $0.0001 par value; issued and outstanding in 2013 and 2012 - 41,709,135 (aggregate liquidation preference of $40,741,450)	4,170	4,170
Common stock; $0.0001 par value; 140,000,000 shares authorized; 6,334,095 shares issued in 2013 and 2012	634	634
Additional paid-in capital	47,804,105	47,704,140
Accumulated deficit	(65,773,559)	(61,488,205)
Total stockholders' deficit	(17,964,650)	(13,779,261)
Total liabilities and stockholders' deficit	$19,493,639	$22,182,296

See Notes to Consolidated Financial Statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Operations

(Unaudited)

	3 Months Ended March 31,
	2013	2012
Revenues
Advertising	$5,592,874	$5,009,010
Software services	547,740	1,890,000
Total revenues	6,140,615	6,899,010
Cost of Revenues
Advertising	3,856,742	3,577,352
Software services	139,619	190,363
Total cost of revenues	3,996,361	3,767,715
Gross margin	2,144,254	3,131,295
Operating Expenses
General and administrative	1,531,457	1,710,955
Sales and marketing	1,816,582	1,211,440
Research & Development	324,524	430,824
Depreciation & Amortization	546,446	1,057,139
Transaction Expenses	694,748	0
Total operating expenses	4,913,757	4,410,358
Loss from Operations	(2,769,503)	(1,279,063)
Other Income (Expense)	64,791
Interest expense	1,580,642	1,407,010
Loss before Income Tax Expense	(4,285,354)	(2,686,073)
Income Tax Expense	0	0
Net Loss	$(4,285,354)	$(2,686,073)

Net Loss per Share - basic and diluted	$(0.68)	$(0.42)
Shares used in the computation of basic and diluted earnings per share	6,334,095	6,334,095

See Notes to Consolidated Financial Statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Stockholders' Equity (Deficit)

3 Months Ended March 31, 2013 and 2012

(Unaudited)

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2012	41,709,135	$4,170	6,334,095	$634	$47,704,140	$(61,488,205)	$(13,779,261)
Stock-based compensation	-	-	-	-	99,965	-	99,965
Net loss	-	-	-	-	-	(4,285,354)	(4,285,354)
Balances, March 31, 2013	41,709,135	$4,170	6,334,095	$634	$47,804,105	$(65,773,559)	$(17,964,650)

See Notes to Consolidated Financial Statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Cash Flows

(Unaudited)

	3 Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities
Net loss	$(4,285,354)	$(2,686,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	(474,647)	150,000
Depreciation and amortization	546,446	1,057,139
Loss on disposal of property and equipment	(48,889)	1,955
Impairment of goodwill and intangible assets
Amortization of discounts on notes payable	422,451	422,451
Accrued interest on notes payable	1,152,703	953,075
Lease impairment
Stock-based compensation	99,965	100,096
Changes in operating assets and liabilities
Accounts receivable	1,972,397	(235,353)
Prepaid expenses and other current assets	(14,892)	424,628
Other assets	(13,995)	7,453
Accounts payable	(262,448)	667,892
Accrued expenses and other current liabilities	(213,354)	1,159,871
Accrued revenue share and agency fees	428,462	(526,448)
Deferred revenue	0	(982,248)
Other non-current liabilities	(9,604)	1,494
Net cash provided by (used in) operating activities	(602,981)	515,932
Cash Flows from Investing Activities
Purchases of property and equipment	(58,703)	0
Net cash provided by (used in) investing activities	(58,703)	0
Cash Flows from Financing Activities
Net repayment of line of credit	0	(906,452)
Proceeds from note payable	0	750,000
Payments on capital lease obligations	(21,480)	(13,810)
Decrease in restricted cash	87,926	(87,926)
Proceeds from issuance of common stock
Net cash provided by (used in) financing activities	66,446	(258,188)
Increase (Decrease) in Cash and Cash Equivalents	(595,238)	257,744
Cash and Cash Equivalents, beginning of the year	1,334,290	1,301,527
Cash and Cash Equivalents, end of period	$739,052	$1,559,271

See Notes to Consolidated Financial Statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Cash Flows (continued)

(Unaudited)

	3 Months Ended March 31,
	2013		2012
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$5,458		$31,510
Cash paid for income taxes	$-	$
Supplemental Schedule of Non-Cash Investing and Financing Activities
Property and equipment purchased under capital lease obligations	$-		$751
Capitalized discount on notes payable	$-		$750,000

See Notes to Consolidated Financial Statements.

1.     Nature of Business and Management’s Plans Regarding the Financing of Future Operations

Nature of Business

RMG Networks, Inc. (RMG) was incorporated as a Delaware corporation on September 23, 2005 under the name Danouv, Inc. and subsequently changed its name to RMG Networks, Inc. in September 2009.  In April 2011, in connection with the acquisition of Executive Media Network Worldwide and its wholly-owned subsidiaries, Corporate Image Media, Inc. and Prophet Media, LLC, (collectively EMN) (Note 6) RMG established Reach Media Group Holdings, Inc. (the Company), which was incorporated as a Delaware corporation on April 11, 2011 (closing date).  As of the closing date, the Company and RMG Networks, Inc. merged, with RMG Networks, Inc. becoming a wholly-owned subsidiary of the Company.

Headquartered in San Francisco, California, RMG was founded as a media network of screens in coffee shops and eateries. The acquisition of EMN in 2011 provided RMG with airline partner relationships and contracts that allowed it to evolve into a global digital signage company that now operates the RMG Airline Media Network, a U.S.-based air travel media network covering digital media assets in airline executive clubs, in-flight entertainment systems, in-flight Wi-Fi portals and private airport terminals. The Company’s platform delivers premium video content and information to high value consumer audiences. RMG’s digital signage solutions group builds and operates digital place-based networks and offers a range of innovative digital signage software, hardware and services to small and medium businesses and enterprise customers.

Management’s Plans Regarding the Financing of Future Operations

The Company has incurred net losses and net cash outflows from operations since inception.  In April 2011, the Company borrowed $25,000,000 under a credit agreement with an investment company, and used the majority of the funds to acquire EMN under an agreement and plan of merger (Note 6).  The Company is in violation of a loan covenant that allows the lender to demand immediate repayment of the debt (Note 5).

In January 2013, the Company signed an agreement to merge with a public company (Note 13). The merger was consummated on April 18, 2013 and the Company became a subsidiary of the public company as of this date, at which time the existing borrowings under the credit agreement described in Note 5 were extinguished.

2.     Significant Accounting Policies

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Danoo (Beijing) Technologies, Ltd. (name formally changed to RMG China, Ltd. in 2012), a foreign operating entity; RMG Networks, Inc.; EMN Acquisition Corporation; Executive Media Network, Inc.; Prophet Media, LLC; and Corporate Image Media, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation for Interim Financial Statements:

The accompanying unaudited financial statements of the Company as of and for the three month periods ended March 31, 2013 and 2012 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements. The unaudited Financial Statements for the interim period ended March 31, 2013 include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim period. This includes all normal and recurring adjustments, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, the unaudited consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s annual report for the fiscal year ended December 31, 2012 that are incorporated in this Prospectus. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

Foreign Currency Transactions:

The U.S. dollar is the functional currency of the Company and its foreign and domestic subsidiaries.  Foreign exchange transaction gains and losses are included in the consolidated statements of operations.  The Company transfers U.S. dollars to China to fund operating expenses.  Should RMG China generate operating net income in Chinese currency, the People’s Republic of China would impose restrictions over the transfer of funds to the U.S.

2.     Significant Accounting Policies (continued)

Acquisition Accounting:

In March 2010, the Company acquired certain assets formerly belonging to Pharmacy TV Networks, LLC (PTV).  In connection with the acquisition, the Company recorded all acquired assets of PTV at fair value, resulting in a new accounting basis for the acquired assets, including the recording of goodwill (Note 6).  As of December 31, 2012, all assets related to PTV, including goodwill, were written off after the network was abandoned in early 2011 to focus on core airline and airline lounge network assets.

In April 2011, the Company acquired EMN.  In connection with the acquisition, the Company recorded all assets of EMN at fair value.  The Company performed a purchase price allocation resulting in a new accounting basis for the purchased assets, including the recording of intangible assets and goodwill (Note 6).

Revenue Recognition:

The Company sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. RMG bills for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although the Company typically presents invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order.

Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent) the Company has recorded its advertising revenues on a gross basis.

Payments to airline and other partners for revenue sharing are paid on a monthly basis either under a minimum annual guarantee (based upon estimated advertising revenues), or as a percentage of the advertising revenues following collection from customers. The portion of revenue that RMG shares with its partners ranges from 25% to 80% depending on the partner and the media asset. RMG makes minimum annual guarantee payments under four agreements (three to airline partners and one to another travel partner). Payments to all other partners are calculated on a revenue sharing basis. RMG’s partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the remainder have no obligation to renew.

The Company also recognizes revenue from professional services for development of software and sale of software license agreements.  Professional service revenue is recognized ratably over the life of the contract and represents the revenue from one base contract and ancillary agreements for 2012.  Software license revenue is recognized after persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable.  In software arrangements that include rights to multiple software products, support and/or other services, the Company allocates the total arrangement fee among each deliverable based on vendor-specific objective evidence of fair value.  If vendor-specific objective evidence for the undelivered elements cannot be ascertained, and the arrangement cannot be unbundled, then revenue is deferred until the delivery of the undelivered elements or, if the only undelivered element is customer support, recognized ratably over the service period.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments purchased with remaining maturities of three months or less.  Cash equivalents are carried at cost, which approximates fair value.  Cash equivalents consist primarily of money market accounts.

Restricted Cash:

Restricted cash related to funds held to guarantee the Company’s corporate credit cards and as guarantees required under lease agreements for two of the Company’s office facilities.  Restriction requirements continue through the term of the leases, which expire in 2015 and 2020, respectively.

2.     Significant Accounting Policies (continued)

Business Concentrations:

For the quarter ended March 31, 2013, the Company had three major customers: Customers A, B, and C represented 29%, 14%, and 10%, respectively (53% total) of quarterly revenues. For the quarter ended March 31, 2012, the Company had three major customers: Customers A, B and C represented 14%, 13%, and 10%, respectively, (37% total) of quarterly revenues. The Company had accounts receivable of $1,597,359, $787,795, and $555,791 ($2,940,856 total) from Customers A, B and C, respectively, as of March 31, 2013, and had accounts receivable of $663,461, $36,000, and $700,397 ($1,399,858 total) from Customers A, B, and C, respectively, at March 31, 2012.

Concentration of Credit Risk:

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, and accounts receivable.

The Company does not require collateral or other security for accounts receivable.  However, credit risk is mitigated by the Company’s ongoing evaluations of customer creditworthiness.  The Company maintains an allowance for doubtful accounts receivable balances.  The allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts on a customer by customer basis. Accounts deemed uncollectible are written off. Such credit losses have been within management’s expectations.

The Company maintains its cash and cash equivalents in the United States with two financial institutions.  These balances routinely exceed the Federal Deposit Insurance Corporation insurable limit.  Cash and cash equivalents of $141,000 and $150,000 held in a foreign country as of March 31, 2013 and December 31, 2012, respectively, were not insured.

Property and Equipment:

Property and equipment is stated at cost, less accumulated depreciation and amortization.  The Company depreciates property and equipment using the straight-line method over estimated useful lives ranging from three to five years.  Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term.

Capitalized Software Development Costs:

The Company capitalizes costs related to the development of internal use software after such a time as it is considered probable the software will be completed and will be used to perform the function intended.  The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use software. Capitalized costs are not amortized until each development project is completed and new functionality has been implemented.  The Company recognized amortization expense of $5,770 and $5,770 for the three months ended March 31, 2013 and 2012, respectively, and $23,080 for the year ended December 31, 2012.

Other Assets:

Other assets consist of deposits related to leases for office facilities.

Intangible Assets:

Intangible assets are carried at cost, less accumulated amortization.  Amortization of intangibles with finite lives is computed using the straight-line method over estimated useful lives of two to seven years. Intangible assets consist of customer and vendor relationships, trademarks, domain names, non-compete agreements and acquired technology resulting from acquisitions (Notes 4 and 6), and internally developed software.

Intangible assets not subject to amortization are tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that of the reporting unit is impaired.  Intangible assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that asset group’s carrying amount may not be recoverable.

2.     Significant Accounting Policies (continued)

Intangible Assets: (continued)

An impairment loss for an intangible asset subject to amortization is recognized only if the carrying amount of the related long-lived asset group is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The Company recognized an impairment charge of $2,295,433 for intangible assets related to the IdeaCast, Inc. acquisition in the year ended December 31, 2012 (See Note 6). There was no impairment charge for the three months ended March 31, 2013.

Goodwill:

Goodwill reflects the excess of the purchase price over the fair value of identifiable net assets acquired.  Goodwill is not amortized but is subject to a review for impairment.  The Company reviews its goodwill for impairment annually or whenever circumstances indicate that the carrying amount of the reporting unit exceeds its fair value.  The Company tests goodwill for impairment by first assessing qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill.

The Company recognized an impairment charge of $619,987 in the year ended December 31, 2012 due to the underperformance of certain network units within the Company. There was no impairment charge for the three months ended March 31, 2013.

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured to be the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of their carrying cost amount or the fair value less the cost to sell.

Advertising and Promotion Costs:

The Company expenses advertising and promotion costs as incurred.  Advertising and promotion expense was $11,170 and $19,000 for the three months ended March 31, 2013 and 2012, respectively, and $19,000 for the year ended December 31, 2012, and is included in sales and marketing expense.

Stock-Based Compensation:

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant.  All stock option grants are accounted for using the fair value method (Black-Scholes model) and compensation is recognized as the underlying options vest.

Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.  Compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest.

Research and Development:

The Company expenses research and development expenditures as incurred.

Deferred Revenue:

Deferred revenue consists of billings or payments received in advance of revenue recognition from professional service agreements described above and is recognized as the revenue recognition criteria are met.  The Company generally invoices the customer in annual installments.

2.     Significant Accounting Policies (continued)

Income Taxes:

The Company accounts for income taxes using the asset and liability method.  Under this method, deferred income tax assets and liabilities are recorded based on the estimated future income tax effects of differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes.  Deferred income taxes are classified as current or non-current, based on the classifications of the related assets and liabilities giving rise to the temporary differences.  A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Use of Estimates:

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Segment Information:

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (the Company’s Chief Executive Officer (CEO)) in assessing performance and deciding how to allocate resources.  The Company’s business is conducted in a single operating segment.  The CEO reviews a single set of financial data that encompasses the Company’s entire operations for purposes of making operating decisions and assessing financial performance.  The CEO manages the business based primarily on broad functional categories of sales, marketing and technology development and strategy.

Recently Issued Accounting Pronouncements:

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2013-02, “Other Comprehensive Income (Topic 220)” (“ASU 2013-02”). The objective of ASU 2013-02 is to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 seeks to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This accounting standard update is effective prospectively for annual and interim periods beginning after December 15, 2012. The Company adopted ASU 2011-12 in its financial statements for the three months ended March 31, 2013.

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-4 , Technical Corrections and Improvements ..  This ASU clarifies the FASB’s Accounting Standards Codification (ASC) or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement.   Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities.  For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012.  For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013.  The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

In August 2012, the FASB issued ASU 2012-03, Technical Amendments and Corrections to SEC Sections—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22.  ASU 2012-03 clarifies the Codification or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement .. Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities.  For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012.  For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013. The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

2.     Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements: (continued)

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2012-2 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The Company adopted ASU 2012-02 in its financial statements for the year ended December 31, 2012.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  ASU 2012-12 defers only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments.  The paragraphs in ASU No. 2011-12 supersede certain pending paragraphs in ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (June 2011).  ASU 2011-12 is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is effective for nonpublic entities for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  The Company adopted ASU 2011-12 in its financial statements for the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11.  Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The objective of ASU 2011-11 is to provide enhanced disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position.  This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update.  The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  Retrospective disclosure is required for all comparative periods presented. Adoption did not have a material effect on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The amendments in this ASU allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The Company adopted ASU 2011-08 in its financial statements for the year ended December 31, 2012.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.   For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  For nonpublic entities, ASU 2011-5 is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  See ASU 2011-12 above for amendments to the effective date.  The Company adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

2.     Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements: (continued)

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASC 2011-04).  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820 (ASC 820), but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This Update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRS) issued by the International Auditing Standards Board.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

3.     Property and Equipment

Property and equipment consisted of the following as of March 31,2013 and December 31, 2012:

	2013	2012
Equipment	$745,367	$770,848
Furniture and fixtures	108,863	266,544
Leasehold improvements	12,430	23,209
	866,660	1,060,601
Less accumulated depreciation and amortization	352,380	522,956
	$514,280	$537,645

Depreciation expense for the three months ended March 31, 2013 and 2012 was $33,180 and $153,560, respectively.

4.     Intangible Assets and Goodwill

Intangible assets related to acquisitions (Note 6) and capitalized internally developed software consisted of the following as of March 31, 2013 and December 31, 2012:

	2013	2012
Customer relationships	$2,050,578	$2,050,578
Vendor relationships	6,123,665	6,123,665
Non-compete agreements	2,818,350	2,818,350
Acquired and developed software	380,832	380,832
Trademarks	224,522	224,522
Domain names	21,668	21,668
	11,619,615	11,619,615
Less accumulated amortization	4,040,346	3,527,081
	$7,579,269	$8,092,533

Amortization expense for the three months ended March 31, 2013 and 2012 was $513,266 and $903,579, respectively.

The expected life of the identified intangibles is as follows:

Years
Customer relationships	4-6
Vendor relationships	7
Non-compete agreements	4
Acquired and developed software	5
Trademarks	5
Domain names	2

4.     Intangible Assets and Goodwill (continued)

Annual amortization expense, which is based on the value of the intangible asset and its estimated useful life, is expected to be as follows for future years:

Years ending December 31:
2013	$2,045,228
2014	2,042,231
2015	1,532,611
2016	1,261,013
2017	969,379
Thereafter	242,071
$8,092,533

Intangible assets related to the IdeaCast acquisition were written off in 2012 after the Company determined they had no value in a sale to a third party (see Note 6).

As of December 31, 2010 the goodwill balance was $1,257,125 and consisted of goodwill recorded for the IdeaCast and Pharmacy TV Networks acquisitions (see Note 6). During the year 2011 goodwill of $5,474,351 was added as a result of the EMN acquisition and $637,138 impairment loss was recognized for Pharmacy TV, which network was closed down. As of December 31, 2011 the balance of $6,094,338 consisted of goodwill recorded for the IdeaCast and EMN acquisitions. Goodwill related to the IdeaCast acquisition of $619,987 was written off in the year 2012 resulting in a balance of $5,474,351 as of December 31, 2012.

5.     Borrowings

Notes Payable:

In March 2007, the Company entered into a loan and security agreement (the Agreement) with a financial institution, for a term loan facility of $2,000,000.  The Company borrowed $1,000,000 under the Agreement in June 2007 and the remaining $1,000,000 in September 2007.  Borrowings under the Agreement included interest at the rate of 9.5% per annum and were secured by the assets of the Company.  In August 2008, the Agreement was amended to increase the available borrowings under the Agreement to $4,000,000.  The additional $2,000,000 was borrowed in December 2009, and included interest at the rate of 7% per annum.  In April 2011, the Company fully repaid the remaining outstanding borrowings under the Agreement.  As such, there were no outstanding borrowings under the Agreement at December 31, 2012.

In August 2008 and December 2009, in connection with amendments to the Agreement, the Company issued warrants for the purchase of 52,059 and 34,706 shares of Series B convertible preferred stock (Series B) at $1.7288 per share (Note 9), respectively.  The warrants were valued at $22,606 and $14,584, respectively, calculated using a Black-Scholes option-pricing model.  The fair value allocated to the warrants resulted in a discount to the notes payable that was amortized to interest expense over the repayment term of the notes payable.  The debt discount was fully amortized in the year ended December 31, 2011.  The warrants remain outstanding at December 31, 2012 (Note 9).

In April 2011, the Company entered into a $50,000,000 credit agreement (the Credit Agreement) with an investment institution.  The Company borrowed $25,000,000 upon the closing of the Credit Agreement and used the majority of these proceeds to acquire EMN (Note 6) and repay the outstanding balance under the former Agreement.  Additional drawdowns of $1,594,273 occurred in 2012.  Borrowings under the Credit Agreement bear interest at the rate of 14% per annum, and the Company has the option to pre-pay a portion of the interest quarterly as stipulated under the terms of the Credit Agreement.  All unpaid interest is applied to the principal.  The Credit Agreement, which is collateralized by substantially all of the Company’s assets, matures in April 2015, at which time all outstanding principal and interest will be due.  Outstanding borrowings under the Credit Agreement as of March 31, 2013 and December 31,2012 were $ 33,707,058 and $32,554,356, respectively, which includes $7,112,785 and $5,960,083 as of March 31, 2013 and  December 31, 2012, respectively, in interest applied to the principal.

5.     Borrowings (continued)

Notes Payable: (continued)

The Credit Agreement is subject to certain financial and non-financial covenants, the most restrictive of which is a performance to plan test with respect to consolidated adjusted EBITDA, as defined. The Company’s ability to borrow under this Credit Agreement has been suspended in 2012 due to non-compliance with this covenant.  The investor may present a demand for repayment but has not to date. In the event that the investor would present a demand for repayment, any unamortized discount would be charged to expense in the same period as the demand. The Company has accordingly reclassified the note payable balance as a current liability as of March 31, 2013 and December 31, 2012.  In connection with the Credit Agreement, the Company was required to pay a $750,000 facility fee, which was withheld from the $25,000,000 borrowed.  This facility fee was recognized as a discount to the notes payable and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amounts amortized for the quarters ended March 31, 2013 and 2012 were $46,233 and $46,233, respectively.  The unamortized discount related to the facility fee as of March 31, 2013 and December 31, 2012 was $380,651 and $426,884, respectively.

In April 2011, in connection with the issuance of the Credit Agreement, the Company issued warrants for the purchase 3,880,044 shares of Series A convertible preferred stock (Series A), 4,227,584 shares of Series B, 2,423,152 shares of Series C convertible preferred stock (Series C), and 12,257,897 shares of common stock at $0.01 per share (Note 9).  The fair value of $645,243, $1,764,449, $780,947 and $2,912,458, respectively, was recorded as a discount to the notes payable and additional paid-in capital and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amount amortized was $376,218 and $376,218 for the quarters ended March 31, 2013 and 2012, respectively.  The unamortized discount related to the warrants as of March 31, 2013 and December 31, 2012 was $3,097,531 and $3,473,749, respectively.  The warrants remain outstanding as of March 31, 2013.

Line of Credit:

In November 2010, the Agreement was amended to provide a credit facility against eligible accounts receivable.  The credit facility availability was based on 80% of eligible accounts receivable up to $4,000,000.  In 2011, in connection with the Credit Agreement, the Company amended the credit facility under the Agreement to increase the available borrowings up to $9,375,000, based on 80% of eligible accounts receivable.  Borrowings under the credit facility bore interest at the greater of 7.25% per annum or prime plus 3.25% (7.25% at December 31, 2011). The credit facility expired in April 2013, but was effectively terminated in June 2012, at which time the financial institution ceased to accept additional borrowing by the Company.  As of December 31, 2012, the Company had no outstanding borrowings under the Agreement.

6.     Acquisitions

IdeaCast, Inc.:

In June 2009, the Company purchased certain assets formerly belonging to IdeaCast, Inc. under a foreclosure sale.

The aggregate purchase price of $8,255,547 was paid in the form of shares of convertible preferred stock and common stock of the Company and warrants to purchase shares common stock (Note 9) upon closing of the acquisition agreement as follows: 5,225,933 shares of Series B convertible preferred stock, 3,483,956 shares of Series A convertible preferred stock, 370,000 shares of common stock and warrants to purchase a total of 3,435,000 shares of common stock through June 30, 2012.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Intangible assets	$7,050,560
Accounts receivable	585,000
Goodwill	619,987
Assets acquired	$8,255,547

In 2012, the Company deemed the remaining intangible assets and goodwill to be impaired and recognized an impairment charge of $2,915,420 on the accompanying consolidated statement of operations.  The assets related to the IdeaCast acquisition were sold to a third party in July 2012.

6.     Acquisitions (continued)

Pharmacy TV Networks, LLC:

In March 2010, the Company purchased certain assets formerly belonging to PTV under an Asset Purchase Agreement (APA).

The aggregate purchase price of $680,538 was paid in the form of 837,333 shares of common stock of the Company upon closing of the acquisition and 1,164,250 shares of common stock in connection with earn-outs, as defined in the APA.  In connection with the acquisition, the Company entered into two consulting agreements to assist in the integration, which require monthly payments of $5,000 each.  In 2010, the Company paid $35,000 in connection with these consulting agreements.  The consulting agreements were terminated in May 2010.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Property and equipment	$43,400
Goodwill	637,138
Assets acquired	$680,538

In 2011, the Company closed down the network, determined the goodwill to be impaired and recognized an impairment charge of $637,138 on the accompanying consolidated statement of operations.  During the year ended December 31, 2012, all assets related to PTV were disposed.

Executive Media Network Worldwide:

In April 2011, the Company acquired EMN, which became a wholly-owned subsidiary of the Company.

The aggregate purchase price of $18,000,000 was paid directly from proceeds received in connection with a Credit Agreement (Note 5).  The following table summarizes the estimated fair value of the net assets acquired at the date of acquisition:

Intangible assets	$11,504,215
Net working capital	1,000,000
Property and equipment	21,434
Goodwill	5,474,351
Net assets acquired	$18,000,000

7.     Commitments and Contingencies

Lease Commitments:

The Company leases its office facilities in San Francisco, New York, and Chicago under non-cancelable operating lease agreements expiring at various dates through September 2020.  For the three months ended March 31, 2013 and 2012, the Company recognized $292,162 and $187,883, respectively, and $1,015,000 for the year ended December 31, 2012, as rent expense (which includes amounts related to lease impairments).

In the years ended December 31, 2012 and 2011, the Company entered into capital lease agreements with leasing companies for the financing of equipment and furniture purchases.  Under the lease agreements, the Company financed equipment purchases of $199,847 and $72,847 in the years 2012 and 2011, respectively).  The capital lease payments expire at various dates through June 2017.

7.     Commitments and Contingencies (continued)

Lease Commitments: (continued)

Future minimum lease payments under non-cancelable operating and capital lease agreements consist of the following as of December 31, 2012:

	Capital Leases	Operating Leases
Years ending December 31:
2013	$92,000	$729,000
2014	67,000	697,000
2015	67,000	593,000
2016	67,000	564,000
2017	31,271	514,000
Thereafter	-	1,123,000
Total minimum lease payments	324,271	$4,220,000
Less amount representing interest	59,000
Present value of capital lease obligations	265,271
Less current portion	70,027
Non-current portion	$195,244

The Company is currently subleasing two facilities and receiving monthly payments which are less than the Company’s monthly lease obligations.  Based upon the then current real estate market conditions, the Company believed that these leases had been impaired and accrued $305,000 of lease impairment for the year 2012. The impairment charges were calculated based on future lease commitments less estimated future sublease income.  The leases expire in February 28, 2021 and July 31, 2013, respectively.

Revenue Share Commitments:

From 2006 through 2012, the Company entered into revenue sharing agreements with four customers, requiring the Company to make minimum yearly revenue sharing payments.

Future minimum payments under these agreements are as follows:

Years ending December 31:
2013	$9,661,000
2014	10,189,000
2015	12,757,000
Total minimum revenue share commitments	$32,607,000

The Company sold two media networks and all related assets in 2012. Although existing network commitments were assigned to the new buyers as a result of these transactions, there were certain vendor/partners that did not formally accept the assignments and resolve balances due under existing contracts.  Although the Company has accrued for commitments through the sale dates, there remains uncertainty as to the status of the Company’s obligations under these contracts.  In the opinion of management, any liabilities resulting from these uncertainties will not have a material adverse effect on the Company’s financial position or results of operations.

8.     Income Taxes

Due to net losses, the Company had no current, deferred, or total income tax expense in the 3 months ending March 31, 2013 and 2012, and the year ended December 31, 2012.

8.     Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities as of March 31, 2013 did not change significantly from December 31, 2012. The Company has recorded a valuation allowance equal to the full amount of the net deferred tax assets at both March 31, 2013 and December 31, 2012.

The Company has federal and state net operating loss carry-forwards for income tax purposes as of March 31, 2013 of $38,551,000 and $36,940,000, respectively, and as of December 31, 2012 of $34,266,000 and $32,655,000, respectively, which expire beginning in 2025.  Additionally, at March 31, 2013 and December 31, 2012, the Company had federal and state research and development tax credits totaling $76,000 and $80,000, respectively.  The federal tax credits may be carried forward until 2025.  The state tax credits may be carried forward indefinitely.

Section 382 of the Internal Revenue Code limits the use of net operating loss and income tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company.  If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, utilization of the carry-forwards could be restricted.

The Company files income tax returns in the U.S. federal jurisdiction, certain state jurisdictions and for its subsidiary in China.  In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable.  The tax return years 2007 through 2012 remain open to examination by the major taxing jurisdictions to which the Company is subject.

The Company has adopted the provisions set forth in FASB ASC Topic 740, to account for uncertainty in income taxes.  In the preparation of income tax returns in federal, state and foreign jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law.  The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s consolidated financial statements.  Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions and to establish measurement criteria for income tax benefits.  The Company has determined it has no material unrecognized assets or liabilities related to uncertain tax positions as of March 31, 2013 and December 31, 2012. The Company does not anticipate any significant changes in such uncertainties and judgments during the next 12 months.  In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as income tax expense.

9.     Capital Stock

Common Stock:

The Company is authorized to issue 140,000,000 shares of common stock with a par value of $0.0001 per share.  As of both March 31, 2013 and December 31, 2012, the Company had 6,334,095 shares issued and outstanding.  Each holder of common stock is entitled to one vote per share.  The holders of common stock, voting as a single class, are entitled to elect two members to the Board of Directors.

Convertible Preferred Stock:

The Company has authorized the issuance of up to 60,175,878 shares of convertible preferred stock with a par value of $0.0001 per share.  As of both March 31, 2013 and December 31, 2012, the Company had the following shares of convertible preferred stock issued and outstanding:

	Shares Designated	Shares Outstanding	Liquidation Preference
Series A	13,846,580	9,692,606	$5,838,826
Series B	24,157,621	16,794,649	29,034,589
Series C	22,171,677	15,221,880	5,868,035
	60,175,878	41,709,135	$40,741,450

9.     Capital Stock (continued)

The holders of Series A, Series B and Series C (collectively, preferred stock), have the rights, preferences, privileges and restrictions as follows:

Dividends:

The holders of Series C are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of Series A, Series B and common stock, when and if declared by the Board of Directors, at a rate of $0.04819 per share, as adjusted, per annum.

After the payment of dividends to the holders of Series C, the holders of Series A and Series B are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of common stock, when and if declared by the Board of Directors, at a rate of $0.03084 and $0.13830 per share, respectively, as adjusted, per annum.  The Company has not declared any dividends as of March 31, 2013.

Liquidation:

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series C are entitled to receive, prior to and in preference to holders of Series A, Series B, and common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.602355, plus all declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds of the Company are insufficient to make this distribution, the holders of Series C will receive the available proceeds on a pro rata basis, based on the amounts that would otherwise be distributable.

Following the full distribution to the holders of Series C, the holders of Series A and Series B will be entitled to receive, prior to and in preference to holders of common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.3855 and $1.7288, respectively, plus declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds distributed among the holders of Series A and Series B are insufficient to permit the above payment to such holders, then the entire remaining assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A and Series B in proportion to the preferential amount each such holder is otherwise entitled to receive.

After full payment to the holders of preferred stock of the full preferential amounts specified above, the entire remaining assets and funds of the Company legally available for distribution will be distributed on a pro rata basis to the holders of common stock.

Voting:

The holder of each share of preferred stock is entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted.

So long as there are at least 2,000,000 shares of Series A issued and outstanding, the holders of Series A, voting as a single class, are entitled to elect two members to the Board of Directors.  So long as there are at least 2,000,000 shares of Series B issued and outstanding, the holders of Series B, voting as a single class, are entitled to elect two members to the Board of Directors.  The holders of warrants issued in April 2011 in connection with the acquisition of EMN are entitled to vote as a separate class and to elect a percentage of the members to the Board of Directors equal to their percentage of fully diluted ownership in the Company.  Any additional members of the Board of Directors are elected by the holders of preferred and common stock, voting together as a single class, on an as-converted basis.

9.     Capital Stock (continued)

Protective Provisions:

As long as 2,000,000 shares of preferred stock remain outstanding, the approval of the majority of the holders of preferred stock, voting together as a single class, is required before the rights, preferences and privileges of preferred stock can be altered to materially and adversely affect such shares, increase or decrease the total number of authorized preferred stock or common stock, alter or repeal the Certificate of Incorporation or the By-Laws of the Company,  increase or decrease the size of the Board of Directors, declare or pay any distribution, take any action that results in the redemption or repurchase of any shares of common stock, consummate a liquidation event, or create any subsidiary of the Company unless unanimously approved by the Board of Directors.

Conversion:

Each share of preferred stock is convertible to common stock, at the option of the holder, at any time after the date of issuance.  Each share of preferred stock automatically converts into that number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) the closing of a public offering with aggregate proceeds of at least $30,000,000 or (ii) the date specified by written consent or agreement of the holders of at least a majority of the shares of preferred stock, voting together as a single class, on an as converted basis.

Warrants:

The following table provides information about the outstanding warrants to purchase common stock as of March 31, 2013 and December 31, 2012.

	Expire	Number	Exercise Price Per Share
Issued in March and June 2010, 10,838,414 and 916,905 shares, respectively, in connection with the issuance of Series C	March and June 2017	11,755,319	0.340
Issued in April 2011, in connection with the Credit Agreement	April 2021	12,257,897	$0.010
		24,013,216

The following table provides information about the outstanding warrants to purchase preferred stock as of March 31, 2013 and December 31 2012.

	Expire	Number	Exercise Price Per Share
Series A, issued in May 2007, in connection with the Agreement	May 2014	155,641	0.3855
Series B, issued in February 2008, in connection with Convertible Notes Payable	February 2013	28,921	1.7288
Series B issued in August 2008 and December 2009, 52,059 and 34,706 shares, respectively, in connection with the Agreement	August 2018	86,765	1.7288
Issued in April 2011 in connection with the Credit Agreement	April 2021
Series A		3,880,044	0.010
Series B		4,227,584	0.010
Series C		2,423,152	$0.010
Balance at December 31, 2012		10,802,107
Warrants expired		(28,921)
Balance at March 31, 2013		10,773,186

9.     Capital Stock (continued)

The following are the significant assumptions used in the valuation of the warrants issued in 2011.

Expected Term (Years)	4
Risk-Free Rate (%)	1.83
Volatility (%)	52.4
Dividend Yield (%)	0

10.     Stock Options

In 2006, the Company adopted the 2006 Global Share Plan (the Plan) under which 27,982,558 shares of the Company’s common stock has been reserved for issuance to employees, directors and consultants.

Under the Plan, the Board of Directors may grant incentive stock options and non-statutory stock options.  Incentive stock options may only be granted to employees and directors.  The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% of the fair value per share of the Company’s common stock on the grant date.  Options expire after 10 years.  The Board of Directors determines the period over which options vest and become exercisable (the requisite service period), generally 4 years.  The Company has a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason.

The fair value of each award granted in 2012 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

2012
Expected term (years)	4.7 - 6.1
Expected volatility	51% - 55%
Expected dividends	$0
Risk-free interest rate	1.36 - 1.43%
Forfeiture rate	23.14%

Expected volatility is based on historical volatilities of public companies operating in the Company’s industry.  The expected term of the options represents the period of time options are expected to be outstanding and  is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

In the quarters ended March 31, 2013 and 2012, and the year ended December 31, 2012, the Company recognized $99,965, $100,096, and $402,465, respectively, of employee stock-based compensation.  No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements.

The total fair value of shares vested during the year ended December 31, 2012 was $554,932.

Future stock-based compensation for unvested employee options outstanding as of December 31, 2012 is $648,709 to be recognized over a weighted-average remaining requisite service period of 2.03 years.

10.     Stock Options (continued)

Stock option activity under the Plan is as follows:

	Options Available	Number of Shares	Weighted Average Exercise Price
Balances, December 31, 2012	14,393,035	13,547,844	$0.331
Authorized	-	-
Granted	-	-	0.
Exercised	-	-	-
Forfeited	163,907	163,907	0.2997
Expired
Balances, March 31, 2013	14,556,942	13,383,937	$0.332

The weighted average remaining contractual life and the aggregate intrinsic value for total options outstanding as of March 31, 2013 was 7.0 years and $0, respectively. The weighted average grant date fair value for options that were granted for the year ended December 31, 2012 was $.0001.

The following table reflects data for options that are vested and expected to vest and options that are vested and currently exercisable outstanding as of March 31, 2013:

	Vested and Expected to Vest	Vested and Currently Exercisable
Number of shares	12,572,139	9,024,455
Weighted-average exercise price	$.332	$.338
Aggregate intrinsic value	$0	$0
Weighted-average contractual term (years)	7.03	6.62

11.     Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees.  Participants may contribute a portion of their compensation to the plan, subject to limitations under the Internal Revenue Code.  The Company’s contributions to the plan are at the discretion of the Board of Directors.  The Company did not make any contributions to the plan during the three months ended March 31, 2013 or the year ended December 31, 2012.

12.     Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding and dilutive potential common shares outstanding during the period.  For the three months ended March 31, 2013 and the year ended December 31, 2012, the effect of issuing the potential common shares would have been anti-dilutive due to the net losses in each period.  Therefore, the number of shares used to compute basic and diluted earnings per share were the same for each of those years.

12.     Net Loss Per Share (continued)

Following are common shares that would be issued if all common stock options and warrants were exercised, and all preferred stock warrants were exercised and converted to common stock.  These potential common shares have not been included in the calculation of fully diluted shares outstanding, because the effect of including them would be anti-dilutive.

	March 31,
	2013	2012
Options to purchase common stock	13,383,937	13,547,844
Warrants to purchase common stock	24,013,216	24,013,216
Shares of common stock subject to conversion of outstanding convertible preferred stock	41,709,135	41,709,135
Warrants to purchase convertible preferred stock which in turn is convertible into common stock	10,773,186	10,802,107
	89,879,474	90,072,302

13.     Subsequent Events

In November 2012, the Company entered into a letter of intent to be acquired by a public company and signed a merger agreement on January 11, 2013.  The merger was consummated on April 8, 2013, and the Company is a subsidiary of the public company. In connection with the consummation of the merger, the existing borrowings under the credit agreement described in Note 5 were extinguished.

13,066,666 Shares of Common Stock (for Issuance)

5,066,666 Warrants and 5,729,666

Shares of Common Stock

(for Resale)

PROSPECTUS

, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$71
Printing Expenses	$10,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent and Registrar	$5,000

Total	$45,071

* To be filed by amendment

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (or DGCL) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VIII of our restated certificate of incorporation provides that no director of ours shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VIII of our restated certificate of incorporation also provides that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, limited liability company joint venture, trust or other enterprise.

Item 15.  Recent sales of unregistered securities.

In January 2011, the Sponsor purchased 2,190,477 SCG Common Shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.01 per share.  On April 12, 2011, SCG effected a 0.8 for one reverse split, the result of which left the Sponsor with 1,752,381 Founder Shares.  The Sponsor returned an aggregate of 228,571 Founder Shares to SCG for no consideration after the underwriters of SCG’s Initial Public Offering determined that they would not exercise their option to purchase additional units to cover any over-allotments.  In addition, simultaneously with the consummation of its initial public offering, SCG issued and sold to the Sponsor warrants to purchase up to 4,000,000 SCG Common Shares (the “Founder Warrants”) at a price of $0.75 per warrant for an aggregate purchase price of $3,000,000.  The Founder Shares and the Founder Warrants were issued in transactions exempt from the registration requirements in reliance upon Section 4(2) of the Securities Act in that they were issued to in a transaction not involving a public offering solely to accredited investors.

In connection with the Equity Commitment Letter and the Assignment Agreement, on February 8, 2013, DRW was issued 120,000 SCG Shares in consideration for DRW’s purchase of 2,354,450 Common Shares pursuant to the terms of the Equity Commitment Letter.  Such shares were issued in transactions exempt from the registration requirements in reliance upon Section 4(2) of the Securities Act in that such shares were issued to in a transaction not involving a public offering solely to accredited investors.

On April 8, 2013, the Company issued to each of Donald R. Wilson, Jr. and Gregory H. Sachs warrants exercisable for 533,333 SCG Common Shares (the “Note Conversion Warrants”).  The Note Conversion Warrants were issued upon the conversion by each of Mr. Wilson and Mr. Sachs of a Promissory Note issued by SCG to the Sponsor and in the aggregate principal amount of $800,000, which Promissory Note was subsequently assigned by the Sponsor to Mr. Wilson and Mr. Sachs in the aggregate principal amount of $400,000 each.  The conversion price of the Promissory Notes was $0.75 per Note Conversion Warrant.  The Note Conversion Warrants were issued in reliance upon Section 4(2) of the Securities Act in that such warrants were issued to in a transaction not involving a public offering solely to accredited investors.

In consideration for the Term Loan A under the Junior Credit Agreement entered into by the Company on April 19, 2013, the Company issued to the Junior Credit Agreement Lenders an aggregate of 31,500 shares of common stock. In addition, on April 19, 2013 the Company also issued an aggregate of 31,500 shares of common stock to certain affiliates of Kayne Anderson Mezzanine Partners in consideration for the assistance of Kayne Anderson Mezzanine Partners in arranging and structuring the financing provided under the Junior Credit Agreement. All such shares were issued in reliance upon Section 4(2) of the Securities Act, as such shares were issued to in a transaction not involving a public offering solely to a limited number of accredited investors.

On April 19, 2013, the Company entered into a Common Stock Purchase Agreement with DRW, pursuant to which DRW agreed to purchase 500,000 SCG Common Shares (the “DRW Shares”) at a price of $10 per share. The DRW Shares were issued in a transaction exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act, as such shares were issued to in a transaction not involving a public offering solely to a single accredited investor.

On August 14, 2013, the Company issued 120,000 shares of common stock to DOOH pursuant to the terms of a management services agreement entered into on that date between the Company and DOOH. The shares were issued in reliance upon Section 4(2) of the Securities Act, as such shares were issued in a transaction not involving a public offering solely to a single accredited investor.

Item 16.  Exhibits and financial statement schedules.

(a)

Exhibit Index

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b)

Financial Statement Schedule.

None.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on the 30th day of August, 2013.

RMG NETWORKS HOLDING CORPORATION

By:	/s/ Garry K. McGuire, Jr.
Garry K. McGuire, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this registration statement appears below hereby constitutes and appoints each of Garry K. McGuire, Jr. and William Cole as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Gregory H. Sachs	Executive Chairman	August 30, 2013
Gregory H. Sachs

/s/ Garry K. McGuire, Jr.	Chief Executive Officer and Director	August 30, 2013
Garry K. McGuire, Jr.	(Principal Executive Officer)

/s/ William Cole	Chief Financial Officer	August 30, 2013
William Cole	(Principal Financial and Accounting Officer)

/s/ Marvin Shrear	Director	August 30, 2013
Marvin Shrear

/s/ Jonathan Trutter	Director	August 30, 2013
Jonathan Trutter

/s/ Alan Swimmer	Director	August 30, 2013
Alan Swimmer

/s/ Jeffrey Hayzlett	Director	August 30, 2013
Jeffrey Hayzlett

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of January 11, 2013, by and among SCG Financial Acquisition Corp., SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, solely in its capacity as stockholder representative (1)

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated as of April 8, 2013, and among SCG Financial Acquisition Corp., SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, solely in its capacity as stockholder representative (5)

2.3

Agreement and Plan of Merger, dated as of March 1, 2013, by and among SCG Financial Acquisition Corp., SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, solely in its capacity as stockholder representative. (6)

3.1	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 12, 2013 (2)
3.2	By-laws (3)
4.1	Specimen Unit Certificate (3)
4.2	Specimen common stock Certificate (3)
4.3	Specimen Warrant Certificate (3)
4.4	Warrant Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and Continental Stock Transfer & Trust company (7)
5.1	Legal Opinion of Greenberg Traurig, LLP *
10.1	Promissory Note, dated January 28, 2011, issued to SCG Financial Holdings LLC (3)
10.2	Form of Letter Agreement between the Registrant and SCG Financial Holdings LLC (3)
10.3	Form of Letter Agreement between the Registrant and certain directors and officers of the Registrant (3)
10.4	Investment Management Trust Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and Continental Stock Transfer & Trust company (7)
10.5	Administrative Services Agreement dated April 12, 2011 by and between SCG Financial Acquisition Corp. and Sachs Capital Group LP (7)
10.6	Registration Rights Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and SCG Financial Holdings LLC (7)
10.7	Securities Purchase Agreement, dated January 28, 2011, between the Registrant SCG Financial Holdings LLC (3)
10.8	Warrant Subscription Agreement, dated January 28, 2011, between the Registrant and SCG Financial Holdings LLC (3)
10.9	Form of Indemnity Agreement (3)
10.10	Promissory Note, dated February 9, 2011, issued to SCG Financial Holdings LLC (3)
10.11	Amendment No. 1 to Warrant Subscription Agreement, dated March 4, 2011, between the Registrant and SCG Financial Holdings LLC(3)
10.12	Amendment No. 2 to the Warrant Subscription Agreement, dated April 12, 2011, by and among SCG Financial Acquisition Corp. and SCG Financial Holdings LLC (7)
10.13	Letter Agreement dated April 12, 2011 by and among SCG Financial Acquisition Corp., SCG Financial Holdings LLC, Gregory H. Sachs and the members of SCG Financial Holdings LLC (3)
10.14	Underwriting Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and Lazard Capital Markets LLC, as representative of the underwriters (7)
10.15	Equity Commitment Letter Agreement by and between SCG Financial Acquisition Corp. and 2012 DOOH Investments LLC (4)
10.16	Escrow Agreement, dated as of April 8, 2012, by and among SCG Financial Acquisition Corp., Wilmington Trust, N.A., and Shareholder Representative Services LLC(5)
10.17	Form of Lock-Up Agreement(5)
10.18	Registration Rights Agreement, dated April 8, 2013, by and among SCG and the former RMG stockholders part thereto(5)
10.19	Registration Rights Agreement, dated April 8, 2013, by and among SCG, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP(5)

Exhibit Number	Description

10.20

Credit Agreement, dated April 19, 2013, by and among by and among SCG Financial Acquisition Corp., certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as borrowers, certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as guarantors, the financial institutions from time to time party thereto as lenders, and Kaye Anderson Credit Advisors, LLC, as administrative agent. (8)

10.21

Junior Credit Agreement, dated April 19, 2013, by and among by and among SCG Financial Acquisition Corp., certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as borrowers, certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as guarantors, the financial institutions from time to time party thereto as lenders, and Plexus Fund II, L.P., as administrative agent for the lenders thereunder. (8)

10.22

Investor Rights Agreement, dated April 19, 2013, by and among SCG Financial Acquisition Corp., Plexus Fund II, L.P., Kayne Anderson Mezzanine Partners (QP), LP, KAMPO US, LP and Kayne Anderson Mezzanine Partners, LP. (8)

10.23	Common Stock Purchase Agreement, dated April 19, 2013, by and between SCG Financial Acquisition Corp. and DRW Commodities, LLC. (8)
10.24	Registration Rights Agreement, dated April 19, 2013, by and between SCG Financial Acquisition Corp. and DRW Commodities, LLC. (8)
10.25	Employment Agreement, dated as of April 25, 2013, by and between SCG Financial Merger I Corp. and Garry K. McGuire (9)
10.26	Executive Employment Agreement, dated as of August 13, 2013, between RMG Networks Holding Corporation and Gregory H. Sachs (10)
10.27	Management Services Agreement, dated as of August 14, 2013, between RMG Networks Holding Corporation and 2012 DOOH Investments, LLC (10)
10.28	First Amendment to Credit Agreement, dated August 14, 2013 (10)
10.29	First Amendment to Junior Credit Agreement, dated August 14, 2013 (10)
10.30	Employment Agreement, dated as of August 1, 2013, by and between RMG Networks Holding Corporation and William Cole (11)
14.1	Code of Conduct (3)
23.1	Consent of Frank, Rimerman + Co., LLP *
23.2	Consent of Baker Tilly Virchow Krause, LLP *
23.3	Consent of BDO USA, LLP *
23.4	Consent of Greenberg Traurig, LLP (to be included in Exhibit 5.1)*

(1)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on January 17, 2013.
(2)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on July 18, 2013.
(3)	Incorporated by reference to an exhibit to the Registration Statement on Form S-1 filed by the registrant on April 8, 2011.
(4)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on December 14, 2012.
(5)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on April 12, 2013.
(6)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on March 1, 2013.
(7)	Incorporated by reference to an exhibit to the current report on Form 8-K filed by the registrant on April 18, 2011.
(8)	Incorporated by reference to an exhibit to the Registration Statement on Form S-1 filed by the registrant on June 28, 2013.
(9)	Incorporated by reference to an exhibit to the current report on Form 8-K filed by the registrant on May 1, 2013.
(10)	Incorporated by reference to an exhibit to the quarterly report on Form 10-Q filed by the registrant on August 14, 2013.
(11)	Incorporated by reference to an exhibit to the current report on Form 8-K filed by the registrant on August 30, 2013.
*	Filed herewith